  As filed with the Securities and Exchange Commission on April 28, 1994

                                                 Registration No. 33-52837
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                              PRE-EFFECTIVE

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------
                                USBANCORP, INC.
            (Exact name of registrant as specified in its charter)
      PENNSYLVANIA                 6711                  25-1424278
     (State or other         (Primary Standard        (I.R.S. Employer
     jurisdiction of            Industrial           Identification No.)
      incorporation         Classification Code
      organization)               Number)
                            MAIN & FRANKLIN STREETS
                         JOHNSTOWN, PENNSYLVANIA 15901
                                (814) 533-5300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ---------------
                            MR. TERRY K. DUNKLE
                            CHAIRMAN, PRESIDENT
                        AND CHIEF EXECUTIVE OFFICER
                              USBANCORP, INC.
                          MAIN & FRANKLIN STREETS
                       JOHNSTOWN, PENNSYLVANIA 15901
                               (814) 533-5300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ---------------
                                  COPIES TO:

  JEFFREY P. WALDRON, ESQUIRE                 RAYMOND A. TIERNAN, ESQUIRE
        STEVENS & LEE                    ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
 FOUR GLENHARDIE CORPORATE CENTER                    12TH FLOOR
      1255 DRUMMERS LANE                         734 15TH STREET N.W.
          P.O. BOX 236                        WASHINGTON, D.C. 20005
   WAYNE, PENNSYLVANIA 19087

                               ---------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                  TITLE OF EACH                    PROPOSED         PROPOSED
                    CLASS OF        AMOUNT         MAXIMUM           MAXIMUM        AMOUNT OF
                  SECURITIES TO      TO BE      OFFERING PRICE      AGGREGATE      REGISTRATION
                  BE REGISTERED REGISTERED/(1)/ PER UNIT/(2)/  OFFERING PRICE/(2)/     FEE
- -----------------------------------------------------------------------------------------------
Common Stock, $2.50 per share
(and associated stock purchase
rights)/(3)/...................     988,260        $20.375       $20,037,068.25     $6,909.33

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Based on a maximum number of shares of the Registrant's common stock which may be issued in connection with the proposed merger of Johnstown Savings Bank ("JSB") with and into a wholly-owned subsidiary of the Registrant.
(2) Estimated solely for purposes of calculating the registration fee and based, in accordance with Rule 457(c), (f)(1) and (f)(3) promulgated under the Securities Act of 1933, as amended, on the average of the high and low prices of JSB common stock as reported on the NASDAQ National Market
    System as of March 23, 1994, less $19,812,153, the amount of cash to be paid by Registrant to shareholders of JSB in connection with the proposed merger.
(3) Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the Common Stock.
                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE
REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

  PURSUANT TO ITEM 501(B) OF REGULATION S-K; SHOWING THE LOCATION IN THE JOINT PROXY STATEMENT/PROSPECTUS OF THE INFORMATION REQUIRED BY PART I OF FORM S-4

               FORM S-4 ITEM NO.                  LOCATION IN PROXY STATEMENT/PROSPECTUS
               -----------------                  --------------------------------------
A.   INFORMATION ABOUT THE
      TRANSACTION
 1.  Forepart of Registration                    Outside Front Cover Page of the
      Statement and Outside                       Registration Statement and the Joint
      Front Cover Page of Prospectus              Proxy Statement/Prospectus
 2.  Inside Front and Outside                    Table of Contents; Available
      Back Cover Pages of Prospectus              Information; Incorporation of Certain
                                                  Documents by Reference
 3.  Risk Factors; Ratio of                      Outside Front Cover Page of the Joint
      Earnings to Fixed Charges                   Proxy Statement/Prospectus; Summary
      and Other Information
 4.  Terms of Transaction                        Summary; Introduction; The Merger;
                                                  Description of USBANCORP Capital Stock;
                                                  Comparison of Rights of Holders of
                                                  USBANCORP Common Stock and JSB Common
                                                  Stock
 5.  Pro Forma Financial                         Pro Forma Financial Information
      Information
 6.  Material Contacts with the                  Not Applicable
      Company Being Acquired
 7.  Additional Information                      Not Applicable
      Required for Reoffering
      by Persons and Parties
      Deemed to be Underwriters
 8.  Interests of Named                          Legal Matters; Experts
      Experts and Counsel
 9.  Disclosure of Commission                    Not Applicable
      Position on Indemnification for
      Securities Act Liabilities
B.   INFORMATION ABOUT THE REGISTRANT
10.  Information with Respect                    Business of USBANCORP; Incorporation of
      to S-3 Registrants                          Certain Information by Reference; Pro
                                                  Forma Financial Information
11.  Incorporation of Certain                    Incorporation of Certain Information by
      Information By Reference                    Reference
12.  Information with Respect to                 Not Applicable
      S-3 or S-2 Registrants
13.  Incorporation of Certain                    Not Applicable
      Information by Reference

  PURSUANT TO ITEM 501(B) OF REGULATION S-K; SHOWING THE LOCATION IN THE JOINT PROXY STATEMENT/PROSPECTUS OF THE INFORMATION REQUIRED BY PART I OF FORM S-4

               FORM S-4 ITEM NO.                  LOCATION IN PROXY STATEMENT/PROSPECTUS
               -----------------                  --------------------------------------
14.  Information with Respect to                 Not Applicable
      Registrants Other Than
      S-3 or S-2 Registrants
C.   INFORMATION ABOUT THE COMPANY
      BEING ACQUIRED
15.  Information with Respect                    Not Applicable
      to S-3 Companies
16.  Information with Respect                    Not Applicable
      to S-3 or S-2 Companies
17.  Information with Respect                    Incorporation of Certain Information by
      to Companies Other Than                     Reference; JSB Selected Historical
      S-3 or S-2 Companies                        Financial Data; Pro Forma Financial
                                                  Information; JSB Management's
                                                  Discussion and Analysis of Financial
                                                  Condition and Results of Operations;
                                                  Business of JSB; JSB Consolidated
                                                  Financial Statements
D.   VOTING AND MANAGEMENT INFORMATION
18.  Information if Proxies or                   Incorporation of Certain Information by
      Authorizations are to be Solicited          Reference; Notice of Annual Meetings of
                                                  Shareholders; Introduction; The
                                                  Merger--Dissenters' Rights of JSB
                                                  Shareholders; The Merger--Management
                                                  and Operations After the Merger;
                                                  Business of USBANCORP; JSB Management's
                                                  Discussion and Analysis of Financial
                                                  Condition and Results of Operations;
                                                  Business of JSB; Interests of Certain
                                                  Persons in the Merger; Adjournment of
                                                  Meetings; Election of USBANCORP
                                                  Directors; Amendment of USBANCORP's
                                                  Articles of Incorporation; Election of
                                                  JSB Directors; Shareholder Proposals;
                                                  Other Matters; Ratification of
                                                  Appointment of JSB Independent Auditors
                                                  for 1994
19.  Information if Proxies, Consents            Not Applicable
      or Authorizations are not to be
      Solicited or in an Exchange Offer

                [LETTERHEAD OF USBANCORP, INC. APPEARS HERE]

                                May 5, 1994

Dear Shareholder:

  The Annual Meeting of the Shareholders of USBANCORP, Inc. ("USBANCORP") will be held on Wednesday, June 8, 1994, at 1:30 p.m., local time, at the Radisson Hotel, 101 Mall Boulevard, Monroeville, Pennsylvania (the "USBANCORP Annual Meeting").

  At the USBANCORP Annual Meeting, shareholders will be asked to:

  1. Approve the Agreement and Plan of Merger (the "Merger Agreement"), dated November 10, 1993, and amended January 18, 1994, among USBANCORP, United States National Bank in Johnstown ("U.S. Bank") and Johnstown Savings Bank ("JSB"), providing for the merger of JSB with and into U.S. Bank (the "Merger") and the related issuance of shares of USBANCORP Common Stock to shareholders of JSB pursuant to the Merger Agreement;

  2. Vote in favor of the adjournment of the USBANCORP Annual Meeting, if necessary, in order to give its Board of Directors more time to solicit additional proxies in favor of the Merger Agreement and the related issuance of USBANCORP Common Stock;

  3. Elect five directors for a term of three years or until a successor has been elected and has qualified;

  4. Consider and vote upon an amendment to USBANCORP's articles of incorporation to increase the authorized number of shares of USBANCORP Common Stock to 12,000,000, par value $2.50; and

  5. Act on such other matters as may properly come before the meeting, or any adjournment thereof.

  If the Merger is approved and completed, JSB shareholders will receive $10.13 in cash and a fraction of a share of USBANCORP Common Stock determined by dividing $22.50 by the average closing price for USBANCORP Common Stock for the ten trading days immediately preceding the closing date of the Merger (the "Average Closing Price") and multiplying by .55, except that in no event will such fraction be greater than .5053 shares or less than .4853 shares. Subject to certain restrictions with respect to the aggregate amounts of USBANCORP Common Stock that will be issued and cash that will be paid to JSB shareholders, instead of $10.13 in cash and a fraction of a share of USBANCORP Common Stock, JSB shareholders will be given the option to elect to convert each share of JSB Common Stock into either (i) a fraction of a share of USBANCORP Common Stock determined by dividing $22.50 by the Average Closing Price, except that in no event will such fraction be greater than .9184 shares or less than .8824 shares, or (ii) $22.50 in cash. USBANCORP will pay cash to JSB shareholders in lieu of issuing fractional shares of USBANCORP Common Stock. On April 29, 1994 the last sale price for USBANCORP Common Stock, as
reported on the NASDAQ National Market System, was $   per share.
                               ----------------

  Your attention is directed to the attached Joint Proxy Statement/Prospectus which contains a more complete description of the terms of the Merger and provides detailed financial, business and other information concerning JSB and USBANCORP.

  The Board of Directors of USBANCORP has received an opinion from Legg Mason Wood Walker, Incorporated, an investment banking firm, that the consideration to be paid by USBANCORP is fair from a financial point of view to USBANCORP. The Board of Directors of USBANCORP has carefully considered the Merger Agreement and believes that the Merger is in the best interests of USBANCORP and its shareholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AND THE RELATED ISSUANCE OF USBANCORP COMMON STOCK. YOUR BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF (1) THE ADJOURNMENT PROPOSAL, (2) THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND (3) THE AMENDMENT TO USBANCORP'S ARTICLES OF INCORPORATION.

  The affirmative vote of a majority of the shares of USBANCORP Common Stock represented and voting at the USBANCORP Annual Meeting is necessary for approval of the Merger and the related issuance of shares of USBANCORP Common Stock. Your vote is important regardless of the number of shares you own. We urge you to participate in these significant developments by marking, signing, dating and returning promptly the enclosed proxy card in the accompanying postage paid, preaddressed envelope, whether or not you attend the USBANCORP Annual Meeting. Returning the proxy card does not prejudice your right to vote your shares in person at the USBANCORP Annual Meeting if you so desire.

                                              Sincerely yours,

                                              /s/ Terry K. Dunkle

                                              Terry K. Dunkle Chairman of the
                                              Board, President and Chief
                                              Executive Officer

             [LETTERHEAD OF JOHNSTOWN SAVINGS BANK APPEARS HERE]

                                May 5, 1994

Dear Shareholder:

  The Annual Meeting of the Shareholders of Johnstown Savings Bank ("JSB") will be held on Thursday, June 9, 1994, at 10:00 a.m., local time, at the Holiday Inn, 250 Market Street, Crown Ball Room, Johnstown, Pennsylvania, (the "JSB Annual Meeting"). We look forward, as do other members of the Board of Directors and management, to greeting personally those shareholders who are able to attend the JSB Annual Meeting.

  At the JSB Annual Meeting, shareholders will be asked to:

  1. Approve the Agreement and Plan of Merger (the "Merger Agreement"), dated November 10, 1993, and amended January 18, 1994, among USBANCORP, Inc. ("USBANCORP"), United States National Bank in Johnstown ("U.S. Bank") and JSB, providing for the merger of JSB with and into U.S. Bank (the "Merger");

  2. Vote in favor of the adjournment of the JSB Annual Meeting, if necessary, in order to give the Board of Directors more time to solicit additional proxies in favor of the Merger Agreement;

  3. Elect four directors for a term of three years or until a successor has been elected and has qualified or, if the Merger Agreement is approved and the Merger is completed, for the period of time from the date of the JSB Annual Meeting to the completion of the Merger;

  4. Ratify the appointment of the independent auditors for 1994; and

  5. Transact such other business as may properly come before the meeting, or any adjournment thereof.

  If the Merger is approved and completed, each share of JSB Common Stock, outstanding at the effective date of the Merger (other than shares held by persons who have perfected their dissenters' rights) will be converted into and become a right to receive $10.13 in cash and a fraction of a share of USBANCORP Common Stock determined by dividing $22.50 by the average closing price for USBANCORP Common Stock for the ten trading days immediately preceding the closing date of the Merger (the "Average Closing Price") and multiplying by .55, except that in no event will such fraction be greater than .5053 shares or less than .4853 shares. Subject to certain restrictions with respect to the aggregate amounts of USBANCORP Common Stock that will be issued and cash that will be paid to JSB shareholders, instead of $10.13 in cash and a fraction of a share of USBANCORP Common Stock, JSB shareholders will be given the option to elect to convert each share of JSB Common Stock into either (i) shares of USBANCORP Common Stock or (ii) cash, provided that USBANCORP will not issue, in the aggregate, more than 982,197 shares of USBANCORP Common Stock or pay more than $19,690,593 in cash to shareholders of JSB (exclusive of shares issued and amounts paid in exchange for up to 12,000 shares of JSB Common Stock issuable upon the exercise of stock options, amounts paid in connection with the cancellation of options to acquire up to 94,360 shares of JSB Common Stock, amounts paid in lieu of fractional shares and amounts paid, in excess of $22.50 per share, to persons who perfect their dissenters' rights, if any). JSB may terminate the Merger Agreement if the average closing price of USBANCORP Common Stock as reported on the NASDAQ National Market System for the ten trading days immediately preceding the closing date is less than $20.50 per share. USBANCORP will pay cash to JSB shareholders in lieu of issuing fractional shares of USBANCORP Common Stock. On April 29, 1994, the last sale price for USBANCORP Common Stock, as reported on the NASDAQ National Market System, was $ per share.

  JSB STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE PROXY; A LETTER OF TRANSMITTAL WILL BE PROVIDED TO YOU SHORTLY AFTER THE MERGER IS CONSUMMATED THAT WILL CONTAIN INSTRUCTIONS CONCERNING THE EXCHANGE OF JSB STOCK CERTIFICATES AND THE CASH/STOCK ELECTION DESCRIBED ABOVE.

  Your attention is directed to the attached Joint Proxy Statement/Prospectus which contains a more complete description of the agenda items for the JSB Annual Meeting, including terms of the Merger and provides detailed financial, business and other information concerning JSB and USBANCORP and their respective subsidiaries. Consummation of the Merger is subject to certain conditions, including approval of the Merger Agreement by JSB shareholders and regulatory approvals. We urge you to read the Joint Proxy Statement/Prospectus carefully.

  The Board of Directors of JSB has received opinions from Alex. Brown & Sons Incorporated, an investment banking firm, and RP Financial, Inc., a financial advisory firm, that the consideration to be paid to JSB shareholders is fair from a financial point of view and, after careful consideration of the Merger Agreement, the Board believes that the Merger is in the best interests of JSB and its shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RELATED TRANSACTIONS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT AT THE JSB ANNUAL MEETING. THE BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL FOR ADJOURNMENT, THE ELECTION OF THE NOMINEES FOR DIRECTOR AND THE APPOINTMENT OF INDEPENDENT AUDITORS.

  Your vote is important! The affirmative vote of the holders of shares of JSB Common Stock representing at least 66 2/3% of the outstanding shares of JSB Common Stock is necessary for approval of the Merger Agreement. We urge you to participate at the JSB Annual Meeting by marking, signing, dating and returning promptly the enclosed proxy card in the accompanying postage paid, preaddressed envelope, whether or not you attend the JSB Annual Meeting. Returning the proxy card does not prejudice your right to vote your shares in person at the JSB Annual Meeting if you so desire.

  On behalf of the Board of Directors, I thank you for your continued support.

                                              Sincerely yours,

                                              /s/ Patrick J. Coyne

                                              Patrick J. Coyne
                                              President and
                                              Chief Executive Officer

                              USBANCORP, INC.
                          MAIN & FRANKLIN STREETS
                       JOHNSTOWN, PENNSYLVANIA 15901
                               (814) 533-5300
                               ----------------

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON JUNE 8, 1994

                               ----------------

  Notice is hereby given that the Annual Meeting of Shareholders of USBANCORP, Inc. ("USBANCORP") will be held on Wednesday, June 8, 1994, at 1:30 p.m. at the Radisson Hotel, 101 Mall Boulevard, Monroeville, Pennsylvania (the "USBANCORP Annual Meeting") to consider the following matters:

  1. The approval of (a) the Agreement and Plan of Merger (the "Merger Agreement"), dated November 10, 1993, and amended January 18, 1994, among USBANCORP, United States National Bank in Johnstown ("U.S. Bank") and Johnstown Savings Bank ("JSB"), which is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus, providing for the merger of JSB with and into Johnstown Interim Bank ("JIB") (the "Interim Merger"), a wholly-owned subsidiary of USBANCORP formed solely for the purpose of effecting the Merger (as hereinafter defined), with JIB surviving the Interim Merger and immediately thereafter the merger of JIB with and into U.S. Bank (the "U.S. Bank Merger") with U.S. Bank surviving the U.S. Bank Merger (the Interim Merger and the U.S. Bank Merger are collectively referred to herein as the "Merger"), and (b) the issuance to JSB shareholders of shares of USBANCORP Common Stock, pursuant to the Merger Agreement. On the effective date of the Merger, each share of JSB Common Stock outstanding (other than shares held by persons, if any, who have perfected their dissenters' rights) will be converted into $10.13 in cash and a fraction of a share of USBANCORP Common Stock determined by dividing $22.50 by the average closing price of USBANCORP Common Stock for the ten trading days immediately preceding the closing date of the merger (the "Average Closing Price") and multiplying by .55, except that in no event will such fraction be greater than .5053 shares or less than .4853 shares. Subject to certain restrictions, instead of $10.13 in cash and a fraction of a share of USBANCORP Common Stock, JSB shareholders will be given the option to elect to convert each share of JSB Common Stock into either (i) a fraction of a share of USBANCORP Common Stock determined by dividing $22.50 by the Average Closing Price, except that in no event will such fraction be greater than .9184 shares or less than .8824 shares, or (ii) $22.50 in cash. Subject to certain exceptions described below, USBANCORP will not issue, in the aggregate, more than 982,197 shares of USBANCORP Common Stock or pay more than $19,690,593 in cash to shareholders of JSB. USBANCORP may issue additional shares of USBANCORP Common Stock and pay additional cash in exchange for up to 12,000 shares of JSB Common Stock issuable upon the exercise of stock options and USBANCORP will pay additional cash amounts (i) in lieu of fractional shares, and (ii) in connection with the cancellation of options to acquire 94,360 shares of JSB Common Stock with respect to which holders have contractually waived their exercise rights. The number of options that will be cancelled in exchange for cash may increase from 94,360 up to 106,360 if the holders of exercisable options to acquire 12,000 shares do not exercise their options. In addition, USBANCORP may pay additional cash amounts to persons who perfect their dissenters' rights, if any. No fractional shares of USBANCORP Common Stock will be issued. In lieu of a fractional share, USBANCORP will pay cash in an amount equal to the fractional part of a share of USBANCORP Common Stock to which such shareholder is entitled, multiplied by $25.50.

  2. To vote on adjournment of the USBANCORP Annual Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the USBANCORP Annual Meeting to constitute a quorum or to approve the Merger Agreement and the related issuance of shares of USBANCORP Common Stock.

  3. To elect five directors for a term of three years or until a successor has been elected and has qualified.

  4. To consider and vote upon an amendment to USBANCORP's articles of incorporation to increase the number of shares of USBANCORP Common Stock to 12,000,000, par value $2.50.

  5. Such other matters as may properly be brought before the USBANCORP Annual Meeting or any adjournments thereof.

  The Board of Directors of USBANCORP has fixed April 29, 1994, as the record date, and only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the USBANCORP Annual Meeting and any adjournments thereof. A Joint Proxy Statement/Prospectus is set forth on the following pages and a form of proxy is enclosed. To ensure that your vote will be counted, please complete, sign, date and return the proxy in the enclosed postage-paid return envelope whether or not you expect to attend the meeting in person. If you attend the meeting, you may revoke your proxy and vote your shares in person. However, attendance at the USBANCORP Annual Meeting will not of itself constitute revocation of a proxy. If your shares are not registered in your own name, you will need additional documentation from your record holder in order to vote personally at the USBANCORP Annual Meeting.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     /s/ Betty L. Jakell

                                     Betty L. Jakell, Secretary

Johnstown, Pennsylvania
May 5, 1994

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE USBANCORP ANNUAL MEETING.

THE BOARD OF DIRECTORS OF USBANCORP UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF USBANCORP COMMON STOCK VOTE TO (1) APPROVE THE MERGER AGREEMENT AND THE RELATED ISSUANCE OF USBANCORP COMMON STOCK, (2) APPROVE THE PROPOSAL TO ADJOURN THE USBANCORP ANNUAL MEETING, IF NECESSARY, (3) ELECT THE NOMINEES STANDING FOR ELECTION AS DIRECTORS, AND (4) APPROVE THE AMENDMENT TO USBANCORP'S ARTICLES OF INCORPORATION.
- --------------------------------------------------------------------------------

                           JOHNSTOWN SAVINGS BANK
                             SAVINGS BANK PLAZA
                           MARKET AT MAIN STREET
                       JOHNSTOWN, PENNSYLVANIA 15901
                               (814) 535-8900
                               ----------------

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON JUNE 9, 1994
                               ----------------

  The Annual Meeting of shareholders of Johnstown Savings Bank ("JSB") will be held on Thursday, June 9, 1994, at 10:00 a.m. at the Holiday Inn, 250 Market Street, Crown Ball Room, Johnstown, Pennsylvania (the "JSB Annual Meeting") to consider the following matters:

  1. The approval of the Agreement and Plan of Merger (the "Merger Agreement"), dated November 10, 1993, and amended January 18, 1994, among JSB, USBANCORP, Inc. ("USBANCORP") and United States National Bank in Johnstown ("U.S. Bank"), which is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus, providing for the merger of JSB with and into Johnstown Interim Bank ("JIB") (the "Interim Merger"), a wholly-owned subsidiary of USBANCORP formed solely for the purpose of effecting the Merger (as hereinafter defined), with JIB surviving the Interim Merger and immediately thereafter the merger of JIB with and into U.S. Bank (the "U.S. Bank Merger") with U.S. Bank surviving the U.S. Bank Merger (the Interim Merger and the U.S. Bank Merger are collectively referred to herein as the "Merger"). On the effective date of the Merger each share of JSB Common Stock outstanding (other than shares held by persons, if any, who have perfected their dissenters' rights) will be converted into $10.13 in cash and a fraction of a share of USBANCORP Common Stock determined by dividing $22.50 by the average closing price for USBANCORP Common Stock for the ten trading days immediately preceding the closing date of the Merger (the "Average Closing Price") and multiplying by .55, except that in no event will such fraction be greater than .5053 shares or less than .4853 shares. Subject to certain restrictions, instead of $10.13 in cash and a fraction of a share of USBANCORP Common Stock, JSB shareholders will be given the option to elect to convert all of their shares of JSB Common Stock into either (i) shares of USBANCORP Common Stock or (ii) cash. Subject to certain exceptions described below, USBANCORP will not issue, in the aggregate, more than 982,197 shares of USBANCORP Common Stock or pay more than $19,690,593 in cash to shareholders of JSB. USBANCORP may issue additional shares of USBANCORP Common Stock and pay additional cash in exchange for up to 12,000 shares of JSB Common Stock issuable upon the exercise of stock options and USBANCORP will pay additional cash amounts (i) in lieu of fractional shares, and (ii) in connection with the cancellation of options to acquire 94,360 shares of JSB Common Stock with respect to which holders have contractually waived their exercise rights. The number of options that will be cancelled in exchange for cash may increase from 94,360 up to 106,360 if the holders of exercisable options to acquire 12,000 shares do not exercise their options. In addition, USBANCORP may pay additional cash amounts to persons who perfect their dissenters' rights, if any. No fractional shares of USBANCORP Common Stock will be issued. In lieu of a fractional share, USBANCORP will pay cash in an amount equal to the fractional part of a share of USBANCORP Common Stock to which such shareholder is entitled, multiplied by $25.50.

  2. To vote on adjournment of the JSB Annual Meeting, if necessary, to permit further solicitation of proxies by the Board of Directors to be voted in favor of the Merger Agreement in the event that there are not sufficient votes at the time of the JSB Annual Meeting to constitute a quorum or to approve the Merger Agreement.

  3. To elect four directors for a term of three years or until a successor has been elected and has qualified or, if the Merger Agreement is approved and the Merger is completed, for the period of time from the date of the JSB Annual Meeting to the completion of the Merger.

  4. To ratify the appointment of the independent auditors for 1994.

  5. Such other matters as may properly be brought before the JSB Annual Meeting or any adjournments thereof.

  The Board of Directors of JSB has fixed April 29, 1994 as the record date, and only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the JSB Annual Meeting and any adjournments thereof. A Joint Proxy Statement/Prospectus is set forth on the following pages and a form of proxy is enclosed. To ensure that your vote will be counted, please complete, sign, date and return the proxy in the enclosed postage-paid return envelope whether or not you expect to attend the meeting in person. If you attend the meeting, you may revoke your proxy and vote your shares in person. However, attendance at the JSB Annual Meeting will not of itself constitute revocation of a proxy. If your shares are not registered in your own name, you will need additional documentation from your record holder in order to vote personally at the JSB Annual Meeting.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     /s/ Gerald R. Baxter

                                     Gerald R. Baxter, Secretary

Johnstown, Pennsylvania
May 5, 1994

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE JSB ANNUAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

THE BOARD OF DIRECTORS OF JSB UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF JSB COMMON STOCK VOTE TO (1) APPROVE THE MERGER AGREEMENT, (2) APPROVE THE PROPOSAL
TO ADJOURN THE JSB ANNUAL MEETING, IF NECESSARY, (3) ELECT THE NOMINEES
STANDING FOR ELECTION AS DIRECTORS AND (4) RATIFY THE APPOINTMENT OF AUDITORS
FOR 1994.
- --------------------------------------------------------------------------------

         USBANCORP, INC. AND JOHNSTOWN SAVINGS BANK BRANCH NETWORK MAP

  For a description of the USBANCORP, Inc. and Johnstown Savings Bank Branch Network Map, see the Appendix to this Registration Statement.



                                    [MAP]

                   USBANCORP, INC. AND JOHNSTOWN SAVINGS BANK

                             JOINT PROXY STATEMENT
                               ----------------
                                USBANCORP, INC.

                                   PROSPECTUS

     988,260 SHARES OF COMMON STOCK (and associated Stock Purchase Rights)
                               ----------------

  This Joint Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to shareholders of USBANCORP, Inc. ("USBANCORP") and Johnstown Savings Bank ("JSB") in connection with the solicitation by their respective Boards of Directors of proxies to be voted at the USBANCORP Annual Meeting of Shareholders and the JSB Annual Meeting of Shareholders (including any adjournments or postponements thereof), to be held on June 8, 1994 and June 9, 1994, respectively, to consider and take action upon (a) the proposed merger (the "Interim Merger") of JSB with and into Johnstown Interim Bank ("JIB"), a Pennsylvania commercial bank formed solely for the purpose of effecting the Merger (as hereinafter defined), with JIB surviving the Interim Merger and immediately thereafter the merger of JIB with and into United States National Bank in Johnstown ("U.S. Bank"), a national banking association and a wholly-owned subsidiary of USBANCORP (the "U.S. Bank Merger"), with U.S. Bank surviving the U.S. Bank Merger (the Interim Merger and the U.S. Bank Merger are collectively referred to herein as the "Merger"), (b) the election of five directors to the USBANCORP Board of Directors and four directors to the JSB Board of Directors, (c) in the case of JSB shareholders, the ratification of the appointment of the independent auditors of JSB for 1994, (d) in the case of USBANCORP shareholders (i) the amendment of USBANCORP's articles of incorporation to increase the number of authorized shares of USBANCORP Common Stock to 12,000,000, par value $2.50 per share and (ii) the issuance of USBANCORP Common Stock, $2.50 par value per share, and related stock purchase rights (the "USBANCORP Common Stock"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated November 10, 1993, and amended January 18, 1994, among USBANCORP, U.S. Bank and JSB, which is attached as Annex A to this Proxy Statement/Prospectus, and (e) the adjournment of each of the Annual Meetings in order to solicit additional proxies, if necessary. See "THE MERGER," "ELECTION OF USBANCORP DIRECTORS," "ELECTION OF JSB DIRECTORS," "RATIFICATION OF APPOINTMENT OF JSB INDEPENDENT AUDITORS FOR 1994," "AMENDMENT OF USBANCORP'S ARTICLES OF INCORPORATION," and "ADJOURNMENT OF MEETINGS."

  This Proxy Statement/Prospectus also constitutes a prospectus of USBANCORP with respect to 988,260 shares of USBANCORP Common Stock proposed to be issued in connection with the Merger to JSB shareholders. See "THE MERGER--General Terms of the Merger."

  This Proxy Statement/Prospectus does not cover resales of shares of USBANCORP Common Stock following consummation of the Merger and no person may make use of this Proxy Statement/Prospectus in connection with any such resale.

  This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of USBANCORP and JSB on or about May 5, 1994.

  The outstanding shares of USBANCORP Common Stock are, and the shares offered hereby will be, included for quotation on the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ/NMS"). At April 29, 1994, there were 1,944,790 shares of USBANCORP Common Stock outstanding. The closing price of USBANCORP Common Stock on the NASDAQ/NMS on
April 29, 1994, was $   per share.
                               ----------------

 THE SHARES OF COMMON STOCK OF USBANCORP TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EX-CHANGE COMMISSION OR THE FEDERAL DEPOSIT INSURANCE CORPORATION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR THE FEDERAL DEPOSIT IN-SURANCE CORPORATION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
 STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CON-TRARY IS A CRIMINAL
 OFFENSE.

   THE SHARES OF USBANCORP COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                                ----------------

        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS MAY 5, 1994.

                                USBANCORP, INC.
                                      AND
                            JOHNSTOWN SAVINGS BANK
                             JOINT PROXY STATEMENT
                               ----------------
                                USBANCORP, INC.

                                PROSPECTUS

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.......................................................  1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................  1
SUMMARY.....................................................................  3
  The Companies.............................................................  3
  The Meetings..............................................................  4
  The Merger................................................................  6
  Interests of Certain Persons in the Merger................................ 12
  Certain Related Transactions.............................................. 12
  Certain Differences in Shareholders' Rights............................... 13
  Comparative Unaudited Per Share Information............................... 13
  Market Prices of Common Stock............................................. 15
USBANCORP SELECTED HISTORICAL FINANCIAL DATA................................ 16
JSB SELECTED HISTORICAL FINANCIAL DATA...................................... 18
SELECTED PRO FORMA FINANCIAL DATA OF USBANCORP.............................. 19
INTRODUCTION................................................................ 21
THE MEETINGS................................................................ 21
  Matters to be Considered at the Meetings.................................. 21
  Record Date; Vote Required................................................ 22
  Proxies; Revocation of Proxies; Solicitation.............................. 23
THE MERGER.................................................................. 24
  Background and Reasons for the Merger and Recommendations of the Boards... 24
  General Terms of the Merger............................................... 29
  Opinions of Financial Advisors............................................ 30
  Effective Date of the Merger.............................................. 39
  Financing the Merger...................................................... 40
  Regulatory Approvals...................................................... 40
  Conditions to Consummation of the Merger.................................. 41
  Representations and Warranties............................................ 41
  Conduct of Business Pending the Merger.................................... 42
  No Solicitation of Transactions........................................... 43
  Waivers; Amendment........................................................ 44
  Termination of the Merger Agreement....................................... 44
  Election Procedures....................................................... 44
  Exchange of JSB Stock Certificates........................................ 46
  Effect of the Merger on the Business of USBANCORP and JSB................. 47
  Management and Operations After the Merger................................ 47
  Dissenters' Rights of JSB Shareholders.................................... 48
  Effect on JSB Employee Benefit Plans...................................... 50
  Tax Consequences.......................................................... 50
  Accounting Treatment...................................................... 52

                                                                            PAGE
                                                                            ----
  Expenses.................................................................  52
  USBANCORP Dividend Reinvestment Plan.....................................  52
  Restrictions on Resales of USBANCORP Common Stock........................  52
INTERESTS OF CERTAIN PERSONS IN THE MERGER.................................  53
CERTAIN RELATED TRANSACTIONS...............................................  53
  Stock Option Agreement...................................................  53
PRO FORMA FINANCIAL INFORMATION............................................  55
  Pro Forma Combined Condensed Balance Sheet...............................  55
  Pro Forma Combined Condensed Statement of Income.........................  58
  Pro Forma Combined Capitalization........................................  61
DESCRIPTION OF USBANCORP CAPITAL STOCK.....................................  61
  USBANCORP Preferred Stock................................................  62
  USBANCORP Common Stock...................................................  62
  Shareholder Rights Plan..................................................  63
  Change In Control........................................................  64
COMPARISON OF RIGHTS OF HOLDERS OF USBANCORP
 COMMON STOCK AND JSB COMMON STOCK.........................................  65
  Directors................................................................  65
  Mergers, Consolidations and Similar Transactions.........................  66
  Voting...................................................................  66
  Amendment of Articles and Bylaws.........................................  67
  Special Meetings of Shareholders.........................................  67
BUSINESS OF USBANCORP......................................................  67
JSB MANAGEMENT'S DISCUSSION AND ANALYSIS
 OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........................  67
  General..................................................................  67
  Results of Operations....................................................  68
  Asset and Liability Management...........................................  80
  Liquidity and Capital Resources..........................................  82
  Concentrations of Credit Risk............................................  83
  Impact of Inflation and Changing Prices..................................  87
BUSINESS OF JSB............................................................  87
  General..................................................................  87
  The Savings Industry.....................................................  88
  Operations...............................................................  88
  Regulation............................................................... 102
  Taxation................................................................. 104
  Properties............................................................... 105
  Legal Proceedings........................................................ 105
  Common Stock Prices and Dividend Information............................. 106
EXPERTS.................................................................... 106
  USBANCORP................................................................ 106
  JSB...................................................................... 106
LEGAL MATTERS.............................................................. 107
ADJOURNMENT OF MEETINGS.................................................... 107
  USBANCORP Annual Meeting................................................. 107
  JSB Annual Meeting....................................................... 107
ELECTION OF USBANCORP DIRECTORS............................................ 107
  General.................................................................. 107
  Board and Committees..................................................... 110
  Executive Compensation................................................... 110

                                                                            PAGE
                                                                            ----
  Retirement Plans......................................................... 114
  Employment Contracts..................................................... 118
  Voting Securities........................................................ 119
  Financial Information.................................................... 121
  Transactions with Management............................................. 121
  Auditors................................................................. 121
AMENDMENT OF USBANCORP'S ARTICLES OF INCORPORATION......................... 121
ELECTION OF JSB DIRECTORS.................................................. 122
  General.................................................................. 122
  Shareholder Nominations to the JSB Board of Directors.................... 125
  Security Ownership of Certain Beneficial Owners and Management........... 125
  Board and Committees..................................................... 126
  Executive Compensation................................................... 126
RATIFICATION OF APPOINTMENT OF JSB INDEPENDENT
 AUDITORS FOR 1994......................................................... 133
SHAREHOLDER PROPOSALS...................................................... 133
  USBANCORP................................................................ 133
  JSB...................................................................... 133
OTHER MATTERS.............................................................. 133
  USBANCORP................................................................ 133
  JSB...................................................................... 133
JSB CONSOLIDATED FINANCIAL STATEMENTS...................................... F-1

ANNEXES
A. Agreement and Plan of Merger among USBANCORP, U.S. Bank and JSB
B. Opinion of Legg Mason Wood Walker, Incorporated
C. Opinion of Alex. Brown & Sons Incorporated
D. Opinion of RP Financial, Inc.
E. Statutory Excerpts Concerning Dissenters' Rights
F. Stock Option Agreement

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY USBANCORP OR JSB. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF USBANCORP OR JSB SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

  USBANCORP is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). JSB is also subject to the informational requirements of the Exchange Act, but in accordance with
Section 12(i) of the Exchange Act, currently files reports, proxy statements and other information with the Federal Deposit Insurance Corporation (the "FDIC").

  USBANCORP has filed a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of the USBANCORP Common Stock to be issued in the Merger. All information concerning USBANCORP and its subsidiaries contained herein, incorporated herein by reference or supplied herewith has been furnished by USBANCORP, and all information concerning JSB and its subsidiaries contained herein, incorporated herein by reference or supplied herewith has been furnished by JSB. Pursuant to the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained in the Registration Statement. For further information pertaining to USBANCORP and JSB and the USBANCORP Common Stock to be issued in the Merger, reference is made to the Registration Statement, including the exhibits filed as a part thereof.

  The Registration Statement, as well as the reports, proxy statements and other information filed by USBANCORP can be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60611-2511 and 14th Floor, 75 Park Place, New York, New York 10007. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The reports, proxy statements and other information filed by JSB can be inspected at the offices of the FDIC at 1776 F Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents or designated portions thereof are incorporated herein by reference:

  (i) That portion of USBANCORP's Annual Report and Form 10-K for the year ended December 31, 1993 that constitutes USBANCORP's Form 10-K as filed with the Commission on March 29, 1994.


  (ii) USBANCORP's Registration Statement on Form 8-A as filed with the Commission on December 6, 1989 with respect to USBANCORP's Series B Preferred Stock, pursuant to Section 12(g) of the Exchange Act.

  All documents and reports filed by USBANCORP pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the USBANCORP Annual Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. DOCUMENTS RELATING TO USBANCORP MAY BE REQUESTED FROM USBANCORP, MAIN & FRANKLIN STREETS, JOHNSTOWN, PENNSYLVANIA 15901 (ATTENTION: ORLANDO B. HANSELMAN; TELEPHONE
NUMBER: (814) 533-5319). DOCUMENTS RELATING TO JSB MAY BE REQUESTED FROM JSB, SAVINGS BANK PLAZA, MARKET AT MAIN STREET, JOHNSTOWN, PENNSYLVANIA 15901 (ATTENTION: WALTER F. RUSNAK; TELEPHONE NUMBER: (814) 535-8900). IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY May 18, 1994.

  The Merger Agreement and the Stock Option Agreement are included herewith as Annexes A and F, respectively, and are incorporated by reference herein. Discussions of the terms and conditions of the Merger Agreement and the Stock Option Agreement are summary in nature and holders of USBANCORP Common Stock and JSB Common Stock are referred to the Merger Agreement and the Stock Option Agreement for a more complete discussion of the terms and conditions of the Merger, the Merger Agreement, the Stock Option Agreement and related transactions. Also incorporated herein by reference are the documents attached as Annexes B, C, D, and E to this Proxy Statement/Prospectus.

                                    SUMMARY

  The following is a summary of certain information contained in this Proxy Statement/Prospectus. This summary is provided for convenience, should not be considered complete and is qualified in its entirety by reference to the full text of this Proxy Statement/Prospectus and the Annexes hereto. Cross references in the Summary are to captions appearing in the body of this Proxy Statement/Prospectus, and their page references may be obtained from the Table of Contents. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement/Prospectus.

THE COMPANIES

 USBANCORP

  USBANCORP is a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and incorporated under the laws of the Commonwealth of Pennsylvania. USBANCORP operates through its six direct and indirect subsidiaries: (i) United States National Bank in Johnstown ("U.S. Bank"), an FDIC-insured, national banking association chartered under the laws of the United States; (ii) Three Rivers Bank and Trust Company ("Three Rivers"), an FDIC-insured, Pennsylvania-chartered bank and trust company; (iii) Community Bancorp, Inc. ("Community"), a Pennsylvania corporation that owns all of the capital stock of Community Savings Bank ("Community Savings"), an FDIC-insured, Pennsylvania-chartered savings bank; (iv) USBANCORP Trust Company (the "Trust Company"), a trust company organized under the laws of the Commonwealth of Pennsylvania; and (v) United Bancorp Life Insurance Company ("United Life"), a credit life and disability insurance company organized under the laws of the State of Arizona (collectively, the "USBANCORP Subsidiaries"). At December 31, 1993, USBANCORP had consolidated assets of approximately $1.24 billion, total deposits of approximately $1.05 billion, and shareholders' equity of approximately $117.0 million. Through seventeen locations in Cambria, Clearfield, Somerset and Westmoreland Counties, Pennsylvania, U.S. Bank conducts a general, full service banking business. At December 31, 1993, U.S. Bank had total assets and deposits of $511.6 million and $453.0 million, respectively. Through twelve locations in Allegheny and Washington Counties, Pennsylvania, Three Rivers conducts a general, full-service banking business. At December 31, 1993, Three Rivers had total assets and deposits of $340.1 million and $304.2 million, respectively. Through twelve locations in Allegheny, Washington and Westmoreland Counties, Pennsylvania, Community Savings conducts a general, full-service banking business. At December 31, 1993, Community Savings had total assets and deposits of $364.9 million and $291.7 million, respectively. The Trust Company provides individual and corporate trust services primarily to customers of USBANCORP's banking subsidiaries. At December 31, 1993, the Trust Company had $942.6 million in assets under management in discretionary and nondiscretionary accounts. United Life engages in underwriting, as reinsurer, of credit life and disability insurance within USBANCORP's six county market area. Operations of United Life are conducted in each office of U.S. Bank, Three Rivers and Community Savings. At December 31, 1993, United Life had total assets of $1.3 million. USBANCORP is located at Main & Franklin Streets, Johnstown, Pennsylvania 15901. The telephone number is (814) 533-5300.

  For additional information concerning USBANCORP, its business, financial condition and results of operations, see "AVAILABLE INFORMATION,"
"INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "USBANCORP SELECTED HISTORICAL FINANCIAL DATA" and "BUSINESS OF USBANCORP."

 JSB

  JSB is a Pennsylvania-chartered stock savings bank that conducts business through six branch offices in the Johnstown, Pennsylvania metropolitan area. JSB's primary business consists of attracting deposits from the general public through its branch offices and using these deposits to originate residential and commercial loans. At December 31, 1993, JSB had total assets of $355.8 million, total deposits of $216.2 million and total shareholders' equity of $27.6 million. JSB owns indirectly through its wholly-owned subsidiary, SB Realty, Inc., ("SB Realty"), all of the issued and outstanding capital stock of Standard Mortgage Corporation of Georgia, a corporation organized under the laws of the State of Georgia ("SMC"). SMC is licensed as a mortgage banking corporation under the Georgia Residential Mortgage Act. As a mortgage banking company, SMC originates and sells residential mortgage loans and services mortgage loans on behalf of JSB and unaffiliated investors. For the year ended December 31, 1993, SMC originated $179.9 million of residential mortgage loans. At December 31, 1993, SMC was servicing $908.9 million of residential mortgage loans. In addition, JSB formed Standard Mortgage Corporation of Pennsylvania ("SMC-PA") in December 1993 to engage in mortgage banking activities. JSB is located at Savings Bank Plaza, Market at Main Street, Johnstown, Pennsylvania 15901 and its telephone number is (814) 535-8900.

  For additional information concerning JSB, its business, financial condition and results of operations, see "AVAILABLE INFORMATION," "JSB SELECTED HISTORICAL FINANCIAL DATA," "JSB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS OF JSB," and "JSB CONSOLIDATED FINANCIAL STATEMENTS."

 JIB

  JIB was organized by USBANCORP solely to effect the Merger; it will not open for business or operate as a commercial bank. On the Effective Date (as defined below), pursuant to the terms of the Merger Agreement, JSB will merge with and into JIB with JIB surviving the Interim Merger (as defined below) and immediately thereafter JIB will merge with and into U.S. Bank with U.S. Bank surviving the U.S. Bank Merger (as defined below).

THE MEETINGS

 General

  The annual meeting of the shareholders of USBANCORP will be held on Wednesday, June 8, 1994, at 1:30 p.m. at the Radisson Hotel, 101 Mall Boulevard, Monroeville, Pennsylvania (the "USBANCORP Annual Meeting"). See "THE MEETINGS."

  The annual meeting of the shareholders of JSB will be held on Thursday, June 9, 1994, at 10:00 a.m. at the Holiday Inn, 250 Market Street, Crown Ball Room, Johnstown, Pennsylvania (the "JSB Annual Meeting"). See "THE MEETINGS."

 Matters to be Considered at the Meetings

  USBANCORP. At the USBANCORP Annual Meeting, holders of USBANCORP's common stock, $2.50 par value, and related stock purchase rights (the "USBANCORP Common Stock") will consider and vote upon, as a single proposal, the (i) approval of the Agreement and Plan of Merger, dated November 10, 1993, and amended January 18, 1994, among USBANCORP, U.S. Bank and JSB (the "Merger Agreement"), which is attached as Annex A to this Proxy Statement/Prospectus, providing for the merger of JSB with and into JIB (the "Interim Merger") with JIB surviving the Interim Merger, and immediately thereafter the merger of JIB with and into U.S. Bank (the "U.S. Bank Merger") with U.S. Bank surviving the U.S. Bank Merger (the Interim Merger and the U.S. Bank Merger are collectively referred to herein as the "Merger") and (ii) approval of the issuance of shares of USBANCORP Common Stock to the shareholders of JSB pursuant to the Merger Agreement (collectively, the "Merger Proposal"). In addition to the Merger Proposal, shareholders of USBANCORP are being asked to (i) approve a proposal to adjourn the USBANCORP Annual Meeting, if necessary, to constitute a quorum or to permit further solicitation of proxies voted in favor of the Merger Proposal, (ii) elect five directors to serve for a term of three years or until their successors have been elected and have qualified, and (iii) approve the proposal to amend USBANCORP's articles of incorporation to increase the number of authorized shares of USBANCORP Common Stock to 12,000,000, par value $2.50. See "ADJOURNMENT OF MEETINGS," "ELECTION OF USBANCORP DIRECTORS" and "AMENDMENT OF USBANCORP'S ARTICLES OF INCORPORATION." USBANCORP, as sole shareholder of JIB and U.S. Bank, will approve the Interim Merger and the U.S. Bank Merger. Shareholders will also consider and vote upon any other matter that may properly come before the USBANCORP Annual Meeting. See "THE MEETINGS--Matters to be Considered at the Meetings."

  JSB. At the JSB Annual Meeting, holders of JSB's common stock, $1.00 par value (the "JSB Common Stock"), will consider and vote upon the approval of the Merger Agreement. In addition to the Merger Agreement, shareholders of JSB are being asked to (i) approve a proposal to adjourn the JSB Annual Meeting, if necessary, to constitute a quorum or to permit solicitation of additional proxies voted in favor of the Merger Agreement in order for the Merger Agreement to be approved, (ii) elect four directors to serve for a term of three years or until a successor has been elected and has qualified or, if the Merger Agreement is approved and the Merger is completed, for the period of time from the date of the JSB Annual Meeting to the completion of the Merger, and (iii) ratify the appointment of KPMG Peat Marwick as JSB's independent auditors for 1994. See "ADJOURNMENT OF MEETINGS," "ELECTION OF JSB DIRECTORS," and "RATIFICATION OF APPOINTMENT OF JSB INDEPENDENT AUDITORS FOR 1994." Shareholders will also consider and vote upon any other matter that may properly come before the JSB Annual Meeting. See "THE MEETINGS--Matters to be Considered at the Meetings."

 Record Date; Vote Required

  USBANCORP. Only USBANCORP shareholders of record at the close of business on April 29, 1994 (the "USBANCORP Record Date"), will be entitled to notice of, and to vote at, the USBANCORP Annual Meeting. Each share of USBANCORP Common Stock outstanding on the USBANCORP Record Date entitles its holder, as of that date, to one vote. The affirmative vote, either in person or by proxy, of holders representing at least a majority of shares represented and voting at the USBANCORP Annual Meeting is required to approve the Merger Proposal. As of the USBANCORP Record Date, there were 4,743,037 shares of USBANCORP Common Stock entitled to be voted at the USBANCORP Annual Meeting held by approximately 4,896 shareholders of record. On the USBANCORP Record Date, the directors and the executive officers of USBANCORP had sole voting power with respect to approximately 158,789 shares or approximately 3.35% of the then outstanding shares of USBANCORP Common Stock that are entitled to be voted at the USBANCORP Annual Meeting and shared voting power with respect to approximately 46,936 shares or 0.99% of the then outstanding shares of USBANCORP Common Stock entitled to be voted at the USBANCORP Annual Meeting. The directors and executive officers of USBANCORP have indicated that they intend to vote all shares of USBANCORP Common Stock over which they have sole voting power for the Merger Proposal and to use their best efforts to cause all shares of USBANCORP Common Stock over which they have shared voting power to be voted for approval of the Merger Proposal. The affirmative vote, either in person or by proxy, of holders representing at least a majority of the shares represented and voting at the USBANCORP Annual Meeting is required to approve
(i) the proposal to adjourn the USBANCORP Annual Meeting and (ii) the proposal to amend USBANCORP's articles of incorporation. It is also anticipated that the directors and executive officers of USBANCORP will vote in favor of the proposal to adjourn the USBANCORP Annual Meeting and the proposal to amend USBANCORP's articles of incorporation. The five individuals receiving the greatest number of votes shall be elected directors of USBANCORP. See "THE MEETINGS--Record Date; Vote Required," "ADJOURNMENT OF MEETINGS," "ELECTION OF USBANCORP DIRECTORS" and "AMENDMENT OF USBANCORP'S ARTICLES OF INCORPORATION."


  JSB. Only JSB shareholders of record at the close of business on April 29, 1994 (the "JSB Record Date"), will be entitled to vote at the JSB Annual Meeting. Each share of JSB Common Stock outstanding on the JSB Record Date entitles its holder, as of that date, to one vote. The affirmative vote, either in person or by proxy, of the holders of shares representing at least 66- 2/3% of the outstanding shares of JSB Common Stock is required to approve the Merger Agreement. As of the JSB Record Date, there were 1,944,790 shares of JSB Common Stock entitled to be voted at the JSB Annual Meeting held by approximately 2,058 holders of record. On the JSB Record Date, the directors and the executive officers of JSB had sole voting power with respect to approximately 71,983 shares or approximately 3.70% of the then outstanding shares of JSB Common Stock that are entitled to be voted at the JSB Annual Meeting and shared voting power with respect to approximately 194,942 shares or approximately 10.02% of the then outstanding shares of JSB Common Stock that are entitled to be voted at the JSB Annual Meeting. As required by USBANCORP as a condition to its execution of the Merger Agreement, the directors and executive officers of JSB, in their individual capacities, have entered into an agreement with USBANCORP to vote all shares of JSB Common Stock over which they have sole voting power for approval of the Merger Agreement and to use their best efforts to cause all shares of JSB Common Stock over which they have shared voting power to be voted for approval of the Merger Agreement. The affirmative vote, either in person or by proxy, of holders representing at least a majority of the shares represented at the JSB Annual Meeting is required to approve the proposal to adjourn the JSB Annual Meeting and the affirmative vote of a majority of the shares eligible to be cast at the JSB Annual Meeting is required to ratify the appointment of the independent auditors. It is also anticipated that the directors and executive officers of JSB will vote in favor of the proposal to adjourn the JSB Annual Meeting and the proposal to ratify the appointment of the independent auditors. The four individuals receiving the greatest number of votes shall be elected directors of JSB. See "THE MEETINGS--Record Date; Vote Required," "ADJOURNMENT OF MEETINGS," "ELECTION OF JSB DIRECTORS" and "RATIFICATION OF APPOINTMENT OF JSB INDEPENDENT AUDITORS FOR 1994."

THE MERGER

 Background of the Merger

  The Merger Agreement was initially executed on November 10, 1993. On December 20, 1993, USBANCORP proposed to JSB that the parties amend the Merger Agreement to (i) reduce the approximate per share consideration to be received by JSB shareholders from $24.50 to $21.50 and (ii) permit JSB to solicit offers from third parties and to enter into a merger agreement with another party provided the merger consideration was in excess of $21.50 per share. USBANCORP proposed to amend the Merger Agreement because it had determined that the merger, under the terms of the original merger agreement, would result in materially greater dilution to USBANCORP earnings per share and tangible book value per share than originally estimated. USBANCORP was also advised by its financial advisor that the financial advisor would be unable to deliver a fairness opinion if the consideration remained unchanged. Receipt by USBANCORP of a fairness opinion was a condition of closing under the November 10, 1993 merger agreement. As a result of negotiations between the parties which commenced on January 6, 1994, USBANCORP and JSB agreed on the per share consideration of approximately $22.50 that is described in this Proxy Statement/Prospectus. The parties also agreed that JSB could solicit other offers for the sale or acquisition of JSB from third parties and enter into an agreement with another party on or before February 17, 1994 (the "Marketing Period"), provided the consideration exceeded $22.50 per share. The respective Boards of Directors of USBANCORP and JSB met on January 18, 1994, and each approved execution of the amendment to the Merger Agreement. Under the Merger Agreement, as amended, JSB solicited other offers until February 17, 1994. No other offers were received by JSB. The parties also agreed to terminate the stock option agreement dated November 10, 1993, and to execute a new stock option agreement dated January 18, 1994, that would become effective after February 17, 1994. See "THE MERGER--Background and Reasons for the Merger and Recommendations of the Boards."

 Effective Date of the Merger

  The Merger will become effective at the close of business on the date on which both (i) the Interim Merger is consummated by filing of Articles of Merger with the Department of State of the Commonwealth of Pennsylvania in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL") and (ii) the U.S. Bank Merger is consummated by the filing of the Notice of Consummation with the Office of the Comptroller of Currency (the "OCC"), in accordance with the National Bank Act, as amended (the "National Bank Act"), or on such later date as the Articles of Merger and the Notice of Consummation may specify (the "Effective Date"). See "THE MERGER--Effective Date of the Merger."

 Effects of the Merger

  On the Effective Date, each outstanding share of JSB Common Stock (other than shares held by persons who have perfected dissenters' rights, if any) will be converted into and become a right to receive $10.13 in cash and a fraction of a share of USBANCORP Common Stock determined by dividing $22.50 by the average closing price of USBANCORP Common Stock for the ten trading days immediately preceding the closing date of the Merger (the "Average Closing Price") and multiplying by .55, except that in no event will such fraction be greater than .5053 shares or less than .4853 shares (the "Exchange Rate"), unless a holder elects to convert all of the shares of JSB Common Stock held by such person into either (i) a fraction of a share of USBANCORP Common Stock determined by dividing $22.50 by the Average Closing Price, except that in no event will such fraction be greater than .9184 shares or less than .8824 shares (the "Stock Election"), or (ii) $22.50 in cash (the "Cash Election"). Subject to certain exceptions described below, USBANCORP will not issue, in the aggregate, more than 982,197 shares of USBANCORP Common Stock or pay more than $19,690,593 in cash to shareholders of JSB. USBANCORP may issue additional shares of USBANCORP Common Stock and pay additional cash in exchange for up to 12,000 shares of JSB Common Stock issuable upon the exercise of stock options and USBANCORP will pay additional cash amounts (i) in lieu of fractional shares, and (ii) in connection with the cancellation of options to acquire 94,360 shares of JSB Common Stock with respect to which holders have contractually waived their exercise rights. The number of options that will be cancelled in exchange for cash may increase from 94,360 up to 106,360 if the holders of exercisable options to acquire 12,000 shares do not exercise their options. In addition, USBANCORP may pay additional cash amounts to persons who perfect their dissenters' rights, if any. The Stock Limitation and the Cash Amount shall be collectively referred to herein as the "Merger Consideration." See "THE MERGER--Election Procedures" for a discussion of the allocation mechanism. No fractional shares of USBANCORP Common Stock will be issued. In lieu of fractional shares, USBANCORP will pay cash in an amount equal to the fractional part of a share to which a JSB shareholder is entitled, multiplied by $25.50. See "THE MERGER--General Terms of the Merger."

  In connection with the Merger, (i) options to purchase up to 106,360 shares of JSB Common Stock granted under JSB's Employee Stock Compensation Program prior to the date of the Merger Agreement which remain unexercised prior to the Effective Date will be converted, on the Effective Date, into a right to receive cash in an amount equal to (a) the difference between $22.50 and the exercise price of each option multiplied by (b) the number of shares of JSB Common Stock covered by such option. Holders of options to acquire 94,360 shares of JSB Common Stock have committed to USBANCORP in writing not to exercise their options prior to consummation of the Merger. See "THE MERGER-- General Terms of the Merger."

  The parties have agreed that USBANCORP will pay JSB shareholders $22.50 per share for each share of JSB Common Stock surrendered, assuming a USBANCORP Common Stock price between $24.50 and $25.50 per share. Both USBANCORP and JSB shareholders who elect to receive all or a portion of the Merger Consideration in USBANCORP Common Stock bear the risk of change in the market value of USBANCORP Common Stock outside of such range. Therefore, the actual consideration received by JSB shareholders who elect to receive all or a portion of the Merger Consideration in USBANCORP Common

Stock may be greater or less than $22.50 per share if the market value of USBANCORP Common Stock on the Effective Date is less than $24.50 per share or greater than $25.50 per share. As of the date of the amendment to the Merger Agreement and as of April 29, 1994, the value of the Merger Consideration per share of JSB Common Stock, as determined using the average closing price of USBANCORP Common Stock immediately preceding such dates, was $22.48 and $ , respectively. See "THE MERGER--Conditions to Consummation of the Merger."

  In an effort to assure that JSB shareholders continue to receive a cash dividend in accordance with past practices of JSB during the pendency of the Merger, the Merger Agreement, subject to certain restrictions, permits JSB to pay its regular quarterly cash dividend of $.05 per share for each quarter in 1994 prior to the Effective Date if the Effective Date is not on or before USBANCORP's record date for payment of its regular cash dividend of at least $0.22 per share in such quarter.

 Reasons for the Merger and Recommendations of the Boards of Directors

  USBANCORP. The Board of Directors of USBANCORP believes the Merger is fair to, and in the best interest of, USBANCORP and its shareholders and unanimously recommends that its shareholders approve the Merger Proposal. The Board of Directors of USBANCORP believes that the Merger will significantly increase its market share in the Johnstown metropolitan area and enhance the value of its franchise. See "THE MERGER--Background and Reasons for the Merger and Recommendations of the Boards" and "--Opinions of Financial Advisors."

  JSB. The Board of Directors of JSB believes the Merger is fair to, and in the best interest of, JSB and its shareholders and unanimously recommends that its shareholders approve the Merger Agreement. The JSB Board of Directors believes that the Merger will provide significant value to its shareholders and, because JSB shareholders are given the option to convert some or all of their JSB Common Stock into USBANCORP Common Stock, the Merger will also enable them to participate in USBANCORP's potential growth. The JSB Board of Directors also believes that the Merger will result in a broader range of products and services for JSB customers than JSB presently offers as an independent entity. See "THE MERGER--Background and Reasons for the Merger and Recommendations of the Boards," and "--Opinions of Financial Advisors." For information on the interests of certain officers and directors of JSB in the Merger, see "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

 Opinions of Financial Advisors

  USBANCORP. Legg Mason Wood Walker, Incorporated ("Legg Mason") has served as financial advisor to USBANCORP in connection with the Merger and has delivered its opinion to the USBANCORP Board of Directors that the Merger Consideration is fair from a financial point of view to USBANCORP. For additional information concerning Legg Mason and its opinion, see "THE MERGER--Opinions of Financial Advisors" and the opinion of Legg Mason attached as Annex B to this Proxy Statement/Prospectus.

  JSB. Alex. Brown & Sons Incorporated ("Alex. Brown") and RP Financial, Inc. ("RP Financial") have served as financial advisors to JSB in connection with the Merger and each has provided an opinion to the JSB Board of Directors that the Merger Consideration is fair from a financial point of view to JSB shareholders. For additional information concerning Alex. Brown, RP Financial and their opinions, see "THE MERGER--Opinions of Financial Advisors" and the opinions of Alex. Brown and RP Financial attached as Annex C and Annex D, respectively, to this Proxy Statement/Prospectus.

 Financing the Merger

  USBANCORP will pay approximately $19,690,593 in cash to JSB shareholders in connection with the Merger. The source of funds to finance this portion of the Merger Consideration will be a combination of interest bearing deposits with banks and the sale of investment securities classified as available for sale. For a presentation of the pro forma effects of the Merger, see "PRO FORMA FINANCIAL INFORMATION," and "THE MERGER-- Financing the Merger."

 Conditions to Merger

  The consummation of the transactions contemplated by the Merger Agreement is subject to satisfaction or waiver of various conditions, including, among other things, receipt of shareholder approvals and approval of various aspects of the Merger from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the OCC, the FDIC and the Pennsylvania Department of Banking (the "Department"); the absence of any material adverse change in the consolidated assets, financial condition or results of operations, taken as a whole, of either USBANCORP or JSB; receipt of an opinion of counsel at the closing of the Merger with respect to certain federal income tax consequences of the Merger satisfactory to JSB and its counsel; and other conditions precedent customary in transactions such as the Merger. In addition, it is a condition to JSB's obligations under the Merger Agreement that the Average Closing Price is greater than $20.50 per share. No assurance can be given that all such conditions will be met. See "THE MERGER--Conditions to Consummation of the Merger."

 Representations, Warranties, and Covenants

  The Merger Agreement contains customary representations, warranties and covenants for transactions similar to the Merger, including covenants which restrict the manner in which JSB may do business to activities which are in the ordinary course of its business, consistent with past practices. See "THE MERGER-- Representations and Warranties," "--Conduct of Business Pending the Merger," and "--Management and Operations After the Merger."

 Waiver and Amendment

  At any time prior to the Effective Date, USBANCORP and JSB may agree in a writing signed by both parties to: (i) amend the Merger Agreement; (ii) extend the time for performance of obligations under the Merger Agreement; (iii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement; or (iv) waive compliance of any conditions to consummation of the Merger. See "THE MERGER-- Waivers; Amendment."

 Termination of the Merger Agreement

  The Merger Agreement may be terminated at any time on or prior to the Effective Date: (i) by the written agreement of the parties; or (ii) by either USBANCORP or JSB (a) if there has been a material breach of any representation, warranty or covenant of the other party contained in the Merger Agreement which cannot be or is not cured within 30 days after receipt by the other party of written notice of the same; (b) if the Effective Date has not occurred prior to September 30, 1994, unless the failure of such occurrence is due to the failure of the party seeking to terminate to perform its obligations under the Merger Agreement; (c) if a party has been informed in writing by a regulatory authority that the approval sought is unlikely to be granted, unless such fact results from a failure of the party seeking to terminate to perform its obligations under the Merger Agreement; (d) if there has been a material adverse change (as defined in the Merger Agreement) since September 30, 1993, in the other party; or (e) if the other party shall communicate its unwillingness to consummate the Merger Agreement in accordance with its terms and conditions. See "THE MERGER--Termination of the Merger Agreement."

 Election Procedures

  Promptly after the Effective Date, U.S. Bank, as Exchange Agent, will mail to each holder of record of shares of JSB Common Stock as of the Effective Date a form to be used by each holder to make a Stock

Election, Cash Election or no election, in which case the holder will receive shares of USBANCORP Common Stock and cash in accordance with the Exchange Rate. Because the aggregate cash and stock components of the Merger Consideration are fixed within a specified range, the extent to which such elections will be accommodated will depend upon the respective numbers of JSB shareholders who make a Stock Election, a Cash Election or no election. Accordingly, a JSB shareholder who elects to receive all cash may instead receive USBANCORP Common Stock (plus cash in lieu of fractional shares) or a combination of USBANCORP Common Stock and cash, and a JSB shareholder who elects to receive solely USBANCORP Common Stock may instead receive cash or a combination of USBANCORP Common Stock and cash. See "THE MERGER--Election Procedures."

  JSB SHAREHOLDERS SHOULD NOT FORWARD JSB STOCK CERTIFICATES TO JSB OR USBANCORP UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. JSB SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

 Management and Operations After the Merger

  The members of the Board of Directors of USBANCORP and U.S. Bank in office immediately prior to the Effective Date of the Merger will remain as members of their respective Boards upon completion of the Merger. In addition, on the Effective Date, and without the necessity of further corporate action by USBANCORP, the number of directors of USBANCORP will increase by two and James
M. Edwards, Sr., and James C. Dewar, each of whom are presently directors of JSB, will become directors of USBANCORP. In addition, one of the two new directors will be appointed to USBANCORP's executive committee.

  At the same time, the number of directors of U.S. Bank will increase by four, and Messrs. Edwards and Dewar, together with Howard M. Picking, III and Kim W. Kunkle, each of whom are presently directors of JSB, will become directors of U.S. Bank. USBANCORP, as sole shareholder of U.S. Bank, has agreed in the Merger Agreement to vote in favor of the election of these directors to the U.S. Bank Board of Directors in each of the two succeeding years. Those directors of JSB who are not elected to serve on the Board of Directors of U.S. Bank will be appointed to serve for a one year term on U.S. Bank's Main Office Advisory Board, will hold office until a successor is appointed, and will continue to receive an annual retainer, for a period not to exceed three years, in the amount they currently receive as JSB directors. U.S. Bank has agreed in the Merger Agreement to use its best efforts to cause such persons to be re-appointed to such Advisory Board in each of the two succeeding years. The officers of USBANCORP and U.S. Bank will remain the same after the Merger. The executive officers of JSB will not be employed by USBANCORP or any of its subsidiaries after the Merger, but will receive certain severance payments from USBANCORP. See "THE MERGER--Management and Operations After the Merger," and "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

  USBANCORP expects to achieve cost savings and earnings enhancements following the Merger principally through the consolidation of certain operations, the elimination of redundant costs and the offering of additional products and services to JSB depositors and customers. Because of the uncertainties associated with merging two in-market institutions, and changes in the regulatory environment and economic conditions, no assurances can be given as to whether any particular level of cost savings or earnings enhancements will, in fact, be realized or as to the ultimate timing of any such cost savings and earnings enhancements. See "THE MERGER--Management and Operations After the Merger--Consolidation of Operations; Projected Operating Cost Savings and Earnings Enhancements."

 Shareholders' Dissenters' Rights

  Pursuant to Section 1607 of the Pennsylvania Banking Code of 1965, as amended (the "PBC"), a JSB shareholder will have the right to dissent from the Merger and to be paid cash for the "fair value" of such shareholder's shares provided such shareholder does not vote in favor of the Merger Agreement and such shareholder complies with certain notice and other statutory procedures set forth in Section 1930 and Subchapter D of Chapter 15 of the BCL. A copy of these sections of the BCL are attached to this Proxy Statement/Prospectus as Annex E. Pennsylvania law defines "fair value" to mean the fair value of the shares immediately before the Merger is effected, taking into account all relevant factors but excluding any appreciation or depreciation in anticipation of the Merger. In order for a holder of JSB Common Stock to perfect dissenters' rights, such holder must file with JSB, prior to the JSB Annual Meeting, a written notice of intent to demand payment for his shares if the Merger is effected. Neither a delivery of a proxy appointment directing a vote against the Merger nor a vote against the Merger will constitute such written notice. Certain additional procedures must be followed in order for a JSB shareholder to exercise dissenters' rights. ANY DEVIATION FROM SUCH PROCEDURES MAY RESULT IN THE FORFEITURE OF DISSENTERS' RIGHTS. Accordingly, shareholders wishing to dissent from the Merger are urged to read carefully "THE MERGER--Dissenters' Rights of JSB Shareholders" and Annex E to this Proxy Statement/Prospectus.

 Effect on JSB Employee Benefit Plans

  The employee benefit plans of JSB initially will be unaffected by the Merger except that JSB's Deferred Compensation Plan, Employee Stock Compensation Program, Stock Purchase Program and Executive Annual Incentive Plan will be terminated on or immediately following the Effective Date. Subject to the receipt of the Internal Revenue Service's (the "IRS") approval, USBANCORP intends to amend its current employee benefit plans to cover those former employees of JSB who become employees of USBANCORP or its subsidiaries and terminate JSB's current employee benefit plans.

  Under the Merger Agreement, subject to the foregoing, the Board of Directors of USBANCORP is permitted to discontinue or amend any particular plan of JSB after the Effective Date. See "THE MERGER-- Effect on JSB Employee Benefit Plans."

 Federal Income Tax Consequences

  As a condition of closing, Stevens & Lee, counsel to USBANCORP, or other counsel mutually acceptable to the parties, is required to deliver an opinion that, under current federal income tax law and regulations, the Interim and U.S. Bank Mergers will constitute reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code"), and that no gain or loss will be recognized by USBANCORP, JIB or JSB. In such event, a holder of JSB Common Stock who receives solely USBANCORP Common Stock in exchange for shares of JSB Common Stock in the Merger will not recognize any gain or loss for federal income tax purposes, except with respect to cash received in lieu of a fractional share. If the consideration received by a holder of JSB Common Stock consists of part cash and part USBANCORP Common Stock, a shareholder whose adjusted basis in the shares of JSB Common Stock surrendered in the transaction is less than the value, as of the Effective Date, of the USBANCORP Common Stock plus the amount of cash received will realize income on the transaction. Provided the receipt of cash does not have the effect of a dividend, such shareholders will recognize gain equal to the lesser of (i) the excess, if any, as of the Effective Date, of the value of USBANCORP Common Stock plus the amount of cash received, over the adjusted basis of the shares of JSB Common Stock surrendered in the transaction, and
(ii) the amount of cash received. No loss will be recognized by a JSB shareholder who receives part cash and part USBANCORP Common Stock in exchange for the holder's JSB Common Stock. If the consideration received by a holder of JSB Common Stock consists entirely of cash, in general, gain will be recognized by the shareholder to the extent of the difference, if any, between the amount of cash received and the adjusted tax basis of the shares of JSB Common Stock surrendered in the transaction. The receipt of cash for shares of JSB Common Stock pursuant to the exercise of dissenters' rights will be a taxable transaction. Any shareholder considering the exercise of dissenters' rights should consult a tax advisor regarding the tax consequences thereof. For a more complete description of federal income tax consequences of the Merger, see "THE MERGER--Tax Consequences."

  Because of the complexity of the tax laws and the individual nature of the tax consequences of the Merger, it is recommended that each shareholder consult a tax advisor concerning the applicable federal, state and local income tax consequences to the shareholder of such transactions.

 Accounting Treatment

  The Merger will be treated as a purchase for accounting purposes. See "THE MERGER--Accounting Treatment."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of JSB's management and the JSB Board of Directors have interests in the Merger that are in addition to their interests as shareholders of JSB generally. These include (i) the appointment of certain members of the JSB Board of Directors to the Boards of USBANCORP and U.S. Bank and certain committees thereof (as described above), (ii) payment of severance benefits to certain executive officers resigning on the Effective Date and (iii) indemnification, for a period of six years after the Effective Date, by USBANCORP of all persons who served as officers and directors of JSB and JSB subsidiaries with respect to all liabilities and claims resulting from (a) their service as such prior to the Effective Date, in accordance with the provisions of USBANCORP's Articles of Incorporation and Bylaws, and (b) the Merger or any of the other transactions contemplated by the Merger Agreement. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER" and "THE MERGER--Management and Operations After the Merger."

CERTAIN RELATED TRANSACTIONS

 Stock Option Agreement

  As a condition to USBANCORP's execution of the amended Merger Agreement on January 18, 1994, JSB granted USBANCORP an option to purchase up to 19.9% of the issued and outstanding JSB Common Stock pursuant to a stock option agreement dated January 18, 1994 (the "Stock Option Agreement"), attached hereto as Annex F. The option became effective on February 18, 1994, after expiration of the Marketing Period. The option may be exercised by USBANCORP upon the occurrence of specified events which have the potential for a third party to effect an acquisition of control of JSB prior to the termination of the Merger Agreement and, under certain circumstances, for a period of one year thereafter. The exercise price per share to purchase JSB Common Stock under the option is equal to the lower of $16.50 or the lowest price per share that JSB accepts in a transaction which triggers the exercise of the option. The Stock Option Agreement also permits USBANCORP to cause JSB to repurchase the option in the event it becomes exercisable at a price equal to the difference between the exercise price per share and the price to be paid by a third party for JSB Common Stock multiplied by the number of shares for which the option can then be exercised, plus certain of USBANCORP's expenses. None of such triggering events has occurred as of the date hereof. Acquisitions of shares of JSB Common Stock pursuant to exercises of the option would be subject to prior regulatory approval under certain circumstances. See "CERTAIN RELATED TRANSACTIONS--Stock Option Agreement."

 Other

  Pursuant to the Merger Agreement, USBANCORP granted JSB, through the end of the Marketing Period on February 17, 1994, the right to solicit, market, initiate or engage in discussions regarding the sale or acquisition of JSB by any third party and to execute a definitive agreement for the sale of JSB with any third party for consideration that exceeded $22.50 per share. After February 17, 1994, JSB has agreed in the Merger Agreement that it will not solicit or engage in any discussions or negotiations with or respond to requests or inquiries for information from any person other than USBANCORP concerning any acquisition of JSB or any of its subsidiaries except (i) for responses in connection with investor relations or pursuant to inquiries of government regulatory authorities, and (ii) that JSB may respond to requests for information, enter into discussions, respond to inquiries from and enter into agreements with third parties if the JSB Board of Directors determines that such actions are required to be taken by the JSB Board of Directors in the exercise of its fiduciary duty, and it receives a written opinion of counsel to such effect. No party made an offer to JSB during the Marketing Period. See "THE MERGER-- No Solicitation of Transactions." In addition, the executive officers and directors have agreed, in their individual capacities, to a "no shop" obligation. The executive officers and directors of JSB have also agreed to vote all shares of JSB Common Stock over which they have sole voting power for the Merger Agreement and to use their best efforts to cause all shares of JSB Common Stock over which they have shared voting power to be voted for approval of the Merger Agreement. See "THE MEETINGS--Matters to be Considered at the Meetings."

  The Stock Option Agreement and the above-described agreements of JSB and of such executive officers and directors may have the effect of precluding or discouraging persons who might now or prior to the Effective Date be interested in acquiring all or a significant interest in JSB from considering or proposing such an acquisition, even if such persons were willing to pay a higher price per share for JSB Common Stock than the price per share implicit in the Merger Consideration at that time, or might result in a potential acquiror proposing to pay a lower per share price to acquire JSB than it might otherwise have proposed to pay. See "CERTAIN RELATED TRANSACTIONS--Stock Option Agreement."

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

  At the Effective Date, shareholders of JSB, except shareholders who may perfect dissenters' rights as provided by Section 1607 of the PBC, as amended and in accordance with the procedures set forth in Subchapter D of Chapter 15 of the BCL, automatically will become shareholders of USBANCORP unless they elect to, and do, receive all cash in exchange for their JSB Common Stock. Their rights as shareholders of USBANCORP will be determined by the BCL and by USBANCORP's Articles of Incorporation and Bylaws. The rights of shareholders of USBANCORP differ from the rights of shareholders of JSB with respect to certain important matters, including election of directors, the right to remove directors, the right to amend the Articles of Incorporation and Bylaws, the right to call a special meeting of shareholders, the required shareholder vote as to certain matters, and restrictions on certain business combinations. For a summary of these differences, see "COMPARISON OF RIGHTS OF HOLDERS OF USBANCORP COMMON STOCK AND JSB COMMON STOCK." In addition, USBANCORP has adopted a shareholder rights plan which is discussed under "DESCRIPTION OF USBANCORP CAPITAL STOCK--Shareholder Rights Plan."

COMPARATIVE UNAUDITED PER SHARE INFORMATION

  The following table sets forth certain unaudited comparative per share information (i) on an historical basis for USBANCORP and JSB, (ii) on a pro forma combined basis per share of USBANCORP Common Stock to reflect completion of the Merger, and (iii) on a pro forma equivalent basis per share of JSB Common Stock to reflect completion of the Merger. The pro forma information has been prepared giving effect to the Merger on a purchase accounting basis. For a description of the effect of purchase accounting, see "THE MERGER--Accounting Treatment." USBANCORP expects to achieve certain operating cost savings and earnings enhancements as a result of the Merger. Such cost savings and earnings enhancements are not reflected in the pro forma information set forth below. See "THE MERGER--Management and Operations After the Merger--Consolidation of Operations; Projected Operating Cost Savings and Earnings Enhancements." The pro forma financial information should be read in conjunction with the historical consolidated financial statements of USBANCORP and JSB and the related notes thereto included in documents incorporated by reference herein, and in conjunction with the unaudited pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION."

  The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.

                                                              AT OR FOR THE
                                                         YEAR ENDED DECEMBER 31,
                                                                  1993
                                                         -----------------------
BOOK VALUE PER COMMON SHARE
Historical:
 USBANCORP.............................................          $24.67
 JSB...................................................           14.19
Pro Forma:
 Pro forma per share of USBANCORP Common Stock.........           24.56
 Equivalent pro forma per share of JSB Common Stock(1).           12.41
 Equivalent pro forma per share of JSB Common Stock               22.54
plus
  cash consideration(2)................................
DIVIDENDS DECLARED PER COMMON SHARE
Historical:
 USBANCORP.............................................           $0.86
 JSB...................................................            0.15
Pro Forma:
 Pro forma combined per share of USBANCORP Common                  0.86
Stock..................................................
 Equivalent pro forma per share of JSB Common Stock(1).            0.43
NET INCOME PER COMMON SHARE
Historical:
 USBANCORP
  Primary(3)...........................................           $2.45
  Fully diluted(3).....................................            2.41
 JSB
  Primary..............................................            1.73
  Fully diluted........................................            1.70
Pro Forma:
 Combined per share of USBANCORP Common Stock
  Primary(3)...........................................           $2.22
  Fully diluted(3).....................................            2.19
 Equivalent pro forma per share of JSB(1)
 Common Stock
  Primary..............................................            1.12
  Fully diluted........................................            1.11

- --------

(1) Pro forma equivalent amounts represent pro forma combined information multiplied by the exchange ratio of .5053 shares of USBANCORP Common Stock for each share of JSB Common Stock. The exchange ratio used in this pro forma presentation was determined based upon the average price for USBANCORP Common Stock for the ten trading days from February 17, 1994 to March 4, 1994. Pro forma equivalent amounts are intended to demonstrate to JSB shareholders the book value, dividends, and net income per share value conferred upon JSB shareholders for each share of JSB Common Stock held assuming in the case of book value per share that the transaction was consummated on December 31, 1993, and assuming in the case of dividends and net income per share that the transaction was consummated on the first day of the one year period ended December 31, 1993. In accordance with the terms of the Merger Agreement, the actual exchange ratio will be based upon the average trading price for the ten trading day period immediately preceding the Effective Date.

(2) Equals the pro forma equivalent book value per common share of JSB plus $10.13 per share cash consideration payable by USBANCORP to JSB shareholders.
(3) Income before cumulative effect of change in accounting principle required by the adoption of Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes."

MARKET PRICES OF COMMON STOCK

  Both the USBANCORP Common Stock and the JSB Common Stock are included for quotation on the NASDAQ/NMS.

  The following table sets forth the closing price per share as reported on the NASDAQ/NMS of USBANCORP Common Stock and JSB Common Stock and the equivalent per share price for JSB Common Stock giving effect to the Merger as of: (i) November 9, 1993, the last business day preceding public announcement of the Merger, (ii) January 17, 1994, the last business day preceding the public announcement of the amendment to the Merger Agreement, and (iii) April 29, 1994, the last practicable date prior to the mailing of this Proxy Statement/Prospectus. The equivalent price per share of JSB Common Stock at each specified date represents the closing price of a share of USBANCORP Common Stock on such date multiplied by the applicable exchange rate for the USBANCORP Common Stock portion of the Merger Consideration as provided for in the Merger Agreement. Total equivalent price per share of JSB Common Stock at each specified date represents the equivalent price per share of JSB Common Stock plus $10.13, which equals the cash portion of the Merger Consideration to be paid for each share of JSB Common Stock surrendered.

                                                              JSB
                                                --------------------------------
                                                                        TOTAL
                                                           EQUIVALENT EQUIVALENT
                                                             MARKET     MARKET
                                     USBANCORP               VALUE      VALUE
                                     HISTORICAL HISTORICAL PER SHARE  PER SHARE
                                     ---------- ---------- ---------- ----------
November 9, 1993....................   $26.25     $19.00     $12.74     $22.87
January 17, 1994....................    24.75      18.00      12.38      22.51
April 29, 1994......................

  JSB shareholders are advised to obtain current market quotations for USBANCORP Common Stock and JSB Common Stock. Because the market price of USBANCORP Common Stock at the Effective Date may be higher or lower than the market price at the time the Merger Agreement was executed, at the date of mailing of this Proxy Statement/Prospectus or at the time of the Annual Meetings, JSB shareholders will not be assured of receiving any specific market value of USBANCORP Common Stock at the Effective Date.

                  USBANCORP SELECTED HISTORICAL FINANCIAL DATA

  The following table sets forth certain selected historical consolidated summary financial data for USBANCORP. That data is derived from, and should be read in conjunction with, the historical consolidated financial statements of USBANCORP, including the related notes thereto, incorporated by reference in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

  The selected historical consolidated summary financial information for the years ended December 31, 1989, through December 31, 1993, are derived from USBANCORP's audited consolidated financial statements. The consolidated financial statements of USBANCORP for the years ended December 31, 1993, and 1992, have been audited by Arthur Andersen & Co., independent public accountants, and the consolidated financial statements of USBANCORP for each of the three years ended December 31, 1991, have been audited by Price Waterhouse, independent accountants.


                                            YEAR ENDED DECEMBER 31,
                          ------------------------------------------------------------------
                               1993          1992(1)          1991        1990        1989
                          -----------    -------------   ----------- ----------- -----------
                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
SUMMARY OF INCOME DATA:
Total interest income...  $    85,735    $    82,790     $    66,446 $    70,469 $    69,237
Total interest expense..       36,250         38,349          33,538      38,763      39,138
                          -----------    -----------     ----------- ----------- -----------
Net interest income.....       49,485         44,441          32,908      31,706      30,099
 Provision for loan
losses..................        2,400          2,216             900         915         945
                          -----------    -----------     ----------- ----------- -----------
Net interest income
 after provision for
 loan losses............       47,085         42,225          32,008      30,791      29,154
Total non-interest
income..................       10,150          8,346           6,035       5,340       5,391
Total non-interest
expense.................       40,715         36,248          28,862      27,198      27,783
                          -----------    -----------     ----------- ----------- -----------
Income before income
 taxes, extraordinary
 item, and cumulative
 effect of change in
 accounting principle...       16,520         14,323           9,181       8,933       6,762
 Provision for income
taxes...................        5,484          5,440           2,873       2,745       1,957
                          -----------    -----------     ----------- ----------- -----------
Income before
 extraordinary item, and
 cumulative effect of
 change in accounting
 principle..............       11,036          8,883           6,308       6,188       4,805
 Extraordinary item--
   utilization of net
   operating loss
   carryforward.........           --             --           1,004       1,474       1,711
                          -----------    -----------     ----------- ----------- -----------
Income before cumulative
 effect of change
 in accounting
 principle..............       11,036          8,883           7,312       7,662       6,516
Cumulative effect of
 change in accounting
 principle--adoption of
 SFAS No. 109...........        1,452             --              --          --          --
                          -----------    -----------     ----------- ----------- -----------
Net income..............  $    12,488    $     8,883     $     7,312 $     7,662 $     6,516
                          ===========    ===========     =========== =========== ===========
Net income applicable to
common stock............  $    12,385    $     7,710     $     6,139 $     6,489 $     5,343
                          ===========    ===========     =========== =========== ===========
PER COMMON SHARE DATA:
PRIMARY EARNINGS:
 Income before
   extraordinary item,
   and cumulative effect
   of change in
   accounting principle.  $      2.45    $      2.67     $      2.00 $      1.97 $      1.43
 Net income.............  $      2.78    $      2.67     $      2.39 $      2.55 $      2.10
 Cash dividends
declared................         0.86           0.75            0.55        0.15          --
 Book value at period
end(2)..................        24.67          23.08           21.71       19.85       17.43
 Average number of
   common shares
   outstanding..........    4,456,820(9)   2,888,145(10)   2,561,175   2,546,970   2,538,839
FULLY DILUTED EARNINGS:
 Income before
   extraordinary item,
   and cumulative effect
   of change in
   accounting principle.  $      2.41    $      2.53     $      1.97 $      1.95 $        AD(11)
 Net income.............         2.72           2.53            2.29        2.41        2.06
 Average number of
   common shares
   outstanding..........    4,588,622(9)   3,515,217(10)   3,188,247   3,174,042   3,165,911

                                              (continued on following page)

                                            YEAR ENDED DECEMBER 31,
                          ---------------------------------------------------------------
                                1993       1992(1)        1991         1990         1989
                          -----------  ------------------------  -----------  -----------
                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
BALANCE SHEET DATA:
Total assets............  $ 1,241,521  $ 1,139,855  $   784,036  $   774,403  $   751,228
Loans, net of unearned
income..................      726,132      648,915      430,151      445,814      446,046
Allowance for loan
losses..................       15,260       13,752       13,003       12,470       12,315
Investment securities
 and investment
 securities available
 for sale(3)............      428,712      366,888      289,772      235,722      195,978
Deposits................    1,048,866      997,591      676,698      674,176      658,817
Long-term debt..........        3,445        9,409        5,888        6,193        6,299
Shareholders' equity....      116,615       82,971       70,023       65,050       58,827
SELECTED FINANCIAL
RATIOS:
Return on average total
 equity before
 extraordinary item, and
 cumulative effect of
 change in accounting
 principle..............        10.13%       11.41%        9.39%       10.00%        8.60%
Return on average assets
 before extraordinary
 item, and cumulative
 effect of change in
 accounting principle...         0.91         0.85         0.83         0.82         0.65
Loans, net of unearned
 income, as a percent of
 deposits, at period
 end....................        69.33        65.05        63.57        66.13        67.70
Ratio of average total
 equity to average
 assets.................         8.96         7.48         8.85         8.18         7.53
Common stock cash
 dividends as a
 percent of net income
 applicable to common
 stock..................        32.28        28.16        22.94         5.90           --
Common and preferred
 stock cash dividends as
 a percent of net
 income.................        32.84        37.64        35.30        20.31        18.00
Interest rate spread(4).         3.72         3.93         3.69         3.46         3.23
Net interest margin(5)..         4.34         4.58         4.69         4.56         4.35
Allowance for loan
 losses as a percentage
 of loans, net of
 unearned income, at
 period end(6)..........         2.10         2.12         3.02         2.80         2.76
Non-performing assets as
 a percentage of loans
 and other real estate
 owned, at period end...         0.89         1.58         1.10         0.87         0.94
Net charge-offs as a
 percentage of average
 loans..................         0.13         0.58         0.08         0.17         0.28
RATIO OF EARNINGS TO
 FIXED CHARGES AND
 PREFERRED DIVIDENDS(7):
 Excluding interest on
deposits................         5.26x        4.05x        4.54x        3.87x        3.17x
 Including interest on
deposits................         1.45         1.36         1.26         1.22         1.17
GAP ratio, at period
end(8)..................         1.10         1.14         1.06         0.97         1.00

- --------

(1) Includes the results of operation of Community for the period from March 23, 1992.

(2) Common shareholders' equity (total shareholders' equity less preferred stock at redemption value) divided by outstanding common shares at period end.

(3) At September 30, 1992, USBANCORP classified its investment portfolio as "Available for Sale."

(4) Represents the difference between the average yield earned on interest earning assets, computed on a tax-equivalent basis, and the average rate paid on interest bearing liabilities.

(5) Represents net interest income, computed on a tax-equivalent basis, as a percentage of average total interest earning assets.

(6) See Note 7 of the Notes to USBANCORP's Consolidated Financial Statements.


(7) The ratio of earnings to fixed charges and preferred dividends is computed by dividing the sum of income before taxes, fixed charges and preferred dividends (as adjusted by the ratio of pre-tax income to net income) by the sum of fixed charges and preferred dividends. Fixed charges represent interest expense and are shown as both excluding and including interest on deposits.

(8) Represents rate sensitive assets (interest earning assets which will mature or reprice within one year) divided by rate sensitive liabilities (interest bearing liabilities which will mature or reprice within one year).

(9) On February 18, 1993, USBANCORP issued 1,150,000 shares of USBANCORP Common Stock in a secondary public offering.

(10) In connection with the acquisition by USBANCORP of Community, USBANCORP issued 388,213 shares of USBANCORP Common Stock.

(11) Anti-dilutive.

                     JSB SELECTED HISTORICAL FINANCIAL DATA

  The following table sets forth certain selected historical consolidated summary financial data for JSB. This data is derived from, and should be read in conjunction with, the historical consolidated financial statements of JSB, including the related notes thereto, included in this Proxy
Statement/Prospectus. See "JSB CONSOLIDATED FINANCIAL STATEMENTS."

  The selected historical consolidated summary financial information for the years ended December 31, 1989, through December 31, 1993, are derived from JSB's audited consolidated financial statements. The consolidated financial statements of JSB for the years ended December 31, 1993, and 1992, have been audited by KPMG Peat Marwick, independent public accountants. The consolidated financial statements of JSB for each of the three years ended December 31, 1991, have been audited by Ernst & Young, independent public accountants.


                                            YEAR ENDED DECEMBER 31,
                          ---------------------------------------------------------------
                                1993         1992         1991         1990         1989
                          -----------  -----------  -----------  -----------  -----------
                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
SUMMARY OF INCOME DATA:
Total interest income...  $    22,603  $    23,282  $    24,287  $    24,938  $    25,900
Total interest expense..       12,162       12,778       15,924       17,275       18,651
                          -----------  -----------  -----------  -----------  -----------
Net interest income
 before provision for
 loan losses............       10,441       10,504        8,363        7,663        7,249
Provision for loan
losses..................        1,102        2,505          867          294        2,241
                          -----------  -----------  -----------  -----------  -----------
Net interest income
 after provision for
 loan losses............        9,339        7,999        7,496        7,369        5,008
                          -----------  -----------  -----------  -----------  -----------
Total other operating
income..................        6,582        5,246        4,404        2,578        2,000
Total other operating
expense.................       11,000       13,013       10,178        9,240       19,120
                          -----------  -----------  -----------  -----------  -----------
Income (loss) before
 provision for (benefit
 from) income taxes and
 cumulative effect of
 change in accounting
 principle..............        4,921          232        1,722          707      (12,112)
Provision for (benefit
from) income taxes......        1,560         (677)         110         (116)           7
                          -----------  -----------  -----------  -----------  -----------
Income before cumulative
 effect of change in
 accounting principle...        3,361          909        1,612          823      (12,119)
Cumulative effect of
 change in accounting
 for income taxes.......           --        1,673           --           --           --
                          -----------  -----------  -----------  -----------  -----------
Net income (loss).......  $     3,361  $     2,582  $     1,612  $       823  $   (12,119)
                          ===========  ===========  ===========  ===========  ===========
Net income (loss) per
share...................  $      1.73  $      1.33  $      0.83  $      0.42  $     (6.25)
                          ===========  ===========  ===========  ===========  ===========
PER COMMON SHARE DATA:
Cash dividends declared.  $      0.15  $        --  $        --  $        --  $        --
Book value per share at
period end..............        14.19        12.56        11.23        10.39         9.97
Average number of shares
outstanding.............    1,940,160    1,940,150    1,940,150    1,940,150    1,940,150
BALANCE SHEET DATA:
Total assets............  $   355,798  $   320,444  $   293,623  $   278,571  $   298,677
Total liabilities.......      328,218      296,083      271,844      258,404      279,333
Loans and mortgage-
 backed securities held
 to maturity (net of
 allowances)............      303,161      272,723      249,293      232,464      201,917
Investment securities,
 investment securities
 available for sale and
 mortgage-backed
 securities available
 for sale and held in
 trading account........       21,908       10,498       12,617       14,722       47,163
Deposits................      216,206      222,162      223,586      215,294      246,792
FHLB advances and other
borrowings..............      108,378       70,590       44,648       39,446       27,828
Shareholders' equity....       27,580       24,361       21,779       20,167       19,344
SELECTED OTHER DATA:
Return on average
equity..................        13.07%       11.23%        7.67%        4.17%      (52.97)%
Return on average
assets..................         0.98         0.85         0.56         0.29        (4.07)
Average equity to
average assets..........         7.51         7.54         7.30         6.84         7.69
Net interest rate
spread..................         3.22         3.76         3.21         2.93         2.62
Net yield on interest-
earning assets..........         3.28         3.80         3.19         2.96         2.68

              SELECTED PRO FORMA FINANCIAL DATA OF USBANCORP

  The following tables set forth selected pro forma income statement information of USBANCORP for the year ended December 31, 1993, assuming the Merger was consummated at the beginning of the period presented. All of the following selected financial information should be read in conjunction with the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "PRO FORMA FINANCIAL INFORMATION."


                                              YEAR ENDED DECEMBER 31, 1993
                                         ---------------------------------------
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                           DATA AND AVERAGE SHARES OUTSTANDING)
SUMMARY OF INCOME DATA:
Total interest income..................                 $ 106,447
Total interest expense.................                    48,423
                                                        ---------
Net interest income....................                    58,024
 Provision for loan losses.............                     3,502
                                                        ---------
Net interest income after provision for
loan losses............................                    54,522
Total non-interest income..............                    16,574
Total non-interest expense.............                    52,693
                                                        ---------
Income before income taxes and
 cumulative effect of change in
 accounting principle..................                    18,403
 Provision for income taxes............                     6,219
                                                        ---------
Income before cumulative effect of
change in accounting principle.........                 $  12,184
                                                        =========
PER COMMON SHARE DATA BEFORE CUMULATIVE
 EFFECT
 OF CHANGE IN ACCOUNTING PRINCIPLE:
PRIMARY EARNINGS:
Primary net income.....................                 $    2.22
Fully diluted net income...............                      2.19
Average fully diluted shares
outstanding............................                 5,570,236
SELECTED FINANCIAL RATIOS BEFORE
 CUMULATIVE EFFECT
 OF CHANGE IN ACCOUNTING PRINCIPLE:
Return on average assets...............                      0.78%
Return on average equity...............                      9.19

                                AT DECEMBER 31,    REGULATORY
CAPITAL RATIOS(1)                     1993         REQUIREMENT       EXCESS
- -----------------               ---------------- --------------- ---------------
                                 AMOUNT  PERCENT AMOUNT  PERCENT AMOUNT  PERCENT
                                -------- ------- ------- ------- ------- -------
                                             (DOLLARS IN THOUSANDS)
U.S. BANK:
 Tier 1 risk-based capital..... $ 44,676  13.02% $13,728  4.00%  $30,948   9.02%
 Total risk-based capital......   48,966  14.27   27,455  8.00    21,511   6.27
 Tier 1 leverage ratio.........   44,676   8.74   25,559  5.00    19,117   3.74
USBANCORP:
 Tier 1 risk-based capital.....  113,718  14.72   30,893  4.00    82,825  10.72
 Total risk-based capital......  123,372  15.97   61,787  8.00    61,585   7.97
 Tier 1 leverage ratio.........  113,718   9.18   61,931  5.00    51,787   4.18
PRO FORMA                       AT DECEMBER 31,    REGULATORY
CAPITAL RATIOS(1)                     1993         REQUIREMENT       EXCESS
- -----------------               ---------------- --------------- ---------------
                                 AMOUNT  PERCENT AMOUNT  PERCENT AMOUNT  PERCENT
                                -------- ------- ------- ------- ------- -------
                                             (DOLLARS IN THOUSANDS)
U.S. BANK:
 Tier 1 risk-based capital..... $ 74,433  13.59% $21,906  4.00%  $52,527   9.59%
 Total risk-based capital......   81,279  14.84   43,813  8.00    37,466   6.84
 Tier 1 leverage ratio.........   74,433   8.71   42,713  5.00    31,720   3.71
USBANCORP:
 Tier 1 risk-based capital.....  124,567  12.75   39,072  4.00    85,495   8.75
 Total risk-based capital......  136,777  14.00   78,144  8.00    58,633   6.00
 Tier 1 leverage ratio.........  124,567   7.88   79,085  5.00    45,482   2.88

- --------
(1) All ratios are calculated on a tangible basis eliminating core deposit intangible and goodwill from each capital category and from adjusted assets.

                                  INTRODUCTION

  This Proxy Statement/Prospectus is being furnished to shareholders of USBANCORP in connection with the solicitation of proxies by the Board of Directors of USBANCORP for use at the Annual Meeting of Shareholders of USBANCORP (the "USBANCORP Annual Meeting") to be held on Wednesday, June 8, 1994, at 1:30 p.m. local time, at the Radisson Hotel, 101 Mall Boulevard, Monroeville, Pennsylvania and at any adjournments thereof for the purposes set forth in the USBANCORP Notice of Annual Meeting of Shareholders.

  This Proxy Statement/Prospectus is also being furnished to shareholders of JSB in connection with the solicitation of proxies by the Board of Directors of JSB for use at the Annual Meeting of Shareholders of JSB (the "JSB Annual Meeting") to be held on Thursday, June 9, 1994, at 10:00 a.m. local time, at the Holiday Inn, 250 Market Street, Crown Ball Room, Johnstown, Pennsylvania, and at any adjournments thereof for the purposes set forth in the JSB Notice of Annual Meeting of Shareholders.

  All information contained herein relating to USBANCORP and JSB has been furnished by their respective managements. USBANCORP and JSB have each relied upon the information furnished by the other as to the accuracy and completeness thereof.

                                  THE MEETINGS

MATTERS TO BE CONSIDERED AT THE MEETINGS

 USBANCORP

  At the USBANCORP Annual Meeting, holders of the USBANCORP Common Stock will consider and vote upon, as a single proposal, the approval of the Merger Agreement, which is attached as Annex A to this Proxy Statement/Prospectus and the issuance of up to 988,260 shares of USBANCORP Common Stock to holders of JSB Common Stock pursuant to the Merger Agreement (the "Merger Proposal"). In addition to the Merger Proposal, shareholders of USBANCORP will be asked to (i) approve a proposal to adjourn the USBANCORP Annual Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the USBANCORP Annual Meeting to constitute a quorum or to approve the Merger Proposal, (ii) elect five new directors for a term of three years and (iii) approve an amendment to USBANCORP's articles of incorporation to increase the authorized number of shares of USBANCORP Common Stock to 12,000,000, par value $2.50. Shareholders will also consider and vote upon such other matters as may be properly brought before the USBANCORP Annual Meeting.

  THE BOARD OF DIRECTORS OF USBANCORP HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE ISSUANCE OF THE SHARES OF USBANCORP COMMON STOCK IN CONNECTION WITH THE MERGER AND UNANIMOUSLY RECOMMENDS A VOTE FOR (I) APPROVAL OF THE MERGER PROPOSAL, (II) APPROVAL OF THE ADJOURNMENT PROPOSAL, (III) ELECTION OF THE NOMINEES FOR DIRECTOR AND (IV) AMENDMENT OF USBANCORP'S ARTICLES OF INCORPORATION.

 JSB

  At the JSB Annual Meeting, holders of JSB Common Stock will consider and vote upon the approval of the Merger Agreement. In addition to the Merger Agreement, holders of JSB Common Stock will be asked to (i) approve a proposal to adjourn the JSB Annual Meeting, if necessary, to permit solicitation of additional proxies in favor of the Merger Agreement in the event that there are not sufficient votes at the time of the JSB Annual Meeting to constitute a quorum and to approve the Merger Agreement, (ii) elect four directors for a term of three years, or, if the Merger Agreement is approved and the Merger is completed, for the period of time from the date of the JSB Annual Meeting to the completion of the Merger, and (iii) ratify the appointment of KPMG Peat Marwick as the independent auditors for 1994. Shareholders will also consider and vote upon such other matters as may be properly brought before the JSB Annual Meeting.

  THE BOARD OF DIRECTORS OF JSB HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS A VOTE FOR (I) APPROVAL OF THE MERGER AGREEMENT,
(II) APPROVAL OF THE ADJOURNMENT PROPOSAL, (III) ELECTION OF THE BOARD'S NOMINEES FOR DIRECTOR AND (IV) RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS FOR 1994.

RECORD DATE; VOTE REQUIRED

 USBANCORP

  USBANCORP's Board of Directors has fixed the close of business on April 29, 1994, as the date for determining shareholders entitled to notice of and to vote at the USBANCORP Annual Meeting (the "USBANCORP Record Date"). Only holders of record of USBANCORP Common Stock on the USBANCORP Record Date will be entitled to notice of, and to vote at, the USBANCORP Annual Meeting or any adjournments thereof. As of the USBANCORP Record Date there were 4,743,037 shares of USBANCORP Common Stock issued and outstanding, which were owned by approximately 4,896 shareholders of record.

  The presence in person or by proxy of the holders of a majority of outstanding USBANCORP Common Stock entitled to vote at such meeting is required to constitute a quorum at the USBANCORP Annual Meeting. Each share of USBANCORP Common Stock entitles its holder to one vote with respect to all matters properly submitted for action at the USBANCORP Annual Meeting. The affirmative vote, either in person or by proxy, of a majority of the shares represented and voting at the USBANCORP Annual Meeting is required to approve (i) the Merger Proposal, (ii) the proposal to adjourn the USBANCORP Annual Meeting and (iii) the amendment to USBANCORP's articles of incorporation. The five persons receiving the highest number of votes will be elected directors of USBANCORP. On the USBANCORP Record Date, the directors and executive officers of USBANCORP had sole voting power with respect to approximately 158,789 shares or 3.35% of the then outstanding shares of USBANCORP Common Stock that are entitled to vote at the USBANCORP Annual Meeting and shared voting power with respect to approximately 46,936 shares or approximately 0.99% of the then outstanding shares of USBANCORP Common Stock that are entitled to vote at the USBANCORP Annual Meeting. USBANCORP has been advised that such directors and executive officers intend to vote all shares of USBANCORP Common Stock over which they have sole voting power in favor of the Merger Proposal and to use their best efforts to cause all shares of USBANCORP Common Stock over which they have shared voting power to be voted for the Merger Proposal. It is also anticipated that directors and executive officers of USBANCORP will vote in favor of the adjournment proposal, the nominees for election as USBANCORP directors and the proposal to amend USBANCORP's articles of incorporation.

  HOLDERS OF USBANCORP COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO USBANCORP IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

 JSB

  JSB's Board of Directors has fixed the close of business on April 29, 1994, as the date for determining shareholders entitled to notice of, and to vote at, the JSB Annual Meeting (the "JSB Record Date"). Only holders of record of JSB Common Stock on the JSB Record Date will be entitled to notice of and to vote at the JSB Annual Meeting or any adjournments or postponements thereof. As of the JSB Record Date there were 1,944,790 shares of JSB Common Stock issued and outstanding, which were owned by approximately 2,058 shareholders of record.

  The presence in person or by proxy of the holders of a majority of outstanding JSB Common Stock entitled to vote at such meeting is required to constitute a quorum at the JSB Annual Meeting. Each share of JSB Common Stock entitles its holder to one vote with respect to all matters properly submitted for action at the JSB Annual Meeting. The affirmative vote, either in person or by proxy, of holders representing at least 66-2/3% of the outstanding shares of JSB Common Stock is required to approve the Merger Agreement. Shares of JSB Common Stock as to which the "ABSTAIN" box has been marked on the proxy card will be counted as present for purposes of determining whether a quorum is present; however, because approval of the Merger Agreement requires a two-thirds majority of all outstanding shares of JSB Common Stock, abstentions, broker non-votes or a failure to vote in person or by proxy will have the same legal effect as a vote against the Merger Agreement. The affirmative vote, either in person or by proxy, of a majority of the shares represented and voting at the JSB Annual Meeting is required in order to approve (i) the proposal to adjourn the JSB Annual Meeting and (ii) the ratification of the appointment of the independent auditors. The four persons receiving the highest number of votes will be elected directors of JSB. As of the JSB Record Date, the directors and executive officers of JSB had sole voting power with respect to approximately 71,983 shares or 3.70% of the then outstanding shares of JSB Common Stock that are entitled to vote at the JSB Annual Meeting and shared voting power with respect to approximately 194,942 shares or approximately 10.02% of the then outstanding shares of JSB Common Stock that are entitled to vote at the JSB Annual Meeting. As a condition to entering into the Merger Agreement, USBANCORP required that the directors and certain executive officers of JSB, in their individual capacities, to enter into agreements with USBANCORP to vote all shares of JSB Common Stock over which they have sole voting power for approval of the Merger Agreement and to use their best efforts to cause all shares of JSB Common Stock over which they have shared voting power to be voted for approval of the Merger Agreement. It is also anticipated that directors and executive officers of JSB will vote in favor of the adjournment proposal, the proposal to ratify the appointment of the independent auditors and the nominees for election as JSB directors.

  HOLDERS OF JSB COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO JSB IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY CARD OR FAILURE TO ATTEND AND VOTE AT THE JSB ANNUAL MEETING IN PERSON WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

PROXIES; REVOCATION OF PROXIES; SOLICITATION

  All properly executed proxies received in time for the USBANCORP Annual Meeting and the JSB Annual Meeting (collectively, the "Meetings") and not revoked prior to exercise will be voted in accordance with the instructions contained therein. Proxies received by either party that do not contain voting instructions will be voted in favor of each proposal submitted to the shareholders of such party and for the nominees for election as directors of such party. As to any other matter properly brought before the Meetings and submitted to a shareholder vote, all proxies will be voted in accordance with the judgment of the proxy holders, provided, however, that such discretionary authority will only be exercised to the extent permissible under applicable federal securities laws. It is not expected that any matter other than those referred to herein will be brought before either of the Meetings.

  A shareholder who has executed and returned a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of USBANCORP (Betty L. Jakell, USBANCORP, Main and Franklin Streets, Johnstown, Pennsylvania 15901) or JSB (Gerald R. Baxter, Johnstown Savings Bank, Market at Main Street, Johnstown, Pennsylvania 15901), as the case may be, by executing a later dated proxy, or by attending and voting in person at the USBANCORP Annual Meeting or the JSB Annual Meeting. Attendance, without voting in person at the Meetings, will not of itself constitute revocation of a proxy. If a shareholder's shares are not held in the shareholder's name, such shareholder will need additional documentation from the record holder in order to vote personally at either of the Meetings.

  Pursuant to Section 1607 of the PBC, shareholders of JSB have dissenters' rights of appraisal in connection with the Merger. FAILURE TO FOLLOW THE PROCEDURES FOR DISSENTERS' RIGHTS SET FORTH IN THE

THE BCL WILL RESULT IN LOSS OF SUCH RIGHTS. For a complete discussion of dissenters' rights and the manner in which shareholders of JSB may perfect such rights, see "THE MERGER--Dissenters' Rights of JSB Shareholders."

  JSB and USBANCORP will bear equally the expenses incurred in printing and mailing this Proxy Statement/Prospectus. All other expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby will be borne by the party incurring the same. Some officers, directors and employees of JSB and USBANCORP may solicit proxies in person, by mail, telegram, telephone or otherwise. None of such persons will be specially engaged for such purpose or will receive any compensation for assisting in the solicitation of proxies. JSB and USBANCORP have each retained Morrow & Co., Inc. ("Morrow") to solicit proxies on behalf of each entity in favor of the Merger. JSB and USBANCORP have each agreed to pay Morrow a fee of $4,000 plus expenses, and to indemnify Morrow against certain liabilities in connection with the solicitation of proxies. Pursuant to the Merger Agreement, USBANCORP has agreed to reimburse JSB for all proxy solicitation expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and USBANCORP and JSB will reimburse such custodians, nominees and fiduciaries of their respective shares for their reasonable out-of-pocket expenses in connection therewith.

  SHAREHOLDERS OF JSB SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. AS DESCRIBED BELOW UNDER THE HEADING "THE MERGER--EXCHANGE OF JSB STOCK CERTIFICATES," EACH JSB SHAREHOLDER WILL BE PROVIDED WITH MATERIALS FOR EXCHANGING SHARES OF JSB COMMON STOCK AS PROMPTLY AS PRACTICABLE AFTER THE EFFECTIVE DATE.

                                   THE MERGER

BACKGROUND AND REASONS FOR THE MERGER AND RECOMMENDATIONS OF THE BOARDS

 Background

  In July 1993, Emerald Asset Management ("Emerald"), a money management firm that is familiar with both USBANCORP and JSB, suggested to USBANCORP's management that an acquisition by USBANCORP of JSB was achievable. In a letter dated July 29, 1993, USBANCORP and Emerald agreed that Emerald would act as an intermediary between USBANCORP and JSB in exchange for a finder's fee of 0.30% of the consideration paid by USBANCORP to JSB shareholders. Emerald has been paid $71,000 as a result of the execution of the Merger Agreement and will be paid an additional $59,000 if the Merger is consummated.

  Management of USBANCORP presented the possible transaction to USBANCORP's executive committee on August 23, 1993, and received authority to pursue the matter further. Preliminary discussions occurred between the managements of USBANCORP and JSB in September and October 1993. In the first week of November 1993, managements of the two companies entered into serious negotiations concerning a possible acquisition. During this time, representatives of each party performed due diligence of the other's business and operations. Negotiations on the terms of the Merger were completed on November 9 and 10, 1993. Due to the price offered by USBANCORP, JSB did not solicit other offers or enter into negotiations with any other party.

  At a meeting of the USBANCORP Board of Directors held on November 10, 1993, the management of USBANCORP, as well as USBANCORP's legal advisor and Legg Mason Wood Walker, Incorporated ("Legg Mason"), USBANCORP's financial advisor, reviewed, among other things, a summary of management's due diligence findings and the terms of the proposed Merger. Based on that review and consideration of the factors discussed herein, including the oral fairness opinion provided by Legg Mason, the USBANCORP Board of Directors unanimously approved and authorized the execution of the Merger Agreement.

  At a meeting of the JSB Board of Directors held on November 10, 1993, the management of JSB, as well as JSB's legal advisor and RP Financial, Inc. ("RP Financial"), JSB's financial advisor, reviewed, among other things, a summary of management's due diligence findings and the terms of the proposed Merger. Based on that review, the oral opinion of RP Financial, and consideration of the factors discussed herein, the JSB Board of Directors unanimously approved and authorized the execution of the Merger Agreement.

  The Merger Agreement was initially executed on November 10, 1993. Certain directors and officers of JSB executed in favor of USBANCORP a Letter Agreement dated November 10, 1993, and JSB granted to USBANCORP an option to acquire 19.9% of JSB Common Stock at $16.50 per share pursuant to a Stock Option Agreement between JSB and USBANCORP dated November 10, 1993.

  On December 20, 1993, USBANCORP proposed to JSB that the parties enter into an amendment to the Merger Agreement to (i) reduce the approximate consideration to be received by JSB shareholders from $24.50 per share to $21.50 per share and (ii) permit JSB to solicit offers for the sale or acquisition of JSB from third parties through January 21, 1994 and enter into a merger agreement with another party during that period provided the merger consideration was in excess of $21.50 per share. USBANCORP made the proposal to amend the Merger Agreement because it had determined that, based upon the original $24.50 per share merger consideration and certain modifications of the purchase accounting adjustments determined by USBANCORP's independent accountants, the Merger would result in materially greater dilution to USBANCORP's earnings per share and tangible book value per share than originally estimated. USBANCORP was also advised by its financial advisor, Legg Mason, that it would be unable to deliver a written fairness opinion to USBANCORP with respect to the Merger if the merger consideration remained unchanged. Receipt by USBANCORP of a written fairness opinion from Legg Mason was a condition of closing under the Merger Agreement executed on November 10, 1993.

  The Board of Directors of JSB met on December 21, 1993 to evaluate USBANCORP's proposal but deferred any decision with respect to the new proposal. The JSB Board of Directors held several additional meetings during the last week of December and the first week of January to further consider USBANCORP's proposal and to consult with its professional advisors regarding JSB's available alternatives and obligations as well as the terms and conditions of the Merger Agreement.

  Negotiations between the parties commenced again on January 6, 1994, at a meeting held at JSB, continued thereafter and culminated in JSB proposing, on or about January 10, 1994, the Merger Consideration described in this Proxy Statement/Prospectus based on a formula relating to the price of USBANCORP Common Stock. Under the JSB proposal, JSB would be permitted to solicit other offers for the sale or acquisition of JSB for a period of time (the "Marketing Period") and enter into an agreement with a third party provided the merger consideration exceeded $22.50 per share. After negotiation, the parties agreed that the Marketing Period would end on February 17, 1994. The parties also agreed that the stock option agreement executed on November 10, 1993, would terminate and a new stock option agreement would be executed that would be effective only after expiration of the Marketing Period. USBANCORP management agreed to recommend the JSB proposal to the USBANCORP Board of Directors. The respective Boards of Directors of USBANCORP and JSB met on January 18, 1994, and each approved execution of the amendment to the Merger Agreement.

  On January 6, 1994, JSB hired an additional financial advisor, Alex. Brown & Sons Incorporated ("Alex. Brown"), to assist JSB in connection with the negotiation of the amended Merger Agreement and in connection with the solicitation of offers from third parties during the Marketing Period. Immediately after the commencement of the Marketing Period, Alex. Brown contacted nine potential third party acquirors which it, along with the management of JSB, believed would have a strategic and/or financial interest in the possible acquisition of JSB.

  Of the original nine institutions initially contacted, three expressed an interest in further exploration of a possible acquisition of JSB. The three parties that expressed such an interest (the "Interested Parties") executed Confidentiality Agreements and were given access to certain public and non-public financial and operating information regarding JSB, both on a historical and projected basis, in the form of a Confidential Offering Memorandum prepared by JSB and Alex. Brown. The Interested Parties were given the opportunity by Alex. Brown to ask for further detail or any clarification regarding the contents of the Offering Memorandum, and were instructed by Alex. Brown to render preliminary written indications of value of JSB by February 4, 1994.

  By February 4, 1994, each of the Interested Parties had contacted Alex. Brown and indicated their respective desires not to pursue further discussions regarding the possible acquisition of JSB.

  During the Marketing Period, which was widely publicized, no other potential third party acquiror, exclusive of the nine potential third party acquirors originally contacted, indicated to Alex. Brown an interest in initiating discussions regarding the possible acquisition of JSB.

  Subsequent to the execution of the amendment to the Merger Agreement, as required by USBANCORP as a condition to its execution of the amendment to the Merger Agreement, certain directors and officers of JSB executed, in favor of USBANCORP, a letter agreement dated January 18, 1994 (the "Letter Agreement"), pursuant to which the officers and directors have agreed in their individual capacities, among other things, (i) to be present at the JSB Annual Meeting so that all JSB Common Stock owned beneficially by them will be counted for the purpose of determining the presence of a quorum, to vote all shares over which they have sole voting power and to use their best efforts to cause shares over which they have shared voting power to be voted for approval of the Merger Agreement and against the approval of any other merger, business combination or similar transaction involving JSB, and not to vote in favor of any proposal to amend or rescind their prior vote, (ii) prior to the JSB Record Date for the JSB Annual Meeting, not to sell, transfer or otherwise dispose of any JSB Common Stock owned by such officers and directors over which they have sole disposition power, and to use their best efforts to prevent the sale, transfer or disposition of shares of JSB Common Stock over which they have shared disposition power, and after the JSB Record Date not to sell, transfer or otherwise dispose of any JSB Common Stock over which they have sole disposition power without the prior written consent of USBANCORP and to use their best efforts to prevent the sale, transfer or disposition of shares of JSB Common Stock over which they have shared disposition power without the prior written consent of USBANCORP, which consent shall not be unreasonably withheld, and
(iii) subject to their fiduciary duty as directors or officers to shareholders, not to initiate or engage in any negotiations or discussions with a third party with respect to the sale, transfer or other disposition of any JSB Common Stock. In addition, prior to the execution of the amendment of the Merger Agreement, JSB granted to USBANCORP an option to acquire 19.9% of the JSB Common Stock at 16.50 per share pursuant to a Stock Option Agreement between JSB and USBANCORP, dated January 18, 1994. A copy of the form of Letter Agreement executed by the directors of JSB is included as Exhibit 1 to the Merger Agreement at Annex A to this Proxy Statement/Prospectus. See "CERTAIN RELATED TRANSACTIONS--Stock Option Agreement."

 USBANCORP's Reasons for the Merger and Recommendation of USBANCORP Board

  USBANCORP's acquisition strategy consists of identifying financial institutions with similar business philosophies that operate in markets geographically within, or contiguous to, those of USBANCORP. From a financial perspective, USBANCORP seeks acquisitions that will be accretive or result in no more than limited and acceptable initial book value and earnings per share dilution; USBANCORP expects acquisitions to provide an ability to accrete earnings per share over an acceptable time frame after the acquisition to recover any initial dilution and to provide required rates of return commensurate with the performance of its other subsidiaries. Acquisitions are also evaluated in terms of asset quality, interest rate risk, core deposit base stability, potential operating efficiencies, and management abilities.

  In the view of USBANCORP's Board of Directors, the Merger constitutes an acquisition that meets USBANCORP's acquisition strategy and significantly enhances USBANCORP's franchise value and market share in the Johnstown metropolitan area. Upon consummation of the Merger, USBANCORP's total assets and total deposits will increase 29% and 20%, respectively, and U.S. Bank will have a 26% deposit market share in Cambria County, compared to its current market share of 15%.

  In addition to this conclusion that the Merger will result in an enhancement of USBANCORP's franchise value, in determining to make the offer to acquire JSB and enter into the Merger Agreement, USBANCORP's Board of Directors also considered a number of other material factors, including the following: (i) the historical financial condition, operating results and operating budgets, capital levels, asset quality, and future prospects of USBANCORP and JSB and their projected future value and prospects as separate entities and on a combined basis; (ii) pro forma financial information on the Merger, including, among other things, earnings per share dilution analysis and ratio impact information; (iii) initial book value dilution analysis; (iv) the sustainability of core earnings and potential for growth; (v) a comparison of the price it proposed to offer in the Merger to other comparable mergers, based, among other things, on multiples of book value and earnings per share;
(vi) the tax-free nature of the transaction to USBANCORP (see, generally, "Tax Consequences" below); (vii) historical stock price information for both USBANCORP and JSB; (viii) the effect of the Merger on the short and long term trading prices for USBANCORP Common Stock; (ix) the benefits and disadvantages, from a financial point of view, of the upper limit on the Exchange Rate (as defined below) for JSB Common Stock; (x) the provisions of the Merger Agreement allowing USBANCORP to terminate the Merger Agreement if certain conditions are not satisfied (see "Conditions to Consummation of the Merger" and "Termination of the Merger Agreement" below); (xi) industry, regulatory, economic and market conditions; (xii) JSB's willingness, at USBANCORP's insistence, to grant USBANCORP an option to acquire 19.9% of JSB's outstanding shares of common stock; and (xiii) the written opinion from Legg Mason as to the fairness to USBANCORP from a financial point of view of the Merger Consideration to be paid by USBANCORP (see "Opinions of Financial Advisors" below).

  In approving the transaction, the Board of Directors of USBANCORP did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process, although individual directors may have given one or more factors more weight than other factors.

  The emphasis of the USBANCORP Board of Directors' discussion in considering the transaction, however, was on the financial aspects of the transaction, particularly (i) the strategic fit and enhanced franchise value, discussed above, (ii) the upper limit on the Exchange Rate and the ability of USBANCORP, by reason thereof, to fix the number of shares issued in connection with the Merger and thus the relative amount of earnings per share dilution (see "PRO FORMA FINANCIAL INFORMATION"), (iii) USBANCORP's belief that it will be able to recover such dilution through cost savings and earnings enhancements within twenty-four (24) months (see "Management and Operations After the Merger" below), (iv) the relative strength of JSB's balance sheet and its growth in earnings in recent years (see "JSB SELECTED HISTORICAL FINANCIAL DATA"), (v) the relative strength of the historical combined USBANCORP consolidated pro forma balance sheet and capital ratios (see "PRO FORMA FINANCIAL INFORMATION") and (vi) Legg Mason's written opinion as to the fairness to USBANCORP from a financial point of view of the Merger Consideration to be paid by USBANCORP (see "Opinions of Financial Advisors" below).

  Although substantial analysis has been performed, identification of all the pre-tax cost savings and potential earnings enhancements associated with this in-market consolidation has not been completed. In evaluating such savings and benefits, the USBANCORP Board of Directors considered that most of the initial savings would be offset by one-time expenses relating to the corporate acquisition and post-acquisition integration process; these non-recurring costs will approximate $2.5 million pre-tax and will be recognized in the quarter in which the Merger is consummated. These costs are necessary to realize approximately $3.8 million pre-tax of specifically identified annual savings resulting from economy of scale benefits to be achieved in this intra-market acquisition. Of these savings, $1.9 million are expected to be realized in the first year of the Merger with the full $3.8 million in annual savings being realized in the second year and thereafter. However, no assurances can be given that such earnings enhancements and cost savings will be realized at any given time in the future. See "PRO FORMA FINANCIAL INFORMATION."

  THE USBANCORP BOARD OF DIRECTORS RECOMMENDS THAT USBANCORP SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER PROPOSAL.

 JSB's Reasons for the Merger and Recommendation of JSB Board

  In reaching its determination that the Merger and Merger Agreement are fair to, and in the best interests of, JSB and its shareholders, the JSB Board of Directors consulted with its financial advisors, as well as with JSB's management, and considered a number of factors, including, without limitation, the following: (i) the JSB Board of Directors' belief that the terms of the Merger Agreement are attractive in that the Merger Agreement allows JSB shareholders to become shareholders of USBANCORP, a company that the JSB Board of Directors believes has positive future prospects; (ii) the financial advice and the written opinions of Alex. Brown and RP Financial that the Merger Consideration is fair to JSB shareholders from a financial point of view; (iii) USBANCORP's agreement to make certain directors of JSB directors of USBANCORP and U.S. Bank; (iv) USBANCORP's agreement to allow certain employees of JSB to continue as employees of USBANCORP after the Merger and to make certain severance payments to executive officers and employees resigning on the Effective Date; (v) pro forma financial information on the Merger, including, among other things, earnings per share, dilution analysis and ratio impact information; (vi) the sustainability of core earnings by USBANCORP and potential for growth; (vii) the tax-free nature of the transaction to JSB (see, generally, "Tax Consequences" below); (viii) historical stock price information for both USBANCORP and JSB; (ix) the benefits and disadvantages, from a financial point of view, of the range of possible Exchange Rates for JSB Common Stock; (x) the provisions of the Merger Agreement allowing JSB to terminate the Merger Agreement if certain conditions are not satisfied (see "Conditions to Consummation of the Merger" and "Termination of the Merger Agreement" below);
(xi) the JSB Board's review, based on a presentation by JSB's management, regarding JSB's due diligence and its analysis of the business, operations, management, earnings and financial condition of USBANCORP on both a historical and a prospective basis, of (A) the enhanced opportunities for operating efficiencies, particularly in terms of integration of operations and support functions such as product development, asset-liability management, marketing, data processing, loan review and finance and accounting, that could result from the Merger and (B) the enhanced opportunities for growth that the Merger would make possible, particularly the ability to access the managerial and other resources of USBANCORP in designing future products and services that JSB does not now offer and in responding to changing competitive, technological and regulatory environments; (xii) the JSB Board's belief that the combined enterprise, having a greater size and greater resources than JSB, could offer JSB's customers a broader range of products and services than JSB presently offers as an independent entity; (xiii) the JSB Board's review of alternatives to the Merger (including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling JSB and remaining independent and growing through future acquisitions), including the range of possible values to JSB's shareholders obtainable through implementation of such alternatives and the timing and likelihood of actually receiving such values; (xiv) the JSB Board's review (prior to and during the Marketing Period and otherwise) of possible affiliation partners for JSB other than USBANCORP, likely acquisition prices which would be paid by possible affiliation partners, the prospects of such other possible affiliation partners and the likelihood of any such affiliation; (xv) the JSB Board's review of the book value per share of JSB Common Stock of $14.19 at December 31, 1993, compared to the consideration payable by USBANCORP and comparative multiples of book value, earnings per share and market price paid in other comparable recent acquisitions of savings banks and thrifts; and (xvi) the current and prospective economic environment and competitive constraints facing financial institutions, including JSB and USBANCORP.

  THE JSB BOARD BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR AND IN THE BEST INTEREST OF JSB SHAREHOLDERS AND HAS UNANIMOUSLY RECOMMENDED THAT SHAREHOLDERS OF JSB APPROVE THE MERGER AGREEMENT AT THE JSB ANNUAL MEETING.

GENERAL TERMS OF THE MERGER

  The detailed terms and conditions of the Merger are contained in the Merger Agreement, which is attached to this Proxy Statement/Prospectus as Annex A and incorporated herein. The following description of such terms and conditions does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

  Pursuant to the Merger Agreement, USBANCORP has caused Johnstown Interim Bank ("JIB") to be organized as a wholly-owned subsidiary of USBANCORP. Subject to certain terms and conditions contained in the Merger Agreement, on the Effective Date, the Merger will be consummated in two steps. The first step will be the Interim Bank Merger in which JSB will merge with and into JIB with JIB surviving the Interim Bank Merger. The second step will occur immediately thereafter and will be the U.S. Bank Merger in which JIB will merge with and into U.S. Bank, with U.S. Bank surviving the U.S. Bank Merger. Upon consummation of the Merger, the separate existence of JSB will cease. All property, rights, powers, duties, obligations and liabilities of JSB will automatically, by operation of law, be transferred to U.S. Bank. The Articles of Incorporation and Bylaws of U.S. Bank in effect on the Effective Date will govern the surviving corporation until altered, amended or repealed in accordance with applicable law.

  If the Merger is approved by the shareholders of USBANCORP and JSB and by the appropriate regulatory authorities and if certain other conditions are satisfied or waived (see "Regulatory Approvals," "Conditions to Consummation of the Merger" and "Termination of the Merger Agreement" below), the Merger will become effective as of the close of business on the date on which the Articles of Merger and Notice of Consummation are filed with the Department of State of the Commonwealth of Pennsylvania and the OCC, respectively, or on such other date and time as may be specified in the Articles of Merger and Notice of Consummation. It is presently anticipated that the Effective Date will occur in the second quarter of 1994, but no assurance can be given that the conditions to consummation of the Merger will be satisfied or that this timetable will be met.

  On the Effective Date, each share of JSB Common Stock issued and outstanding immediately prior to the Effective Date (except for shares of JSB Common Stock held by persons who have perfected their dissenters' rights as described under the heading "Dissenters' Rights of JSB Shareholders" below) will be converted into $10.13 in cash and a fraction of a share of USBANCORP Common Stock determined by dividing $22.50 by the average closing price of USBANCORP Common Stock for the ten trading days immediately preceding the Effective Date (the "Average Closing Price") and multiplying by .55, except that in no event shall such fraction be greater than .5053 shares or less than .4853 shares (the cash and the fraction of a share of USBANCORP Common Stock are collectively called the "Exchange Rate"). Any record holder of JSB Common Stock may specify, by executing an Election Statement, that all of the shares of such record holder's JSB Common Stock be converted into a fraction of a share of USBANCORP Common Stock determined by dividing $22.50 by the Average Closing Price, except that in no event shall such fraction be greater than .9184 shares or less than .8824 shares, or, in the alternative, that all of the shares of such record holder's JSB Common Stock be converted into $22.50 in cash. If no such election is made by a JSB shareholder, such record holder's shares will be converted in accordance with the Exchange Rate. Subject to certain exceptions described below, USBANCORP will not issue, in the aggregate, more than 982,197 shares of USBANCORP Common Stock or pay more than $19,690,593 in cash to shareholders of JSB. USBANCORP may issue additional shares of USBANCORP Common Stock and pay additional cash in exchange for up to 12,000 shares of JSB Common Stock issuable upon the exercise of stock options and USBANCORP will pay additional cash amounts (i) in lieu of fractional shares, and (ii) in connection with the cancellation of options to acquire 94,360 shares of JSB Common Stock with respect to which holders have contractually waived their exercise rights. The number of options that will be cancelled in exchange for cash may increase from 94,360 up to 106,360 if the holders of exercisable options to acquire 12,000 shares do not exercise their options. In addition, USBANCORP may pay additional cash amounts to persons who perfect their dissenters' rights, if any. Because the aggregate amount of the cash and stock components of the Merger Consideration are fixed at between 943,316 shares and 982,197 shares of USBANCORP Common Stock (depending on the Average Closing Price) and $19,690,593 (exclusive of additional amounts paid as described above), the extent to which elections will be accommodated will depend upon the respective number of JSB shareholders who elect cash, stock or fail to make an election. If the Merger had been consummated on December 31, 1993, JSB shareholders would have acquired between 16.67% and 17.24% of the outstanding shares of USBANCORP Common Stock on a pro forma basis. See "Election Procedures" below.

  At the time the Exchange Rate was determined, the parties agreed that USBANCORP would pay JSB shareholders consideration equal to approximately $22.50 per share for each share of JSB Common Stock surrendered, assuming a USBANCORP Common Stock price of between $24.50 and $25.50 per share. Because the number of shares of USBANCORP Common Stock to be delivered to JSB shareholders who elect to receive all or a portion of the Merger Consideration in the form of USBANCORP Common Stock in connection with the Merger is fixed within a specified range, both USBANCORP and JSB shareholders bear the risk of change in the market value of USBANCORP Common Stock outside this range. Therefore, the actual consideration received by JSB shareholders who elect to receive all or a portion of the Merger Consideration in the form of USBANCORP Common Stock may be greater or less than $22.50 per share depending upon the market value of USBANCORP Common Stock prior to the Effective Date. As of the date of the Merger Agreement and as of April 29, 1994, the value of the Merger Consideration, as calculated using the Average Closing Price at these dates,
was $22.48 and $    , respectively.

  In connection with the Merger, (i) options to purchase up to 106,360 shares of JSB Common Stock granted under JSB's Employee Stock Compensation Program prior to the date of the Merger Agreement which remain unexercised prior to the Effective Date will be converted, on the Effective Date, into a right to receive cash in an amount equal to (a) the difference between $22.50 and the exercise price of each option multiplied by (b) the number of shares of JSB Common Stock covered by such option. Holders of options to acquire 94,360 shares of JSB Common Stock have committed to USBANCORP in writing not to exercise their options prior to consummation of the Merger.

  In an effort to assure that JSB shareholders continue to receive a cash dividend in accordance with past practices of JSB during the pendency of the Merger, the Merger Agreement, subject to certain restrictions, permits JSB to pay its regular quarterly cash dividend if the Effective Date is not on or before USBANCORP's record date for payment of its regular cash dividend of at least $0.22 per share in the first quarter of 1994 and each quarter thereafter, the Merger Agreement permits JSB, consistent with past practices, and subject to certain restrictions, to pay a regular quarterly cash dividend not to exceed $0.05 per share for each such calendar quarter.

  No fractional shares of USBANCORP Common Stock will be issued pursuant to the Merger. JSB shareholders who would otherwise be entitled to receive a fractional share will receive, in lieu thereof, cash equal to the fractional part of a share of USBANCORP Common Stock to which such shareholder is entitled multiplied by $25.50.

OPINIONS OF FINANCIAL ADVISORS

 USBANCORP

  USBANCORP retained Legg Mason to render an opinion to the USBANCORP Board of Directors with respect to the fairness from a financial point of view of the Merger Consideration to be paid by USBANCORP in the Merger. Legg Mason is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements. USBANCORP selected Legg Mason as its financial advisor based upon its qualifications, expertise and reputation, as well as its prior investment banking relationship and familiarity with USBANCORP.

  At a meeting of the USBANCORP Board of Directors on January 18, 1994, Legg Mason delivered a written opinion to the USBANCORP Board of Directors that, as of such date, the Merger Consideration was fair to USBANCORP from a financial point of view. The full text of the opinion of Legg Mason, which sets forth the assumptions made, matters considered and limitations on the reviews undertaken, is attached hereto as Annex B and is incorporated herein by reference, and should be read in its entirety in connection with this Proxy Statement/Prospectus. The summary of the opinion of Legg Mason set forth herein is qualified in its entirety by reference to the opinion.

  In arriving at its opinion, Legg Mason, among other things: (i) reviewed the financial terms of the Merger Agreement; (ii) reviewed Annual Reports and Form 10-Ks or Form F-2s for the three years ended December 31, 1992, for USBANCORP and JSB; (iii) reviewed certain interim financial information for the three quarters ended September 30, 1993, including Form 10-Qs and Form F-4s for USBANCORP and JSB; (iv) analyzed certain other financial statements, data, reports and analyses for USBANCORP and JSB prepared by their respective managements, including preliminary financial statements with respect to the quarter and year ended December 31, 1993, for USBANCORP and JSB and the budget of JSB for fiscal 1994; (v) analyzed certain financial projections of USBANCORP, both on a stand-alone and combined basis, prepared by the management of USBANCORP; (vi) discussed the current operations, financial condition and prospects of USBANCORP and JSB with the managements of USBANCORP and JSB; (vii) reviewed with management of USBANCORP the results of their due diligence examination of JSB and the expected cost savings related to the Merger; (viii) reviewed the reported market prices and historical trading activity of USBANCORP Common Stock and JSB Common Stock; (ix) compared certain financial and stock market information for USBANCORP and JSB with similar information for certain other publicly traded companies; (x) reviewed the financial terms of certain recent business combinations involving financial institutions; (xi) considered the views of management of USBANCORP regarding the strategic importance of the Merger; and (xii) analyzed the pro forma financial impact of the Merger on USBANCORP.

  Legg Mason relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of its opinion. In that regard, Legg Mason assumed that the financial forecasts, including, without limitation, projected cost savings and earnings enhancements, were reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of USBANCORP and JSB and that such forecasts will be realized in the amounts and at the times contemplated thereby. Legg Mason is not an expert in the evaluation of loan portfolios or the allowances for possible loan losses with respect thereto and has assumed, without independent verification, that such allowances for JSB are in the aggregate adequate to cover such losses. In addition, Legg Mason has not reviewed individual credit files nor has it made or obtained an independent evaluation or appraisal of the assets and liabilities of USBANCORP or JSB or any of their subsidiaries.

  The following is a summary of the financial analyses performed by Legg Mason in connection with its opinion:

  Pro Forma Merger Analysis. Legg Mason analyzed certain pro forma effects on USBANCORP from the Merger in 1994 and 1995 assuming the payment, for each share of JSB Common Stock, of $10.13 in cash and a fraction of a share of USBANCORP Common Stock determined by dividing $22.50 by the Average Closing Price and multiplying by .55, except that in no event shall such fraction be greater than .5053 or less than .4853. Based on certain assumptions, including those by USBANCORP management with respect to cost savings from the Merger during the twelve-month period following completion of the Merger and thereafter and the stand alone earnings projections of USBANCORP and JSB, the analysis showed that the Merger would be dilutive to USBANCORP's earnings per share in 1994 by approximately 7% and accretive to its earnings per share in 1995 by approximately 8%. In addition, the pro forma merger analysis showed the merger would be neutral to USBANCORP's 1993 year-end book value and dilutive to its 1993 year-end tangible book value.

  Comparable Transaction Analysis. Legg Mason reviewed a group of 28 transactions announced since the beginning of 1993 with values greater than $20 million involving acquisitions of thrifts with assets of less than $1 billion that Legg Mason deemed comparable in terms of location and profitability. Legg Mason calculated, as of the respective dates of announcement of such transactions, the multiple of last twelve months ("LTM") earnings, market value, book value and tangible book value implied by the consideration to be received by the shareholders of the acquired company in each such transaction. Legg Mason also computed the median of these multiples of LTM earnings, market value, book value and tangible book value. The analysis yielded a range of transaction values as a multiple of LTM earnings of 8.0x to 21.1x, with a median of 15.9x, a range of transaction values as a multiple of market value of 1.08x to 2.09x, with a median of 1.53x, a range of transaction values as a multiple of book value of .71x to 2.29x, with a median of 1.64x, and a range of transaction values as a multiple of tangible book value of 1.14x to 2.29x, with a median of 1.65x.

  Based on the market value of USBANCORP Common Stock as of January 17, 1994, and financial data as of December 31, 1993, Legg Mason also compared the Merger on the above bases to selected transactions within the above group that Legg Mason deemed to be in-market in nature and thereby present significant cost saving opportunities. The range of transaction values as a multiple of LTM earnings in these transactions was 13.5x to 20.1x, with a median of 15.9x, compared to 14.2x for the Merger, and the range of transaction values as a multiple of tangible book value was 1.59x to 2.12x, with a median of 1.82x, compared to 1.62x for the Merger.

  Discounted Cash Flow Analysis. Using discounted cash flow analysis, Legg Mason estimated the present value of the future dividend streams that JSB could produce over a five-year period under various circumstances. Legg Mason then estimated the terminal value of JSB's common equity at the end of five years by applying a range of 9x to 11x JSB's terminal year earnings. In arriving at terminal year earnings, Legg Mason used JSB's projections for 1994 and 1995, as adjusted by USBANCORP, and assumed 5% growth in earnings per share after 1995. The analysis assumed realization of the expected $3.8 million in annual pre-tax cost savings and revenue enhancements. The analysis also assumed a dividend payout rate of 25% in 1994 and 35% thereafter. The dividend streams and terminal values were then discounted to present values using discount rates ranging from 9% to 13%, which reflect different assumptions regarding the required rates of return of holders or prospective buyers of JSB Common Stock. The foregoing analysis indicated a range of present values of JSB on a stand-alone basis from $20.13 per share to $28.25 per share.

  Analysis at Various Prices for USBANCORP. Legg Mason reviewed the implied value of the Merger Consideration at USBANCORP Common Stock prices ranging from $20.50 to $27.50 per share, including prices between $24.50 and $25.50 per share where the exchange ratio is structured to vary between .4853 and .5053 producing a constant transaction value. Based on the aggregate and per share Merger Consideration implied at these various prices, Legg Mason calculated the multiple of JSB's LTM earnings, market value, book value and tangible book value produced in the Merger. This analysis yielded a range of transaction values as a multiple of earnings of 13.0x to 14.9x, a range of transaction values as a multiple of market value of 1.41x to 1.62x, a range of transaction values as a multiple of book value of 1.45x to 1.67x and a range of transaction values as a multiple of tangible book value of 1.48x to 1.69x. At USBANCORP Common Stock prices between $24.50 and $25.50 per share, this analysis yielded a transaction value as a multiple of LTM earnings of 14.2x, a transaction value as a multiple of market value of 1.55x, a transaction value as a multiple of book value of 1.60x and a transaction value as a multiple of tangible book value of 1.62x.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Legg Mason's opinion. In arriving at its fairness determination, Legg Mason considered the results of all such analyses. No company or transaction used in the above analysis as a comparison is identical to USBANCORP or JSB or the contemplated transaction. The analyses were prepared by Legg Mason solely for the purpose of providing its opinion to the USBANCORP Board of Directors as to the fairness of the Merger Consideration to be paid by USBANCORP and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses.

  As described above, Legg Mason's opinion was one of many factors taken into consideration by the USBANCORP Board of Directors in making its determination to approve the Merger Agreement. Legg Mason's opinion is directed only to the fairness from a financial point of view of the Merger Consideration to be paid by USBANCORP in the Merger, and does not address any other aspect of the Merger. Although the foregoing summary describes the material aspects of the analyses performed by Legg Mason in connection with its opinion, it does not purport to be a complete description of all the analyses performed by Legg Mason and is qualified by reference to the written opinion of Legg Mason set forth in Annex B hereto, which shareholders are urged to read in its entirety.

  In the ordinary course of its business, Legg Mason trades the equity securities of USBANCORP and JSB for its own account and the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities.

  USBANCORP has paid Legg Mason $150,000 for its services, including reimbursement for its out-of-pocket expenses, and has agreed to indemnify Legg Mason against certain liabilities, including certain liabilities under the federal securities laws.

 JSB

  During the negotiations that culminated in the November 10, 1993 execution of the original Merger Agreement, the JSB Board of Directors retained RP Financial as its financial advisor in connection with the Merger and requested RP Financial to deliver its opinion with respect to the fairness of the Merger from a financial point of view to JSB shareholders. Prior to executing the original merger agreement, RP Financial provided an oral opinion to the JSB Board of Directors on November 10, 1993, that the proposed merger consideration was fair to shareholders of JSB from a financial point of view. Before RP Financial delivered a written opinion regarding the proposed merger consideration, USBANCORP and JSB renegotiated the merger consideration which led to the execution of the amended Merger Agreement on January 18, 1994. Subsequent to the proposal on December 20, 1993, by USBANCORP to JSB to reduce the merger consideration, JSB also retained Alex. Brown to deliver, among other things, its opinion with respect to the fairness of the Merger from a financial point of view to JSB shareholders.

  Alex. Brown. JSB retained Alex. Brown to act as JSB's financial advisor in connection with the Merger and related matters. Alex. Brown was selected to act as JSB's financial advisor based upon its qualifications, expertise and reputation, as well as Alex. Brown's familiarity with JSB's business and market area. Alex. Brown regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry. Alex. Brown does not publish research reports relating to JSB nor actively makes a market in JSB common stock.

  On January 18, 1994, at the meeting at which the JSB Board of Directors approved and adopted the amendment to the Merger Agreement, Alex. Brown delivered a written opinion to the JSB Board of Directors that as of such date the consideration to be received by the shareholders of JSB for each share of JSB Common Stock, cash in the amount of $10.13 and a fraction of a share of USBANCORP Common Stock as follows: (a) if the Average Closing Price on the Closing Date is less than or equal to $24.50 per share, then .5053 shares of USBANCORP Common Stock; (b) if the Average Closing Price on the Closing Date is greater than or equal to $25.50 per share, then .4853 shares of USBANCORP Common Stock; or (c) if the Average

Closing Price on the Closing Date is greater than $24.50 per share but less than $25.50 per share, then the conversion ratio will be determined by dividing $22.50 by the Average Closing Price and multiplying the resulting figure by .55, was fair to the shareholder of JSB from a financial point of view. Alex. Brown did not determine or recommend the type or amount of Merger Consideration. No limitations were imposed by the JSB Board of Directors upon Alex. Brown with respect to the investigations made or procedures followed by it in rendering its opinion.

  The full text of Alex. Brown's opinion, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex C and is incorporated herein by reference. JSB shareholders are urged to read the Alex. Brown opinion in its entirety. The following summary of the opinion delivered by Alex. Brown is qualified in its entirety by reference to the full text of the opinion.

  In rendering its opinion, Alex. Brown (i) reviewed the Merger Agreement, certain publicly available business and financial information concerning JSB and USBANCORP and certain internal financial analyses and forecasts for JSB prepared by JSB management, (ii) held discussions with members of senior management of JSB regarding the past and current business operations, financial condition, and future prospects of JSB, (iii) reviewed the reported price and trading activity for JSB Common Stock and USBANCORP Common Stock and compared certain financial and stock market information for JSB and USBANCORP and similar information for certain other companies, the securities of which are publicly traded, (iv) reviewed the financial terms of certain recent business combinations which Alex. Brown deemed comparable in whole or in part, and (v) performed such other studies and analyses as Alex. Brown considered appropriate.

  Alex. Brown relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinion. With respect to the financial forecasts reviewed by Alex. Brown in rendering its opinion, Alex. Brown assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of JSB as to the future financial performance of JSB. Alex. Brown did not make an independent evaluation or appraisal of the assets or liabilities of JSB nor was it furnished with any such appraisal.

  The summary set forth below does not purport to be a complete description of the analyses performed by Alex. Brown in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses or of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. No one of the analyses performed by Alex. Brown was assigned a greater significance than any other. In performing its analyses, Alex. Brown made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond JSB's or USBANCORP's control. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  Analysis of Selected Publicly Traded Companies. In preparing its opinion, Alex. Brown, using publicly available information, compared selected financial information including book value, tangible book value, recent earnings, asset quality ratios and loan loss reserve levels, for JSB and a group of thrift organizations.

  The group comprised 12 thrifts located in the Commonwealth of Pennsylvania that possessed an asset base between $100 million and $1.0 billion ("Pennsylvania Community Thrift Comparables Group"). The Pennsylvania Community Thrift Comparables Group included Chester Valley Bancorp, Inc., First Harrisburg Bancorp, Fidelity Bancorp, Inc., Harleysville Savings Bank, Laurel Capital Group, Inc., Progress

Financial Corp., Prime Bancorp, Inc., Parkvale Financial Corp., PennFirst Bancorp, Inc., Reliable Financial Corp., First Shenango Bancorp, Inc. and York Financial Corp. As of September 30, 1993, the relative multiples of the market price of JSB Common Stock and the mean market price of the common stock of the Pennsylvania Community Thrift Comparables Group to such selected financial data was: to stated book value, 136.7% for JSB and 122.1% for the Pennsylvania Community Thrift Comparables Group; to tangible book value, 139.0% for JSB and 123.0% for the Pennsylvania Community Thrift Comparables Group; and to total assets, 7.8% for JSB and 8.4% for the Pennsylvania Community Thrift Comparables Group. However, as the Pennsylvania Community Thrift Comparables Group exhibited stronger profitability during the nine months ended September 30, 1993 than JSB, earnings multiple comparisons with this group were deemed inappropriate by Alex. Brown.

  Analysis of Comparable Acquisition Transactions. In preparing its opinion, Alex. Brown analyzed certain comparable merger and acquisition transactions for thrift institutions based upon the acquisition price relative to stated book value, latest twelve months earnings, total assets and the premiums to core deposits. The market price premium, which is measured against the market price of the common stock of the acquired corporation one month prior to the acquisition's announcement, was not deemed relevant due to the stock price volatility resulting from JSB's previously announced and subsequently renegotiated merger transaction with USBANCORP. The analysis included a review and comparison of the mean multiples represented by a sample of recently effected or pending thrift acquisitions nationwide having a transaction value between $30 million and $150 million which were announced since January 1, 1992 (a total of 61 transactions), as segmented into: (i) transactions in Pennsylvania, West Virginia, Virginia, Delaware, New Jersey and Maryland (12) ("Regionally-Segmented Transactions"); (ii) transactions in which the selling thrift demonstrated a return on average assets of between 0.50% and 1.00% during the year of an announced acquisition (25) ("Profitability-Segmented Transactions"); (iii) transactions in which the selling thrift had non-performing assets between 1.00% and 2.00% for the most recent quarter prior to an announced acquisition (20) ("Asset Quality-Segmented Transactions"); and
(iv) nationwide thrift transactions announced since January 1, 1993 (33) ("More Recent Transactions").

  Based on the closing stock price of USBANCORP Common Stock on January 17, 1994 ($24.75), the Merger Consideration at January 18, 1994, was $22.50 per JSB share (the "Comparison Value"). The relative multiples of the Comparison Value and each of the comparable acquisition transaction segmentations are provided in the following table:

                                                  PURCHASE PRICE TO
                                                  -----------------
                                                                    CORE DEPOSIT
TRANSACTION GROUP                                 BOOK VALUE ASSETS   PREMIUM
- -----------------                                 ---------- ------ ------------
Comparison Value.................................   165.2%    13.4%     9.1%
Comparable acquisition transactions
  (a) Nationwide.................................   144.7     11.9      6.1
  (b) Regionally-Segmented.......................   123.0     10.7      3.8
  (c) Profitability-Segmented....................   136.1     10.8      5.3
  (d) Asset Quality-Segmented....................   154.8     12.7      7.2
  (e) More Recent................................   162.6     13.2      7.5

  Discounted Cash Flow Analysis. Using discounted cash flow analysis, Alex. Brown estimated the present value of the future dividend streams that JSB could produce over a five year period, under different assumptions as to required equity levels, if JSB performed in accordance with JSB management forecasts and certain variants thereof. Alex. Brown also estimated the terminal value for JSB's common equity after the five year period by applying book value acquisition multiples (123%-165%) derived from the average price to book multiples generated by the different segmentations in the comparable transaction analysis. The dividend streams and terminal values were then discounted to present values using discount rates ranging from 12.5% to 17.5% which reflect different assumptions regarding the required rates of return of holders or prospective buyers of JSB Common Stock.

  Reference Range. Based in part on the several analyses discussed above, Alex. Brown developed, for purposes of its opinion, a reference range for the value of JSB Common Stock of $13.49 to $21.83 per share of JSB Common Stock. The values reflected in the foregoing reference range were considered along with the other analyses performed by Alex. Brown and were not intended to represent the price at which 100% of the JSB Common Stock could actually be sold. The foregoing reference ranges were based in part on the application of economic and financial models and are not necessarily indicative of actual values, which may be significantly more or less than such estimates. The reference ranges do not purport to be appraisals.

  Compensation of Financial Advisor. Pursuant to the terms of an engagement letter dated January 6, 1994, JSB has agreed to pay Alex. Brown a fee of $200,000 for acting as a financial advisor in connection with the Merger, including rendering its opinion. Of this fee, $25,000 was paid to Alex. Brown upon execution of the engagement letter, $50,000 of this fee was paid to Alex. Brown upon signing of the amendment to the Merger Agreement and the balance of this fee is payable to Alex. Brown upon consummation of the Merger. Whether or not the Merger is consummated, JSB has agreed to reimburse Alex. Brown for certain reasonable out-of-pocket expenses and has also agreed to indemnify Alex. Brown and certain related persons against certain liabilities relating to or arising out of its engagement.

  RP Financial. RP Financial was selected by JSB to act as its financial advisor because of RP Financial's expertise in the valuation of businesses and their securities in connection with mergers and acquisitions of savings and loans, savings banks and savings and loan holding companies. RP Financial has not previously acted as financial advisor to JSB. Pursuant to a letter agreement dated November 5, 1993, RP Financial will receive from JSB a fee of $30,000, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the Merger. Due to the subsequent revision to the Merger Agreement, RP Financial was paid an additional fee of $5,200 to compensate RP Financial for the additional analyses which were required.

  The full text of RP Financial's opinion, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex D and is incorporated herein by reference. JSB shareholders are urged to read the RP Financial opinion in its entirety. The following summary is qualified in its entirety by reference to the full text of the opinion.

  JSB has agreed to indemnify and hold harmless RP Financial, any affiliates of RP Financial and the respective directors, officers, agents and employees of RP Financial who act for or on behalf of RP Financial from and against any and all losses, claims, damages and liabilities caused by or arising out of any untrue statement of a material fact contained in the information supplied by JSB to RP Financial or an omission to state a material fact contained in the information supplied by JSB to RP Financial or an omission to state a material fact in the information so provided that is required to be stated or necessary to make the statements not misleading. Pursuant to their agreement, JSB will not be required to indemnify RP Financial for any such losses, claims, damages and liabilities if RP Financial is determined to be negligent or otherwise at fault, or if RP Financial is determined to have failed to exercise such due diligence and to conduct such independent investigations as the circumstances indicate; provided, however, that RP Financial will be entitled to indemnification for any such losses, claims, damages and liabilities to the extent that RP Financial reasonably relied upon information furnished by JSB whether or not JSB is determined to have been negligent or otherwise at fault. In addition, if RP Financial is entitled to indemnification from JSB under the agreement and in connection therewith incurs legal expenses in defending any legal action challenging the opinion of RP Financial where RP Financial is not negligent or otherwise at fault or is found by a court of law to be not negligent or otherwise at fault, JSB will indemnify RP Financial for all reasonable expenses.

  RP Financial reviewed and analyzed the following material in conjunction with its valuation of JSB and the adequacy of the Merger Consideration: (1) the Merger Agreement, dated November 10, 1993, and amended January 18, 1994, inclusive of exhibits and the Stock Option Agreement; (2) the following information for JSB: (a) audited financial statements for the fiscal years ended December 31, 1989, through 1992, included or incorporated in Annual Reports to Shareholders, or Annual Reports on Form 10-Ks or

Form F-2s and unaudited financial statements for the nine months ended September 30, 1993, and internal reports for the twelve months ended December 31, 1993, (b) proxy statements for 1992 and 1993, (c) the budget plan for calendar year ended December 31, 1994 and (d) unaudited internal and regulatory financial reports and analyses prepared by management and other related corporate records and documents regarding various aspects of JSB's assets and liabilities, particularly rates, volumes, maturities, market values, trends, credit risk, interest rate risk and liquidity risk of JSB's assets, liabilities, off-balance sheet assets, commitments and contingencies; (3) the following information for USBANCORP: (a) audited financial statements for the calendar years ended December 31, 1989, through 1992, included or incorporated in Annual Reports and Form 10-Ks including shareholder and internal reports, and unaudited financial statements for the nine months ended September 30, 1993, and internal reports for the twelve months ended December 31, 1993, (b) proxy statements for 1992 and 1993, (c) the 1994 budget, (d) unaudited internal and regulatory financial reports prepared by management and other related corporate records and documents regarding various aspects of USBANCORP's assets and liabilities, particularly rates, volumes, maturities, market values, trends, credit risk, interest rate risk and liquidity risk of USBANCORP's assets, liabilities, off-balance sheet assets, commitments and contingencies;
(4) discussions with JSB's current management and USBANCORP's management regarding past and current business operations, financial condition and future prospects of the respective institutions; (5) USBANCORP's results compared to the latest publicly-available published financial statements, operating results and market pricing of publicly-traded banks and bank holding companies, including those with comparable characteristics and those headquartered in Pennsylvania; (6) market value information and pricing ratios of USBANCORP Common Stock, such as market capitalization, volume, price history, price/earnings ratio, price/book ratio, price/tangible book ratio, price/assets ratio, dividend yield and dividend payout ratio, compared to other publicly-traded banks and bank holding companies, including those with comparable characteristics and those headquartered in Pennsylvania; (7) the trading market for the JSB Common Stock compared to similar information for savings institutions or savings and loan holding companies with comparable resources, financial condition, earnings, operations and markets, including those operating in Pennsylvania; (8) JSB's financial, operational and market area characteristics compared to similar information for comparable savings institutions or savings and loan holding companies, including those operating in Pennsylvania; (9) the potential for growth and profitability for JSB and USBANCORP in their respective markets, specifically regarding competition by other banks, savings institutions, mortgage banking companies and other financial services companies, economic projections in the local market area and the impact of the regulatory, legislative and economic environments on operations of the thrift and banking industries; (10) the financial terms, financial and operating conditions and market areas of other recent business combinations of comparable savings institutions and savings and loan holding companies; and (11) the potential pro forma impact of the Merger on USBANCORP's financial condition, operating results and per share figures.

  In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning JSB and USBANCORP as furnished by the respective institutions to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding other financial institutions and economic data. With respect to the financial forecasts RP Financial reviewed for each institution, RP Financial assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of each respective institution. RP Financial did not review individual credit files nor did RP Financial perform or obtain any independent appraisals or evaluations of the assets, liabilities, subsidiaries and potential and/or contingent liabilities of JSB and USBANCORP. In addition, JSB informed RP Financial and RP Financial assumed, with JSB's consent, that the Merger will be recorded as a purchase under generally accepted accounting principles ("GAAP"). RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger as set forth in the Merger Agreement to be consummated.

  RP Financial's opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of January 18, 1994; events occurring after that date could materially affect the assumptions used in preparing the opinion.

  In connection with rendering its opinion, RP Financial performed a variety of financial analyses, which are summarized below. Although the evaluation of the fairness, from a financial point of view, of the consideration to be paid in the Merger was to some extent subjective based on the experience and judgment of RP Financial, and not merely the result of mathematical analysis of financial data, RP Financial principally relied on three basic financial valuation methodologies in its determinations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. RP Financial believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial's opinion. In its analyses, RP Financial made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond the control of JSB and USBANCORP. The analyses were prepared by RP Financial solely for the purpose of providing its opinion as to the fairness of the Merger Consideration to the JSB Board of Directors and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Any estimates contained in RP Financial's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. None of the analyses performed by RP Financial was assigned a greater significance by RP Financial than any other.

  Based upon the discounted cash flow analysis and comparable companies and comparable acquisition analyses and other factors, including but not limited to the future prospects of JSB as an independent savings bank, RP Financial rendered its written opinion that the Merger Consideration, as revised, was fair from a financial point of view. RP Financial believes that the Merger Consideration, as revised, is fair on the basis of these analyses. Although the Merger Consideration appears to be less attractive than initially offered, the Merger will be less dilutive to USBANCORP Common Stock than at the higher price, a key aspect in that a portion of the Merger Consideration is in the form of USBANCORP Common Stock.

  Discounted Cash Flow Analysis. Using a discounted cash flow analysis, RP Financial estimated the present value of future dividends based on JSB's current payout ratio over a five-year period under alternative strategies and the present value of the sale-of-control value at the end of the fifth year, reflecting a range of multiples to book value of 1.25 to 1.75 times. Three alternative strategies were analyzed as set forth in the following pages, reflecting a base case scenario, an aggressive growth scenario and a profit improvement scenario. The price/tangible book multiples incorporated in RP Financial's analysis were primarily based on the annual average price/tangible book multiple for completed acquisitions of savings institutions falling within the range of 1.12 to 1.29 for the last five years, and, to a lesser extent, pending acquisitions currently averaging 1.64 times. The dividend streams and sale-of-control values were then discounted to present values using a 12% discount rate which reflects the required rates of return on comparably publicly-traded savings institutions. The range of present values per fully diluted share of JSB's common stock resulting from these assumptions were $16.68 to $25.61. The value of the Merger Consideration per share of JSB Common Stock was $22.50 based on the average closing price of USBANCORP Common Stock on January 17, 1994, which fell in the upper end of the range of computed present values.

  Comparable Acquisition Transactions. RP Financial compared the Merger on the basis of stated multiples of stated book value, tangible book value and earnings of JSB implied by the Merger Consideration to be paid to the holders of JSB Common Stock, as of the date of determination with the same ratios in pending acquisitions and consummated acquisitions during 1992 and 1993 to date of savings and loan associations, savings banks and savings and loan holding companies in Pennsylvania and also those RP Financial deemed comparable in terms of size, location, capitalization, profitability and operating strategy and who were also publicly-traded prior to their acquisition. Such comparable acquisitions included institutions with total assets between $200 million and $1 billion, consisting primarily of institutions based in the Mid-Atlantic and rustbelt regions of the country, including Pennsylvania. JSB's acquisition pricing multiples, as determined by the last ten trading days for USBANCORP Common Stock and at the minimum price, fell in the upper portion of the range of 19 comparable completed acquisitions in terms of price/tangible book value and price/earning ratios and exceeded the medians paid in these transactions of 1.3 times tangible book value and 12.2 times earnings, and fell in the lower portion of the range of 12 comparable pending acquisitions in terms of price/tangible book value and price/earnings ratios, exceeded by the medians offered in these pending transactions of 1.7 times tangible book value and 16.5 times earnings. JSB's acquisition pricing multiples, as determined by the last ten trading days for USBANCORP Common Stock and at the minimum price, exceeded the multiples of all of four completed Pennsylvania acquisitions during 1992 and 1993, whose median price/tangible book value and price/earnings ratios were approximately 1.0 and 8.5 times, respectively, and fell in the upper middle of the range of the four pending Pennsylvania acquisitions whose median price/tangible book value and price/earnings ratios were approximately
1.5 and 15.4 times, respectively.

  No company or transaction used in this composite analysis is identical to JSB or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the public trading values of the securities of the company or companies to which they are being compared.

  Impact Analysis. RP Financial analyzed the effect of the Merger on the earnings per share and book value per share based on pro forma analyses prepared by the management of USBANCORP and its independent accountants and certain estimates by RP Financial. At the time performed, this analysis indicated that the Merger would be dilutive to USBANCORP's earnings per share for the nine month period ended September 30, 1993, before factoring in the potential earnings synergies through an anticipated reduction in duplicate staffing, other expenses and expanded products and services offerings. RP Financial's analysis also took into account the Merger's dilutive effect on USBANCORP's book value and tangible book value per share at September 30, 1993. RP Financial also considered the dilutive impact of the Merger on the pro forma capitalization of USBANCORP. In addition, RP Financial's analysis considered the dilutive impact of the Merger to forecasted earnings as reflected in USBANCORP's 1994 budget, which also incorporated the impact of expected merger synergies as well as the one-time net impact of one time gains on asset liquidations and acquisition related expenses. It is RP Financial's understanding that, based on conversations with USBANCORP and JSB, pro forma earnings incorporating anticipated synergies beyond the first year are currently expected to be accretive. The impact analysis was based on data available at the time performed and should not be construed as indicative of the actual impact of the Merger upon consummation or future impact of the Merger following consummation.

  As described above, RP Financial's opinion and presentation to the JSB Board of Directors was one of many factors taken into consideration by the JSB Board of Directors in making its determination to approve the Merger Agreement. Although the foregoing summary describes the material provisions of the written opinion presented by RP Financial to the JSB Board of Directors on January 18, 1994, in connection with its opinion of that date, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial set forth in Annex D hereto.

  Based on the foregoing, RP Financial has advised the JSB Board of Directors that, in its opinion, the financial terms of the Merger are fair to JSB and its shareholders. The opinion of RP Financial is directed toward the consideration to be received by JSB shareholders and does not constitute a recommendation to any JSB shareholder to vote for the Merger Agreement.

EFFECTIVE DATE OF THE MERGER

  The Merger will become effective at the close of business on the date on which all conditions to the closing of the Merger Agreement have been satisfied (including the receipt of all shareholder and regulatory approvals) or are waived, and on which both (i) the Interim Merger is consummated by filing of Articles of Merger with the Department of State of the Commonwealth of Pennsylvania in accordance with the BCL, and (ii) the U.S. Bank Merger is consummated by the filing of the Notice of Consummation with the Office of the Comptroller of the Currency (the "OCC"), in accordance with the National Bank Act, or on such later date as the Articles of Merger and the Notice of Consummation may specify.

FINANCING THE MERGER

  USBANCORP will pay no more than $19,690,593 in cash to JSB shareholders in connection with the Merger exclusive of amounts paid (i) in exchange for JSB Common Stock issuable upon the exercise of stock options, (ii) in connection with the cancellation of options to acquire JSB Common Stock, (iii) in lieu of fractional shares and (iv) in excess of $22.50 to holders of JSB Common Stock, if any, who perfect their dissenters' rights. The source of funds to finance this portion of the consideration will be a combination of interest bearing deposits with banks and the sale of investment securities classified as available for sale. See "PRO FORMA FINANCIAL INFORMATION."

REGULATORY APPROVALS

  One or more separate steps of the Merger is subject to approval of the Pennsylvania Department of Banking (the "Department"), the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the OCC and the Federal Deposit Insurance Corporation (the "FDIC").

 Pennsylvania Department of Banking

  USBANCORP's formation of JIB and the Interim Merger are subject to approval by the Department under the PBC. An application to form JIB was filed with the Department on November 23, 1993, and was approved on December 22, 1993. JIB was incorporated on December 22, 1993. An application for the Interim Merger of JIB and JSB was filed on March 17, 1994. Under the PBC, the Department will conduct an investigation to determine whether the Interim Merger will be consistent with adequate and sound banking and in the public interest on the basis of (i) the financial history and condition of the parties, (ii) their prospects, (iii) the character of their management, (iv) the potential effect of the Interim Merger on competition and (v) the convenience and needs of the area primarily to be served by the resulting corporation. In ruling upon the application, the Department must also take into consideration whether the Interim Merger will adequately protect the interests of the depositors, other creditors and shareholders of JSB.

 Federal Reserve Board

  The formation of JIB by USBANCORP is also subject to prior approval by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHCA"). Under Section 3 of the BHCA, the Federal Reserve Board must withhold approval of the formation of JIB if it finds that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any geographic area. In addition, the Federal Reserve Board may not approve the transaction if it finds that the effect thereof may be substantially to lessen competition or to tend to create a monopoly or would in any other manner be in restraint of trade, unless it finds that the anti-competitive effects are clearly outweighed in the public interest by the probable effects of the transaction in meeting the convenience and needs of the communities to be served. In each case, the Federal Reserve Board will also take into consideration the financial and managerial resources and future prospects of the banking subsidiaries following the transactions, as well as the compliance records of such banking subsidiaries with the Community Reinvestment Act. The Federal Reserve Board has indicated that it will not approve a significant acquisition unless the resulting institution has adequate capitalization taking into account, among other things, asset quality. An application for approval by the Federal Reserve Board was filed on March 17, 1994.

 Federal Deposit Insurance Corporation

  The FDIC must approve the Interim Merger and the granting of deposit insurance to JIB. Application for FDIC approval of the Interim Merger and the granting of deposit insurance was filed on March 18, 1994. In approving the Interim Merger, Section 18(c) of the Federal Deposit Insurance Act (the "FDIA") requires the FDIC to follow the same guidelines the Federal Reserve Board must follow in approving the formation of JIB. See "Regulatory Approvals--Federal Reserve Board."

 Office of the Comptroller of the Currency

  The U.S. Bank Merger is subject to the approval of the OCC, as primary regulator of U.S. Bank, under Section 18(c) of the FDIA and Section 215a of the National Bank Act. Application for such approval was filed with the OCC on March 17, 1994. Under Section 18(c) of the FDIA, the OCC must follow the same guidelines as the Federal Reserve Board must follow in approving the formation of JIB. See "Regulatory Approvals--Federal Reserve Board."

CONDITIONS TO CONSUMMATION OF THE MERGER

  In addition to the regulatory approvals described above and the approval of the Merger Agreement by the respective shareholders of USBANCORP and JSB, consummation of the Merger is contingent upon the satisfaction or waiver of a number of other conditions, including, among others: (i) the continued accuracy in all material respects of the representations and warranties made by, and the performance of and compliance with, in all material respects, all covenants and obligations of, USBANCORP and JSB contained in the Merger Agreement; (ii) the due and valid authorization by USBANCORP, U.S. Bank and JSB of the execution, delivery and performance of the Merger Agreement, and receipt by JSB and USBANCORP of copies of certified resolutions of the other party evidencing such authorizations; (iii) the absence of any order, decree or injunction which enjoins or prohibits consummation of the Merger; (iv) the declaration and continued effectiveness of the registration statement filed by USBANCORP with the Securities and Exchange Commission (the "SEC") (of which this Proxy Statement/Prospectus is a part) registering the shares of USBANCORP Common Stock to be issued in the Merger (the "Registration Statement"); (v) the due registration or qualification of USBANCORP Common Stock in all states in which such action is required; (vi) receipt of legal opinions with respect to matters of corporate law; (vii) the absence of any material adverse change (as defined in the Merger Agreement) since September 30, 1993, in either USBANCORP or JSB;
(viii) receipt by USBANCORP and JSB of an opinion of counsel, dated the Effective Date, with respect to certain tax matters in form and substance reasonably satisfactory to USBANCORP and JSB; and (ix) as a condition of JSB's obligation only, the Average Closing Price being equal to or greater than $20.50. On the Effective Date, USBANCORP and JSB must each present to the other a certificate stating that certain of these conditions have been satisfied.

REPRESENTATIONS AND WARRANTIES

  The representations and warranties of JSB and USBANCORP are set forth in Articles II and III of the Merger Agreement. These representations and warranties, among other things, relate to: (i) the organization, good standing and capitalization of USBANCORP, JSB and their respective subsidiaries; (ii) the corporate power and authority of each party to enter into the Merger Agreement; (iii) the substantial compliance by USBANCORP, U.S. Bank and JSB with all applicable statutes, codes, ordinances, judgments, orders, writs, decrees, rules and regulations; (iv) the absence of any violation by USBANCORP, U.S. Bank and JSB of their respective Articles of Incorporation, Articles of Association or Bylaws or any agreement or similar instrument that in any respect could materially adversely affect their respective activities or operations, properties or assets or the execution and delivery of the Merger Agreement and the transactions contemplated thereby; (v) the truth and correctness in all material respects of the information contained in the Registration Statement at the time it is declared effective, the regulatory applications, and all documents filed with or submitted to any federal or state regulatory agency by USBANCORP and JSB in connection with the Merger;

(vi) the fact that the regulatory reports delivered by USBANCORP and JSB to the other have been prepared in conformity with applicable regulatory accounting principles and practices applied on a consistent basis and present fairly, or will present fairly, the financial position, results of operations and changes in shareholders' equity of JSB and USBANCORP respectively; (vii) the fact that the financial statements delivered by USBANCORP and JSB to the other have been prepared inconformity with GAAP applied on a consistent basis and present fairly, in all material respects, the consolidated financial position of the respective parties and their subsidiaries; (viii) the fact that any consents required in connection with the Merger Agreement or the Merger have been provided; (ix) the fact that USBANCORP, JSB and their respective subsidiaries hold all licenses, franchises and permits necessary for the lawful conduct of their businesses and have complied in all material respects with applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them; (x) the fact that, to their knowledge, neither USBANCORP, JSB, their respective subsidiaries nor any properties owned or operated by any of them are not and have not been in violation of any Environmental Law, as defined in the Merger Agreement, that would have a material adverse effect on their respective assets, financial condition or results of operations; (xi) the due delivery of the securities documents delivered by USBANCORP and JSB to the other, and compliance, in all material respects, with the Exchange Act and the applicable rules and regulations of the Commission; (xii) the validity of title to real and personal property and assets owned by JSB; (xiii) the validity of all material leases executed by JSB and its subsidiaries and the absence of any existing material default or event which with notice or lapse of time or otherwise would constitute a material default under such leases by JSB, its subsidiaries or by the lessor with respect thereto; (xiv) due filing of tax returns and the payment of taxes due and the compliance with all other tax matters relating to each of USBANCORP, JSB and their respective subsidiaries; (xv) except as disclosed in JSB's financial statements, the absence of any material transaction between JSB and any related party as described in the Merger Agreement; (xvi) the absence of liability of USBANCORP, JSB, their respective subsidiaries and any pension plan maintained by any of these parties to the Pension Benefit Guaranty Corporation or the IRS and the compliance by such plans with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (xvii) the existence of any employment contracts with JSB; (xviii) the absence or existence of any material litigation pending or threatened against USBANCORP, JSB and their respective subsidiaries except that JSB makes no representation concerning any legal, administrative, arbitration or other proceeding, claim or action arising out of or relating to JSB's execution of the amendment to the Merger Agreement or the transactions contemplated thereby; (xix) except for Emerald, the absence of any brokers or finders retained in connection with the Merger; (xx) the adequacy of the amount of insurance carried by JSB and its subsidiaries; (xxi) the adequacy of the allowance for loan losses reflected in the Regulatory Reports and balance sheets of the parties; and (xxii) the absence of any material adverse change in the assets, financial condition or results of operations of USBANCORP, JSB and their respective subsidiaries, taken as a whole.

CONDUCT OF BUSINESS PENDING THE MERGER

  Pursuant to the Merger Agreement, JSB has agreed, among other things, that, prior to the Effective Date, without the prior written consent of USBANCORP, JSB and each JSB subsidiary will conduct its business and operations only in the ordinary course, and will use their best efforts to preserve their business organizations intact, to maintain good relationships with their employees and to preserve their goodwill with their customers and others having business relations with them. For purposes of the Merger Agreement, it is not deemed to be conduct in the ordinary course of business for JSB to (i) make any capital expenditure of $50,000 or more, (ii) make any sale, assignment, transfer or other disposition of assets (other than investment securities and residential mortgage loans sold in the ordinary course of business) having a book or market value, whichever is less, in the aggregate, of more than $50,000, other than a pledge of assets to secure government deposits, the exercise of trust powers, sale of assets received in satisfaction of debts previously contracted in the ordinary course of business or transactions in investment securities by a JSB subsidiary or repurchase agreements made, in each case, in the ordinary course of business or (iii) undertake any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving an unbudgeted payment of $50,000 in the aggregate, or containing a material financial commitment and extending beyond 12 months from the date of the Merger Agreement. Further, both parties have agreed that, prior to the Effective Date, each will give to the other reasonable access during normal business hours to their respective properties, books and records and will furnish to the other information concerning their respective affairs.

  JSB has also agreed to certain restrictions on the conduct of its activities pending the Merger. The Merger Agreement provides, among other things, that neither JSB nor any JSB subsidiary may, without the prior written consent of USBANCORP (i) issue, sell, purchase, acquire, redeem or grant options or rights to purchase shares of its capital stock, except upon the exercise of outstanding options; (ii) change the number of authorized shares of its capital stock; (iii) set aside or pay any dividend except that JSB may pay a regular quarterly cash dividend, consistent with past practices, not to exceed $.05 per share for each successive quarter prior to the Effective Date, if the Effective Date is not on or before the record date for payment by USBANCORP of a regular cash dividend of at least $.22 per share in such quarter, provided that such dividend shall not exceed 30% of JSB's consolidated net income for such quarter without reference to securities gains or losses resulting from changes in accounting principles or other extraordinary items; (iv) enter into any contract, arrangement or commitment, except in the ordinary course of business, consistent with past practices or as permitted by the Merger Agreement; (v) enter into, amend or terminate any material contract or employment contract or grant any severance or termination pay other than in accordance with Exhibit 3 and Exhibits 6A through 6D to the Merger Agreement; (vi) implement or amend any employee pension, retirement, bonus or other benefit plan; (vii) sell or otherwise dispose of the capital stock of any subsidiary other than in the ordinary course of business; (viii) merge or consolidate JSB with any other corporation; (ix) make any acquisition of all or any substantial portion of the business or assets of any other person, firm or organization; (x) sell or lease all or any substantial portion of the assets or business of JSB; (xi) make any material change in the nature of its business or operations; (xii) amend its Articles of Incorporation or Bylaws; (xiii) incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice; (xiv) take any action which would result in any of the representations and warranties set forth in the Merger Agreement becoming materially untrue; (xv) change any method, practice or principle of accounting except changes required as a result of changes in GAAP; (xvi) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing agreement to which JSB or any JSB subsidiary is a party, other than in the ordinary course of business, consistent with past practice;
(xvii) compromise, extend or restructure any loan with an unpaid principal balance exceeding $250,000; (xviii) sell, exchange or otherwise dispose of any investment securities held for investment, or any securities or loans that are held for sale prior to scheduled maturity, other than consistent with past practice agreed upon by the parties; (xix) make any investment in capital stock or securities of any other entity not rated "A" or higher either by Standard & Poor's Corporation or Moody's Investment Services, Inc., other than in the ordinary course of business consistent with past practice or JSB's existing investment policy; (xx) except consistent with past practice, make any loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any affiliate or compromise, extend, renew or modify any such commitment outstanding; (xxi) except consistent with past practice, enter into, renew, extend or modify any other transaction with any affiliate;
(xxii) enter into any swap or similar commitment, agreement or arrangement which is not consistent with past practice and which increases the credit or interest rate risk over the levels existing at September 30, 1993; or (xxiii) agree to do any of the foregoing or take any action that would constitute a breach of representation or warranty contained therein, or permit any subsidiary to do so.

NO SOLICITATION OF TRANSACTIONS

  The Merger Agreement provides that, except as described below, commencing upon expiration of the Marketing Period (See "Background and Reasons for the Merger and Recommendations of the Boards" herein), JSB will not, and JSB will not permit its affiliates, officers, directors, employees, agents or representatives to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond to requests for information, inquiries or other communications from, any person other than USBANCORP concerning the Merger Agreement, or any acquisition of JSB, or any JSB subsidiary, or any assets or business of either JSB or any JSB subsidiary, except that JSB's officers and directors may respond to inquiries of stock analysts, regulatory authorities and shareholders in the ordinary course of business. JSB also may respond to unsolicited inquiries from third parties and/or engage in discussions, negotiations, or agreements or understandings or authorize any of its directors, officers, employees or agents to do so if the JSB Board of Directors, after receipt of a written opinion of counsel, determines that such actions are required in the exercise of their fiduciary duties. Further, the Merger Agreement requires JSB to notify USBANCORP immediately if any such discussions or negotiations are sought by, or if any such requests for information, inquiries or communications are received from, any person other than USBANCORP.

  As a condition to USBANCORP entering into the amendment to the Merger Agreement, the directors of JSB have executed a Letter Agreement in which they have agreed in their individual capacities, among other things, not to initiate or engage in any negotiations or discussions with any party other than USBANCORP with respect to any offer, sale, transfer, or other disposition of, any shares of JSB Common Stock. Such directors have also agreed to vote shares of JSB Common Stock owned by them in favor of the Merger Agreement. A copy of the form of letter agreement executed by the directors of JSB is included as
Exhibit 1 to the Merger Agreement attached hereto as Annex A. See "Background and Reasons for the Merger and Recommendations of the Boards" above.

WAIVERS; AMENDMENT

  Subject to applicable law, (i) the Merger Agreement may be amended at any time prior to the Effective Date, by written action taken by duly authorized officers of USBANCORP, U.S. Bank, and JSB, and (ii) USBANCORP, U.S. Bank, and JSB, by written action taken by duly authorized officers of each, may (a) extend the time for performance of obligations of either party under the Merger Agreement, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or (c) waive compliance with any agreements or conditions to consummation of the Merger.

TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, notwithstanding prior shareholder approval, by (i) the mutual written consent of USBANCORP, U.S. Bank and JSB, or (ii) by any party if (a) the Merger shall not have occurred prior to September 30, 1994, unless the failure to consummate the transaction resulted from the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement, (b) such party has been informed in writing by a Regulatory Authority that the consent or approval needed from that Regulatory Authority is unlikely to be granted, unless such fact is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its obligations under the Merger Agreement, (c) there has been any material breach by the other party of any covenant, agreement or other obligation of the other party contained in the Merger Agreement, if such breach continues for a period of 30 days after the receipt of written notice of the same, (d) there has been a Material Adverse Change (as defined in the Merger Agreement) in USBANCORP or JSB since September 30, 1993, or (e) if the other party shall communicate its unwillingness to consummate the Merger in accordance with the terms and conditions of the Merger Agreement.

ELECTION PROCEDURES

  Promptly after the Effective Date, the Trust Company, acting in the capacity of exchange agent for USBANCORP (the "Exchange Agent"), will mail an election form, a letter of transmittal and other appropriate transmittal materials (collectively, the "Election Form") to each person who, as of the Effective Date, holds shares of JSB Common Stock.

  The Election Form will permit a holder of shares of JSB Common Stock to elect with respect to such holder's shares to receive cash (the "Cash Election"), to receive shares of USBANCORP Common Stock (the "Stock Election") or to make no such election (the "No Election Shares") in which case such holder will receive shares of USBANCORP Common Stock and cash in accordance with the Exchange Rate. To the extent that any holder of shares of JSB Common Stock has not submitted an effective, properly completed Election Form to the Exchange Agent in accordance with the procedures and within the time periods set forth in the Election Form, such shares shall be deemed to be No Election Shares.

  In connection with the exchange of shares of JSB Common Stock pursuant to the Merger Agreement, USBANCORP will issue a number of shares of USBANCORP Common Stock that will be no less than 943,321 shares and no more than 988,260 shares (the "Stock Limitation") and will pay to shareholders of JSB a dollar amount of cash that will be no less than $19,690,593 and no more than $19,812,153 (the "Cash Amount"). In each case, the exact number of shares constituting the Stock Limitation and exact amount of cash constituting the Cash Amount will be determined upon the Effective Date and will be dependent upon (i) final determination of the exchange ratio which is dependent on the Average Closing Price, and (ii) the number of shares of JSB Common Stock outstanding on the Effective Date which may increase from the 1,944,790 shares outstanding on the JSB Record Date by up to 12,000 shares pursuant to the exercise of options. Because the aggregate cash and stock components of the Merger Consideration will be fixed, the extent to which elections by holders of JSB Common Stock will be accommodated will depend upon the respective number of JSB shareholders who elect cash, stock or make no election. Accordingly, a JSB shareholder who elects to receive cash may instead receive cash and shares of USBANCORP Common Stock and a JSB shareholder who elects to receive shares of USBANCORP Common Stock may instead receive shares of USBANCORP Common Stock and cash.

  The cash and stock allocation will be made by the Exchange Agent as follows:

    (i) If subscriptions for USBANCORP Common Stock do not exceed the Stock Limitation, the USBANCORP Common Stock and the Cash Amount shall be allocated as follows: (a) First, all shares of JSB Common Stock covered by an effective Election Form which designates a Stock Election will be converted into a fraction of a share of USBANCORP Common Stock as follows:
  (i) if the Average Closing Price on the Effective Date is less than or equal to $24.50 per share, then .9184 shares of USBANCORP Common Stock;
  (ii) if the Average Closing Price on the Effective Date is greater than or equal to $25.50 per share, then .8824 shares of USBANCORP Common Stock; or
  (iii) if the Average Closing Price on the Effective Date is greater than $24.50 but less than $25.50 per share, then the conversion ratio will be determined by dividing $22.50 by the Average Closing Price; (b) Second, all shares of JSB Common Stock which are No Election Shares shall be converted into a fraction of a share of USBANCORP Common Stock and $10.13 in cash and shares of USBANCORP Common Stock as follows: (i) if the Average Closing Price on the Effective Date is less than or equal to $24.50 per share, then .5053 shares of USBANCORP Common Stock; (ii) if the Average Closing Price on the Effective Date is greater than or equal to $25.50 per share, then .4853 shares of USBANCORP Common Stock; or (iii) if the Average Closing Price on the Effective Date is greater than $24.50 per share, but less than $25.50 per share, then the conversion ratio will be determined by dividing $22.50 by the Average Closing Price and multiplying the resulting figure by .55; (c) Third, all shares of JSB Common Stock which are subject to dissenters' rights shall be allocated cash equal to an aggregate amount of $22.50 per share; and (d) Fourth, shareholders whose shares of JSB Common Stock are covered by an effective Election Form which designates a Cash Election shall each have a pro rata portion of their shares of JSB Common Stock converted, at the rate of $22.50 per share of JSB Common Stock, into a pro rata portion of the remaining unallocated Cash Amount, and their remaining shares of JSB Common Stock shall be converted into USBANCORP Common Stock as if such shareholders had made a Stock Election with respect to such remaining shares.

    (ii) If subscriptions for USBANCORP Common Stock exceed the Stock Limitation, the USBANCORP Common Stock and the Cash Amount shall be allocated as follows: (a) First, all shares of JSB Common Stock which are subject to dissenters' rights shall be allocated a portion of the Cash

  Amount equal to an aggregate amount of $22.50 per share; (b) Second, all shares of JSB Common Stock covered by an effective Election Form which designates a Cash Election shall be converted into cash at the rate of $22.50 per share; (c) Third, all shares of JSB Common Stock which are No Election Shares shall be converted into cash and USBANCORP Common Stock in accordance with the Exchange Rate; and (d) Fourth, shareholders whose shares of JSB Common Stock are covered by an effective Election Form which designates a Stock Election shall each have a pro rata portion of their shares of JSB Common Stock converted into a pro rata portion of the number of shares of remaining USBANCORP Common Stock available for conversion by reason of the Stock Limitation at the exchange ratio specified for a Stock Election, and their remaining shares of JSB Common Stock shall be converted into cash at the rate of $22.50 per share.

  An election to receive cash or stock will be properly made only if the Exchange Agent has received a properly completed Election Form in accordance with the procedures and within the time periods set forth in the Election Form. An Election Form will be properly completed only if accompanied by certificates representing all shares of JSB Common Stock covered thereby. Any Election Form may be revoked or changed by the person submitting such Election Form by written notice to the Exchange Agent, provided such notice is received by the Exchange Agent in accordance with the procedures and within the time periods set forth in the Election Form. All Election Forms will be deemed revoked if the Exchange Agent is notified in writing by USBANCORP or JSB that the Merger Agreement has been terminated. The certificates representing JSB Common Stock relating to any revoked Election Form will be returned without charge to the person submitting such Election Form to the Exchange Agent. The Exchange Agent will have sole discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

EXCHANGE OF JSB STOCK CERTIFICATES

  Promptly after the Effective Date, the Exchange Agent will mail an Election Form to each former holder of record of shares of JSB Common Stock together with instructions for the exchange of JSB stock certificates for the consideration into which JSB Common Stock is being converted in the Merger. The Election Form will specify that delivery shall be effected and risk of loss and title to certificates previously representing JSB Common Stock will pass only upon receipt of such certificates by the Exchange Agent.

  JSB SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE ELECTION FORM AND INSTRUCTIONS. JSB SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

  Upon surrender to the Exchange Agent of one or more certificates for shares of JSB Common Stock, together with a properly completed Election Form, the Exchange Agent will issue and mail to the holder thereof (i) a certificate or certificates representing the number of shares of USBANCORP Common Stock to which such holder is entitled, where applicable, and (ii) a check for the cash amount (without interest) in lieu of any fractional shares of USBANCORP Common Stock and, with respect to shares of JSB Common Stock that are converted wholly or partially into the right to receive cash, plus the cash amount (without interest) of the Merger Consideration to which such holder is entitled. A certificate for shares of USBANCORP Common Stock, or any check representing cash in lieu of fractional shares or the cash portion of the Merger Consideration, may be issued or paid in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed in blank, accompanied by a guaranteed signature and otherwise in proper form for transfer; and (ii) the person to whom certificates for shares of USBANCORP Common Stock is to be issued or to whom cash is to be paid pays to the Exchange Agent any transfer or other taxes required by reason of the issuance or payment to a person other than the registered holder of the certificate for shares of JSB Common Stock which are surrendered. All shares of USBANCORP Common Stock issued and all cash payments made upon the surrender by holders of JSB Common Stock of one or more certificates evidencing such shares shall have been deemed issued and/or paid as the case may be, in full satisfaction of all rights pertaining to such shares of JSB Common Stock, subject, however, to

USBANCORP's obligation to pay any dividends or make any other distribution with a record date prior to the Effective Date which may have been declared or made by JSB on such shares of JSB Common Stock in accordance with the Merger Agreement on or prior to the Effective Date and which remain unpaid on the Effective Date.

  All shares of USBANCORP Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Date. Certificates which represent shares of JSB Common Stock that (i) will be converted into shares of USBANCORP Common Stock on the Effective Date and (ii) are outstanding on the Effective Date, will be deemed to evidence ownership of the shares of USBANCORP Common Stock into which those shares will be converted by virtue of the Merger. However, until such certificates are surrendered for exchange after completion of the Merger, holders of such certificates will not be paid any dividends declared and paid by USBANCORP on the USBANCORP Common Stock. When such certificates are surrendered any accrued but unpaid dividends will be paid without interest. After the Effective Date, there will be no transfers on the transfer books of JSB of JSB Common Stock that was outstanding immediately prior to the Effective Date. If, after the Effective Date, certificates representing such shares are presented for transfer to the Exchange Agent, they will be cancelled and exchanged for the consideration into which such shares have been exchanged in accordance with the terms of the Merger Agreement.

EFFECT OF THE MERGER ON THE BUSINESS OF USBANCORP AND JSB

  The Merger will have a significant effect on JSB and its depositors, employees and customers. Deposit pricing will be conformed to U.S. Bank's generally lower deposit rates. In addition, customers of JSB will be offered USBANCORP's broader array of products and services, including expanded wholesale banking products and corporate and personal trust services tailored to meet the needs of businesses, consumers and employee benefit plans. Operationally, a number of functions that were out-sourced by JSB will be performed by USBANCORP, including data processing, asset/liability management and investment portfolio management. USBANCORP also has preliminary plans to centralize all mortgage servicing in JSB's mortgage banking subsidiary, Standard Mortgage Corporation of Georgia.

  After the Effective Date, certain employees of JSB and its subsidiaries will be terminated and will receive severance benefits as set forth on Exhibit 3 to the Merger Agreement attached as Annex A hereto. USBANCORP will use reasonable efforts to provide continued employment within the USBANCORP organization to certain employees of JSB and its subsidiaries.

  Management of USBANCORP believes that the Merger will have no negative impact on USBANCORP's present external dividend policies or the sustainability of the current common stock dividend. Rather, management of USBANCORP believes the anticipated growth opportunities provided by the Merger will allow USBANCORP to continue paying its dividends from current cash flow and further support future planned periodic per share increases in the common stock dividend.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

 Management

  There will be no change in the Board of Directors or executive officers of USBANCORP resulting from the Merger, except that on the Effective Date the number of directors of USBANCORP shall be increased by two, thereby increasing the number of directors to eighteen. Messrs. James M. Edwards, Sr. and James C. Dewar, each of whom are presently directors of JSB, will become directors of USBANCORP to fill the newly created vacancies. Each of the named individuals will serve until the annual meeting of USBANCORP shareholders at which the class of directors into which he is placed stands for election, which shall be the term expiring in 1995 with respect to Mr. Dewar and the term expiring in 1996 with respect to Mr. Edwards. Mr. Edwards will also be appointed to the Executive Committee of USBANCORP's Board of Directors. Under the Merger Agreement, USBANCORP has agreed to use its best efforts to cause such persons appointed as directors of USBANCORP to be renominated for an additional term upon expiration of their initial terms.

  Further, on the Effective Date, and without the necessity of further corporate action, the number of directors of U.S. Bank shall be increased by four, thereby increasing the number of directors to nineteen. Messrs. Edwards and Dewar, together with Howard M. Picking, III and Kim W. Kunkle, each of whom are directors of JSB will become directors of U.S. Bank to fill the vacancies. Under the Merger Agreement, U.S. Bank has agreed to use its best efforts to cause such persons to be re-elected in each of the two succeeding years, and USBANCORP, as sole shareholder of U.S. Bank, has agreed to vote for the election of such directors. Those directors of JSB who are not appointed to serve on U.S. Bank's Board of Directors shall be appointed by the U.S. Bank Board of Directors to serve for one year terms on U.S. Bank's Main Office Advisory Board and shall hold office until their successors are appointed and have qualified, and will continue to receive an annual retainer, for a period not to exceed three years, in the amount they currently receive as JSB directors. U.S. Bank has agreed in the Merger Agreement to use its best efforts to re-appoint these directors to such Advisory Board in each of the two succeeding years.

  On the Effective Date, the officers of USBANCORP and of U.S. Bank, duly elected and holding office, shall remain officers of USBANCORP and U.S. Bank, respectively.

 Consolidation of Operations; Projected Operating Cost Savings and Earnings Enhancements

  Although substantial analysis has been performed, identification of all the pre-tax cost savings and potential earnings enhancements associated with this in-market consolidation has not been completed. In evaluating such savings and benefits, the USBANCORP Board of Directors considered that most of the initial savings would be offset by one-time expenses relating to the corporate acquisition and post-acquisition integration process; these non-recurring costs will approximate $2.5 million pre-tax and will be recognized in the quarter in which the Merger is consummated. These costs are necessary to realize approximately $3.8 million pre-tax of specifically identified annual savings resulting from economy of scale benefits to be achieved in this intra-market acquisition. Of these savings, $1.9 million are expected to be realized in the first year of the Merger with the full $3.8 million in annual savings being realized in the second year and thereafter. See "PRO FORMA FINANCIAL INFORMATION."

  Because of the uncertainties associated with an in-market merger, changes in the regulatory environment and changes in economic conditions, no assurances can be given that (i) any particular level of cost savings and earnings enhancements will be realized, (ii) such savings and earnings enhancements will be realized over the time period currently anticipated, and (iii) such savings and earnings enhancements will not be offset to some degree by increases in other expenses, including expenses resulting from integrating the two companies.

DISSENTERS' RIGHTS OF JSB SHAREHOLDERS

 General

  Pursuant to Section 1607 of the PBC, and in accordance with the BCL, any shareholder of JSB has the right to dissent from the Merger, and to obtain payment of the "fair value" (as defined therein) of such holder's JSB Common Stock, in the event that the Merger is consummated.

  Any shareholder of JSB who contemplates exercising a holder's right to dissent is urged to read carefully the provisions of Section 1930 and Subchapter D of Chapter 15 of the BCL attached hereto as Annex E. The following is a summary of the steps to be taken if the right to dissent is to be exercised, and should be read in connection with the full text of Section 1930 and Subchapter D of Chapter 15 of the BCL. Each step must be taken in the indicated order and in strict compliance with the applicable provisions of the statute in order to perfect dissenters' rights. The failure of any shareholder to comply with the aforesaid steps will result in the shareholder receiving the consideration contemplated by the Merger Agreement in the event that the Merger is consummated. See "THE MERGER--General Terms of the Merger."

  Any written notice or demand which is required in connection with the exercise of dissenters' rights, whether before or after the Effective Date, must be sent to JSB, at Savings Bank Plaza, Market at Main Street, Johnstown, Pennsylvania 15901, Attention: Corporate Secretary.

 Fair Value

  The term "fair value" means the value of JSB Common Stock immediately before the effectuation of the Merger taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the Merger.

 Notice of Intention to Dissent

  A JSB shareholder who wishes to dissent must file with JSB, prior to the vote of shareholders on the Merger at the JSB Annual Meeting, a written notice of intention to demand payment of the fair value of such holder's JSB Common Stock if the Merger is effected, must effect no change in the beneficial ownership of his JSB Common Stock from the date of such written notice through the Effective Date, and must refrain from voting his JSB Common Stock to approve the Merger Agreement. Neither a proxy nor a vote against approval of the Merger will constitute the necessary written notice of intention to dissent.

 Notice to Demand Payment

  If the Merger Agreement is approved by the required vote of JSB's shareholders, JSB will mail a notice to all dissenters who gave due notice of intention to demand payment and who refrained from voting in favor of the Merger Agreement. The notice will state where and when a written demand for payment must be sent and certificates for JSB Common Stock must be deposited in order to obtain payment, and will include a form for demanding payment and a copy of Subchapter D of Chapter 15 of the BCL. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

 Failure to Comply with Notice to Demand Payment, etc.

  A JSB shareholder who fails to timely demand payment or fails to timely deposit his JSB Common Stock certificates, as required by JSB's notice, will forfeit his dissenters' rights,and if prior to the Effective Date, his shares of JSB Common Stock will be considered to be No Election Shares, or if subsequent to the Effective Date, such JSB shareholder will receive cash in the amount of $22.50 per share.

 Payment of Fair Value of Shares

  Promptly after the Effective Date, or upon timely receipt of demand for payment if the Merger already has been effectuated, JSB will either remit to dissenters who have made demand and have deposited their stock certificates the amount that JSB estimates to be the fair value of the JSB Common Stock or give written notice that no such remittance is being made. The remittance or notice will be accompanied by (i) a closing balance sheet and statement of income of JSB for a fiscal year ending not more than 16 months before the date of remittance together with the latest available interim financial statements,
(ii) a statement of JSB's estimate of the fair value of the JSB Common Stock and (iii) a notice of the right of the dissenter to demand supplemental payment under the BCL accompanied by a copy of Subchapter D of Chapter 15 of the BCL.

 Estimate by Dissenter of Fair Value of Shares

  If a dissenter believes that the amount stated or remitted by JSB is less than the fair value of the JSB Common Stock, a dissenter may send to JSB his own estimate of the fair value of the JSB Common Stock, which shall be deemed to be a demand for payment of the amount of the deficiency. If JSB remits payment of its estimated value of a dissenter's JSB Common Stock and the dissenter does not file his own estimate within 30 days after the mailing by JSB of its remittance, the dissenter will be entitled to no more than the amount remitted to him by JSB.

 Valuation Proceedings

  Within 60 days after the latest to occur of the Effective Date, timely receipt by JSB of any demands for payment, or timely receipt by JSB of any estimates by dissenters of fair value, if any demands for payment remain unsettled, JSB may file in the Court of Common Pleas of Cambria County (the "Court") an application requesting that the fair value of the JSB Common Stock be determined by the Court. In such case, all dissenters, wherever residing, whose demands have not been settled, shall be made parties to the proceeding as in an action against their shares, and a copy of the application shall be served on each such dissenter.

  If JSB were to fail to file such an application, then any dissenter, on behalf of all dissenters who have made a demand and who have not settled their claim against JSB may file an application in the name of JSB at any time within the 30-day period after the expiration of the 60-day period and request that the fair value be determined by the Court. The fair value determined by the Court may, but need not, equal the dissenters' estimates of fair value. If no dissenter files such an application, then each dissenter entitled to do so shall be paid JSB's estimate of the fair value of the JSB Common Stock and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court finds fair and equitable.

  JSB intends to negotiate in good faith with any dissenting shareholders. If after negotiation a claim cannot be settled, then JSB intends to file an application requesting that the fair value of the JSB Common Stock be determined by the Court.

 Costs and Expenses

  The costs and expenses of any valuation proceedings in the Court, including the reasonable compensation and expenses of any appraiser appointed by the Court to recommend a decision on the issue of fair value, will be determined by the Court and assessed against JSB except that any part of the costs and expenses may be apportioned and assessed by the Court against all or any of the dissenters who are parties and whose action in demanding supplemental payment the Court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

EFFECT ON JSB EMPLOYEE BENEFIT PLANS

  The employee benefit plans of JSB initially will be unaffected by the Merger except that JSB's Deferred Compensation Plan, Employee Stock Compensation Program, Stock Purchase Program and Executive Annual Incentive Plan will be terminated on or immediately following the Effective Date. Subject to the receipt of the IRS's approval, USBANCORP intends to amend its current employee benefit plans to cover those former employees of JSB who become employees of USBANCORP or its subsidiaries and terminate JSB's current employee benefit plans.

  The Board of Directors of USBANCORP shall cause a study to be made of the respective employee benefit plans maintained by USBANCORP and its subsidiaries with a view to the possible combination of the JSB and USBANCORP plans and unification of the benefits thereunder, to the extent practicable. Subject to the foregoing, USBANCORP's Board of Directors may discontinue or amend any particular benefit plan of JSB after the Effective Date.

TAX CONSEQUENCES

  The following is a summary description of the material federal income tax consequences of the Interim Merger and U.S. Bank Merger. This summary is not a complete description of all the tax consequences of the Merger and, in particular, may not address federal income tax considerations that may affect the treatment of a shareholder who acquired JSB Common Stock pursuant to an employee stock option. Each shareholder's individual circumstances may affect the tax consequences of the Merger to such shareholder. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Consequently, each JSB shareholder is advised to consult a tax advisor as to the specific tax consequences of the Merger.

  Completion of the Interim Merger and U.S. Bank Mergers is conditioned upon there being delivered to both USBANCORP and JSB the opinion of Stevens & Lee, counsel to USBANCORP (or in the event Stevens & Lee is unwilling to deliver such opinion, the opinion of Elias, Matz, Tiernan & Herrick L.L.P. or other counsel acceptable to the parties), that for federal income tax purposes, under current law, assuming that the Interim Merger and U.S. Bank Merger will take place as described in the Merger Agreement, among other things, the Interim and U.S. Bank Mergers will constitute reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In that case, the material federal income tax consequences of the Merger will be as set forth below.

  Except for any loan loss reserve that may be required to be recaptured with respect to JSB, no gain or loss will be recognized by USBANCORP, JIB or JSB in connection with the Interim Merger. Further, no gain or loss will be recognized by USBANCORP, JIB, or U.S. Bank in connection with the U.S. Bank Merger.

  The federal income tax consequences of the Interim Merger to JSB shareholders depend in part on the form of consideration received by them. A shareholder who receives solely USBANCORP Common Stock in exchange for all shares of JSB Common Stock actually owned by him will not recognize any gain or loss upon such exchange for federal income tax purposes. The tax basis of the USBANCORP Common Stock received will be the same as the tax basis of the JSB Common Stock surrendered in exchange therefor. If the JSB Common Stock surrendered is held as a capital asset at the time of the exchange, the holding period of USBANCORP Common Stock received will include the holding period of shares of JSB Common Stock surrendered. (See the discussion below for the tax consequences of the receipt of cash in lieu of fractional share interests of USBANCORP Common Stock).

  A shareholder who receives cash in exchange for all of his shares of JSB Common Stock will (unless the receipt of cash has the effect of the receipt of a dividend--see discussion below) recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and the shareholder's tax basis in the JSB Common Stock surrendered in exchange therefor. Assuming such shareholder holds JSB Common Stock as a capital asset, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the shareholder's holding period is more than one year. There are limitations on the extent to which shareholders may deduct capital losses from ordinary income.

  If the consideration received in the Merger by a JSB shareholder consists of part cash and part USBANCORP Common Stock, and such shareholder's adjusted basis in the shares of JSB Common Stock surrendered in the transaction is less than the value, as of the Effective Date, of the USBANCORP Common Stock plus the amount of cash received, such shareholder will realize taxable income on the transaction. Such a shareholder will recognize a gain equal to the lesser of (i) the excess, if any, of the value, as of the Effective Date, of the USBANCORP Common Stock plus the amount of cash received over the adjusted basis of the shares of JSB Common Stock surrendered in the transaction and (ii) the amount of cash received, provided the exchange does not have the effect of a dividend. In such case, the gain will be characterized as a capital gain if the JSB Common Stock exchanged was a capital asset in the hands of the shareholder. The determination of whether a cash payment has the effect of the distribution of a dividend will be made in accordance with the provisions and limitations of
Section 302 of the Code, taking into account the stock ownership attribution rules of Section 318 of the Code. Determination of whether a payment will be treated as having the effect of a dividend is made by comparing a JSB shareholder's interest (both actual and constructive) in JSB to his interest in USBANCORP following the Merger (both actual and constructive), as if his entire interest were exchanged for USBANCORP Common Stock and a portion of that stock was redeemed for the cash actually received in the Merger. Because the determination of whether a payment will be treated as having the effect of the distribution of a dividend will generally depend upon the facts and circumstances of each JSB shareholder, JSB shareholders are strongly advised to consult their own tax advisors regarding the tax treatment of cash received in the Merger. In the event the shareholder realizes a loss, under current laws, such loss will not be currently allowed and is not recognized for federal income tax purposes. Such disallowed loss would be reflected in the adjusted tax basis of the shares of USBANCORP Common Stock received in the Merger. The shareholder's basis in the USBANCORP Common Stock received will equal his basis in the JSB Common Stock less the cash received and increased by any dividend income and gain recognized and, provided the JSB Common Stock surrendered was held as a capital asset at the time of the exchange, the holding period of USBANCORP Common Stock received will include the holding period of shares of JSB Common Stock surrendered.

  Holders of JSB Common Stock who receive cash in lieu of fractional share interests of JSB Common Stock will be treated as having received such fraction of a share of USBANCORP Common Stock and then as having received cash in redemption of the fractional share interest, subject to the provisions and limitations of Section 302 of the Code.

 Backup Withholding

  Unless an exemption applies, the Exchange Agent will be required to withhold, and will withhold, 31% of any cash payments to which a shareholder or other payee is entitled pursuant to the Merger Agreement unless the shareholder or other payee provides his tax identification number (social security number or employer identification number), certifies that such number is correct, and certifies that he is not otherwise subject to backup withholding. Each shareholder and, if applicable, each other payee should complete and sign the Substitute Form W-9 that will be included as part of the transmittal letter to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to USBANCORP and the Exchange Agent.

ACCOUNTING TREATMENT

  As required by GAAP, the purchase method of accounting will be used by USBANCORP to reflect the Merger upon consummation. Under purchase accounting, the tangible and intangible assets and liabilities of JSB as of the Effective Date will be recorded at their respective fair market values, to the extent of the purchase price, and added to those of USBANCORP. See "PRO FORMA FINANCIAL INFORMATION."

EXPENSES

  The expenses incurred in printing and mailing the Registration Statement and this Proxy Statement/Prospectus will be shared equally by the parties hereto. All other expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby, including accounting, investment banking and legal fees, will be borne by the party incurring the same, except that USBANCORP has agreed to reimburse JSB for the fees and expenses of Morrow who has been retained by JSB and USBANCORP, to solicit proxies, on behalf of each entity, in favor of the Merger.

USBANCORP DIVIDEND REINVESTMENT PLAN

  USBANCORP currently maintains a Dividend Reinvestment Plan in order to provide shareholders of USBANCORP with a simple and convenient method of investing cash dividends in additional shares of USBANCORP Common Stock without payment of any brokerage commission or service charge. This plan relates only to dividends paid on USBANCORP Common Stock. Shareholders of JSB who become shareholders of USBANCORP will be eligible to participate in this plan after the Effective Date.

RESTRICTIONS ON RESALES OF USBANCORP COMMON STOCK

  The shares of USBANCORP Common Stock issuable in the Merger have been registered under the Securities Act, but this registration does not cover resales by shareholders of JSB who may be deemed to control or be under common control with JSB at the time of the Effective Date and who therefore may be deemed "affiliates" of JSB as that term is used in Rule 145 under the Securities Act. Such affiliates may not sell their shares of USBANCORP Common Stock acquired in connection with the Merger except pursuant to: (i) an effective registration statement under the Securities Act covering such shares of USBANCORP Common Stock; (ii) the conditions contemplated by paragraph (d) of Rule 145; or (iii) another applicable exemption from the registration requirements of the Securities Act. The management of JSB will notify those persons whom it believes may be such affiliates.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of JSB's management, the JSB Board of Directors and all JSB employees have certain interests in the Merger that are in addition to their interests as shareholders of JSB generally. As a part of the Merger, Messrs. James M. Edwards, Sr. and James C. Dewar, members of the JSB Board of Directors, will be appointed to the USBANCORP Board of Directors, and Messrs. Edwards and Dewar together with Howard M. Picking, III and Kim W. Kunkle will be appointed to the U.S. Bank Board of Directors. All other directors of JSB will become members of the U.S. Bank Main Office Advisory Board and will continue to receive an annual retainer in the amount they currently receive as JSB directors for a period not to exceed three years.

  Following the Effective Date, Messrs. Coyne, Andres, Pugh and Rusnak will not continue in the employ of JSB or USBANCORP. In connection with such termination, Messrs. Coyne, Andres, Pugh and Rusnak will receive in the aggregate $1.5 million, $459,868, $444,270, and $402,738 respectively. Such amounts are being paid (i) pursuant to the terms and conditions of employment, retirement and/or severance agreements, and (ii) in consideration for the cancellation of options held by such officers to purchase shares of JSB Common Stock in accordance with the terms and condition of the Merger Agreement.

  In accordance with the Merger Agreement, for a period of six years after the Effective Date, USBANCORP has agreed to indemnify, defend and hold harmless, and advance expenses in matters subject to indemnification, the officers and directors of JSB and JSB subsidiaries with respect to (i) all liabilities and claims made against them resulting from their service as such prior to the Effective Date, in accordance with USBANCORP's Articles of Incorporation and Bylaws and (ii) the Merger and all other transactions contemplated by the Merger Agreement.

                          CERTAIN RELATED TRANSACTIONS

STOCK OPTION AGREEMENT

  As a condition to entering into the amended Merger Agreement, JSB executed and delivered to USBANCORP the Stock Option Agreement dated as of January 18, 1994 (the "Stock Option Agreement"). Pursuant to the Stock Option Agreement, USBANCORP was granted an option to purchase up to 19.9% of the issued and outstanding JSB Common Stock after expiration of the Marketing Period, at a price per share equal to the lower of $16.50 or the lowest price that a person or group, other than USBANCORP or an affiliate of USBANCORP, paid or offers to pay upon the occurrence of one of the specified events which triggers the option, subject to the terms and conditions set forth therein. The option may only be exercised upon the occurrence of certain events, including the acquisition by a person or group of a significant number of shares of JSB Common Stock, JSB entering into an agreement to merge, consolidate or sell assets, or a public announcement by a third party of an intent to acquire control of JSB under certain circumstances. The Stock Option Agreement is attached as Annex F to this Proxy Statement/Prospectus.

  The Stock Option Agreement, together with (i) JSB's agreement not to solicit other transactions relating to the acquisition of JSB by a third party after expiration of the Marketing Period (see "THE MERGER--No

Solicitation of Transactions") and (ii) the agreement of JSB's directors and executive officers to vote their shares in favor of the Merger Agreement (see "THE MEETINGS--Matters to be Considered at the Meetings"), has the effect of discouraging persons who might now or prior to the Effective Date be interested in acquiring all of or a significant interest in JSB from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for JSB Common Stock than the price per share USBANCORP has agreed to pay. Certain attempts to acquire JSB or an interest in JSB would cause the option to become exercisable as described above. Such right would significantly increase the cost to a potential acquiror of acquiring JSB compared to its cost had the Stock Option Agreement not been entered into by USBANCORP and JSB. In addition, exercise of the option would increase the ability of USBANCORP to obtain the approval of the shareholders to complete an alternative transaction. Acquisition of shares of JSB Common Stock pursuant to exercises of the option would be subject to prior regulatory approval under certain circumstances.

                        PRO FORMA FINANCIAL INFORMATION

       PRO FORMA COMBINED CONDENSED BALANCE SHEET AS OF DECEMBER 31, 1993

  The following unaudited pro forma combined condensed balance sheet information reflects (i) the historical consolidated balance sheets of USBANCORP and JSB as of December 31, 1993 and (ii) the pro forma combined condensed balance sheet of USBANCORP as of such date, after giving effect to the Merger on a purchase accounting basis effective as of such date. Financial statements of USBANCORP issued before consummation of the Merger will not be restated retroactively to reflect JSB's historical financial position or results of operations. Because the historical financial statements of USBANCORP will not be restated retroactively following consummation of the Merger, the pro forma financial information included in this Proxy Statement/Prospectus is presented for information purposes only. Such pro forma financial information does not necessarily reflect what the actual results of USBANCORP would be following consummation of the Merger. The unaudited information should be read in conjunction with the historical consolidated financial statements of USBANCORP and JSB, including the respective notes thereto, incorporated by reference or included in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "JSB CONSOLIDATED FINANCIAL STATEMENTS."

                                             USBANCORP
                                 --------------------------------------
                                                           PRO FORMA        PRO FORMA
                                   USBANCORP      JSB     ADJUSTMENTS       COMBINED
                                 ------------ ---------- --------------   ------------
                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS
Cash and due from banks..        $     38,606 $    3,100    $      --     $     41,706
Interest bearing deposits
with banks...............               4,809      5,349       (4,809)(A)        5,349
Federal funds sold and
 securities purchased
 under agreements to
 resell..................               7,000         --           --            7,000
Investment securities and
 investment securities
 available for sale......             428,712    174,681      (16,760)(B)      586,633
Assets held in trust for
 collateralized mortgage
 obligation..............              13,815         --           --           13,815
Loans held for sale......               1,054     32,759          179(C)        33,992
Loans....................             732,026    125,768        4,388(C)       862,182
  Less: Unearned income..               5,894         --           --            5,894
       Allowance for loan
       losses............              15,260      3,083           --           18,343
                                 ------------ ----------  -----------     ------------
  Net Loans..............             710,872    122,685        4,388          837,945
Premises and equipment...              16,960      2,655          812(D)        20,427
Accrued income
receivable...............               8,892      2,147           --           11,039
Mortgage servicing
purchased................                  --      7,342        1,260(E)         8,602
Other assets.............              10,801      5,080       13,683(F)        29,564
                                 ------------ ----------  -----------     ------------
 TOTAL ASSETS............          $1,241,521   $355,798  $    (1,247)      $1,596,072
                                 ============ ==========  ===========     ============
LIABILITIES
Non-interest bearing
deposits.................        $    137,411 $    3,957  $        --     $    141,368
Interest bearing
deposits.................             911,455    212,249       (2,114)(G)    1,121,590
                                 ------------ ----------  -----------     ------------
Total Deposits...........           1,048,866    216,206       (2,114)       1,262,958

                                                   (continued on next page)

                                        USBANCORP
                            --------------------------------------
                                                      PRO FORMA        PRO FORMA
                              USBANCORP      JSB     ADJUSTMENTS       COMBINED
                            ------------ ---------- --------------   ------------
                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Federal funds purchased
 and securities sold under
 agreements to repurchase.  $     12,648 $       --  $       --      $     12,648
Other short-term
borrowings................           270     15,267          --            15,537
Advances from Federal Home
Loan Bank.................        31,285     89,000       1,176(H)        121,461
Collateralized mortgage
obligation................        12,674         --          --            12,674
Long-term debt............         3,445      4,111          --             7,556
Other liabilities.........        15,718      3,634       3,702(I)         23,054
                            ------------ ----------  ----------      ------------
 TOTAL LIABILITIES........     1,124,906    328,218       2,764         1,455,888
                            ------------ ----------  ----------      ------------
SHAREHOLDERS' EQUITY
Common stock..............        11,815      1,944         510(J)         14,269
Surplus...................        70,720     15,065       6,050(K)         91,835
Retained earnings.........        34,080     10,571     (10,571)(L)        34,080
                            ------------ ----------  ----------      ------------
TOTAL SHAREHOLDERS'
EQUITY....................       116,615     27,580      (4,011)          140,184
                            ------------ ----------  ----------      ------------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY......    $1,241,521   $355,798  $   (1,247)       $1,596,072
                            ============ ==========  ==========      ============

- -------
Note A: The total cash component of the acquisition price is calculated as shown below:

       JSB Common Stock outstanding at December 31, 1993............   1,943,790
       Cash payment per share.......................................       10.13
                                                                     -----------
                                                                     $19,691,000
       Cash cost of option buyout and executive deferred
        compensation................................................   3,217,000
                                                                     -----------
       TOTAL CASH PAYMENT BY USBANCORP.............................. $22,908,000
                                                                     ===========

      The financing of the cash component of the acquisition price was assumed to come from the reduction in:

       Interest bearing deposits with banks.........................   4,809,000
       Investment securities available for sale.....................  18,099,000
                                                                     -----------
                                                                     $22,908,000
                                                                     ===========

      The remaining acquisition price will be in the form of USBANCORP Common Stock. The conversion is shown below:

       JSB Common Stock outstanding at December 31, 1993............ 1,943,790
       USBANCORP Common Stock Conversion Factor.....................      .505*
                                                                     ---------
       TOTAL USBANCORP COMMON STOCK ISSUED..........................   981,614**

      Although in the aggregate, 55% of the JSB Common Stock outstanding will be converted into USBANCORP Common Stock and 45% of the JSB Common Stock outstanding will be converted into cash, the amount of stock and cash to be received by a JSB shareholder will depend upon the respective number of JSB shareholders who make a Cash Election, Stock Election or no election. See "THE MERGER--Election Procedures." No fractional shares of USBANCORP Common Stock will be issued.

   * The exchange ratio used in this pro forma presentation was determined based upon the average price for USBANCORP Common Stock for the ten trading days from February 17, 1994, to March 4, 1994. In accordance with the terms of the Merger Agreement, the actual exchange ratio will be based upon the average trading price for the ten trading day period immediately preceding the Effective Date.

   ** Excludes the potential exercise of outstanding options to acquire 12,000 shares of JSB Common Stock. If such options are totally exercised, the USBANCORP Common Stock to be issued would be increased to approximately 988,260 shares. For purposes of this pro forma presentation, these options are included in the cash cost of the option buyout in Note A above.

                                                  (continued on next page)

Note B: The adjustment of the investment security portfolio reflects the $1,339,000 write-up of Johnstown Savings Bank's portfolio to its estimated market value using market quotations and other comparable information, and the downward adjustment of $18,099,000 reflecting the use of USBANCORP securities in funding the cash portion of the acquisition price as described in Note A.

Note C: The adjustment of the loan portfolio reflects the write-up of Johnstown Savings Bank's portfolio to its estimated market value by discounting the portfolio using the estimated remaining lives of the various types of loans and estimated current interest rates.

Note D: The adjustment reflects the write-up of Johnstown Savings Bank's premises and equipment to estimated market value based upon current independent appraisals.

Note E: The adjustment of the Purchased Mortgage Servicing Portfolio reflects the write-up of Johnstown Savings Bank's portfolio to its estimated market value by using a discounted cash flow approach in valuing future service fee income and related costs. This approach incorporates mortgage prepayment assumptions in order to project mortgage attrition rates.

Note F: The adjustment of other assets reflects:

    (1) The $963,000 write-up of Other Real Estate Owned property to its estimated market value based upon recent independent appraisals.

    (2) The recording of a $2,499,000 core deposit intangible related to checking, savings, and money market accounts based upon a comprehensive core deposit valuation study.

    (3) The recording of $10,221,000 of goodwill based upon the following calculation:

         Total USBANCORP Common Shares issued
          pursuant to Note A........................................     981,614
         USBANCORP implied stock value based upon an average
          of ten trading days from February 17, 1994,
          through March 4, 1994.....................................      $24.01
                                                                     -----------
         Market value of shares exchanged........................... $23,569,000
         Total Cash payment by USBANCORP pursuant to Note A......... $22,908,000
                                                                     -----------
         Total Market Acquisition Price............................. $46,477,000
                                                                     ===========

         Deduct:
         Johnstown Savings Bank's December 31, 1993 Capital........ (27,580,000)
         Mark to Market Adjustment of Net Assets................... (12,378,000)

         Add:
         Adjustment for Net Deferred Tax Liability (See Note I).....   3,702,000
                                                                     -----------
         Goodwill generated from transaction........................ $10,221,000
                                                                     ===========

Note G: Adjustment of the Certificate of Deposit liability to reflect the write-down of JSB's portfolio to its estimated market value by discounting the portfolio using the estimated remaining lives of the savings certificates and estimated current interest rates.

Note H: The adjustment of the Advances from the Federal Home Loan Bank reflects the write-up of JSB's portfolio to its estimated market value by discounting the debt using the estimated remaining lives of the various advances and estimated current interest rates.

Note I: The increase to other liabilities reflects the establishment of a net deferred tax liability on the $12,378,000 net asset mark-to-market adjustments discussed in Notes B through H above (excluding Goodwill in Note F) and the cash payment for vested options and executive severance. This net liability was established at the Company's highest enacted marginal tax rate of 35%.

Note J: The elimination of JSB Common Stock and the recording of issuance of 981,614 shares of USBANCORP Common Stock at a par value of $2.50 pursuant to Note A.

NoteK: The elimination of JSB's Surplus and the recording of the issuance of 981,614 shares of USBANCORP Common Stock at the implied stock value of $24.01 per share pursuant to Note F less the par value pursuant to Note J.

Note L: The elimination of JSB's retained earnings.

  PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER
                                    31, 1993

  The following unaudited pro forma combined condensed statements of income reflect the historical consolidated statements of income of USBANCORP and JSB, as indicated below, for each period presented and the pro forma combined condensed statements of income of USBANCORP, after giving effect to the Merger on a purchase accounting basis. The pro forma combined condensed statements of income were prepared on the assumption that the Merger had been effective as of the beginning of the period presented. See "THE MERGER--Accounting Treatment." The unaudited information should be read in conjunction with the historical consolidated financial statements of USBANCORP and JSB, including the respective notes thereto, incorporated by reference or included in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "JSB CONSOLIDATED FINANCIAL STATEMENTS."

                                 USBANCORP
                            ----------------------
   YEAR ENDED                                        PRO FORMA         PRO FORMA
DECEMBER 31, 1993            USBANCORP     JSB      ADJUSTMENTS       COMBINED(K)
- -----------------           ----------- ---------- -------------     -------------
                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
Interest and fees on
loans.....................      $60,715    $13,364  $      (560)(A)      $ 73,519
Federal funds sold,
 securities purchased
 under
 agreements to resell and
 interest bearing
 deposits with banks......          510        101         (125)(B)           486
Investment securities and
 investment securities
 available for sale.......
  Taxable.................       21,494      8,777       (1,206)(C)        29,065
  Tax-Exempt..............        1,670        361           --             2,031
Assets held in trust for
 collateralized mortgage
 obligation...............        1,346         --           --             1,346
                             ---------- ----------  -----------       -----------
Total Interest Income.....      $85,735    $22,603     $ (1,891)         $106,447
                             ---------- ----------  -----------       -----------
INTEREST EXPENSE
Deposits..................       32,623      8,111          473 (D)        41,207
Federal funds purchased,
 securities sold under
 agreements to repurchase
 and other
 short-term borrowings....          359        430           --               789
Advances from the Federal
 Home Loan Bank...........        1,163      3,522         (462)(E)         4,223
Collateralized mortgage
 obligation ..............        1,508         --           --             1,508
Long-term debt............          597         99           --               696
                             ---------- ----------  -----------       -----------
Total Interest Expense....      $36,250    $12,162  $        11          $ 48,423
                             ---------- ----------  -----------       -----------
NET INTEREST INCOME.......       49,485     10,441       (1,902)           58,024
Provision for loan losses.        2,400      1,102           --             3,502
                             ---------- ----------  -----------       -----------

                                                   (continued on next page)

                                USBANCORP
                          -----------------------
   YEAR ENDED                                       PRO FORMA        PRO FORMA
DECEMBER 31, 1993          USBANCORP      JSB      ADJUSTMENTS      COMBINED(K)
- -----------------         ----------- ----------- -------------    -------------
                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
NET INTEREST INCOME
 AFTER PROVISION FOR
 LOAN LOSSES............      $47,085     $ 9,339    $(1,902)          $ 54,522
NON-INTEREST INCOME
Trust fees..............        2,578         211          --             2,789
Net realized gains on
 investment securities
 and investment
 securities available
 for sale...............          593         811          --             1,404
Net realized gains on
 loans and loans held
 for sale...............          583       1,370          --             1,953
Wholesale cash
 processing fees........        1,281          --          --             1,281
Service charges on
 deposit accounts.......        2,771         360          --             3,131
Mortgage servicing
 income ................           --       2,390        (158)(F)         2,232
Other income............        2,344       1,440          --             3,784
                              -------      ------          --           -------
Total Non-Interest            $10,150      $6,582  $     (158)          $16,574
 Income.................      -------      ------  ----------           -------
NON-INTEREST EXPENSE
Salaries and employee
benefits................      $19,952      $5,387  $       --           $25,339
Net occupancy expense...        3,393         638          19 (G)         4,050
Equipment Expense.......        2,608         512          --             3,120
Professional fees.......        2,167         198          --             2,365
FDIC deposit insurance
expense.................        2,157         571          --             2,728
Other expense...........       10,438       3,694         959 (H)        15,091
                              -------      ------      ------           -------
Total Non-Interest             40,715      11,000         978            52,693
Expense.................      -------      ------      ------           -------
INCOME BEFORE INCOME
 TAXES AND CUMULATIVE
 EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE...       16,520       4,921      (3,038)           18,403
Provision for income            5,484       1,560        (825)(I)         6,219
taxes...................        -----       -----      ------           -------
INCOME BEFORE CUMULATIVE
 EFFECT OF CHANGE IN          $11,036      $3,361     $(2,213)          $12,184
 ACCOUNTING PRINCIPLE...      =======      ======     =======           =======
PER COMMON SHARE DATA
 BEFORE CUMULATIVE
 EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE
Primary:
 Net income.............        $2.45       $1.73                         $2.22(J)
 Average number of
shares outstanding......    4,456,820   1,940,160                     5,438,434
Fully Diluted:
 Net income.............        $2.41       $1.70                         $2.19
 Average number of
shares outstanding......    4,588,622   1,975,534                     5,570,236
Cash Dividends Declared.        $0.86       $0.15                         $0.86

- --------
Note A: The current net period amortization of the write-up to fair value of the loans of JSB on a combination of the interest method and straight line basis over an average life of approximately 5 years.

Note B: The adjusting entry reflects the loss of earnings on the cash financing of the acquisition of $4,809,000 at an average yield of 2.60% for 1993.

Note C: The adjusting entry reflects the loss of earnings on the cash financing of the acquisition of $18,099,000 at an average rate of 5.70% for 1993. Additionally, the adjustment also incorporates the current period amortization of the write-up to fair value of the Investment Security portfolio of JSB primarily on a level yield basis over an average life of 8 years. This amortization amounted to $174,000 in 1993.

                                                   (continued on next page)

Note D: The current period amortization of the write-down to fair value of the savings certificates of deposit of JSB on the interest method over an average life of approximately 3 years.

Note E: The current period accretion of the write-up to fair value of the Advances from the Federal Home Loan Bank of Pittsburgh on the interest method over 2.50 years.

Note F: The current period amortization of the write-up to fair value of the Purchased Mortgage Servicing rights of JSB on an 8-year straight line basis which approximates a level yield method.

Note G: The increase in the current period depreciation expense related to the net write-up of premises and equipment on a straight line basis over 9 years excluding the write-up for land and property held for sale.

Note H: The increase in other expense reflects the amortization of the $2.5 million core deposit premium on a straight line basis over 9 years, and the amortization of the $10.2 million of goodwill on a straight line basis over 15 years.

Note I: The reduction in current period income tax expense with respect to the adjustments described in the Notes above at a 35% effective tax rate exclusive of goodwill amortization.

Note J: Earnings per share are based upon the combined historical income of USBANCORP and JSB including the effects of the pro forma and purchase accounting adjustments. For the purposes of calculating pro forma earnings per share, the 981,614 shares of USBANCORP Common Stock issued to JSB shareholders were assumed to be issued as of the beginning of the period presented.

Note K: The pro forma income statement excludes, on a pre-tax basis in the first year of acquisition, approximately $2.5 million of expected one time costs related primarily to general severance pay for displaced employees, data processing system conversion costs, and other general acquisition related costs. These costs are necessary to realize approximately $3.8 million of specifically identified annual savings resulting from economy of scale benefits to be achieved in this intra-market acquisition. These savings, of which 50% or $1.9 million are expected to be realized in the first year of acquisition with the full $3.8 million being realized in the years thereafter, are also excluded from the pro-forma income statement.

  Based on the assumptions in the above presented pro forma financial data, the net impact on pre-tax income of the amortization of the purchase accounting adjustments as described above for the five full calendar years subsequent to the consummation of the merger:

DECREASE IN PRE-TAX INCOME

                            1994         1995         1996         1997          1998
                         ------------ ------------ ------------ ------------ ------------
Pre-Tax Income Effect... ($1,880,644) ($1,817,602) ($1,999,504) ($2,237,988) ($1,755,906)
                         ============ ============ ============ ============ ============

                       PRO FORMA COMBINED CAPITALIZATION

                            As of December 31, 1993

  The following unaudited pro forma combined capitalization table reflects (i) the historical consolidated capitalization of USBANCORP and JSB as of December 31, 1993, and (ii) the pro forma combined capitalization of USBANCORP as of such date, after giving effect to the Merger on a purchase accounting basis effective as of such date. Also set forth below are certain pro forma consolidated capital ratios for USBANCORP at December 31, 1993. The unaudited information should be read in conjunction with the historical consolidated financial statements of USBANCORP and JSB, including the respective notes thereto, incorporated by reference or included in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "JSB CONSOLIDATED FINANCIAL STATEMENTS."

                                                         PRO FORMA     PRO FORMA
                                      USBANCORP   JSB   ADJUSTMENTS     COMBINED
                                      --------- ------- -----------    ----------
LONG-TERM DEBT......................  $  3,445  $ 4,111  $     --       $  7,556
                                      --------  -------  --------       --------
SHAREHOLDERS' EQUITY
Common Stock, par value $2.50 per
 share; 6,000,000 shares authorized;
 4,726,181 shares issued and
 outstanding on December 31, 1993...    11,815    1,944       510 (A)     14,269
Surplus.............................    70,720   15,065     6,050 (B)     91,835
Retained Earnings...................    34,080   10,571   (10,571)(C)     34,080
                                      --------  -------  --------       --------
TOTAL SHAREHOLDERS' EQUITY..........   116,615   27,580    (4,011)       140,184
                                      --------  -------  --------       --------
TOTAL LONG-TERM DEBT AND
SHAREHOLDERS' EQUITY................  $120,060  $31,691  $ (4,011)      $147,740
                                      ========  =======  ========       ========

                                                 REGULATORY      USBANCORP
                                                  MINIMUM   AT DECEMBER 31, 1993
                                                 ---------- --------------------
PRO FORMA CONSOLIDATED CAPITAL RATIOS
Tier 1 capital to risk-adjusted assets..........    4.00%          12.75%
Total capital to risk-adjusted assets...........    8.00           14.00
Tier 1 Leverage Ratio(D)(E).....................    5.00            7.88

- --------

Note A: The elimination of JSB Common Stock and the recording of the issuance of 981,614 shares of USBANCORP Common Stock at a par value of $2.50 per share.

Note B: Reflects the elimination of JSB's surplus and the recording of the issuance of 981,614 shares of USBANCORP Common Stock at the implied stock value of $24.01 per share (determined based upon the average price for USBANCORP Common Stock for the ten trading days from February 17, 1994 to March 4, 1994) less the $2.50 par value per share of USBANCORP Common Stock. The actual amount of surplus to be recorded will depend upon the average trading price of USBANCORP Common Stock for the ten trading days immediately preceding the Effective Date.

Note C: The elimination of JSB's retained earnings.

Note D: The leverage ratio is defined as the ratio of Tier 1 capital to total assets, net of goodwill and other intangibles.

Note E: Federal Reserve Board Guidelines provide that all bank holding companies (other than those that meet certain criteria) maintain a minimum leverage ratio of 3%, plus an additional cushion of 100 to 200 basis points. The guidelines also state that banking organizations experiencing internal growth or making acquisitions will be expected to maintain "strong capital positions" substantially above the minimum supervisory levels without significant reliance on intangible assets. The guidelines do not provide guidance as to the meaning of "strong" and the Federal Reserve Board has not indicated to USBANCORP whether or not it considers USBANCORP's leverage ratio as strong.

                     DESCRIPTION OF USBANCORP CAPITAL STOCK

  The authorized capital stock of USBANCORP currently consists of 6,000,000 shares of USBANCORP Common Stock, par value $2.50 per share, and 2,000,000 shares of preferred stock without par value

("USBANCORP Preferred Stock"). USBANCORP is seeking to increase the number of authorized shares of USBANCORP Common Stock to 12,000,000. See "AMENDMENT OF USBANCORP'S ARTICLES OF INCORPORATION." As of April 29, 1994, there were 4,743,037 shares of USBANCORP Common Stock issued and outstanding. All 552,000 shares of USBANCORP Series A $2.125 Cumulative Convertible Non-Voting Preferred Stock issued and outstanding at December 31, 1992, were converted or redeemed by the end of the second quarter of 1993. There are no other shares of capital stock of USBANCORP authorized, issued or outstanding, except that as of March 15, 1994, (i) 276,207 shares were reserved for issuance under USBANCORP's Dividend Reinvestment Common Stock Purchase Plan and (ii) 46,000 shares are reserved for issuance under USBANCORP's Incentive Stock Option Plan. USBANCORP has no rights authorized, issued or outstanding, except rights associated with the USBANCORP Shareholder Rights Plan. See "Shareholder Rights Plan" below.

USBANCORP PREFERRED STOCK

  USBANCORP's Board of Directors has the authority to issue Preferred Stock from time to time as a class without a series, or in one or more series. The Preferred Stock may be issued with such voting, dividend, redemption, sinking fund, conversion, exchange, liquidation and other rights as shall be determined by resolution of the USBANCORP Board of Directors, without the approval of the holders of USBANCORP Common Stock. All shares of one series must be identical, and all series will rank equally except with respect to the rights particular to each series fixed by the USBANCORP Board of Directors. USBANCORP Preferred Stock will have a preference over USBANCORP Common Stock as to the payment of dividends, as to the right to distribution of assets upon redemption of shares or upon liquidation of USBANCORP, or as to both dividends and assets, and such other preferences as may be fixed by the USBANCORP Board of Directors.

  There is currently no class of USBANCORP Preferred Stock issued and outstanding.

USBANCORP COMMON STOCK

 Dividends

  The holders of USBANCORP Common Stock are entitled to share ratably in dividends when and if declared by the USBANCORP Board of Directors from funds legally available therefor, subject to the preferences which may be granted to holders of the USBANCORP Preferred Stock.

 Voting Rights

  Each holder of USBANCORP Common Stock has one vote for each share held on matters presented for consideration by the shareholders, except that shareholders are entitled to cumulate their votes with respect to the election of directors.

 Classification of Board of Directors

  The USBANCORP Board of Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of USBANCORP are elected at each annual meeting of the shareholders of USBANCORP. Classification of the USBANCORP Board of Directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the USBANCORP Board of Directors and thereby could impede a change in control of USBANCORP.

 Preemptive Rights

  The holders of USBANCORP Common Stock have no preemptive rights to acquire any additional shares of USBANCORP Common Stock.

 Issuance of Stock

  USBANCORP's articles of incorporation authorize the USBANCORP Board of Directors to issue authorized shares of USBANCORP Common Stock and USBANCORP Preferred Stock without shareholder approval. However, USBANCORP Common Stock is included for quotation on the NASDAQ/NMS, which requires shareholder approval of the issuance of additional shares of USBANCORP Common Stock or securities convertible into USBANCORP Common Stock if the issuance of such securities (i) is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities issued have or will have voting power equal to or in excess of 20% of the voting power outstanding before such issuance, (ii) is in connection with the acquisition of a company in which a director, officer or substantial shareholder of USBANCORP has a 5% or greater interest and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more, (iii) is in connection with a transaction other than a public offering at a price less than the greater of book or market value, and will equal 20% or more of the common stock or 20% or more of the voting power outstanding before issuance, or
(iv) would result in a change in control of USBANCORP. Under NASDAQ/NMS rules, shareholder approval is also required for the establishment of a stock option or purchase plan in which stock may be acquired by officers and directors other than a broadly-based plan in which other security holders of USBANCORP or employees of USBANCORP participate. Under applicable NASDAQ/NMS rules, approval of USBANCORP shareholders is required prior to issuance of the number of shares of USBANCORP Common Stock to be issued in this Merger.

Liquidation Rights

  In the event of liquidation, dissolution or winding-up of USBANCORP, whether voluntary or involuntary, the holders of USBANCORP Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding USBANCORP Preferred Stock.

SHAREHOLDER RIGHTS PLAN

  Each share of USBANCORP Common Stock has attached to it one right (a "Right") issued pursuant to a Shareholder Protection Rights Agreement, dated November 10, 1989 (the "Rights Agreement"). Each Right will initially entitle a holder to buy one-tenth of a share of USBANCORP Series B Preferred Stock at a price of $40.00, subject to adjustment (the "Exercise Price"). The Rights become exercisable if a person, group or other entity acquires or announces a tender offer for 20% or more of the USBANCORP Common Stock. They can also be exercised if a person or group who has become a beneficial owner of at least 10% of the USBANCORP Common Stock is declared by the USBANCORP Board to be an "adverse person" (as defined in the Rights Agreement). Under the Rights Agreement, any person, group or entity will be deemed a beneficial owner of USBANCORP Common Stock if such person, group or entity would be deemed to beneficially own USBANCORP Common Stock under the rules of the Commission which generally require that such person, group or entity have, or have the right to acquire within sixty (60) days, voting or dispositive power with respect to USBANCORP Common Stock; provided, however, that the Rights Agreement excludes from the definition of beneficial owner, holders of revocable proxies, employee benefit plans of USBANCORP or its subsidiaries and the Trust Company. After the Rights become exercisable, the Rights (other than rights held by a 20% beneficial owner or an "adverse person") will entitle the holders to purchase, under certain circumstances, either USBANCORP Common Stock or common stock of the potential acquiror having a value equal to twice the Exercise Price. USBANCORP is generally entitled to redeem the Rights at

$.01 per Right at any time until the twentieth business day following public announcement that a 20% position has been acquired or the Board of Directors has designated a holder of USBANCORP Common Stock an adverse person. The Rights expire on November 10, 1994. The Rights Agreement may have the effect of deterring or discouraging a nonnegotiated tender or exchange offer for USBANCORP, the acquisition of a large block of USBANCORP Common Stock and the removal of USBANCORP management.

CHANGE IN CONTROL

 Pennsylvania Law

  The BCL contains certain provisions applicable to USBANCORP which may have the effect of impeding a change in control of USBANCORP. These provisions, among other things, (1) require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of their shares, including an increment representing a proportion of any value payable for acquisition of control of the corporation; and (2) prohibit for five years after an interested shareholder's acquisition date, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets having a minimum specified aggregate value or representing a minimum specified percentage earning power or net income of the corporation) with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

  In April 1990, the Pennsylvania legislature further amended the BCL to expand the antitakeover protections afforded by Pennsylvania law by redefining the fiduciary duty of directors and adopting disgorgement and control-share acquisition statutes. To the extent applicable to USBANCORP at the present time, this legislation generally (1) expands the factors and groups (including shareholders) which the Board of Directors can consider in determining whether a certain action is in the best interests of the corporation; (2) provides that the Board of Directors need not consider the interests of any particular group as dominant or controlling; (3) provides that directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control; (4) provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and (5) provides that the fiduciary duty of directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly. One of the effects of the new fiduciary duty provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Board of Directors in a potential change in control contest. The legislation provided a time frame during which companies could elect not to be covered by the disgorgement and control-share acquisition statute. USBANCORP opted out of coverage of the disgorgement and control-share acquisition statute pursuant to a Bylaw amendment. The legislation contains no express or implied mechanism for reversing the election although it may be legally permissible to reverse this action. USBANCORP has no intention of taking any action to reverse its election.

 Federal Law

  The Federal Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and, within that time period, the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending, for up to another 30 days, the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action.

  Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control.

  In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding shares of USBANCORP Common Stock, or such lesser number of shares as constitute control over USBANCORP.

 COMPARISON OF RIGHTS OF HOLDERS OF USBANCORP COMMON STOCK AND JSB COMMON STOCK

  USBANCORP and JSB are both incorporated under the laws of the Commonwealth of Pennsylvania. However, the rights of the shareholders of USBANCORP are governed by the BCL as well as USBANCORP's articles of incorporation and bylaws and the rights of the shareholders of JSB are governed by the PBC and JSB's articles of incorporation and bylaws. Upon consummation of the Merger, the shareholders of JSB will become shareholders of USBANCORP and their rights will be governed by the BCL and by USBANCORP's articles of incorporation and bylaws. Certain differences between the rights of JSB's shareholders and USBANCORP's shareholders are described below.

DIRECTORS

 Cumulative Voting

  USBANCORP's shareholders may cumulate their votes in the election of directors. This means each shareholder may multiply the number of shares held by such shareholder by the number of directors to be elected and cast the resulting number of votes for one nominee or distribute them among the nominees as such shareholder desires. Cumulative voting enhances the voting power of minority shareholders and the ability of a USBANCORP shareholder to wage a successful proxy contest and obtain representation on USBANCORP's Board of Directors. JSB does not permit its shareholders to cumulate their votes for the election of directors.

 Classification of the Board

  Both the USBANCORP and the JSB articles of incorporation provide for a classified Board of Directors under which approximately one-third of the directors are elected each year for a three-year term.

 Removal of Directors

  Any or all of the directors of USBANCORP may be removed without cause by the affirmative vote of USBANCORP's shareholders entitled to cast not less than two-thirds of the total votes which are entitled to be cast by the USBANCORP shareholders at an annual meeting for the election of directors. Directors of JSB may be removed without cause by the affirmative vote of JSB shareholders holding at least a majority of the total votes entitled to be cast for the election of directors at a duly constituted meeting of shareholders called expressly for such purpose and may be removed from office with cause by the affirmative vote of JSB shareholders holding not less than a majority of the total votes entitled to be cast by the shareholders.

 Advance Notice of Nominations of Director Candidates

  Pursuant to USBANCORP's bylaws, a shareholder of USBANCORP may nominate a person to serve on the USBANCORP Board of Directors only if such shareholder gives USBANCORP written notice delivered or mailed to the President of USBANCORP not less than 60 days nor more than 90 days prior to any meeting of shareholders called for the election of directors.

  Neither JSB's articles of incorporation nor its bylaws provide for shareholder nomination of a person for election to serve on the JSB Board.

 Directors' Liability

  USBANCORP's bylaws limit the circumstances under which directors (but not officers or directors acting in their capacity as officers) could be held personally liable for monetary damages arising out of any action taken or the failure to take any action unless:

   (i) such director has breached or failed to perform the duties of his office as provided by applicable law, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness;

   (ii)the responsibility or liability of a director is pursuant to a criminal statute; or

  (iii)the liability of a director is for the payment of taxes pursuant to a local, state or federal law.

  The personal liability of JSB's directors has been similarly limited.

 Indemnification

  USBANCORP's bylaws provide that the directors, officers, agents and employees of USBANCORP shall be indemnified against liability to the extent not prohibited under Pennsylvania law. Under Pennsylvania law, a corporation may indemnify any person against a third party action and, to a more limited extent, against a derivative action, if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, under Pennsylvania law, expenses of defending any third party or derivative action may be advanced by a corporation to any person upon receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined that such person is not entitled to be indemnified under law. If a person defending any third party or derivative action prevails on the merits or otherwise, a Pennsylvania corporation must pay expenses actually and reasonably incurred by such person in connection with such defense.

  JSB's articles of incorporation contain substantially the same provisions concerning indemnification and advancement of expenses as those allowed under Pennsylvania law.

MERGERS, CONSOLIDATIONS AND SIMILAR TRANSACTIONS

  The USBANCORP articles of incorporation and bylaws do not require a super-majority vote to effect a merger, sale of assets, liquidation or other significant transaction. Therefore, in accordance with the provisions of the BCL, the affirmative vote of at least a majority of the votes cast by all the shareholders entitled to vote on any such transaction is required for approval.

  The JSB articles of incorporation and bylaws require the vote of the holders of not less than 80% of all outstanding JSB Common Stock to effect a merger, sale of assets, liquidation or other significant transaction, unless approved by 67% of the whole JSB Board of Directors at a time prior to the acquisition of 10% or more of the outstanding JSB Common Stock by the person or corporation effecting the change in control.

  Because USBANCORP's articles of incorporation do not contain any limitation on the acquisition of USBANCORP Common Stock, USBANCORP is more susceptible to a nonnegotiated tender or exchange offer and thus, a change in control.

VOTING

  Except with respect to the election of directors, see "Directors--Cumulative Voting" herein, each shareholder of USBANCORP Common Stock has one vote for each share of USBANCORP Common Stock held.

  JSB's articles of incorporation also provide that each holder of JSB Common Stock shall be entitled to one vote for each share held.

AMENDMENT OF ARTICLES AND BYLAWS

  USBANCORP's articles of incorporation may be amended by the affirmative vote of holders of a majority of the total voting stock eligible to be cast by USBANCORP shareholders at any duly noticed and called regular or special meeting of the shareholders. USBANCORP's bylaws may be amended by the affirmative vote of a majority of the USBANCORP Board of Directors then in office at any regular or special meeting of the USBANCORP Board of Directors.

  JSB's articles of incorporation may be amended only after proposed by the JSB Board of Directors and approved by a majority of the votes entitled to be cast at any duly noticed and called regular or special meeting of JSB shareholders. JSB's bylaws provide for amendment by an affirmative vote of a majority of the entire JSB Board of Directors or by a majority of the votes entitled to be cast at any duly noticed and called regular or special meeting of the JSB shareholders.

  In general, the requirements that the JSB Board of Directors must propose any amendment to JSB's articles of incorporation means that USBANCORP shareholders have a greater ability to effect fundamental changes in the articles of incorporation of USBANCORP, including changes that may facilitate a change in control of USBANCORP as a result of a proxy contest or a nonnegotiated tender or exchange offer.

SPECIAL MEETINGS OF SHAREHOLDERS

  USBANCORP's bylaws provide that special meetings of the USBANCORP shareholders may be called at any time by the President, by the USBANCORP Board of Directors, or by any two or more directors of USBANCORP. JSB's bylaws provide that special meetings of the JSB shareholders may be called at any time by the President, by a majority of the JSB Board of Directors or upon written request of the holders of not less than one-half of outstanding JSB capital stock entitled to vote at the meeting, voting together as a single class.

                             BUSINESS OF USBANCORP

  Financial and other information relating to USBANCORP, including information relating to USBANCORP's directors and executive officers, is set forth or incorporated by reference in USBANCORP's Annual Report on Form 10-K for the year ended December 31, 1993, which is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

 JSB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

GENERAL

  The operations of JSB are affected by many factors, including regulatory, economic and competitive factors that influence interest rates, loan demand and deposit activity. The operations of JSB are also affected by legislative changes, such as the Federal Deposit Insurance Corporation Improvement Act of 1992 (the "FDICIA"), which was enacted into law to reform and reorganize the federal deposit insurance system and the regulatory structure applicable to savings institutions such as JSB. The FDICIA and additional regulatory pronouncements enacted within the scope of regulatory agency authority have had the effect of increasing the amount of premiums to be paid for deposit insurance by banks and savings institutions, increasing the amount of capital required to be maintained by savings institutions for regulatory purposes and imposing various investment and other restrictions on the operations of savings institutions. JSB management anticipates that there will be future proposals brought forth for Congressional and/or regulatory agency consideration that may affect the regulations governing savings institutions, such as JSB. The overall effect of any proposed changes on JSB will depend upon their final form and implementation schedule and cannot be determined at this time.

  JSB is a Pennsylvania-chartered savings bank subject to the regulatory authority of the Department and the FDIC. Prior to March 9, 1993, when JSB converted from a federally-chartered savings bank to a state-chartered savings bank, JSB was subject to the regulatory authority of the FDIC and the OTS.

RESULTS OF OPERATIONS

 General

  The operating results of JSB depend primarily on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Interest rates paid and yields earned by JSB are related to interest rates prevailing generally in the marketplace, which are significantly affected by changes in general economic conditions and the policies of the federal government. JSB's operating results are also affected by the level of its provisions for loan losses due to other operating income, which includes mortgage servicing income (net of amortization of the cost of purchased mortgage servicing rights) and other loan service fees, gains on sales of mortgage loans available for sale, gains on the sale of securities available for sale, other fee income, and its other operating expenses, which include salaries and employee benefits, occupancy and equipment expense, provisions for losses and other charges relating to real estate owned and deposit insurance premiums.

  JSB reported net income of $3.4 million in 1993 as compared to net income of $2.6 million for 1992 and net income of $1.6 million in 1991. The increase in net income for 1993 as compared with the prior year was primarily attributable to an increase in net interest income after the provision for loan losses, an increase in other operating income, which was primarily the result of substantial increases in gain and other income on the sale of property previously acquired by foreclosure, and a decrease in other operating expenses, which was primarily the result of a substantial reduction in the provision for losses and other related charges relating to real estate acquired by foreclosure.

  Partially offsetting these increases in income and decreases in expenses in 1993, as compared with 1992, were increases in the provision for income taxes. The results of operations in 1992 were also benefitted by a non-recurring cumulative effect, at January 1, 1992, of the change in accounting principle for income taxes. See "Income Taxes" below.

  JSB's net interest income before provision for loan losses decreased by $63,000 or 0.6% in 1993, following an increase of $2.1 million or 25.6% in 1992. However, during 1993, $1.1 million was added to JSB's allowance for loan losses as compared to $2.5 million in 1992. Loan loss provisions were reduced in 1993 as the result of improvements in JSB's loan asset quality. JSB's net interest income after provision for loan losses therefore increased by $1.3 million or 16.7% in 1993.

  Total other operating income increased by $1.3 million or 25.5% in 1993, following an increase of $842,000 or 19.1% in 1992. The increase in total other operating income during 1993 was attributable to a $976,000 increase in income derived from the sale of real estate acquired by foreclosure, and an aggregate increase of $360,000 or 7.1% in all other income categories, which include net mortgage servicing income and other loan service fees, net gains on the sale of loans available for sale and investment and MBS securities, and other miscellaneous income.

  Total other operating expenses decreased by $2.0 million or 15.5% in 1993, following an increase of $2.8 million or 27.9% in 1992. The decrease in other operating expenses in 1993 was due to a $3.3 million reduction in the provision recorded for losses and other related charges associated with real estate acquired by foreclosure, partially offset by an aggregate increase of $1.3 million or 13.1% in all other expense categories, which include salaries and employee benefits, occupancy and equipment expenses, FDIC insurance premiums, non-recurring expenses related to the planned Merger, the non-recurring termination gain for JSB's defined benefit plan recorded in 1992, and other miscellaneous expenses.

  The increase in net income for 1992, as compared with the prior year, was primarily attributable to a $504,000 increase in net interest income after the provision for loan losses, a $842,000 increase in other operating income, primarily due to a $849,000 increase in the gains recognized from the sale of investment securities, and a decline in net income tax expense from a net expense of $110,000 in 1991, to a net benefit of $677,000 in 1992. In addition, the results of operations in 1992 were also benefitted by a $1.7 million non-recurring cumulative effect of the change in accounting principle for income taxes.

  Partially offsetting these increases in income and decreases in expenses were a $1.7 million increase in provisions for losses and other expenses relating to real estate acquired by foreclosure, and $1.0 million in increases related to certain other operating expenses.

  JSB's net interest income before provision for loan losses increased by $2.1 million or 25.6% in 1992. During 1992, JSB recorded $2.5 million in provisions for loan losses compared to $867,000 in 1991. Additional provisions for loan losses were considered necessary due to the continued deterioration in national real estate markets experienced throughout 1992. JSB's net interest income after provision for loan losses was therefore increased by $504,000 or 6.7% in 1992.

  Total other non-interest operating income increased by $842,000 or 19.1% in 1992. The increase in total other operating income during 1992, as compared with the previous year, was attributable to an $849,000 increase in securities sales gains, which was partially offset by an aggregate decrease in all other non-interest income categories of $6,000.

  Total other non-interest operating expenses increased by $2.8 million or 27.9% in 1992. The increase in other operating expenses in 1992, as compared with 1991, was due to a $1.8 million or 120.8% increase in the provision recorded for losses and other related charges associated with real estate acquired by foreclosure, and an aggregate $1.0 million or 11.8% increase in all other non-interest expense categories, which include salaries and employee benefits, occupancy and equipment expenses, FDIC insurance premiums, a reduction in the non-recurring curtailment gain for JSB's defined benefit plan recorded in 1991, and other miscellaneous non-interest expenses.

 Net Interest Income

  Net interest income is determined by JSB's interest rate spread (i.e., the difference between the yields earned on its interest earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

  The following table presents the average balance and the interest and dividends earned or paid on each major class of interest-earning assets and interest-bearing liabilities during the periods indicated, as well as certain information related to the yields earned and rates paid thereon:

                                                            YEAR ENDED DECEMBER 31,
                                  ----------------------------------------------------------------------------
                                            1993                     1992                     1991
                                  ------------------------ ------------------------ --------------------------
                                                            (DOLLARS IN THOUSANDS)
                          YIELD
                         RATE AT  AVERAGE           YIELD/ AVERAGE           YIELD/ AVERAGE             YIELD/
                         12/31/93 BALANCE  INTEREST  RATE  BALANCE  INTEREST  RATE  BALANCE   INTEREST   RATE
                         -------- -------- -------- ------ -------- -------- ------ --------  --------- ------
Loans(1)................   8.49%  $156,719 $13,364   8.53% $158,243 $14,882   9.40% $173,514   $16,909   9.75%
Mortgage-backed
 securities.............   5.96    136,007   7,682   5.65   101,425   7,310   7.21    66,601     5,731   8.60
Investment securities
 and other..............   6.41     25,522   1,557   6.10    16,797   1,090   6.49    21,844     1,647   7.54
                           ----   -------- -------   ----  -------- -------   ----  --------   -------   ----
Total interest-earning
 assets.................   7.17    318,248  22,603   7.10   276,465  23,282   8.42   261,959    24,287   9.27
                           ----   -------- -------   ----  -------- -------   ----  --------   -------   ----
Deposits................   3.46    219,581   8,111   3.69   218,850  10,216   4.67   220,839    13,582   6.15
FHLB Advances...........   4.59     73,375   3,522   4.80    35,182   2,060   5.86    25,333     1,871   7.39
Other borrowed funds....   1.87     20,717     529   2.55    20,022     502   2.51    16,553       471   2.85
                           ----   -------- -------   ----  -------- -------   ----  --------   -------   ----
Total interest-bearing
 liabilities............   3.67    313,673  12,162   3.88   274,054  12,778   4.66   262,725    15,924   6.06
                           ----   -------- -------   ----  -------- -------   ----  --------   -------   ----
Net interest income.....                   $10,441                  $10,504                    $ 8,363
                                           =======                  =======                    =======
Net interest spread.....   3.50%                     3.22%                    3.76%                      3.21%
                           ====                      ====                     ====                       ====
Net interest-earning
assets..................          $  4,575                 $  2,411                 $   (766)
                                  ========                 ========                 ========
Net yield on interest-
 earning assets.........   3.63%                     3.28%                    3.80%                      3.19%
                           ====                      ====                     ====                       ====
Ratio of interest-
 earning assets to
 interest-bearing                     1.01                     1.01                     1.00
 liabilities............              ====                     ====                     ====

- --------
(1) Average outstanding balance includes $588,000, $3.1 million and $5.9 million of non-accrual loans as of December 31, 1993, 1992, and 1991, respectively.

  The following table presents the dollar amount of changes in income and expense attributable to changes in volume and the amount attributable to changes in rate. Any changes attributable to both volume and rate which cannot be segregated have been allocated proportionately:

                          1993 COMPARED TO 1992      1992 COMPARED TO 1991      1991 COMPARED TO 1990
                           INCREASE (DECREASE)        INCREASE (DECREASE)        INCREASE (DECREASE)
                         -------------------------- -------------------------  -------------------------
                         VOLUME    RATE      NET    VOLUME    RATE      NET    VOLUME    RATE      NET
                         -------  -------  -------- -------  -------  -------  -------  -------  -------
Loans................... $  (143) $(1,375) $(1,518) $(1,488) $  (539) $(2,027) $(1,345) $  (307) $(1,652)
Mortgage-backed
securities..............   2,492   (2,120)      372   2,997   (1,418)   1,579    2,565     (580)   1,985
Investment securities
and other...............     566      (99)      467    (381)    (176)    (557)    (856)    (128)    (984)
                         -------  -------  -------- -------  -------  -------  -------  -------  -------
Total interest-earning
assets..................   2,915   (3,594)    (679)   1,128   (2,133)  (1,005)     364   (1,015)    (651)
                         -------  -------  -------- -------  -------  -------  -------  -------  -------
Deposits................      34   (2,139)  (2,105)    (122)  (3,244)  (3,366)    (590)  (1,291)  (1,881)
FHLB advances...........   2,236     (774)    1,462     727     (538)     189      300     (109)     191
Other borrowed funds....      17       10        27      99      (68)      31      189      150      339
                         -------  -------  -------- -------  -------  -------  -------  -------  -------
Total interest-earning
liabilities.............   2,287   (2,903)    (616)     704   (3,850)  (3,146)    (101)  (1,250)  (1,351)
                         -------  -------  -------- -------  -------  -------  -------  -------  -------
Net interest income..... $   628  $  (691) $   (63) $   424  $ 1,717  $ 2,141  $   465  $   235  $   700
                         =======  =======  ======== =======  =======  =======  =======  =======  =======

  JSB's net interest income before provision for loan losses decreased by $63,000 or 0.6% in 1993, following an increase of $2.1 million or 25.6% in 1992. JSB's net interest income (net interest income divided by average interest-earning assets) was 3.28% in 1993 as compared with 3.80% for 1992 and 3.19% for 1991.

The decrease in net interest income during 1993 was due to a decline in interest-earning asset yields due to accelerated refinancings of higher-yielding, fixed-rate residential and commercial real estate mortgages and mortgage-backed securities ("MBS") which were replaced by relatively lower-yielding mortgages and investments, and a reduction in asset yields due to the scheduled repricing of adjustable-rate mortgages and MBS in JSB's portfolio.

  The increase in net interest income in 1992, as compared with 1991, was primarily the result of generally reduced interest rates, particularly short-term interest rates. These rate reductions had the effect of reducing the interest cost of deposits and borrowed funds more than the concurrent reduction in loan and other investment yields during the year.

 Interest Income

  Interest income decreased by $679,000 or 2.9% in 1993 and $1.0 million or 4.1% in 1992. Interest income decreased in 1993 primarily as a result of declines in general interest rates which reduced JSB's yield on newly-originated loans, new investment security purchases, and adjustable-rate loans and investments that underwent a scheduled repricing during the year. The weighted average yield on interest-earning assets was 7.10%, 8.42% and 9.27% in 1993, 1992, and 1991, respectively. The effect of the reduction in yield on total interest income during 1993 was partially offset by a $41.8 million increase in average interest-earning assets as compared with 1992.

  In 1993, the management of JSB continued to restructure JSB's asset portfolios by decreasing the amount of residential mortgage loans classified as held-to-maturity, commercial business and consumer loans and increasing the amount of MBS and residential mortgage loans classified as available-for-sale. JSB's total loan portfolio (net of related reserves) increased by $3.7 million or 2.4% in 1993.

  In 1993, mortgage loan interest declined $696,000 or 6.5% due to declines in the yields generated by JSB's investment in residential mortgage loans and declines in the average balance of commercial real estate and residential mortgage loans, excluding loans available for sale.

  During 1993, JSB management elected to sell a substantial portion of its newly-originated residential mortgage loans in order to achieve better matching of average asset and liability durations, thereby reducing interest-rate risk for future periods. Accordingly, the balance of residential mortgage loans, excluding loans classified as available-for-sale, declined from $50.7 million at December 31, 1992, to $47.4 million at December 31, 1993. The residential mortgage loan portfolio average balance, excluding loans classified as available-for-sale, decreased 4.9% from $51.6 million in 1992 to $49.0 million in 1993. In addition, there was a decline in the average yield generated by the residential loan portfolio from 8.94% in 1992 to 7.96% in 1993. The decline in residential mortgage loan yield during 1993 was due to the effects of generally declining interest rates on adjustable-rate residential mortgages which repriced as scheduled during the year and increased refinancings of higher-yielding, fixed-rate mortgages.

  The average balance of commercial real estate loans held by JSB declined from $51.5 million in 1992 to $42.7 million in 1993. The average yield generated by the commercial real estate loan portfolio increased from 8.87% in 1992 to 8.88% in 1993.

  During 1993, the weighted average yield in the loan portfolio was enhanced by consumer lending activities. Consumer loans generally have shorter terms and higher interest rates than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. At December 31, 1993, JSB had $27.5 million in consumer loans. See "Concentrations of Credit Risk" below.

  In 1993, interest income from MBS increased $372,000 or 5.1% as compared with 1992. This increase was due primarily to a $34.6 million or 34.1% increase in JSB's average invested balance in MBS from $101.4 million in 1992 to $136.0 million in 1993. This increase was partially offset by a decline in the average yield derived from MBS from 7.21% in 1992 to 5.65% in 1993. This decline in yield on MBS was due to general declines in interest rates, accelerated prepayments of higher-yielding securities, and JSB management's decision to increase through purchases the relative percentage of shorter duration MBS. MBS yields also declined in 1993, as compared to the previous year, due to the effects of generally declining interest rates on adjustable-rate MBS which repriced during the year, and to the maturity of a portion of JSB's portfolio of relatively higher-yielding MBS which were replaced by lower-yielding securities during the course of the year.

  JSB substantially increased its investment in MBS in 1993 and 1992, based on JSB management's analysis of this type of security's relative attributes and risks. Because MBS are collateralized by diversified pools of individual residential mortgages and the majority of the type held by JSB are additionally guaranteed as to the timely payment of principal and interest by an agency of the U.S. Government (Government National Mortgage Association) or a government-sponsored enterprise (Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation), their risk of default is low. During 1993 and 1992, economic conditions, primarily relating to general interest rates and the availability of new residential mortgage loan production nationally, combined to make the net yields available from MBS attractive relative to alternatively available investments. Additional advantages of MBS, as compared with loan investments, include their negligible servicing costs and relatively predictable cash flows. MBS can also be used to provide liquidity because they are readily marketable and commonly used to provide collateral for borrowed funds.

  Interest and dividends on investment securities and other earning assets increased by $467,000 or 42.8% in 1993, following a decrease of $557,000 or 33.8% in 1992. The increase in this income category in 1993 as compared with 1992, was due to a $8.7 million increase in the average balance invested in these securities, partially offset by a decline in the average yield generated by these securities from 6.49% in 1992 to 6.10% in 1993. Interest and dividend yields declined in 1993, primarily as a result of generally declining short-term interest rates during the year.

  Interest income on loans in 1993 and 1992 was adversely affected by the amount of JSB's non-accrual loans and troubled debt restructurings as discussed below. During 1993 and 1992, JSB estimates that it would have recorded $341,000 and $522,000, respectively, of additional interest on loans if loans did not have to be restructured and non-accrual loans had been current in accordance with their terms. See Notes 3 and 4 to the "JSB CONSOLIDATED FINANCIAL STATEMENTS."

  In 1992, mortgage loan interest declined $1.7 million or 13.7% due to reductions in JSB's level of investment in relatively high-yielding commercial real estate mortgage loans and declines in the yields generated by residential mortgage loans. As part of JSB management's ongoing efforts to reduce JSB's out-of-state commercial real estate mortgage loans, JSB has generally declined to refinance maturing loans of this type. As a result, the commercial real estate mortgage loan portfolio average balance declined from $66.2 million in 1991 to $49.0 million in 1992. The average yield generated by the commercial real estate loan portfolio declined from 8.91% in 1991 to 8.87% in 1992. The decline in yield during 1992 was primarily due to the effects of generally declining interest rates on adjustable-rate mortgages which repriced as scheduled during the year and increased refinancings of higher-yielding, fixed-rate mortgage loans.

  The balance of residential mortgage loans, excluding loans classified as available-for-sale, declined from $55.4 million at December 31, 1991, to $50.7 million at December 31, 1992. The residential mortgage loan portfolio average balance, excluding loans available-for-sale, decreased 9.5% from $57.0 million in 1991 to $51.6 million in 1992. In addition, there was a decline in the average yield generated by the residential loan portfolio from 9.68% in 1991 to 8.94% in 1992. The decline in residential mortgage loan yield during 1992 was due to the effects of generally declining interest rates on adjustable-rate residential mortgages which repriced as scheduled during the year and increased refinancings of higher-yielding fixed-rate mortgages.

  In 1992, interest income from MBS increased $1.6 million or 27.5% as compared with 1991. This increase was due primarily to a $34.8 million or 52.3% increase in JSB's average invested balance in MBS from $66.6 million in 1991 to $101.4 million in 1992. This increase was partially offset by a decline in the average yield derived from MBS from 8.60% in 1991 to 7.21% in 1992. This decline in yield on MBS was due to JSB management's decision to increase through purchases the relative percentage of adjustable-rate MBS and shorter duration MBS derivative securities.

 Interest Expense

  Interest expense decreased by $616,000 or 4.8% in 1993, following a decrease of $3.1 million or 19.8% in 1992. Interest expense decreased in 1993 and 1992 primarily as a result of declines in short-term interest rates generally, which reduced JSB's cost of funds for both deposits and other borrowings. The weighted average rate paid on interest-bearing liabilities was 3.88%, 4.66%, and 6.06% in 1993, 1992, and 1991, respectively. This reduction in the cost of funds was partially offset by a $39.6 million increase in average interest-bearing liabilities during 1993 as compared with 1992.

  Deposit interest expense declined $2.1 million or 20.6% in 1993, as compared with 1992, due primarily to a reduction in the weighted average rate paid on deposits from 4.67% in 1992 to 3.69% in 1993. The effect on deposit interest expense of this reduction in the cost of funds for deposits was slightly reduced by an increase of $731,000 in the average deposit balance during 1993 as compared with 1992. Interest expense on FHLB advances increased $1.5 million or 71.0% in 1993 as compared with the previous year. The increase was due to a $38.2 million increase in the average balance of these advances, partially offset by a decrease in the weighted average rate paid on FHLB advances from 5.86% in 1992 to 4.80% in 1993. Interest expense related to other borrowed funds increased $28,000 or 5.5% in 1993 as compared to 1992. The increase was attributable to an increase in the weighted average cost of such funds from 2.51% in 1992 to 2.55% in 1993 and an increase of $695,000 in the average amount borrowed. The increase in the average balance for other borrowed funds was due to increased levels of mortgage origination activities in 1993 experienced by Standard Mortgage Corporation ("SMC"). The cost of such advances relates to the balance and timing of mortgage servicing escrow deposits controlled by SMC during the year. Escrow deposits are used as compensating balances to reduce SMC's cost of funds for advances it obtains from an unaffiliated lender. For additional information relating to SMC, see "Mortgage Banking Activities" below and Note 13 to the "JSB CONSOLIDATED FINANCIAL STATEMENTS."

  Deposit interest expense declined $3.4 million or 24.8% in 1992, as compared with 1991, due primarily to a reduction in the weighted average rate paid on deposits from 6.15% in 1991 to 4.67% in 1992. The effect on deposit interest expense of this reduction in the cost of funds for deposits was enhanced by a decrease of $2.0 million in the average deposit balance during 1992 as compared with 1991. Interest expense on FHLB advances increased $189,000 or 10.1% in 1992 as compared with the previous year. The increase was due to a $9.8 million increase in the average balance of these advances, partially offset by a decrease in the weighted average rate paid on FHLB advances from 7.39% in 1991 to 5.86% in 1992. Interest expense related to other borrowed funds increased $31,000 or 6.5% in 1992 as compared to 1991. The increase was attributable to an increase of $3.5 million in the average balance of borrowed funds in 1992 as compared to 1991, partially offset by a decrease in the weighted average cost of such funds from 2.85% in 1991 to 2.51% in 1992.

  For additional information relating to JSB's liabilities, see Notes 9, 10 and 11 to the "JSB CONSOLIDATED FINANCIAL STATEMENTS."

 Provision for Loan Losses

  Due to the credit risks involved in lending activities, JSB management systematically reviews the quality of JSB's loan portfolio. Provisions charged to operating results for specific estimated losses on individual loans are made whenever uncertainty arises as to the ongoing willingness and ability of a borrower to repay any loan obligation to JSB. Charge-offs against established allowances are made when a significant impairment in value is deemed to have occurred. General loan loss provisions are established by JSB on the basis of JSB management's review of historical experience, the volume and composition of the loan portfolio, industry standards, the status of past due principal and interest payments, economic conditions (particularly as they relate to market areas where JSB has a significant concentration of loans) and other factors related to the collectibility of JSB's loan portfolio.

  During 1993, $1.1 million in provisions for loan losses was recorded as compared to $2.5 million and $867,000 during 1992 and 1991, respectively. The decrease in JSB's 1993 provision for loan losses, in comparison with 1992, reflects JSB management's assessment of the improving conditions for commercial real estate generally and, more specifically, in the market areas where JSB's loan collateral is located. In addition to the factors considered in establishing general loan loss provisions, as described above, JSB's allowance for loan losses considers (1) the amount and fair market value of collateral supporting non-accrual loans and troubled debt restructurings, which are primarily the result of adverse real estate markets in Texas, Colorado, and Georgia; and (2) charge-off experience for commercial real estate loans secured by properties primarily in these states. At December 31, 1993, JSB had approximately $11.2 million, $4.1 million and $5.6 million of multi-family residential and commercial real estate loans secured by properties located in Texas, Colorado, and Georgia, respectively.

  The increase in JSB's 1992 provision for loan losses, in comparison with 1991, reflected JSB management's assessment of the continued deterioration, evidenced throughout 1992, in national real estate valuations generally and, more specifically, in the market areas where JSB's loan collateral is located. At December 31, 1992, JSB had approximately $17.1 million, $5.3 million and $7.9 million of multi-family residential and commercial real estate loans secured by properties located in Texas, Colorado, and Georgia, respectively.


  At December 31, 1993, JSB's total allowance for loan losses amounted to $3.1 million or 1.9% of the total loan portfolio, as compared to $4.1 million or 2.6% at December 31, 1992, and $3.0 million or 1.8% at December 31, 1991. For a reconciliation of the activity in JSB's allowance for loan losses and additional information, see Note 3 to the "JSB CONSOLIDATED FINANCIAL STATEMENTS."

  JSB management records provisions for loan losses which it believes are adequate to cover potential future losses on JSB's loan portfolio. To the extent JSB must alter its assumptions, additional information becomes available to JSB management, or real estate markets in which JSB has conducted lending activities remain depressed, it may become necessary for JSB to increase its provisions for loan losses in the future. JSB management believes that JSB has adequate loan loss reserves at December 31, 1993. However, it continues to monitor JSB's loan portfolio and will make loan loss reserve adjustments as necessary. In addition, loan classifications and loss reserves, as determined by JSB management, are subject to periodic examination by regulatory agencies. JSB management cannot predict whether future regulatory examinations will require any changes in JSB's loan classifications or loan loss reserves.

 Other Operating Income

  Total other non-interest operating income increased by $1.3 million or 25.5% in 1993, following an increase of $842,000 or 19.1% in 1992. The increase in total other operating income during 1993, as compared with 1992, was attributable to a $976,000 increase in recovery income from the sale of real estate acquired by foreclosure in prior years, a $129,000 increase in other miscellaneous income, a $103,000 increase in net loan servicing income and other loan service fees, a $69,000 increase in gains on the sale of investment and mortgage-backed available for sale securities, and a $60,000 increase in gains on the sale of loans.

  During 1993, JSB recognized $1.1 million in gains and other income arising from the sale of real estate acquired by foreclosure as compared with $166,000 in 1992. This income arose from the liquidation of properties during the year at prices in excess of the properties' carrying values. At December 31, 1993, JSB had reduced its holdings of commercial and multi-family residential real estate acquired by foreclosure to two properties with a book value of $822,000 (before applicable reserves) from 20 properties with a book value of $6.6 million (before applicable reserves) at December 31, 1992.

  The $129,000 or 17.4% increase in other (miscellaneous) operating income in 1993, as compared with the previous year, was due to general increases in JSB's fee schedules due to general inflationary trends and competitive factors and to an increased emphasis by JSB management on the generation of fee income. In particular, JSB was successful during 1993, in increasing its fee-based business transaction account relationships.

  Loan servicing income and other loan servicing fees, net of applicable amortization expense for purchased mortgage servicing rights ("PMSR") increased $102,000 or 4.5% in 1993 as compared with the previous year. The increase was primarily due to a $108,000 or 4.5% decrease in PMSR amortization expense in 1993 as compared with 1992. During 1993, SMC serviced a mortgage portfolio for others with an average balance of $867.5 million as compared with an average balance of $844.8 million in 1992. For additional information relating to SMC, see "Mortgage Banking Activities" below and Note 13 to the "JSB CONSOLIDATED FINANCIAL STATEMENTS."

  During 1993, JSB recorded net gains of $811,000 on the sale of $51.7 million in primarily fixed-rate securities previously classified as available-for-sale. The securities were sold as part of JSB's asset/liability management strategy in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. Gains on the sale of investment and MBS securities are dependent on market and economic conditions and, accordingly, there can be no assurances that the gains experienced in prior years can be achieved in the future. In addition, during 1993, JSB sold $223.4 million in residential mortgage loans realizing a net profit of $1.4 million, an increase of $60,000 in comparison to the previous year. These sales were completed in the normal course of business. JSB sells such loans in order to reduce its concentration of long-term fixed-rate assets as part of its on-going strategy to reduce its overall interest-rate risk. The increase in 1993, as compared with the previous year, was primarily due to increased loan origination volumes, which provided increased loan and related servicing rights volumes classified as available-for-sale. Gains on the sale of loans are dependent on market and economic conditions and, accordingly, there can be no assurances that the gains experienced in prior years can be achieved in the future. See "Subsidiary Operations" below.

  The increase in total other operating income during 1992, as compared with 1991, was primarily attributable to an $849,000 increase in gains on the sale of securities. This increase was partially offset by a $127,000 decrease in net mortgage servicing and other loan service fee income in 1992 as compared with the previous year.

  During 1992, JSB recorded net gains of $742,000 on the sale of $57.8 million in primarily fixed-rate securities. The securities were sold as part of JSB's asset/liability management strategy in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. Net mortgage servicing income was $2.3 million or 45.0% of total other operating income, and $2.4 million or 56.0% of total other operating income, respectively, in 1992 and 1991. Mortgage servicing income and other loan service fees are primarily attributable to SMC's mortgage banking activities. Such fees decreased in 1992 due to a $958,000 increase in the amortization expense associated with PMSR. During 1992, SMC experienced significant mortgage loan refinancing activity which reduced the outstanding balance of its PMSR. Mortgage servicing organizations nationwide experienced increased refinancing activity due to generally lower interest rates. Accordingly, SMC increased the amortization rate associated with PMSR in 1992. This effect on net servicing income was partially offset by an increase in the average balance of PMSR in SMC's portfolio as refinanced loans were replaced with newly-originated loans. During 1992, SMC serviced a mortgage portfolio for others with an average balance of $844.8 million as compared with an average balance of $743.7 million in 1991.

 Other Operating Expenses

  Total other non-interest operating expenses decreased by $2.0 million or 15.5% in 1993 following an increase of $2.8 million or 27.9% in 1992. The decrease in operating expenses in 1993 as compared with the previous year was due to a $3.3 million or 99.3% reduction in provisions for losses and other charges relating to real estate acquired by foreclosure and a $36,000 or 3.0% reduction in occupancy and equipment expenses. These reductions in operating expenses were partially offset by a $413,000 increase in non-recurring expenses related to the planned acquisition of JSB by USBANCORP, a $409,000 or 13.4% increase in other miscellaneous operating expenses, a $304,000 or 6.0% increase in salaries and benefits expense, a $122,000 reduction in the gain received from the termination of JSB's defined benefit plan in 1991, and a $58,000 or 11.4% increase in FDIC deposit insurance premium expenses.

  The provision for losses and other related charges associated with real estate acquired by foreclosure decreased $3.3 million in 1993 following an increase of $1.8 million in 1992. The decrease in the provision and other related charges associated with real estate acquired by foreclosure in 1993 was due to improvements in valuations for commercial real estate nationally and more specifically in the areas where JSB's loans are concentrated, and to JSB's favorable experience in 1993 with respect to the liquidation of foreclosed properties. The $1.8 million increase in provision for losses and other charges associated with real estate acquired by foreclosure in 1992 was necessitated by continued valuation declines, evidenced throughout 1992, in national real estate markets, and more specifically, in the geographic areas where JSB's real estate acquired by foreclosure is located. JSB management believes that JSB has provided sufficient reserves to allow for the liquidation of existing real estate acquired by foreclosure without material impact on the future operating results of the institution. For a reconciliation of the activity in JSB's reserve for losses on real estate owned, see Note 4 to the "JSB CONSOLIDATED FINANCIAL STATEMENTS."

  During the fourth quarter of 1993, JSB incurred $413,000 in expenses related to the planned acquisition of JSB by USBANCORP. These expenses were for accounting, legal and other professional advice and services required to evaluate and ultimately negotiate the transaction terms. JSB management believes that a similar level of professional services expense will be required to complete the proposed merger transaction in 1994. These expenses will be charged to operations as they are incurred in 1994.

  Other miscellaneous operating expenses increased $409,000 or 13.4% in 1993, as compared with 1992, primarily as a result of a $255,000 increase in data processing costs resulting from the installation of a new out-sourced data processing system in late 1992, and a $205,000 increase in professional services, performed by unaffiliated entities, related to the management of JSB's commercial real estate loan portfolio.

  Salaries and benefits expense increased by $304,000 or 6.0% in 1993 as compared with the previous year. The increase in salaries and employee benefits during 1993 was attributable to small increases in staffing levels at JSB and SMC and to normal cost increases due to general price inflation, particularly in the area of employee benefit expenses.

  In addition to the $1.8 million increase in the provision and other related expenses associated with real estate acquired by foreclosure, other operating expenses increased in 1992 due to a $520,000 reduction, as compared with 1991, in non-recurring gains associated with the 1991 termination of JSB's defined benefit employee pension plan, a $281,000 increase in other miscellaneous categories, a $183,000 increase in salaries and employee benefit costs, and a $43,000 increase in FDIC deposit insurance premiums.

  During 1992, JSB recognized a non-recurring reversion gain of $122,000 following the final settlement of the plan liabilities relating to its qualified non-contributory defined benefit employee retirement plan, which was terminated in 1991. The plan previously covered all full-time employees who had attained a minimum age requirement and met a required period of service. During 1991, JSB recognized a curtailment gain of $642,000 on the termination of the defined benefit employee retirement plan. Effective November 1, 1991, JSB adopted a defined contribution employee retirement plan that covers substantially all employees of JSB and its subsidiaries. See Note 6 to the "JSB CONSOLIDATED FINANCIAL STATEMENTS" for a more detailed explanation of JSB's employee retirement plan.

  Other miscellaneous operating expenses increased $281,000 or 10.1% in 1992. The increase in other operating expenses during 1992, as compared with 1991, was primarily the result of JSB's increased use of external sources for support services such as data processing and check processing operations and, to a lesser degree, due to general inflationary pressures on a variety of JSB's miscellaneous expense categories. JSB management has determined that JSB can reduce overall operating costs through increased utilization of cost-effective external processing service providers. JSB management expects that the fees paid for such processing services will continue to be more than offset by reductions in other expense categories, such as salaries and employee benefits and occupancy and equipment charges.

  Salaries and benefits expense increased by $183,000 or 3.7% in 1992. The increase in salaries and employee benefits during 1992 as compared with 1991 was attributable to normal cost increases due to general price inflation.

  Deposit insurance premiums paid to the FDIC increased $58,000 and $43,000 in 1993 and 1992, respectively. The increases in 1993 and 1992 were due to increases in the deposit insurance premiums charged to all depository institutions nationally. Under the provisions of the FDICIA, Congress authorized additional deposit insurance premium increases, as may be required, to re-capitalize the FDIC insurance fund in order to ensure the continued stability of the banking system in the United States. In response to this legislation, the FDIC initiated a system of risk-based premium assessments based on a regulatory agency determination of a financial institution's capital adequacy and level of need for greater than normal supervision. The introduction of this system of risk-based assessments, on January 1, 1992, had the effect of raising deposit insurance costs for the majority of depository institutions nationwide.

 Income Taxes

  JSB is subject to the general provisions of the Code and the Pennsylvania Mutual Thrift Tax Act, which taxes JSB's Pennsylvania-sourced income based on a calculation substantially in accordance with GAAP. SMC is separately subject to the applicable income tax laws of the State of Georgia.

  Effective January 1, 1992, JSB adopted Statement of Financial Accounting Standards No. 109 ("SFAS-109"), "Accounting for Income Taxes." SFAS-109 requires current-year recognition of the net income effect of future tax benefits, such as net operating and capital loss carryforwards, and certain timing differences between business entities' financial statements and tax returns, subject to a valuation allowance.

  During 1993, JSB recorded income tax expenses of $1.6 million as compared with a net benefit of $677,000 in 1992. Accordingly, income tax expense increased $2.3 million in 1993 as compared with the preceding year. The increase in this expense was due to the exhaustion of net operating tax loss carryforwards in 1993 and to an increase in pre-tax net income, before the cumulative effect at January 1, 1992, of the change in the principle of accounting for income taxes, to $4.9 million in 1993 from $232,000 in 1992. Deferred tax assets, net of applicable valuation reserves, decreased by $979,000, or 39.8%, to $1.4 million at December 31, 1993. Federal and state income taxes currently payable were $431,000 at December 31, 1993.

  Adoption of this change in accounting principle required JSB to record a deferred tax asset, net of applicable valuation reserves, of $1.7 million on January 1, 1992. This net non-recurring gain was credited to operations in 1992 as the cumulative effect of a change in accounting principle for income taxes. A benefit from income taxes of $677,000 was credited to operations during 1992 in recognition of a net increase in JSB's deferred tax asset and for federal and state taxes currently payable. Deferred tax assets, net of applicable valuation reserves, increased by $787,000, or 47.0%, to $2.5 million at December 31, 1992. Federal and state income taxes currently payable were $110,000 at December 31, 1992.

  For 1991, JSB recorded a provision for state and federal income taxes of $110,000. The provision for income taxes, recorded in 1991, consisted of $116,000 in Georgia state income taxes and a net benefit from federal income taxes of $6,000. The benefit from federal income taxes resulted from $16,000 in adjustments favoring JSB for prior period returns net of the 1991 Alternative Minimum Tax provision of $10,000. During 1991, JSB, on a consolidated basis, derived benefit from net operating loss carryforwards and general business tax credit carryforwards that substantially reduced its effective federal and Pennsylvania state income tax rates. JSB is subject to the provisions of the federal Alternative Minimum Tax, notwithstanding the benefit derived from its net operating and capital loss carryforwards. For additional information, see Notes 1, 7 and 13 to the "JSB CONSOLIDATED FINANCIAL STATEMENTS."

 Subsidiary Operations

  SMC is a second-tier, wholly-owned subsidiary of JSB which conducts mortgage banking activities in the southeastern United States. SMC recorded earnings of $440,000, $564,000, and $893,000 for the periods ended December 31, 1993, 1992, and 1991, respectively. Earnings decreased $124,000 or 21.9% in 1993, following a decrease of $329,000 or 36.8% in 1992. The decrease in earnings in 1993 was primarily due to a $272,000 or 4.5% increase in operating expenses partially offset by a $77,000 or 1.1% increase in revenues and a $71,000 or 20.1% decrease in income taxes.

  Revenues increased $77,000 or 1.1% in 1993 as compared with 1992 primarily due to a $162,000 or 12.5% increase in interest income due primarily to increased loan origination activity which increased the average balance of loans classified as available-for-sale from $13.3 million in 1992 to $18.2 million in 1993. The increase in net income was partially offset by an $85,000 or 1.5% aggregate decrease in other revenues sources, which include loan origination and processing fees, loan servicing fees and late charges, net gains on the sale of loans, and other miscellaneous revenue sources.

  Operating expenses increased $272,000 in 1993 primarily as a result of increased staffing and additional variable expenses associated with increased loan origination activity, increased loan servicing volumes, and, to a lesser extent, cost increases associated with general price inflation. During 1993, SMC originated $179.9 million in new residential mortgage loans as compared with origination of $176.0 million in 1992. Income tax expense declined in 1993, as compared with 1992, due to the decline in pre-tax net income from $918,000 in 1992 to $723,000 in 1993.

  Earnings decreased $329,000 or 36.8% in 1992 as compared with 1991. The decrease in earnings in 1992 was primarily due to a $1.7 million or 40.2% increase in operating expenses partially offset by a $1.1 million or 19.2% increase in revenues and a $282,000 or 44.3% decrease in income taxes.

  Revenues increased $1.1 million in 1992, as compared with 1991, primarily due to a $710,000 increase in servicing fee revenues and a $385,000 increase in interest income on loans classified as available-for-sale. Servicing fee revenues increased in 1992 due to increased servicing volumes. The average balance of loans serviced for others increased from $743.7 million in 1991 to $844.8 million in 1992. Interest income increased primarily as a result of increased loan origination activity which increased the average balance of loans classified as available-for-sale from $9.2 million in 1991 to $13.3 million in 1992.

  Operating expenses increased $1.7 million in 1992 primarily as a result of a $958,000 or 67.2% increase in amortization expense for PMSR and a $735,000 or 30.3% increase in other operating expenses. Amortization expense associated with PMSR increased in 1992 because SMC experienced significant refinancing activity which had the effect of reducing the outstanding balance of its PMSR. Mortgage servicing organizations nationwide experienced increased refinancing activity due to generally lower interest rates. Other operating expenses increased in 1992 due primarily to increased staffing and additional variable expenses associated with increased loan origination activity, increased loan servicing volumes, and, to a lesser extent, cost increases associated with general price inflation. During 1992, SMC originated $176.0 million in new residential mortgage loans as compared with originations of $129.7 million in 1991. Income tax expense declined $282,000 or 41.7% in 1992, as compared with 1991, due to the decline in pre-tax net income from $1.5 million in 1991 to $918,000 in 1992.

  SMC paid JSB $42,000 and $180,000 for the years ended December 31, 1993 and 1992, respectively, in management and other fees to compensate JSB for direct and indirect expenditures JSB incurred on behalf of SMC during the year. In addition, $283,000 and $302,000 representing 34% of SMC's federally taxable net income for charges in lieu of federal income taxes were assessed SMC and allocated to JSB during 1993 and 1992, respectively. The income tax charge to SMC was made under the provisions of a tax-sharing agreement between the two entities.

  As a mortgage banking company, SMC originates and sells residential mortgage loans and services loan assets owned by JSB and unaffiliated investors within its mortgage servicing portfolio. SMC's ability to originate residential mortgage loans is largely dependent upon levels of interest rates and the level of housing sales activity within its market area, which affect the degree to which consumers obtain new loans and refinance existing loans and which in turn are affected by general economic conditions and by policies of regulatory authorities and other factors. SMC's ability to sell residential mortgage loans to supply funds for the origination of new loans is affected by the secondary market for such loans, including but not limited to the operations, level of activity, and underwriting criteria of the various federal agencies or government-sponsored enterprises which are involved in this type of activity.

  The level of interest rates also affects SMC's operations to the extent that it originates loans without pre-existing commitments by investors to purchase such loans or which are not otherwise fully hedged against changes in interest rates, thus subjecting SMC to gains or losses on loan sales because the value of such loans fluctuates inversely with changes in interest rates. In addition, SMC creates separable and saleable mortgage-servicing rights when loans are originated. The costs of originating loans and developing servicing rights are substantially offset by collected origination fees.

  SMC has, at various times, originated loans which were not the subject of pre-existing purchase commitments but were hedged against changes in interest rates. As a result of gains from the sale of loans and separable mortgage servicing rights, SMC realized a $1.0 million, a $1.1 million, and $1.1 million gain on sale of loans and originated mortgage servicing rights in 1993, 1992, and 1991, respectively.

  At December 31, 1993, SMC had commitments from investors for $15.9 million of SMC's $16.6 million of loans classified as available-for-sale. In addition, SMC had commitments to purchase or originate loans classified as available-for-sale totaling $23.2 million at December 31, 1993. Commitments to purchase or originate such loans are partially hedged against losses arising from adverse changes in general interest rates due to SMC's practice of utilizing fixed-price forward delivery commitments for a portion of its origination commitments. SMC had purchase commitments from investors for approximately 26.2% of SMC's unfunded loan origination commitments at December 31, 1993. In addition, SMC is further insulated from potential losses arising from the effects of adverse interest-rate movements by its ability to offset a significant portion of such potential losses on loan sales with premiums received arising from the concurrent sale of related mortgage servicing rights.


  SMC's largest source of revenue is fee income from rights held by it to collect payments on and otherwise service loans. SMC has emphasized servicing fee income in recent years because such income is less volatile than income based directly on the origination and sale of loans. The amount of loans serviced by SMC for others increased from $840.5 million at December 31, 1992, to $908.9 million at December 31, 1993. The increase in loans serviced was due to the creation of new mortgage loan servicing rights resulting from SMC's loan origination activities and the purchase of rights from unaffiliated entities. At December 31, 1993, SMC had $7.3 million of PMSR, which decreased from the $7.8 million at December 31, 1992. The decrease in the carrying value of the PMSR was due to the net effects of amortization expense related to such rights, as previously described. Notwithstanding SMC's emphasis on servicing fee income, in 1993, business considerations primarily relating to general interest rates and the availability of newly originated residential mortgage loans nationally, dictated that SMC sell a portion of loans originated by it on a servicing-released basis, which increases the amount received for the loans upon sale but decreases future servicing income.

SMC's ability to retain loan servicing rights upon the sale of loans originated by it in the future will be dependent on liquidity, capital needs and other business considerations.

  SMC's source of funds for lending and other purposes is a line of credit (warehouse line) from an unaffiliated lender secured by loans originated by SMC for sale in the secondary market and a non-revolving commercial loan commitment from an unaffiliated lender secured by a perfected interest in mortgage servicing rights. At December 31, 1993, SMC had received advances from nonaffiliates in the amount of $15.2 million from the mortgage warehouse line and $4.1 million for the commercial loan. The available credit under the warehouse line was $9.8 million at December 31, 1993.

  The loan agreements for the warehouse line of credit and commercial loan provide for interest rates ranging from 1% to the prevailing prime interest rate plus 1%, depending upon the level of compensating balances maintained on deposit with the unaffiliated lender. The compensating balances are derived from escrow funds held for taxes and insurance payments, loan principal and interest collections in transit, and corporate cash balances. During 1993, SMC maintained average monthly compensating balances with the lender in the amount of $22.8 million. Interest expense recorded in connection with the commercial loan and mortgage warehouse line during 1993 was $392,000 for an effective rate of 1.87% on the combined average outstanding balances during the year. For additional information relating to SMC, including condensed financial statements, see Note 13 to the "JSB CONSOLIDATED FINANCIAL STATEMENTS."

ASSET AND LIABILITY MANAGEMENT

  JSB has adopted an Interest-Rate Risk Management Policy which is intended to decrease JSB's vulnerability to material and sustained changes in interest rates. In addition, JSB employs an independent investment advisory firm to provide specialized simulation modeling services and advice regarding the structure of JSB's interest-earning asset portfolio. The purpose of JSB's interest rate risk management program is to insulate, in so far as possible, the impact on JSB's earnings from changes in interest rates. JSB's Asset/Liability Management Committee is charged with the responsibility of implementing and managing this program on an ongoing basis and for reporting the status of the program to the JSB Board of Directors at least monthly. The Committee monitors the imbalance between the relatively longer-term nature of JSB's interest-earning assets and the term of its interest-bearing liabilities. One of the strategies adopted by JSB during 1991, and continued in 1992 and 1993, called for a reduced emphasis on certificates of deposit, with a concurrent increased emphasis on demand deposits and borrowed funds as a source of funds for investment in interest-earning assets. This strategy was effective in its intended goal of lowering JSB's overall cost of funds while simultaneously decreasing interest-rate risk.

  Historically, JSB's emphasis on small to medium-sized (generally $1.0 million or less) loans secured by existing commercial and multi-family residential properties was integral to JSB's asset/liability management efforts because these loans generally have adjustable interest rates and maturities of nine years or less. Multi-family residential and commercial real estate loans amounted to $42.8 million or 12.0% and 26.9% of JSB's total assets and total loan portfolio, respectively, at December 31, 1993. As a result of the increased risk associated with such loans, JSB, in recent periods, has changed its strategy to emphasize adjustable-rate, one-to-four family residential loans, consumer loans, and MBS, as discussed above.

  At December 31, 1993, JSB's interest-earning assets which were scheduled to mature or reprice within one year or less amounted to $156.2 million or 46.9% of interest-earning assets, as compared to $150.7 million or 51.1% of earning assets at December 31, 1992. At December 31, 1993, the principal balance of JSB's interest-bearing liabilities which were scheduled to mature or reprice within one year or less amounted to $183.8 million or 56.4% of the interest-bearing liabilities of JSB, as compared to $159.1 million or 54.2% of interest-bearing liabilities at December 31, 1992. JSB's interest-bearing liabilities which are scheduled to mature or reprice within one year exceed its interest-earning assets with similar characteristics by $27.6 million or 8.3% of total interest-earning assets at December 31, 1993, as compared to $8.4 million or 2.9%
of total interest-earning assets at December 31, 1992. This difference between repricing or maturing assets and liabilities within one year is referred to as JSB's one-year "gap" position. The gap position is typically described as "negative" when liabilities repricing or maturing exceed assets repricing or maturing in a given future time period. Because of JSB's negative one-year gap position, material and sustained increases in interest rates would have the general tendency to adversely affect JSB's net interest income, whereas material and sustained decreases in interest rates would have the general tendency to produce the opposite effect. Offsetting these predicted effects are estimable changes in the prepayment rates of certain assets and the renewal rates of certain deposit products during and following such periods of material and prolonged interest rate changes. JSB management's analysis of these factors indicates that JSB's net interest margin exposure to changes in interest rates is less than would be predicted by JSB's negative one-year gap position.

  JSB's analysis of the maturity and repricing of assets and liabilities incorporates certain assumptions concerning the amortization and prepayment of such assets and liabilities. The major assumptions are that all adjustable-rate instruments are believed to be rate sensitive on the next contractual rate adjustment date, that fixed-rate mortgage loans and fixed-rate MBS will prepay at a rate that is estimable based on historical norms, that only 34.6% of savings, money market and NOW accounts are rate sensitive in the one-year period, and that all fixed-rate liabilities are rate sensitive as of the contractual maturity date. JSB management believes that these assumptions approximate actual experience and considers them reasonable, although the actual amortization and repayment of assets and liabilities may vary substantially.

  The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding as of December 31, 1993, which are expected to mature, prepay, or reprice in each of the future time periods shown. Except as stated below, the amounts of assets or liabilities shown which mature or reprice during a particular period were determined in accordance with the contractual terms of the asset or liability. Adjustable floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due. Fixed-rate loans and MBS are included in the periods in which they are anticipated to be repaid based on scheduled maturities and estimated repayment rates based upon historical experience. Money market deposit accounts, which are also generally subject to immediate withdrawal, are included in the "six months or less" period. Savings passbook and NOW accounts are spread among the periods shown in accordance with historical experience and JSB management's belief that such deposits are generally non-interest rate-sensitive core deposits.

                                                   DECEMBER 31, 1993
                                      SIX
                            SIX      MONTHS   ONE YEAR  THREE YEARS FIVE YEARS
                           MONTHS   THROUGH   THROUGH     THROUGH    THROUGH     OVER
                          OR LESS    1 YEAR   3 YEARS     5 YEARS   TEN YEARS  TEN YEARS  TOTAL
                          --------  --------  --------  ----------- ---------- --------- --------
                                                 (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Interest-earning
 deposits with other
 institutions...........  $  5,349  $     --  $     --    $    --    $    --    $    --  $  5,349
Adjustable-rate mortgage
 loans and mortgage-
 backed securities......    35,422    37,288    26,398     12,903      8,168         --   120,179
Fixed-rate mortgage
 loans and mortgage-
 backed securities......    37,268    16,509    42,637     22,887     29,793      4,053   153,147
Consumer and other
loans...................    11,351     5,707     5,973      2,941      1,341         --    27,313
Commercial business
loans and leases........     5,069        17        53         34        164        163     5,500
Investment securities
and other investments...       250     1,970     3,569      2,120      4,203      9,796    21,908
Other non-interest
earning assets..........        --        --        --         --         --         --    22,402
                          --------  --------  --------    -------    -------    -------  --------
Total assets............  $ 94,709  $ 61,491  $ 78,630    $40,885    $43,669    $14,012  $355,798
                          ========  ========  ========    =======    =======    =======  ========
INTEREST-BEARING
LIABILITIES:
Passbook, club and
escrow accounts.........  $  5,060  $  4,597  $ 14,625    $ 9,540    $12,103    $10,569  $ 56,494
NOW and Money Market
accounts................    17,845    10,441    13,329      4,036      4,800      2,737    53,188
Certificate accounts....    43,993    29,561    23,863      8,087      1,767        457   107,728
FHLB advances...........    55,000     2,000    13,000      6,500     12,500         --    89,000
Other borrowings........    15,267        --        --      4,111         --         --    19,378
Other non-interest
bearing liabilities.....        --        --        --         --         --         --     2,430
Shareholders' equity....        --        --        --         --         --         --    27,580
                          --------  --------  --------    -------    -------    -------  --------
Total liabilities and
shareholders' equity....  $137,165  $ 46,599  $ 64,817    $32,274    $31,170    $13,763  $355,798
                          ========  ========  ========    =======    =======    =======  ========
Maturity or repricing
gap during the period...  $(42,456) $ 14,892  $ 13,813    $ 8,611    $12,499    $   249
                          ========  ========  ========    =======    =======    =======
Cumulative gap..........  $(42,456) $(27,564) $(13,751)   $(5,140)   $ 7,359    $ 7,608
                          ========  ========  ========    =======    =======    =======
Ratio of gap during the
period to total assets..     -11.9%      4.2%      3.9%       2.4%       3.5%       0.1%
                          ========  ========  ========    =======    =======    =======
Ratio of cumulative gap
to total assets.........     -11.9%     -7.7%     -3.9%      -1.4%       2.1%       2.1%
                          ========  ========  ========    =======    =======    =======

LIQUIDITY AND CAPITAL RESOURCES

  Shareholders' equity totaled $27.6 million or 7.8% of total assets at December 31, 1993, as compared to $24.4 million or 7.6% of total assets at December 31, 1992, and $21.8 million or 7.4% of total assets at December 31, 1991. The increase in shareholders' equity during the past two years was the result of JSB's consolidated earnings of $3.4 million and $2.6 million in 1993 and 1992, respectively, less dividends paid of $291,000 in 1993 and a credit to capital resulting from the adoption at December 31, 1993, of Statement of Accounting Standards No. 115 ("SFAS-115"), "Accounting for Investments in Certain Debt and Equity Securities," in the amount of $122,000. SFAS-115 requires that unrealized market value changes relative to amortized historical book value of investment securities categorized as "available-for-sale" shall be credited (or charged), after computation of related tax effects, to a separate component of shareholders' equity. At December 31, 1993, JSB held securities categorized as available-for-sale with aggregate market values of $184,000 in excess of aggregate amortized historical cost. After allowing for the potential timing-difference tax effects of this unrealized appreciation, in accordance with the provisions of SFAS-115, the net increase in shareholders' equity was $122,000 as a result of the adoption of this change in accounting principle.

  Regulatory capital standards have been established which require JSB to maintain: (1) leverage capital in an amount not less than 3% to 5% of JSB's adjusted total assets; (2) risk-based capital in an amount not less than 4.0% of JSB's risk-adjusted assets; and (3) total capital in an amount currently equal to 8.0% of risk-adjusted assets. At December 31, 1993, JSB was in compliance with all applicable regulatory capital requirements which were in effect as of that date, with leverage, risk-based and total capital ratios of 7.6%, 13.2% and 14.5%, respectively.

  Failure to comply with applicable regulatory capital requirements can result in capital directives from the appropriate regulatory agencies, restrictions on or prohibitions on growth and other limitations on a savings institution's operations and activities. JSB's primary sources of funds to support lending and other general business activities have been deposits and amortization and prepayments of outstanding loans and investments. JSB may also borrow from the FHLB of Pittsburgh and other unaffiliated sources. At December 31, 1993, JSB had $89.0 million of FHLB advances (including $50.5 million in fixed-rate advances with various maturities, $24.5 million in advances funded under a line of credit agreement which is subject to daily interest-rate repricing and $14.0 million in adjustable-rate advances) and $107.7 million of certificates of deposit. At December 31, 1993, $18.5 million in fixed-rate FHLB advances, $35.5 million in FHLB adjustable-rate advances, and $73.6 million in certificates of deposit were scheduled to mature within one year. JSB management believes that JSB has adequate resources to fund these commitments, that all of these commitments will be funded by the required date, and that it can adjust the rates paid by JSB on savings certificates to retain deposits in changing interest rate environments. For additional information, see Notes 9, 10, and 11 to the "JSB CONSOLIDATED FINANCIAL STATEMENTS."

  Under regulation imposed by the Department and the FDIC, JSB is required to maintain a minimum balance of liquid assets (cash, cash equivalents, bankers' acceptances, commercial paper and certain readily marketable securities classified as available-for-sale) to meet the foreseeable requirements for liquid cash on an ongoing basis. Appropriate levels of liquidity are subject to case-by-case evaluation by the Department and the FDIC. Such evaluation would consider factors such as JSB's capital position, historical liquidity requirements and other factors as deemed appropriate by regulatory examiners. Normally, financial institutions, such as JSB, would be required to maintain liquid assets in the amount of not less than 20% of withdrawable deposits, short-term borrowings and other short-term obligations. Monetary penalties may be imposed for failure to meet such liquidity requirements. JSB management believes that JSB maintains and has maintained sufficient short-term and liquid assets (including loans and securities available-for-sale) to meet the liquidity standards of the Department and the FDIC. At December 31, 1993, JSB held sufficient liquid assets in the form of cash on hand, FHLB deposits, loans and investments available-for-sale, and other loans and investments maturing within one-year to ensure, in the opinion of JSB management, full compliance with these liquidity standards.

 Shareholders' Equity

  Retained earnings are substantially restricted in connection with regulations related to the insurance of savings accounts, which require JSB to maintain certain reserves. In addition, JSB is required to meet certain minimum leverage and risk-weighted assets to capital ratios adopted by the FDIC and the Department.

  The regulatory agencies have adopted the requirements of 3% to 5% leveraged
(core) capital and 8% risk-adjusted capital. The following table sets forth a comparison of JSB's capital position to the minimum regulatory requirements as of December 31, 1993.

RATIO                                                        REQUIREMENTS ACTUAL
- -----                                                        ------------ ------
Leverage (core)............................................. 3.0%-5.0%(1)  7.6%
Risk based capital-Tier I...................................      4.0%(2) 13.2%
Total (Tier I and II).......................................      8.0%(3) 14.5%

- --------
(1) JSB Common Stock, additional paid-in-capital and retained earnings, less intangible assets, divided by total assets. The current requirement is 3.0% for banks with the highest regulatory rating and 4.0-5.0% for all others.
(2) JSB Common Stock, additional paid-in-capital and retained earnings, less intangible assets, divided by risk-adjusted total assets. The current requirement is 4.0%.

(3) The sum of Tier I and Tier II capital and the allowance for loan losses (limited to 1.25% of risk-adjusted total assets), divided by risk-adjusted total assets. The current requirement is 8.0%.

CONCENTRATIONS OF CREDIT RISK

  Financial institutions, such as JSB, generate profits primarily through lending and investing activities. The risk of loss from lending and investing activities includes the possibility that a loss may occur from the failure of another party to perform according to the terms of the loan or investment agreement. This possibility of loss is known as credit risk.

  Credit risk is increased by lending and/or investing activities that concentrate a financial institution's earning assets in such a way as to expose the institution to a material loss from any single occurrence or group of related occurrences. Diversifying the institution's assets to prevent concentrations is one way in which a financial institution can reduce potential losses due to credit risk. Examples of asset concentrations would include, but not be limited to, geographic concentrations, loans or investments of a single type, multiple loans to a single borrower, loans made to a single type of industry or against a single type of property and loans of an imprudent size relative to the overall size of the institution.

  JSB has adopted policies designed to substantially reduce concentrations within its investment portfolio. The primary investment vehicle for JSB during 1993 was MBS which are comprised of diversified individual residential mortgage loans. The majority of the MBS held by JSB are additionally guaranteed as to the timely repayment of principal and interest by an agency of the United States Government (Government National Mortgage Association) or a government-sponsored enterprise (Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation).

  Investments in other securities, such as corporate securities, are made to enhance JSB's overall net interest margin, to provide a countercyclical balance to other JSB earnings and to provide and maintain liquidity within the guidelines of applicable regulations. JSB's current investment policy is designed to maintain a balance of high-quality, diversified investments to minimize risk. At December 31, 1993, JSB held securities with an amortized cost of $169.6 million, of which $147.7 million was invested in MBS ($115.8 million classified as available-for-sale) and the substantial majority of the remaining $21.9 million ($21.8 million classified as available-for-sale) was invested in U.S. Government agency and investment-grade corporate securities.

  JSB management has taken steps to reduce its exposure to credit risk by diversifying its assets. Historically, JSB emphasized small to medium-sized (generally $1.0 million or less) loans secured by existing commercial and multi-family residential properties located within its market area and nationwide. As a result of the increased credit risk associated with such loans, in recent periods JSB has changed its strategy to emphasize one-to-four family residential loans classified as available-for-sale, consumer loans and MBS.

  Notwithstanding JSB management's efforts to reduce its credit risk exposure in commercial property loans, JSB continues to have a substantial multi-family residential and commercial real estate loan portfolio relative to its total asset size. These loan types amounted to $42.8 million or 12.0% and 27.5% of JSB's total assets and total loan portfolio (net of reserves), respectively, at December 31, 1993.

  The following table sets forth JSB's commercial real estate and multi-family residential loan portfolio by property type as of December 31 1993:

                                                       NON-ACCRUAL LOANS AND
                                     PERFORMING    TROUBLED DEBT RESTRUCTURINGS
                                   --------------- ----------------------------
                                              (DOLLARS IN THOUSANDS)
                                    1993    1992         1993           1992
                                   ------- ------- -------------- --------------
Multi-family dwelling............. $ 8,535 $ 7,908 $           -- $          842
Mixed-use apartments..............      --     616             --             --
Hotel/Motel.......................   2,541   2,655             --            213
Retail strip centers..............  14,277  15,037            936          1,005
Office............................   4,266   6,982            289          1,391
Commercial........................   3,991   3,866            664          1,758
Other.............................   6,869   3,406            426             --
                                   ------- ------- -------------- --------------
                                   $40,479 $40,470 $        2,315 $        5,209
                                   ======= ======= ============== ==============

  The following table sets forth the geographic distribution of JSB's performing mortgage loan portfolio as of December 31, 1993:

                                COMMERCIAL AND MULTI-
                                       FAMILY
                                RESIDENTIAL MORTGAGES    RESIDENTIAL MORTGAGES
                               ------------------------ ------------------------
                                           (DOLLARS IN THOUSANDS)
                               BALANCE   %      NUMBER  BALANCE   %      NUMBER
LOCATION                        1993   TOTAL   OF LOANS  1993   TOTAL   OF LOANS
- --------                       ------- ------  -------- ------- ------  --------
Pennsylvania.................. $17,578  43.42%    32    $42,469  90.44%  1,350
Texas.........................   9,576  23.65     42        380   0.81      51
Colorado......................   4,079  10.07     19        221   0.47       2
Georgia.......................   5,206  12.86      9      2,615   5.57      67
Other.........................   4,040  10.00      7      1,274   2.71      82
                               ------- ------    ---    ------- ------   -----
                               $40,479 100.00%   109    $46,959 100.00%  1,552
                               ======= ======    ===    ======= ======   =====

  The following table sets forth the geographic distribution of JSB's performing mortgage loan portfolio as of December 31, 1992:

                                COMMERCIAL AND MULTI-
                                       FAMILY
                                RESIDENTIAL MORTGAGES    RESIDENTIAL MORTGAGES
                               ------------------------ ------------------------
                                           (DOLLARS IN THOUSANDS)
                               BALANCE   %      NUMBER  BALANCE   %      NUMBER
LOCATION                        1992   TOTAL   OF LOANS  1992   TOTAL   OF LOANS
- --------                       ------- ------  -------- ------- ------  --------
Pennsylvania.................. $ 9,006  22.25%    27    $44,325  88.17%  1,545
Texas.........................  14,471  35.76     65        447   0.89      53
Colorado......................   5,294  13.08     26        226   0.45       2
Georgia.......................   6,793  16.79     13      4,510   8.97      91
Other.........................   4,906  12.12     10        766   1.52      20
                               ------- ------    ---    ------- ------   -----
                               $40,470 100.00%   141    $50,274 100.00%  1,711
                               ======= ======    ===    ======= ======   =====

  The following table sets forth the geographic distribution JSB's non-accrual loans and troubled debt restructurings as of December 31, 1993:

                                COMMERCIAL AND MULTI-
                                       FAMILY
                                RESIDENTIAL MORTGAGES    RESIDENTIAL MORTGAGES
                               ------------------------ ------------------------
                                           (DOLLARS IN THOUSANDS)
                               BALANCE   %      NUMBER  BALANCE   %      NUMBER
LOCATION                        1993   TOTAL   OF LOANS  1993   TOTAL   OF LOANS
- --------                       ------- ------  -------- ------- ------  --------
Pennsylvania.................. $   --    0.00%    --     $427    99.77%    12
Texas.........................  1,600   69.11      4       --     0.00     --
Georgia.......................    426   18.40      1        1     0.23      1
Other.........................    289   12.49      1       --     0.00     --
                               ------  ------    ---     ----   ------    ---
                               $2,315  100.00%     6     $428   100.00%    13
                               ======  ======    ===     ====   ======    ===

  The following table sets forth the geographic distribution of JSB's non-accrual loans and troubled debt restructurings as of December 31, 1992:

                                COMMERCIAL AND MULTI-
                                       FAMILY
                                RESIDENTIAL MORTGAGES    RESIDENTIAL MORTGAGES
                               ------------------------ ------------------------
                                           (DOLLARS IN THOUSANDS)
                               BALANCE   %      NUMBER  BALANCE   %      NUMBER
LOCATION                        1992   TOTAL   OF LOANS  1992   TOTAL   OF LOANS
- --------                       ------- ------  -------- ------- ------  --------
Pennsylvania.................. $  213    4.09%     1     $379    85.17%    14
Texas.........................  2,668   51.22      7       --       --     --
Georgia.......................  1,116   21.42      2       66    14.83      2
Other.........................  1,212   23.27      2       --       --     --
                               ------  ------    ---     ----   ------    ---
                               $5,209  100.00%    12     $445   100.00%    16
                               ======  ======    ===     ====   ======    ===

  At December 31, 1993 and 1992, JSB had $1.7 million or 0.5% of total assets and $6.6 million or 2.1% of total assets, respectively, classified as real estate owned. The reserve for losses associated with real estate owned at December 31, 1993 and 1992, was $240,000 and $2.1 million, respectively. The following tables set forth the geographic distribution of JSB's real estate owned as of December 31:

                                COMMERCIAL AND MULTI-
                                       FAMILY
                                RESIDENTIAL MORTGAGES    RESIDENTIAL MORTGAGES
                               ------------------------ ------------------------
                                           (DOLLARS IN THOUSANDS)
                               BALANCE   %      NUMBER  BALANCE   %      NUMBER
LOCATION                        1993   TOTAL   OF LOANS  1993   TOTAL   OF LOANS
- --------                       ------- ------  -------- ------- ------  --------
Pennsylvania.................. $  208   25.30%     1     $ 20     2.20%     1
Georgia.......................    614   74.70      1      721    79.41      7
Other.........................     --    0.00     --      167    18.39      7
                               ------  ------    ---     ----   ------    ---
                               $  822  100.00%     2     $908   100.00%    15
                               ======  ======    ===     ====   ======    ===
                               BALANCE   %      NUMBER  BALANCE   %      NUMBER
LOCATION                        1992   TOTAL   OF LOANS  1992   TOTAL   OF LOANS
- --------                       ------- ------  -------- ------- ------  --------
                                           (DOLLARS IN THOUSANDS)
Pennsylvania.................. $  596    9.01%     1     $ 11   100.00%     1
Texas.........................  3,037   45.92     13       --     0.00     --
Colorado......................    811   12.26      2       --     0.00     --
Georgia.......................  2,170   32.81      4       --     0.00     --
                               ------  ------    ---     ----   ------    ---
                               $6,614  100.00%    20     $ 11   100.00%     1
                               ======  ======    ===     ====   ======    ===

  The following table sets forth JSB's commercial real estate owned by property type as of December 31:

                                       1993                      1992
                              ------------------------ -------------------------
                                           (DOLLARS IN THOUSANDS)
                                        %      NUMBER             %      NUMBER
PROPERTY TYPE                 BALANCE TOTAL   OF LOANS BALANCE  TOTAL   OF LOANS
- -------------                 ------- ------  -------- -------- ------  --------
Retail strip centers.........  $ --       --%    --     $2,556   38.65%     6
Office.......................   614    74.70      1         --      --     --
Commercial...................   208    25.30      1      2,476   37.44     11
Other........................    --       --     --        985   14.89      2
Multi-family dwellings.......    --       --     --        597    9.02      1
                               ----   ------    ---     ------  ------    ---
                               $822   100.00%     2     $6,614  100.00%    20
                               ====   ======    ===     ======  ======    ===

  Substantially all of JSB's consumer loan portfolio is secured (where applicable) by assets located in and around JSB's general market area. Unsecured loans are generally granted only to residents of the

Commonwealth of Pennsylvania, substantially all of whom reside in or around JSB's general market area. The following table classifies JSB's consumer loan portfolio by collateral type as of December 31:

                                                                BALANCE BALANCE
COLLATERAL TYPE                                                  1993    1992
- ---------------                                                 ------- -------
                                                                (IN THOUSANDS)
Unsecured:
 Credit card and installment loans............................. $ 6,692 $ 7,378
Secured:
 Revolving loans secured by 1-4 dwelling units.................   2,499   2,601
 Loans on deposits.............................................     238     278
 Home improvement loans........................................   5,452   5,884
 Education loans...............................................   6,864   6,045
 Auto and other loans..........................................   5,728   9,818
                                                                ------- -------
 Total consumer loans.......................................... $27,473 $32,004
                                                                ======= =======

  JSB also originates and services commercial business loans secured by business assets, personal guarantees and liens on secondary collateral other than the real estate occupied by the business. These loan types amounted to $5.5 million or 1.5% and 3.5% of JSB's total assets and total loan portfolio, respectively, at December 31, 1993. Substantially all of JSB's commercial loan and indirect financing lease portfolio is secured by assets located in and around JSB's general market area.

  JSB also has exposure to credit risk resulting from relatively large loans made to single borrowers or affiliated groups of borrowers. At December 31, 1993, JSB had 32 commercial business, commercial real estate and multi-family residential loans with outstanding principal balances in excess of $500,000. The total outstanding balance for these loans was $33.3 million. At December 31, 1993, total loans with outstanding balances in excess of $500,000 included 30 loans totaling $32.4 million (net of general valuation reserves of $474,000), that were performing as originally agreed, and two loans totalling $900,000 (net of general valuation reserves of $58,000) that were categorized as non-accrual and/or troubled debt restructurings.

IMPACT OF INFLATION AND CHANGING PRICES

  The consolidated financial statements and related data presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

  Unlike many industrial companies, substantially all of the assets and liabilities of JSB are monetary in nature. As a result, interest rates have a more significant impact on JSB's performance than the general level of inflation. Over short periods of time, interest rates may not move in the same direction or in the same magnitude as inflation.

                                BUSINESS OF JSB

GENERAL

  JSB is a Pennsylvania-chartered, Bank Insurance Fund (the "BIF")--insured stock savings bank conducting business from six offices in Johnstown, Pennsylvania. Originally organized under Pennsylvania law in 1870, JSB operated under a federal charter from February 1985 until March 1993. JSB obtained federal insurance of accounts in 1934. In October 1986, JSB converted from a mutual savings bank to a stock savings bank. In addition, JSB operates SMC, a wholly-owned, second-tier subsidiary headquartered in Atlanta, Georgia. SMC conducts mortgage banking activities in the southeastern United States. For additional information relating to JSB's subsidiaries, see "Subsidiaries" below.

  At December 31, 1993, JSB had $355.8 million of total assets and $27.6 million of shareholders' equity and, based on total assets, is the largest savings institution and the third largest financial institution headquartered in the Johnstown metropolitan area.

  JSB historically has been primarily engaged in attracting deposits from the general public through its branch offices and using such deposits primarily to originate loans secured by first liens on single-family (one-to-four units) and multi-family (over four units) residential, commercial real estate, commercial business and consumer loans. JSB has also invested, directly and indirectly, in securities issued by the United States Government and agencies thereof, securities issued by government-sponsored enterprises, municipal and corporate debt securities, corporate equity securities, and has provided trust services to its customers. For additional information relating to JSB's investments, see "Investment Activities" below.

  JSB is subject to examination and comprehensive regulation by the Department, which is JSB's chartering authority and the FDIC, the administrator of the BIF. JSB is a member of the FHLB, which is one of the 12 regional banks comprising the Federal Home Loan Bank System (the "FHLB System").

  JSB's principal executive offices are located at Savings Bank Plaza, Market at Main Streets, Johnstown, Pennsylvania 15901 and its telephone number is
(814) 535-8900.

THE SAVINGS INDUSTRY

  The operating results of JSB are significantly influenced by its net interest income, which equals the difference between income on interest-earning assets (primarily loans and investments) and expense on interest-bearing liabilities (primarily deposits and borrowings). The interest income and expense of savings institutions, including JSB, are significantly affected by the volatility and level of general market rates of interest and by the regulatory, economic and competitive environment in which the savings industry operates. JSB has implemented asset and liability management strategies which are designed to reduce JSB's vulnerability to changes in interest rates. See "JSB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Asset and Liability Management."

  Although interest rates generally have declined from the levels reached in the early 1980's, there can be no assurance that interest rates will not increase from their current levels and adversely affect JSB's results of operations. Moreover, JSB will continue to be affected by these and other market and economic conditions, such as inflation and factors affecting the markets for debt and equity securities, as well as legislative, regulatory, accounting and tax changes which are beyond its control.

  The operations of JSB are also affected by legislative changes such as the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and the FDICIA, which were enacted into law to reform and reorganize the federal deposit insurance system and the regulatory structure applicable to savings institutions such as JSB. These Acts and additional regulatory pronouncements enacted within the scope of regulatory agency authority have had the effect of increasing the amount of premiums to be paid for deposit insurance by banks and savings institutions, increasing the amount of capital required to be maintained by savings institutions for regulatory purposes and imposing various investment and other restrictions on the operations of financial institutions. Following the enactment of FIRREA, the deposits in certain savings institutions, such as JSB, are insured by the BIF, as administered by the FDIC, up to legally permissible limits.

OPERATIONS

 Lending Activities

  Loan Portfolio Composition. At December 31, 1993, JSB's total loan portfolio, excluding mortgage-backed securities, amounted to $159.0 million ("total loan portfolio"), representing approximately 44.7% of its $355.8 million of total assets at that date.

  Contractual Maturities of Loans. The following table sets forth the contractual maturities of JSB's loan portfolio as of December 31, 1993, by categories of loans.

                                       PRINCIPAL REPAYMENTS AND RATE ADJUSTMENTS
                                    CONTRACTUALLY DUE IN YEAR(S) ENDED DECEMBER 31,
                          -------------------------------------------------------------------
                                                    (IN THOUSANDS)
                             TOTAL
                          OUTSTANDING
                               AT
                          DECEMBER 31, ONE YEAR ONE YEAR TO  THREE TO   FIVE TO  GREATER THAN
                              1993     OR LESS  THREE YEARS FIVE YEARS TEN YEARS  TEN YEARS
                          ------------ -------- ----------- ---------- --------- ------------
REAL ESTATE LOANS:
 Residential (one to
four units).............     $47,387   $26,939    $11,758     $5,742     $2,348       $600
 Commercial/multi-family
   (over four units)....      42,794    11,471     13,272      9,801      8,220         30
 Construction Loans.....       3,099     3,099         --         --         --         --
 Residential mortgage
   loans available for
   sale (at cost which
   approximates market).      32,759    19,367      4,242      3,022      4,221      1,907
 Consumer Loans.........      27,473    17,218      5,973      2,941      1,341          0
 Commercial business
   loans and leases.....       5,500     5,086         53         34        164        163
                            --------   -------    -------    -------    -------     ------
  Total(1)..............    $159,012   $83,180    $35,298    $21,540    $16,294     $2,700
                            ========   =======    =======    =======    =======     ======

- --------
(1) Of the $75.8 million of loans contractually due after December 31, 1994, $34.5 million have fixed-rates of interest and $41.3 million have adjustable or floating rates of interest.

  Contractual maturities of loans do not necessarily reflect the actual term of JSB's loan portfolio. The average life of loans is less than their contractual maturity because of scheduled principal payments and prepayments. The average life of loans tends to further decrease during periods where rates on existing loans substantially exceed current loan rates due to increased prepayment activity.

  Origination, Purchase and Sale of Loans. JSB has historically had general authority to originate and purchase loans secured by real estate located throughout the United States. As discussed herein under "Commercial Real Estate and Multi-Family Residential Lending," JSB had, prior to mid-1987, utilized this nationwide lending authority as a means to employ the funds available to it and to increase the interest-rate sensitivity of its assets.

  In 1989, JSB entered into a Supervisory Agreement/ Memorandum of Understanding ("Supervisory Agreement") with the OTS, JSB's then primary federal regulator, and the FDIC, which significantly restricted the lending authority of JSB with regard to loans secured by commercial or multi-family residential real estate. The Supervisory Agreement, which expired in April 1992, primarily prohibited JSB from originating or purchasing any commercial or multi-family residential real estate loans. A November 1990 amendment to the Supervisory Agreement allowed for the refinancing of existing commercial real estate and multi-family residential loans under limited circumstances. A successor Supervisory Agreement between JSB and the OTS, to which the FDIC was not a party, was entered into in July 1992. This Agreement limited JSB's lending authority for commercial and multi-family residential real estate to loans secured by collateral within 100 miles of JSB's Johnstown offices. This Supervisory Agreement was terminated when JSB converted to a Pennsylvania charter in March 1993.

  JSB originates loans secured by residential properties located in its market area, as well as commercial business and consumer loans, through salaried officers who evaluate applications received at any of JSB's offices. Such applications are primarily attributable to referrals from real estate brokers and builders, depositors and walk-in customers. In addition, JSB historically originated loans secured by commercial and multi-family residential real estate located outside of its market area, particularly Texas, Colorado and Georgia. During the fourth quarter of 1986, JSB adopted the policy of phasing-out the origination of commercial and multi-family residential real estate loans in Texas and Colorado as a result of the unfavorable market conditions in those locations and, during 1987, de-emphasized this type of lending generally. See "Commercial Real Estate and Multi-Family Residential Lending" below.

  Primarily due to economic conditions in Johnstown, JSB historically has had substantially more funds available for lending than lending opportunities in the Johnstown area. As a result, and in order to increase the interest-rate sensitivity and shorten the maturity of its loan portfolio, JSB had, prior to May 1987, emphasized small to medium-sized (generally $1 million or less) loans secured by existing commercial properties and multi-family residential properties located in selected markets nationwide. Such loans had been originated by JSB outside of its market area since the early 1960's. JSB has also originated single-family residential real estate loans in selected markets outside of the Johnstown area, primarily Atlanta, Georgia.

  At December 31, 1993, JSB's out-of-state loan portfolio amounted to $29.7 million, of which $25.2 million and $4.5 million is comprised of commercial real estate and multi-family residential mortgage loans and single-family residential mortgage loans, respectively, including, in the aggregate, $11.5 million in Texas ($9.9 million performing and $1.6 million non-performing or troubled debt restructuring), $4.3 million in Colorado (all loans currently performing) and $8.2 million in Georgia ($7.8 million performing and $427,000 nonperforming or troubled debt restructuring). Real estate loans secured by properties located outside of JSB's market area were primarily referred to JSB by mortgage banking firms with which JSB has had long-standing relationships. A significant percentage of such loans are serviced by the originating mortgage banking firm for a fee. Such loans generally were originated by JSB and are not participations in loans originated by other lenders.

  On December 3, 1987, JSB acquired the residential loan origination rights, certain loan servicing rights and related assets from the mortgage banking firm of Standard Mortgage Corporation of Georgia. JSB has retained the name "Standard Mortgage Corporation of Georgia." SMC is a mortgage banking company located in Atlanta, Georgia, originating single-family residential real estate loans and servicing loans for other financial institutions. Substantially all of the single-family residential real estate loans secured by properties located outside JSB's market area were either purchased from or originated through SMC and are located in the Atlanta metropolitan area. For a further discussion of SMC, see "JSB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Subsidiary Operations."

  A predominant portion of JSB's commercial and multi-family residential real estate loans were originated with adjustable interest rates with maturities of nine years or less with interest rates which are scheduled to adjust at least every one, three, or five years in accordance with an index based on United States Government securities. Such loans have balloon payments at the end of the original term and are amortized on a 25- or 30-year schedule. Commercial real estate loans and multi-family residential real estate loans are generally considered to involve a higher degree of risk of loss than single-family residential loans. JSB has taken steps to minimize the risks associated with commercial and multi-family residential loans. These steps include the cessation of all new loan activity for such loans outside of JSB's primary market area in western Pennsylvania, and improved monitoring of existing loans, borrowers and collateral properties. See "Real Estate Owned, Non-Accrual Loans and Troubled Debt Restructurings" below.

  Since 1989, JSB has emphasized the sale of newly-originated fixed-rate residential mortgage loans in the secondary market due to management's desire to increase JSB's mortgage servicing income and other loan service fees while reducing JSB's exposure to credit and interest rate risk. This strategy has been accomplished, primarily through the increase in the operations of SMC. During 1993, 1992, and 1991, SMC originated $179.9 million, $176.0 million, and $129.7 million, respectively, of residential mortgage loans which were available-for-sale in the secondary market. In 1993, JSB also increased its origination of residential real estate loans available-for-sale in western Pennsylvania. At December 31, 1993, JSB had $32.8 million of residential mortgage loans available-for-sale, of which $16.6 million was the result of SMC's operations. For additional information with respect to SMC's mortgage banking activities, see "JSB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Mortgage Banking Activities" and Notes 13 and 16 to the "JSB CONSOLIDATED FINANCIAL STATEMENTS."

  JSB management believes that JSB's written internal policies, and the procedures developed to ensure compliance with those policies, governing the use of real estate appraisals and the determination of collateral adequacy for real estate loans, are in accordance with applicable FDIC and Department regulations.

  The following table shows total loans originated, purchased, sold and repaid during the periods indicated.

                                                     YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                      1993     1992      1991
                                                    -------- --------  --------
                                                          (IN THOUSANDS)
Mortgage loan origination:
 Single-family residential......................... $ 13,517 $  8,026  $ 13,649
 Multi-family residential..........................    2,750      650        --
 Commercial........................................    8,413      160     1,373
 Real estate construction..........................    3,391      272       820
 Residential mortgage loans available-for-sale.....  233,841  207,181   141,112
                                                    -------- --------  --------
  Total mortgage origination.......................  261,912  216,289   156,954
Non-mortgage loan origination:
 Commercial business...............................    1,871      859       615
 Consumer..........................................   15,466   19,760    19,374
 Indirect financing leases.........................       --       --        92
                                                    -------- --------  --------
  Total loan origination...........................  279,249  236,908   177,035
Purchases of loans and participations..............    6,521       --        --
                                                    -------- --------  --------
  Total origination and purchases..................  285,770  236,908   177,035
Less:
Principal repayments...............................   53,474   45,385    39,407
 Sale of loans.....................................  226,519  195,924   144,300
 Other, net(1).....................................    2,864    6,196     5,535
                                                    -------- --------  --------
Net increase (decrease) in loans................... $  2,913 $(10,597) $(12,207)
                                                    ======== ========  ========

- --------
(1) Consists primarily of loans which became real estate owned, net loan charge-offs, loans to facilitate the sale of other real estate owned and unamortized discounts on mortgages purchased.

  Single-Family Residential Real Estate Lending. JSB offers single-family residential mortgage loans with fixed and adjustable rates of interest. At December 31, 1993, $47.4 million or 29.8% of JSB's total loan portfolio consisted of single-family residential loans categorized as held-to-maturity.

  Since 1985, JSB has been emphasizing the origination of adjustable-rate, single-family residential loans. These loans generally have 15- to 30-year terms with interest rates that adjust every one, three, or five years in accordance with an index which is based on United States Government securities. At December 31, 1993, 1992 and 1991, adjustable-rate, single-family residential loans, all of which were categorized as held-to-maturity, represented $35.5 million or 22.3%, $24.6 million or 15.8%, and $37.0 million or 22.2%, respectively, of JSB's total loan portfolio.

  JSB also originates, on a limited basis, fixed-rate, single-family residential loans with 15- and 30-year terms. Virtually all of JSB's fixed-rate, single-family residential loans are originated under terms and conditions which permit their sale in the secondary market and JSB retains servicing on all such loans which are sold in the secondary market. At December 31, 1993, 1992, and 1991 fixed-rate, single-family residential loans, excluding such loans categorized as available-for-sale, represented $11.9 million or 7.5%, $26.1 million or 16.7%, and $18.3 million or 11.0%, respectively, of JSB's total loan portfolio at such dates.

  Commercial Real Estate and Multi-Family Residential Lending. As previously discussed, JSB's authority to originate or purchase commercial real estate and multi-family residential loans was substantially limited under the terms of the Supervisory Agreement from April 1989 through March 1993. JSB renewed limited origination activities in loans of this type during 1993.

  The commercial real estate and multi-family residential loans originated by JSB were generally originated with maturities of nine years or less with interest rates which are scheduled to adjust at least every one, three, or five years in accordance with an index based on United States Government securities. Such loans have balloon payments at the end of the original term and are amortized on a 25- or 30-year schedule. Generally, there is no limit on the amount which the interest rate may adjust over the life of the loan. Commercial real estate and multi-family residential lending entails significant additional risks as compared with single-family residential property lending. Commercial real estate and multi-family residential loans typically involve large loan balances to single borrowers or groups of related borrowers and the payment experience on such loans is typically dependent on the successful operation of the real estate project. The success of such projects is sensitive to changes in supply and demand conditions in the market for commercial and multi-family residential real estate as well as economic conditions generally. See "Real Estate Owned, Non-Accrual Loans and Troubled Debt Restructurings" below.

  Residential Mortgage Loans Available-for-sale. At December 31, 1993 and 1992, JSB had $32.8 million and $20.7 million, respectively, of residential mortgage loans available-for-sale as compared to $9.6 million at December 31, 1991. For additional information relating to JSB's portfolio of residential mortgage loans available-for-sale, see "JSB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Mortgage Banking Activities" and Notes 13 and 16 to the "JSB CONSOLIDATED FINANCIAL STATEMENTS."

  Consumer Lending. JSB has been originating various types of consumer loans since 1981 in order to expand the range of financial services offered to its customers. JSB currently offers a wide variety of consumer loans, including home improvement and home equity loans; loans that are secured by personal property, including automobiles; credit cards; educational and personal loans. At December 31, 1993 and 1992, $27.5 million or 17.3% and $32.0 million or 20.5%, respectively, of JSB's total loan portfolio consisted of consumer loans. This represents a decrease from $32.8 million, the level of consumer loans at December 31, 1991. The decrease in consumer loans at December 31, 1993, in comparison with the previous year, was primarily attributable to a $4.1 million decrease in automobile loans. Consumer loans generally have shorter terms and higher interest rates which help JSB to maintain a positive spread between its average yield on loans and its cost of funds. The increase in consumer lending reflects JSB's desire to shorten the term and increase the yield of its loan portfolio. JSB intends to continue to emphasize the origination of consumer loans within its market area. Consumer loans generally have shorter terms and higher interest rates than mortgage loans because of the type of collateral and, in certain cases, the absence of collateral.

  Consumer loans may be made on both a secured and unsecured basis. At December 31, 1993, JSB estimates that approximately 24.4% of its consumer loan portfolio was unsecured. Unsecured loans consist in part of credit extended pursuant to Visa Gold and Master Card credit cards. At December 31, 1993, JSB had extended an aggregate of $5.7 million of credit pursuant to such cards.

  Commercial Business Lending. In 1982, JSB established a commercial lending department which primarily provides loans to medium and small-sized businesses located in JSB's market area. At December 31, 1993, $5.5 million or 3.5% of JSB's total loan portfolio consisted of commercial business loans of which $795,000 consisted of commercial lines of credit outstanding at year end. In addition, at such date, JSB also had outstanding $479,000 of unfunded commitments for commercial lines of credit.

  JSB's commercial business loans encompass a broad variety of purposes, including general working capital loans and loans to finance inventory and equipment. Substantially all of JSB's commercial business loans have maturities of five years or less and interest rates which float in accordance with a designated prime lending rate. Commercial business loans may be made on both a secured and unsecured basis. At December 31, 1993, JSB estimates that approximately 14.5% of its commercial business loan portfolio was unsecured. JSB estimates that the average size of the commercial business loans in its portfolio at December 31, 1993, amounted to approximately $50,000. This type of lending generally has higher yields and increased credit risk associated with it.

  Loan Fee and Servicing Income. In addition to interest earned on loans, JSB receives income through servicing of loans and fees in connection with loan origination and commitments, loan modifications, late payments, and fees for miscellaneous services related to its loans. Income from these activities varies from period to period with the volume and type of loans originated and purchased. For additional information regarding loan fees and servicing income, see "JSB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Other Operating Income."

  Real Estate Owned, Non-Accrual Loans and Troubled Debt Restructurings. When a borrower fails to make a required payment on a loan, JSB attempts to cause the default to be cured by contacting the borrower. In general, contacts are made after a payment is more than 15 days past due and a late charge is assessed at that time. In most cases, defaults are cured promptly. If the delinquency on a mortgage loan exceeds 90 days and is not cured through JSB's normal collection procedures or an acceptable arrangement is not worked out with the borrower, JSB will institute measures to remedy the default, including commencing a foreclosure action or, in special circumstances, accepting from the mortgagor a voluntary deed of the secured property in lieu of foreclosure.

  If foreclosure is effected, the property is sold at a public auction or by agreement with an individual purchaser. Real estate acquired by JSB as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate acquired by foreclosure until it is sold. When property is acquired, it is recorded at the lower of carrying or market value at the date of acquisition and any writedown resulting therefrom is charged to the allowance for loan losses. All income and expenses pertaining to the property from that date forward are credited or charged to income in the period incurred. Costs incurred for the improvement or development of such property are expensed. See
Note 4 to the "JSB CONSOLIDATED FINANCIAL STATEMENTS."

  Loans are placed on non-accrual status when, in the judgment of JSB management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. JSB does not accrue interest on loans that are 90 days or more past due. See Notes 3 and 4 to the "JSB CONSOLIDATED FINANCIAL STATEMENTS." Funds received from a borrower on a non-accrual loan, with certain limited exceptions, are applied toward the reduction of the outstanding principal balance of the loan.

  In order to avoid foreclosing on certain of JSB's loans which have been identified by JSB management as potential real estate owned, JSB may instead restructure the loan. A restructuring of a debt constitutes a troubled debt restructuring for purposes of Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring" if JSB, for economic or legal reasons related to a debtor's financial condition, grants a concession to the debtor that JSB would not otherwise consider. Such concessions typically involve a reduction in the interest rate, interest-only payments or an extension of the term of the loan.

  The following table sets forth information regarding non-accrual loans, loans which are troubled debt restructurings and real estate acquired by foreclosure or deed-in-lieu thereof held by JSB at the dates indicated. All of JSB's troubled debt restructurings are commercial real estate loans.

                                                  DECEMBER 31,
                                      ----------------------------------------
                                       1993    1992    1991    1990     1989
                                      ------  ------  ------  -------  -------
                                             (DOLLARS IN THOUSANDS)
Non-accrual loans:
 Residential real estate loans....... $  428  $  445  $  884  $   651  $   362
 Commercial real estate loans........     --   2,128   4,716    4,941    4,677
 Consumer loans......................    160     219     106      147      114
 Commercial business loans...........     --     302     163    1,016      288
                                      ------  ------  ------  -------  -------
  Total..............................    588   3,094   5,869    6,755    5,441
 Troubled debt restructurings........  2,315   3,080   3,389    3,545    7,371
                                      ------  ------  ------  -------  -------
   Total............................. $2,903  $6,174  $9,258  $10,300  $12,812
                                      ======  ======  ======  =======  =======
Total non-accrual loans and troubled
 debt restructurings
 to total loans......................   1.83%   3.96%   5.55%    5.77%    6.77%
                                      ======  ======  ======  =======  =======
Total real estate acquired by
 foreclosure, net of related
 reserves............................ $1,490  $4,569  $6,177  $ 6,313  $ 5,259
                                      ======  ======  ======  =======  =======
Total non-accrual loans, troubled
 debt restructurings and real estate
 acquired by foreclosure, net of
 related reserves, to total assets...   1.23%   3.35%   5.35%    5.96%    6.05%
                                      ======  ======  ======  =======  =======

  Interest income on loans in 1993 and 1992 was adversely affected by the amount of JSB's non-accrual loans and troubled debt restructurings. During 1993 and 1992, JSB estimates that it would have recorded $343,000 and $522,000, respectively, of additional interest on loans if loans did not have to be restructured and non-accrual loans had been current in accordance with their terms. See Note 4 to the "JSB CONSOLIDATED FINANCIAL STATEMENTS."

  JSB has developed a policy for the establishment of general reserve allocations against specific loans, loans which are not classified, and the circumstances in which a charge-off of assets is warranted. Specifically, JSB has determined that it will generally establish a minimum general reserve allocation against the outstanding balance of a classified loan depending upon factors such as technical deficiencies in documentation, the borrower's inability to continually meet his debt service obligations or delinquency. Additional general reserve allocations may also be made as deemed necessary. General reserves for loans which are not classified are based upon JSB management's review of historical experience, the volume and composition of the loan portfolio, industry standards, economic conditions as they relate to market areas where JSB has a significant concentration of loans, and other factors related to the collectibility of JSB's loan portfolio. Specific loans or portions thereof are charged-off as a loss to the extent that the value of the asset securing the loan, established by an appraisal or various net realizable value techniques, is less than the outstanding principal balance of the loan. If a portion of a loan is charged-off as a loss, JSB will also establish a general reserve allocation for the remaining balance after the charge-off, to the extent general reserve allocations have not been previously established in such amount. For a description of regulations concerning the classification of assets, see "Regulation--Classification of Assets" below.

  The following table sets forth the amount of loans, the amount charged-off as loss and the amount of reserves maintained against such loans at December 31, 1993, with respect to JSB's loans which are performing pursuant to their original terms by type of loan (excluding leases, construction loans and residential mortgage loans available-for-sale) within the states of Pennsylvania, Texas, Colorado, Georgia and all other states combined.

                             PENNSYLVANIA            TEXAS              COLORADO
                         -------------------- -------------------- -------------------
                          LOANS  LOSS RESERVE LOANS  LOSS RESERVE  LOANS  LOSS RESERVE
                         ------- ---- ------- ------ ---- -------- ------ ---- -------
                                                (IN THOUSANDS)
1-4 family.............. $42,469 $  1 $   89  $  380 $ --   $ --   $  221 $--   $ --
Commercial real estate
and multi-family........  17,578  275  1,536   9,576  877    320    4,079  23    117
Commercial business
loans...................   5,494   62     31      --   --     --       --  --     --
Consumer loans..........  26,167  193    439      26   --     --        5  --     --
                         ------- ---- ------  ------ ----   ----   ------ ---   ----
 Total.................. $91,708 $531 $2,095  $9,982 $877   $320   $4,305 $23   $117
                         ======= ==== ======  ====== ====   ====   ====== ===   ====

                                              GEORGIA              OTHER
                                        ------------------- -------------------
                                        LOANS  LOSS RESERVE LOANS  LOSS RESERVE
                                        ------ ---- ------- ------ ---- -------
                                                    (IN THOUSANDS)
1-4 family............................. $2,615 $ --  $ --   $1,274 $ --  $ --
Commercial real estate and multi-
family.................................  5,206  569   145    4,040  450   135
Commercial business loans..............     --   --    --       --   --    --
Consumer loans.........................    106   --    --    1,009   --    --
                                        ------ ----  ----   ------ ----  ----
 Total................................. $7,927 $569  $145   $6,323 $450  $135
                                        ====== ====  ====   ====== ====  ====

  The following table sets forth the amount of loans, the amount charged-off as loss and the amount of reserves maintained against such loans at December 31, 1993, with respect to JSB's non-accrual loans and troubled debt restructurings by type of loan (excluding leases, construction loans and residential mortgage loans available-for-sale) within the states of Pennsylvania, Texas, Colorado, Georgia and all other states combined.

                            PENNSYLVANIA            TEXAS              COLORADO
                         ------------------- -------------------- ------------------
                         LOANS LOSS RESERVE  LOANS  LOSS RESERVE  LOANS LOSS RESERVE
                         ----- ---- -------- ------ ---- -------- ----- ---- -------
                                               (IN THOUSANDS)
1-4 family.............. $427  $--    $66    $   -- $--    $ --    $--  $--    $--
Commercial real estate
and multi-family........   --   --     --     1,600  --     109     --   --     --
Commercial business
loans...................   --   --     --        --  --      --     --   --     --
Consumer loans..........  158   --     --        --  --      --     --   --     --
                         ----  ---    ---    ------ ---    ----    ---  ---    ---
 Total.................. $585  $--    $66    $1,600 $--    $109    $--  $--    $--
                         ====  ===    ===    ====== ===    ====    ===  ===    ===

                                                GEORGIA             OTHER
                                           ------------------ ------------------
                                           LOANS LOSS RESERVE LOANS LOSS RESERVE
                                           ----- ---- ------- ----- ---- -------
                                                      (IN THOUSANDS)
1-4 family................................ $  1  $--    $--   $ --  $--    $--
Commercial real estate and multi-family...  426   --     32    289   --     22
Commercial business loans.................   --   --     --     --   --     --
Consumer loans............................   --   --     --      2   --     --
                                           ----  ---    ---   ----  ---    ---
 Total.................................... $427  $--    $32   $291  $--    $22
                                           ====  ===    ===   ====  ===    ===

  The $2.3 million troubled debt restructuring commercial real estate loans at December 31, 1993, consisted of six loans, of which four loans in an aggregate amount of $1.6 million are located in Texas, one loan in the amount of $289,000 is located in Tennessee, and one loan in the amount of $426,000 is located in Georgia. At December 31, 1993, total loans with outstanding balances in excess of $500,000 included 32 loans totalling $32.4 million (net of allocated general valuation allowances of $474,000) that were performing as originally agreed, and two loans totalling $923,000 (net of allocated general valuation allowances of $58,000) that were categorized as non-accrual and/or troubled debt restructurings.

  Allowance for Loan Losses. The amount of the provision for loan losses is determined by JSB management after considering potential losses in the loan portfolio as represented by delinquencies and the risks inherent in the loan portfolio. In 1993, JSB charged-off as loss loans in an aggregate amount of $2.5 million and provided $1.1 million to its loan loss reserves. At December 31, 1993, JSB's allowance for loan losses totalled $3.1 million. Due to the risks inherent in lending activities, further charge-offs and reserves may be necessary in the future. For additional information, see "JSB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-- Provision for Loan Losses" and Notes 3 and 4 to the "JSB CONSOLIDATED FINANCIAL STATEMENTS."

  JSB management believes that JSB had adequate loan loss reserves at December 31, 1993. However, it continues to monitor JSB's loan portfolio and will make loan loss reserve adjustments as necessary. In addition, loan classifications and loss reserves, as determined by management, are subject to periodic examination by the Department and the FDIC. JSB management cannot predict with certainty whether future regulatory examinations will require any changes in JSB's loan classifications or loan loss reserves.

  The following table summarizes activities in JSB's allowance for loan losses during the periods indicated.

                                        YEAR ENDED DECEMBER 31,
                              ------------------------------------------------
                                1993      1992      1991      1990      1989
                              --------  --------  --------  --------  --------
                                         (DOLLARS IN THOUSANDS)
Balance at beginning of
period....................... $  4,056  $  2,987  $  3,889  $  4,546  $  4,214
                              --------  --------  --------  --------  --------
Charge-offs:
 Residential real estate
loans........................        1        --        10        12        --
 Commercial real estate
loans........................    2,194     1,709     1,791     1,051     1,851
 Consumer loans..............      193       111       169       128        82
 Commercial business loans...       62         8       383        21        26
                              --------  --------  --------  --------  --------
  Total loans charged-off....    2,450     1,828     2,353     1,212     1,959
Less: Recoveries.............      375       392       584       261        50
                              --------  --------  --------  --------  --------
 Net charge-offs.............    2,075     1,436     1,769       951     1,909
                              --------  --------  --------  --------  --------
Provision for losses charged
to operations:
 Residential real estate
loans........................        9        40        30        30       143
 Commercial real estate
loans........................      950     2,430       811       238     1,788
 Consumer loans..............      117        20        15        15       135
 Commercial business loans...       26        15        11        11       175
                              --------  --------  --------  --------  --------
  Total provision for losses
     charged
     to operations...........    1,102     2,505       867       294     2,241
                              --------  --------  --------  --------  --------
Balance at end of period..... $  3,083  $  4,056  $  2,987  $  3,889  $  4,546
                              ========  ========  ========  ========  ========
Average loans outstanding.... $126,975  $144,972  $163,350  $179,434  $190,900
                              ========  ========  ========  ========  ========
Ratio of net charge-offs
 during the period
 to average loans outstanding
 during the period...........     1.63%     0.99%     1.08%     0.53%     1.00%
                              ========  ========  ========  ========  ========
Period-end loans............. $155,444  $151,786  $163,288  $174,574  $184,487
                              ========  ========  ========  ========  ========
Ratio of balance at end of
 period to period-end loans..    1.98%     2.67%     1.83%     2.23%     2.46%
                              ========  ========  ========  ========  ========

 Impairment of Loans

  In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114 ("SFAS-114"), "Accounting by Creditors for Impairment of a Loan," that addresses accounting procedures for impaired loans by creditors. SFAS-114 is applicable to all creditors (such as financial institutions) and to collateralized as well as uncollateralized loans, including loans that are troubled debt restructuring with a modification of terms. It does not apply to the following: (1) Large groups of smaller-balance homogeneous loans that are collectively evaluated for aggregate impairment, (2) Loans that are carried at the lower of fair value or cost, (3) Leases, and (4) Debt securities as defined by SFAS-115, "Accounting for Certain Investments in Debt and Equity Securities."

  Under SFAS-114, such loans are to be measured (1) at the present value of expected future cash flows discounted at the loan's effective interest rate,
(2) at the loan's observable market price, or (3) at the fair value of the collateral if the loan is collateral dependent. A loan will be considered collateral dependent when the creditor determines that foreclosure is probable and the loan is expected to be repaid solely by the underlying collateral. SFAS-114 amends currently promulgated GAAP to indicate that creditors should evaluate the collectibility of both contractual interest and contractual principal of all receivables when assessing the need for a loss accrual.

  The provisions of SFAS-114 are applicable to financial statements for fiscal years beginning after December 15, 1994, with earlier application encouraged.


  Because SFAS-114 contains complex language, the effects on JSB's future operating results can not be fully determined at this time, however, JSB management does not believe that the application of SFAS-114 will have a material effect on reported earnings at the time of adoption.

 Investment Activities

  Investments in MBS and other securities are made to enhance JSB's overall net interest margin, to provide a countercyclical balance to other JSB earnings, and to provide and maintain liquidity within the guidelines of applicable regulations. JSB's investment policy is designed to maintain a balance of high-quality, diversified investments to minimize risks. At December 31, 1993, JSB held securities with an amortized historical cost of $169.6 million and a market value of $169.6 million, of which $147.7 million was invested in MBS and the substantial majority of the remaining $21.9 million was invested in a highly diversified investment-grade portfolio of investment securities of which $13.4 million consisted of municipal securities, $7.0 million consisted of government agency bonds and $1.5 million consisted of corporate securities. See
Note 2 to the "JSB CONSOLIDATED FINANCIAL STATEMENTS."

  In December 1993, JSB adopted SFAS-115, "Accounting for Certain Investments in Debt and Equity Securities," which specifies a methodology for the classification of securities as either held-to maturity, available-for-sale or as trading assets. Securities are classified at the time of purchase as investment securities if it is management's intent and JSB has the ability to hold the securities until maturity. These securities are carried on JSB's books at cost, adjusted for amortization of premium and accretion of discount on a level-yield basis. Alternatively, securities are classified as available-for-sale if it is management's intent at the time of purchase to hold the securities for an indefinite period of time and/or to use the securities as part of JSB's asset/liability management strategy. Securities available-for-sale include securities which may be sold in response to changes in interest rates, resultant changes in prepayment risk and other factors related to interest rate or prepayment risk. These securities are reported at fair value with unrealized aggregate appreciation (depreciation) excluded from income and credited (charged) to a separate component of shareholders' equity.

  Securities classified as trading assets are reported at fair value with unrealized aggregate appreciation (depreciation) included in current income.

  JSB had $28.5 million of securities classified as held-to-maturity, $137.6 million classified as available-for-sale, and $3.5 million classified as trading assets. At December 31, 1993, the portfolio of securities designated as available-for-sale had an aggregate market value which exceeded book value by $184,000. After allowing for the potential temporary difference tax effects of the recognition of the unrealized aggregate appreciation in this portfolio, as required by SFAS-115, shareholders' equity was increased $122,000 or 0.4% at December 31, 1993.

  During 1993, JSB recorded a pre-tax net gain of approximately $811,000 from the sale of approximately $14.3 million of fixed-income securities and $37.4 million of MBS. Securities sales gains are dependent upon numerous economic and market factors. Accordingly, there can be no assurance that gains of this magnitude can be realized in future periods.

  The following table sets forth JSB's short-term investments, investment securities portfolio and FHLB stock at their respective carrying values at the dates indicated.

                                                              DECEMBER 31,
                                                         -----------------------
                                                          1993    1992    1991
                                                         ------- ------- -------
                                                             (IN THOUSANDS)
Short-term investments:
 Interest-earning deposits in other banks............... $ 5,349 $ 7,629 $ 3,452
                                                         ------- ------- -------
Investment securities:
 Available for sale:
  United States Government and agency obligations.......   6,880   1,985      --
  Obligations of state and political subdivisions.......  13,433      --      --
  Corporate bonds.......................................   1,444   2,992      --
                                                         ------- ------- -------
    Total available for sale............................  21,757   4,977      --
                                                         ------- ------- -------
 Held to maturity:
  United States Government and agency obligations.......      --   4,500      --
  Corporate bonds.......................................      22     891  12,313
  Other bonds and investments...........................      30      30     183
  Marketable equity securities..........................      99     100     121
                                                         ------- ------- -------
    Total held to maturity..............................     151   5,521  12,617
                                                         ------- ------- -------
    Total investment securities.........................  21,908  10,498  12,617
                                                         ------- ------- -------
FHLB stock..............................................   5,056   2,775   1,778
                                                         ------- ------- -------
  Total investments..................................... $32,313 $20,902 $17,847
                                                         ======= ======= =======

  The following table sets forth the amortized cost, estimated market value, weighted average life and weighted average yield of JSB's investment securities portfolio at December 31, 1993.

                                                             WEIGHTED
                                                  ESTIMATED  AVERAGE   WEIGHTED
                                        AMORTIZED  MARKET      LIFE    AVERAGE
                                          COST      VALUE   (IN YEARS)  YIELD
                                        --------- --------- ---------- --------
                                                (DOLLARS IN THOUSANDS)
Available for sale:
 Corporate bonds.......................  $ 1,415   $ 1,444      3.4      7.77%
 United States Government and agency
bonds..................................    7,000     6,880      9.8      6.09
 Obligations of state and political
subdivisions...........................   13,364    13,433     11.7      7.32
                                         -------   -------              -----
                                          21,779    21,757               6.95
                                         -------   -------              -----
Held to maturity:
 Corporate bonds.......................       22        22     20.9     11.63
 Other bonds and investments...........       30        30      5.2      7.17
 Marketable equity securities..........       99        99      N/A      0.00
                                         -------   -------     ----     -----
                                             151       151               3.12
                                         -------   -------              -----
Total investment securities............  $21,930   $21,908               6.92%
                                         =======   =======              =====

 Sources of Funds

  General. Deposits obtained through branch offices have traditionally been the principal source of JSB's funds for use in lending and for other general business purposes. In addition, JSB derives funds from the amortization and prepayment of outstanding investments and loans and through the sale of loans and investments available-for-sale. JSB also is eligible to borrow from the FHLB of Pittsburgh and other sources.

  Deposits. JSB's current deposit products include passbook savings accounts, negotiable order of withdrawal ("NOW") accounts, money market deposit accounts, business checking accounts, and certificates of deposit ranging in terms from three months to five years. Included among these deposit products are Individual Retirement Account ("IRA") certificates and Keogh retirement certificates. JSB does not normally issue negotiable-rate certificates of deposit because of the adequacy and stability of its deposit base.

  JSB's deposits are obtained primarily from residents of Cambria County, and JSB management estimates that an insignificant amount of JSB's deposits are obtained from customers residing outside of western Pennsylvania. JSB attracts deposit accounts primarily by offering a wide variety of services and accounts, competitive interest rates, and convenient office locations and service hours. JSB's six office locations and service hours are supplemented by eight automatic teller machines ("ATMs"), most of which remain generally accessible to customers during times when JSB's branches are closed. JSB participates in the regional ATM network known as "MAC" and the nationwide ATM network known as "Cirrus."

  The following table sets forth the distribution of JSB's deposits by type of deposit as of the dates indicated.

                                              DECEMBER 31,
                          -----------------------------------------------------
                                1993              1992              1991
                          ----------------- ----------------- -----------------
                                     % OF              % OF              % OF
                           AMOUNT  DEPOSITS  AMOUNT  DEPOSITS  AMOUNT  DEPOSITS
                          -------- -------- -------- -------- -------- --------
                                         (DOLLARS IN THOUSANDS)
Passbook and club
accounts................. $ 55,290   25.5%  $ 52,472   23.6%  $ 49,130   21.9%
NOW and Super NOW
accounts
 and demand deposits.....   20,496    9.5     24,107   10.9     17,213    7.7
Business checking........    5,465    2.6      4,763    2.1      2,911    1.3
Money market deposit
accounts.................   27,227   12.6     20,692    9.3     20,624    9.2
                          --------  -----   --------  -----   --------  -----
  Total..................  108,478   50.2    102,034   45.9     89,878   40.1
                          --------  -----   --------  -----   --------  -----
Certificates:
 6 month.................   24,791   11.5     33,074   14.9     34,477   15.5
 9 month.................    8,456    3.9     16,201    7.3     20,986    9.4
12 month.................   15,567    7.2     14,652    6.6     18,702    8.4
18 month.................    4,300    1.9      4,699    2.1      5,045    2.3
24 month.................    1,874    0.9      1,798    0.8      1,892    0.8
30 month.................   11,886    5.5     12,519    5.6     14,010    6.3
36 month.................    5,721    2.7      2,873    1.3      2,526    1.1
42 month.................    1,264    0.6      1,390    0.6      1,742    0.8
48 month.................      830    0.3        919    0.4        748    0.3
60 month.................    5,780    2.7      5,055    2.3      4,947    2.2
Other....................    9,022    4.2      8,426    3.9      9,901    4.4
IRA and Keogh accounts...   18,237    8.4     18,522    8.3     18,732    8.4
                          --------  -----   --------  -----   --------  -----
  Total certificate
accounts.................  107,728   49.8    120,128   54.1    133,708   59.9
                          ========  =====   ========  =====   ========  =====
   Total deposits........ $216,206  100.0%  $222,162  100.0%  $223,586  100.0%
                          ========  =====   ========  =====   ========  =====

  It has been the policy of JSB to attempt to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area, but does JSB not necessarily seek to match the highest rates paid by competing institutions.

  The following table sets forth the net deposit flows of JSB during the periods indicated.

                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1993      1992     1991
                                                   --------  --------  -------
                                                        (IN THOUSANDS)
(Decrease) before interest credited............... $(14,067) $(11,621) $(5,212)
Interest credited.................................    8,111    10,197   13,504
                                                   --------  --------  -------
Net deposit increase (decrease)................... $ (5,956) $ (1,424) $ 8,292
                                                   ========  ========  =======

  Although market demand generally dictates which deposit maturities and rates will be accepted by the public, JSB, pursuant to its interest rate risk management policy, intends to continue reducing its emphasis on certificates of deposit, with a concurrent increased emphasis on demand deposits. The ability of JSB to attract and maintain deposits and JSB's cost of funds have been, and will continue to be, significantly affected by economic conditions.

  The following table presents by various interest rate categories the amount of certificate accounts at the date indicated and the amount of certificate accounts at such date which mature during the periods indicated.

                                                 AMOUNT AT DECEMBER 31, 1993
                                                           MATURING
                                              ----------------------------------
                                                       AFTER     AFTER
                                                      ONE YEAR TWO YEARS
                                              WITHIN  THROUGH   THROUGH   AFTER
                                 DECEMBER 31,   ONE     TWO      THREE    THREE
                                     1993      YEAR    YEARS     YEARS    YEARS
                                 ------------ ------- -------- --------- -------
                                                 (IN THOUSANDS)
Certificate Accounts:
 Under 3%.......................   $  7,573   $ 7,422 $   151   $   --   $    --
 3.00% to 3.99%.................     52,108    49,197   2,911       --        --
 4.00% to 4.99%.................     18,727     5,233   6,961    5,789       743
 5.00% to 5.99%.................      7,331       754   1,387      461     4,729
 6.00% to 6.99%.................      5,742     3,857     193      309     1,383
 7.00% to 7.99%.................      5,891     2,599   1,138    1,570       584
 8% and over....................     10,356     4,488   1,676    1,322     2,871
                                   --------   ------- -------   ------   -------
 Total Certificate Accounts.....   $107,728   $73,550 $14,417   $9,451   $10,310
                                   ========   ======= =======   ======   =======

  Borrowings. JSB is eligible to obtain advances from the FHLB of Pittsburgh upon the security of the common stock it owns in that bank and certain of its residential mortgages and MBS, provided certain standards related to credit worthiness have been met. See "Regulation--Federal Home Loan Bank System" below. Such advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. FHLB advances are generally available to meet seasonal and other withdrawals of deposit accounts and to expand lending, as well as to aid the efforts of members to establish better asset and liability management through the extension of maturities of liabilities. See Notes 10 and 11 to the "JSB CONSOLIDATED FINANCIAL STATEMENTS."

 Trust Services

  In an effort to increase its non-interest related sources of income, JSB established a Trust Department in October 1982. JSB's Trust Department provides a broad range of trust, estate and custodial services to businesses and individuals by assisting in estate and personal planning, acting as trustee of both living and testamentary trusts and administering trusts for pension and profit sharing plans, IRA's and Keogh plans. Agency services include safekeeping of securities, periodic investment analysis, collection of rents, interest and dividends and disbursement of net income. On December 1, 1988, the Trust Department became the Transfer Agent for JSB's outstanding capital stock. At December 31, 1993, $27.9 million of assets were under the management of JSB's Trust Department.

 Mortgage Banking Activities

  The FDIC has issued a ruling that prohibits an insured institution, or its subsidiaries, from capitalizing the acquisition costs of mortgage servicing rights derived from "table funding" arrangements. In a table-funding arrangement, a financial institution (such as mortgage banking enterprises) provides the original funding for a mortgage loan "at the table" when an unaffiliated correspondent (broker) and borrower close the loan. Concurrent with the loan closing, the financial institution acquires the loan and the related loan servicing right from the correspondent.

  Under the FDIC ruling, the acquisition costs of mortgage servicing rights acquired through table-funding arrangements must be expensed in the period incurred. Mortgage-servicing rights are an intangible asset that represent the right to service loans for others and to collect a fee for such services. Mortgage servicing rights are a principal asset of SMC. The intent of the FDIC ruling is to limit the growth of this intangible asset on the balance sheets of insured institutions. The acquisition costs of purchased mortgage servicing rights (the price paid to acquire existing rights from an unaffiliated seller) are not affected by this ruling and, accordingly, may be capitalized under current FDIC rules.

  In compliance with FDIC regulations, SMC has not capitalized the costs associated with the acquisition of mortgage servicing rights obtained through table-funding arrangements. This rule effectively requires SMC to have a program in place to sell a portion of its originated mortgage servicing rights to offset the current costs of originating loans and servicing rights through correspondents. During 1993, SMC sold the mortgage servicing rights on approximately $69.6 million in newly originated residential mortgage loans, which represented approximately 40.0% of its total originations during the year.

 Subsidiaries

  JSB's first-tier subsidiary is SB Realty, Inc., which JSB formed in January 1984 under the laws of the Commonwealth of Pennsylvania and in which JSB had invested $50,000 of equity and $1.3 million of loans at December 31, 1993. SB Realty, Inc. used the funds contributed to it by JSB to acquire SMC in December 1987. In addition, JSB formed Standard Mortgage Corporation of Pennsylvania ("SMC-PA") in December 1993 to engage in mortgage banking activities in western Pennsylvania and surrounding regions in a manner substantially consistent with the activities of SMC. SMC and SMC-PA are wholly-owned subsidiaries of SB Realty, Inc. At December 31, 1993, SMC-PA had not begun operations.

  JSB's combined investment in and advances to SMC was $7.5 million at December 31, 1993, which is in compliance with applicable regulatory limitations.

  The cost in excess of fair market value resulting from the aforementioned purchase and assumption amounted to $416,000. For further information on SMC, see "JSB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Mortgage Banking Activities" and Notes 13 and 16 to the "JSB CONSOLIDATED FINANCIAL STATEMENTS."

 Competition

  JSB encounters strong competition both in the attraction of deposits and in the making of real estate and other loans. Its most direct competition for deposits has historically come from savings institutions, commercial banks, and credit unions with offices in Johnstown, Pennsylvania. JSB also encounters competition for deposits from money market funds, as well as corporate and government securities. The principal methods used by JSB to attract deposit accounts include the variety of services offered, the competitive interest rates offered, quality of service provided to depositors and the convenience of office locations, ATM's and expanded banking hours.

  JSB's competition for real estate and other loans comes principally from savings institutions, credit unions, commercial banks, mortgage banking companies, insurance companies and other institutional lenders. JSB competes for loans through interest rates, loan maturities, loan fees and the quality of service extended to borrowers and brokers.

 Employees

  JSB had 150 full-time employees and 20 part-time employees as of December 31, 1993. None of the employees are represented by a collective bargaining agent, and JSB believes that it enjoys good relations with its personnel.

REGULATION

 General

  FDIC Insurance Premiums. During 1993, JSB paid deposit insurance premiums to the FDIC based on a risk-based assessment schedule established in 1992 by the FDIC, as required by FDICIA, for all BIF-member institutions. This risk-based assessment system required JSB to pay .26% of its deposit balances during 1993 for deposit insurance premiums.

  The FDIC has determined that JSB will pay an annualized rate of .23% in the first six-month period in 1994. Based on JSB's average deposits in 1993, the decreased rate of .23% (as compared with the rate of .26% charged JSB in 1993) will decrease the premiums paid by JSB in 1994 and in subsequent years approximately $66,000 per year. Management of JSB cannot predict with certainty if JSB's assessment will be changed at some future date according to the existing risk-based schedule as presented above. Neither can JSB management predict if changes to the FDIC risk-based insurance premium system will be promulgated in the future or in what form the changes might take.

  Capital Requirements. See "JSB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources."

  The FDICIA requires each federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest-rate risk, concentration of credit risk and the risks of non-traditional activities. Each federal agency is required to promulgate final regulations in this regard. Such regulations could increase the regulatory capital requirements that are applicable to JSB.

  On September 14, 1993, the FDIC published its final proposal regarding the incorporation of an interest-rate risk component in its risk-based capital calculation. This proposal was subject to a 45-day comment period. The final regulations are expected to be issued in June of 1994. All FDIC supervised savings banks, such as JSB, will be required to complete new regulatory calculations in order to determine if their interest-rate risk, as defined in the new regulations, exceeds specified threshold levels. Under the regulation, banks with interest-rate risk exposures in excess of a specified "threshold" level of interest-rate risk would be required to hold capital proportional to that excess risk. A supervisory decision regarding what constitutes an acceptable absolute level of measured exposure would be used in conjunction with an industry distribution of measured exposures to specify the threshold level.

  An objective of the interest rate risk framework proposed by the agencies is to ensure that banks with high levels of interest-rate risk have sufficient capital to cover their exposure. Interest-rate risk exposures would be quantified using a measurement system that weights an institution's assets, liabilities and off-balance-sheet positions by risk factors that approximate each instrument's price sensitivity to changes in interest rates. The net amount of these weighted values, the "Net Risk-Weighted Position," would serve as the basis for measuring an institution's exposure for capital adequacy purposes.

  JSB management believes that it has policies in place that reduce, in as far as practicable, the risk of a negative effect on JSB's future net interest margins or a negative effect on the market value of JSB's portfolio equity from material and sustained changes in general interest rates. Risk-based capital rules, which incorporate an interest-rate risk component, will be subject to significant revisions prior to their issuance. In addition, any such rules will contain complex language that will require extensive analysis following their promulgation in final form. Although JSB management does not believe that such a rule will have a material effect on JSB's operations, management cannot determine with certainty how such rules will affect the strategies of JSB or the results of operations in future periods.

  Although JSB holds capital in excess of all current requirements, JSB management cannot predict with certainty if, or to what extent, JSB's capital requirements will be changed at some future date, or in what form the changes might take, should additional regulatory changes be promulgated in the future.

  Federal Home Loan Bank System. JSB is a member of the FHLB System which consists of 12 regional FHLBs, with each subject to supervision and regulation by the Federal Housing Finance Board. The FHLBs provide a central credit facility primarily for member institutions. JSB, as a member of the FHLB of Pittsburgh, is required to acquire and hold shares of capital stock in that FHLB in an amount equal to at least 1% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 5% of its advances (borrowings) from the FHLB of Pittsburgh whichever is greater. JSB had a $5.1 million investment in stock of the FHLB of Pittsburgh at December 31, 1993, which complied with this requirement.

  Advances from the FHLB are secured by a member's shares of stock in the FHLB, certain types of mortgages and other assets. Interest rates charged for advances vary depending upon maturity, the cost of funds to the FHLB and the purpose of the borrowing.

  Classification of Assets. Under current federal regulations, an institution's problem assets are subject to classification according to one of three categories: "substandard," "doubtful," and "loss." For assets classified "substandard" and "doubtful," the institution is required to establish prudent general loan loss reserves in accordance with generally accepted accounting principles. Assets classified "loss" must be either completely written off or supported by a 100% specific reserve. A classification category designated "special mention" also must be established and maintained for assets not currently requiring classification but having potential weakness or risk characteristics that could result in future problems. An institution is required to develop an in-house program to classify its assets, including investments in subsidiaries, on a regular basis and set aside appropriate loss reserves on the basis of such classification. At December 31, 1993, JSB had $7.1 million of assets classified as substandard.

  Federal Reserve System. Thrift institutions, such as JSB, are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require institutions to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

  Pennsylvania Savings Bank Law. Following its conversion to a savings bank charter as of March 9, 1993, JSB is now incorporated under the Pennsylvania Banking Code of 1965 (the "PBC"), which contains detailed provisions governing the organization, location of offices, rights and responsibilities of directors, officers, employees and members, as well as corporate powers, savings and investment operations and other aspects of JSB and its affairs. The PBC delegates extensive rulemaking power and administrative discretion to the Department so that the supervision and regulation of state-chartered savings banks may be flexible and readily responsive to changes in economic conditions and in savings and lending practices.

  One of the purposes of the PBC is to provide savings banks with the opportunity to be competitive with each other and with other financial institutions existing under other Pennsylvania laws and other state, federal and foreign laws. A Pennsylvania savings bank may locate or change the location of its principal place of business and establish an office anywhere in the Commonwealth with the prior approval of the Department.

  The Department generally examines each savings bank not less frequently than once every two years. Although the Department may accept the examinations and reports of the FDIC in lieu of the Department's examination, the present practice is for the Department to conduct a joint examination with the FDIC. The Department may order any savings bank to discontinue any violation of law or unsafe or unsound business practice and may direct any director, officer, attorney or employee of a savings bank engaged in an objectionable activity, after the Department has ordered the activity to be terminated, to show cause at a hearing before the Department why such person should not be removed.

  The foregoing references to laws and regulations which are applicable to JSB are brief summaries thereof which do not purport to be complete and which are qualified in their entirety by reference to such laws and regulations.

  Capital Distributions. The ability of JSB to pay dividends may be subject to certain restrictions and regulations of the Department and the FDIC at a future date. In addition, JSB may not declare or pay a cash dividend if such dividend would cause its net capital to be reduced below either the amount required for the liquidation account established for the benefit of certain depositors of JSB in connection with the 1986 conversion of JSB to the stock form or the minimum regulatory capital requirements imposed by current regulations. Capital distributions are currently restricted by the Merger Agreement. See "THE MERGER--Conduct of Business Pending the Merger."

TAXATION

 Federal Taxation

  General. For federal income tax purposes, JSB files consolidated income tax returns with its subsidiaries on a calendar year basis and uses the accrual method of accounting. The maximum corporate income tax rate applicable to JSB and its subsidiaries is 35% for 1993 and tax years thereafter. In addition, JSB is subject to the 20% alternative minimum tax applicable to corporations generally.

  Bad Debt Deductions. JSB claims a deduction each year pursuant to the direct write-off method under which debts may be deducted to the extent that they have become worthless in whole or in part. JSB currently does not claim a bad debt reserve deduction and has not maintained a bad debt reserve for federal tax purposes since 1975.

  Tax Returns. JSB's federal income tax returns, open under the statute of limitations, are subject to review by the Internal Revenue Service ("IRS"). JSB's federal income tax returns for its tax years beginning in 1990 are subject to review by the IRS.

  Recent Developments. In 1993, Congress passed and the President signed the Revenue Reconciliation Act ("RRA") of 1993. Major provisions of the RRA that generally affect corporations, such as JSB, are highlighted below.

    Tax rates--For tax years beginning after 1992, the corporate tax rate has been increased to 35% for taxable income in excess of $10 million.

    Intangible property--Goodwill, going concern value, and certain other intangibles subject to the provision of Section 179 of the Code (such as amounts paid for the transfer of a franchise, trademark, or trade name), acquired after May 10, 1993, are fully amortized ratably over 15 years regardless of their actual useful life.

    Securities transactions--For tax years ending after 1993, securities dealers are required to recognize for purposes of determining the taxpayer's gross income gain or loss based on the fair market value of noninventory securities at the close of each tax year as though the security were actually sold. Under the Code, JSB is considered to be a dealer subject to these rules for certain designated loans.

    JSB management does not anticipate that the effects of this change in the tax law will materially impact either the amount or the timing of income taxes payable in future periods.

 State Taxation

  JSB is subject to tax under the Pennsylvania Mutual Thrift Institutions Tax Act (the "Act"), which imposes a tax at the rate of 11.5% on JSB's net earnings, determined in accordance with GAAP, as shown on its books. The Act exempts the bank from all other corporate taxes imposed by Pennsylvania for state tax purposes, and from all local taxes imposed by political subdivisions thereof, except taxes on real estate and real estate transfers.

PROPERTIES

  At December 31, 1993, JSB conducted its business from its headquarters and main office at Market at Main Street, Johnstown, Pennsylvania, five branch offices in the greater Johnstown metropolitan area and an administrative facility used by SMC in Atlanta, Georgia. The following table sets forth certain information with respect to the offices and other material properties of JSB as of December 31, 1993.

                                                             NET BOOK VALUE OF
                                                              PROPERTY OWNED
                                           OWNED    LEASE      OR LEASEHOLD
                                            OR    EXPIRATION  IMPROVEMENTS AT
OFFICE LOCATIONS                          LEASED    DATE     DECEMBER 31, 1993
- ----------------                          ------- ---------- -----------------
Main office                               Owned        --        $371,056
Savings Bank Plaza
Market at Main Street
Johnstown, Pennsylvania 15901
Branch office                             Owned        --         531,068
Westmont Shopping Center
Johnstown, Pennsylvania 15905
Branch office                             Leased     1995          21,484
Richland Mall
Johnstown, Pennsylvania 15904
Branch office                             Leased     1999           8,045
Richland Bilo Plaza
Johnstown, Pennsylvania 15904
Branch office                             Owned        --         339,245
Eighth Ward
Johnstown, Pennsylvania 15905
Branch office                             Leased     2002         121,649
Johnstown Galleria Mall
Johnstown, Pennsylvania 15904
Other offices                             Leased     1995           2,621
Standard Mortgage Corporation of Georgia
Atlanta, Georgia 30342

LEGAL PROCEEDINGS

  JSB is involved in routine legal proceedings occurring in the ordinary course of business which in the aggregate are believed by JSB management to be immaterial to the financial condition of JSB.

COMMON STOCK PRICES AND DIVIDEND INFORMATION

  JSB Common Stock is traded over-the-counter on the NASDAQ/NMS under the symbol "JSBK." JSB presently has 1,943,790 shares of common stock outstanding.

  At December 31, 1993, there were approximately 2,076 record holders of JSB Common Stock. This does not reflect the number of persons or entities who hold stock in nominee or "street" name through various brokerage firms.

  The following table shows the high and low closing sales prices of JSB's common stock as reported on the NASDAQ/NMS and cash dividends declared for 1993 and 1992:

                                     1993                        1992
                         ---------------------------- --------------------------
                                       CASH DIVIDENDS             CASH DIVIDENDS
                          HIGH   LOW     DECLARED     HIGH   LOW     DECLARED
                         ------ ------ -------------- ----- ----- --------------
First Quarter........... $12.25 $ 7.75     $0.00      $6.25 $5.50     $0.00
Second Quarter..........  11.25   8.50      0.05       7.00  6.25      0.00
Third Quarter...........  15.50   9.25      0.05       8.75  7.75      0.00
Fourth Quarter..........  23.25  13.50      0.05       8.75  7.75      0.00

  JSB may not declare or pay a cash dividend if such dividend would cause its net capital to be reduced below either the amount required for a liquidation account established for the benefit of certain depositors of JSB in connection with the conversion of JSB to the stock form or the minimum regulatory capital requirements imposed by federal regulations. Dividends must also be in compliance with Department and FDIC capital distribution regulations.

                                    EXPERTS

USBANCORP

  The consolidated financial statements of USBANCORP and its subsidiaries as of December 31, 1993, and 1992, incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated statements of income, of cash flows and of changes in stockholders' equity incorporated in this Proxy Statement/Prospectus by reference to the Annual Report and Form 10-K of USBANCORP and its subsidiaries for the year ended December 31, 1991, have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

JSB

  The consolidated financial statements of JSB and its subsidiaries as of December 31, 1993, and 1992, included herein and in the registration statement have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements of JSB and its subsidiaries as of December 31, 1991, and for the one year period then ended, included herein and in the registration statement have been included herein and in the registration statement in reliance upon the report of Ernst & Young, independent public accountants, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the USBANCORP Common Stock to be issued in connection with the Merger will be passed upon by Stevens & Lee, P.C., Wayne, Pennsylvania 19087, special counsel to USBANCORP. Certain legal matters will be passed upon for JSB by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to JSB.

                            ADJOURNMENT OF MEETINGS

USBANCORP ANNUAL MEETING

  In the event that there are not sufficient votes to constitute a quorum or approve the Merger Proposal at the time of the USBANCORP Annual Meeting, such proposal could not be approved unless the USBANCORP Annual Meeting were adjourned in order to permit further solicitation of proxies. In order to allow proxies that have been received by USBANCORP at the time of the USBANCORP Annual Meeting to be voted for such adjournment, if necessary, USBANCORP has submitted the question of adjournment under such circumstances to its shareholders as a separate matter for their consideration. A majority of the shares represented and voting at the USBANCORP Annual Meeting is required to approve any such adjournment. Properly executed proxies will be voted in favor of any such adjournment unless otherwise indicated thereon. If it is necessary to adjourn the USBANCORP Annual Meeting, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the USBANCORP Annual Meeting.

  THE BOARD OF DIRECTORS OF USBANCORP RECOMMENDS THAT SHAREHOLDERS VOTE THEIR PROXIES IN FAVOR OF SUCH ADJOURNMENT SO THAT THEIR PROXIES MAY BE USED FOR SUCH PURPOSE IN THE EVENT IT SHOULD BECOME NECESSARY.

JSB ANNUAL MEETING

  In the event that there are not sufficient votes to constitute a quorum or approve the Merger Agreement at the time of the JSB Annual Meeting, such proposal could not be approved unless the JSB Annual Meeting were adjourned in order to permit further solicitation of proxies. In order to allow proxies that have been received by JSB at the time of the JSB Annual Meeting to be voted for adjournment, if necessary, JSB has submitted the question of adjournment under such circumstances to its shareholders as a separate matter for their consideration. A majority of the shares represented and voting at the JSB Annual Meeting is required to approve any such adjournment. Properly executed proxies will be voted in favor of any such adjournment unless otherwise indicated thereon. If it is necessary to adjourn the JSB Annual Meeting, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the JSB Annual Meeting.

  THE BOARD OF DIRECTORS OF JSB RECOMMENDS THAT SHAREHOLDERS VOTE THEIR PROXIES IN FAVOR OF SUCH ADJOURNMENT SO THAT THEIR PROXIES MAY BE USED FOR SUCH PURPOSES IN THE EVENT IT SHOULD BECOME NECESSARY.

                        ELECTION OF USBANCORP DIRECTORS

GENERAL

  USBANCORP's articles of incorporation provide that there shall be three classes of directors as nearly equal in number as possible, each class being elected for a three-year term and only one class being elected each year beginning in 1987. The total number of directors shall be that number from time to time determined by a resolution adopted by a majority vote of the directors then in office or by resolution of the shareholders at a meeting thereof. There shall be not less than five directors nor more than 25. The number of directors for 1994 has been set at 16.

  The USBANCORP Board of Directors has nominated Messrs. Clifford A. Barton, James F. O'Malley, Frank J. Pasquerilla, Thomas C. Slater and W. Harrison Vail for election as Class II directors for three-year terms to expire at the 1997 Annual Meeting of Shareholders, or until their successors are duly elected and qualified. All Class II directors were elected by the shareholders at the 1991 Annual Meeting. The remaining directors will continue to serve in accordance with their previous election with the terms of the Class III and Class I directors expiring in 1995 and 1996, respectively.

  With respect to the election of directors, each shareholder has the right to vote for each share of USBANCORP Common Stock held by the shareholder as many votes as shall equal the number of directors to be elected, and the shareholder, or the shareholder's proxy, may cast the whole number of votes for one nominee or distribute them among two or more nominees. Unless authority is withheld as to a particular nominee or as to all nominees, all proxies will be voted for the five nominees listed below. The proxies will have discretionary authority to cumulate votes except to the extent a shareholder withholds such authority on the form of proxy. The five persons receiving the highest number of votes will be elected.

  Abstentions and broker nonvotes are disregarded because they are inconsequential and would have no effect on the results of the election. At the 1993 Annual Meeting, 3,220,879.2240 voting shares were returned, with each nominee receiving in excess of 97.5% of shares returned and 70.75% of total shares outstanding.

  Except as noted above, it is intended that shares represented by proxies will be voted for the nominees listed below, each of whom is now a director of USBANCORP and each of whom has expressed his willingness to serve, or for any substitute nominee or nominees designated by the USBANCORP Board of Directors in the event any nominee or nominees become unavailable for election. The USBANCORP Board of Directors has no reason to believe that any of the nominees will not serve if elected.

  In the following tables are set forth as to each of the nominees for election as Class II directors and as to each of the continuing Class III and Class I directors his age, principal occupation and business experience, the period during which he has served as a director of USBANCORP or an affiliate and other business relationships. There are no family relationships between any of the listed persons.

        NOMINEES FOR ELECTION AS CLASS II DIRECTORS TERMS EXPIRE IN 1997

                                                           DIRECTORSHIP IN OTHER
NAME AND PRINCIPAL OCCUPATION(1)  AGE DIRECTOR SINCE(2)(3) REPORTING COMPANIES
- --------------------------------  --- -------------------- ---------------------
Clifford A. Barton                 65         1966            Crown American
 Retired; Former Chairman,                                    Realty Trust
 President and Chief Executive
 Officer of USBANCORP and
 Chairman of the Board of
 U.S Bank, Three Rivers,
 Community and USBANCORP
 Trust Company
James F. O'Malley                  68         1983            None
 Senior Lawyer, Yost &
 O'Malley, Attorneys-at-Law
Frank J. Pasquerilla               67         1969            Crown American
 Chairman of the Board and                                    Realty Trust
 Chief Executive Officer,
 Crown American Realty Trust
Thomas C. Slater                   51         1980            None
 Owner, President and Director,
 Slater Laboratories, Inc.,
 Clinical Laboratory
W. Harrison Vail                   53         1984            None
 President and Chief Executive
 Officer, Three Rivers

                                                   (continued on next page)

                               CLASS III DIRECTORS
                               TERMS EXPIRE IN 1995
                                                            DIRECTORSHIP IN OTHER
NAME AND PRINCIPAL OCCUPATION(1)  AGE DIRECTOR SINCE(2)(3)   REPORTING COMPANIES
- --------------------------------  --- --------------------  ---------------------
Michael F. Butler                  58         1993                   None
 Business Consultant and
 Attorney-at-Law
Terry K. Dunkle                    52         1988                   None
 Chairman, President and
 Chief Executive Officer
 of USBANCORP and Chairman
 of
 the Board of U.S. Bank,
 Three Rivers,
 Community and USBANCORP
 Trust Company
John H. Kunkle, Jr.                66         1989                   None
 Retired; Former Vice
 Chairman and Director,
 Commonwealth Land Title
 Insurance Company
Jack Sevy                          63         1984                   None
 Retired; Former Owner and
 Operator, New Stanton West
 Auto/Truck Plaza
Dennis J. Fantaski                 49         1994                   None
 President and Chief
 Executive Officer
 of Community and Community
 Savings
                                CLASS I DIRECTORS
                               TERMS EXPIRE IN 1996
                                                            DIRECTORSHIP IN OTHER
NAME AND PRINCIPAL OCCUPATION(1)  AGE DIRECTOR SINCE(2)(3)   REPORTING COMPANIES
- --------------------------------  --- --------------------  ---------------------
Jerome M. Adams                    62         1973                   None
 Senior Partner, Adams,
 Myers and Baczkowski,
 Attorneys-at-Law
Robert A. Allen                    68         1987                   None
 Retired; Former President,
 Johnstown Sani-Dairy
Louis Cynkar                       49         1994                   None
 President and Chief
 Executive
 Officer, U.S. Bank
Richard W. Kappel                  66         1967                   None
 Secretary and Treasurer,
 William J. Kappel Co.
 (Retail
 Jewelry Store Chain)
James C. Spangler                  66         1980                   None
 Retired; Former Owner,
 Somerset Auction and
 Transfer,
 Inc.
Robert L. Wise                     50         1987         Pennsylvania Electric
 President, Pennsylvania                                   Company, General
 Electric                                                  Public Utilities Nuclear
 Company, Public Utility                                   Corp. and General Public
                                                           Utilities Service Corp.

- --------
(1) All directors and nominees have held the positions indicated or another senior executive position with the same entity or one of its affiliates or predecessors for the past five years except Mr. Butler who was a partner in Andrews & Kurth, Attorneys-at-Law, prior to June 1, 1991.

(2) Reflects the earlier of the first year as a director of USBANCORP or of U.S. Bank, Three Rivers or Community.

(3) All incumbent directors were elected by the shareholders except Mr. Butler, who was appointed by the Board of Directors in 1993, and Mr. Cynkar and Mr. Fantaski who were appointed to the Board of Directors in 1994.

BOARD AND COMMITTEES

  USBANCORP's Board of Directors has various standing committees including an Audit Committee, a Nominating Committee and a Management Compensation Committee. During the year 1993, the USBANCORP Board of Directors held six meetings, the Audit Committee held five meetings, the Nominating Committee held five meetings, and the Management Compensation Committee held six meetings. Each director attended at least 75% of the combined total of meetings of USBANCORP's Board of Directors and of each committee of which he was a member except Messrs. Allen, Kunkle and Tyson (excused), who attended 60%, 62%, and 66%, respectively.

  The Audit Committee is responsible for recommending to the USBANCORP Board of Directors the appointment of an independent public accountant to audit the books and accounts of USBANCORP and its subsidiaries; reviewing the reports of the Audit Department and the reports of examination conducted by the bank and bank holding company regulators and of independent public accountants; reviewing the adequacy of internal audit and control procedures; and reporting to the USBANCORP Board of Directors through the Audit Committee. The Audit Committee is presently comprised of Messrs. Kappel, Kunkle, O'Malley and Spangler. USBANCORP's auditor is designated to conduct the internal audits for all subsidiaries.

  The Nominating Committee presently consists of Messrs. Barton, Dunkle, O'Malley and Pasquerilla. The Nominating Committee is responsible for nominating directors for consideration at the Annual Meeting of Shareholders. The Nominating Committee will consider nominees recommended by shareholders. Shareholders desiring to make such a recommendation should submit the candidate's name, together with biographical information and the shareholder's written consent to nomination to: Chairman, President and CEO, USBANCORP, Inc., Executive Offices, Main and Franklin Streets, Johnstown, Pennsylvania 15901. Shareholders may also nominate persons for election as directors in accordance with the procedures set forth in Section 1.3 of USBANCORP's Bylaws. Notification of such nomination, containing the required information, must be mailed or delivered to the President of USBANCORP not less than 60 days or more than 90 days prior to the USBANCORP Annual Meeting.

  The Management Compensation Committee is responsible for reviewing and making recommendations regarding the compensation of corporate officers. The Committee also makes recommendations to the USBANCORP Board of Directors regarding the adoption of employee benefit, bonus, incentive compensation or similar plans and is responsible for the administration of such plans. No director who is eligible to receive any benefit under plans administered by the Committee may serve on the Management Compensation Committee. The Committee is presently comprised of Messrs. O'Malley, Pasquerilla and Wise.

EXECUTIVE COMPENSATION

 Compensation of Directors

  Executive officers of USBANCORP who were directors or members of committees of the USBANCORP Board of Directors or its subsidiaries received no compensation for such positions. In 1993, non-officer directors of USBANCORP received compensation for attendance at USBANCORP Board of Directors meetings of $450 per meeting. A fee of $200 was paid for attendance at committee meetings of the USBANCORP Board of Directors. Certain non-officer directors of USBANCORP are also directors of either U.S. Bank, Three Rivers, Community Savings, and the Trust Company. Such directors serving on either the Board of Directors of U.S. Bank, Three Rivers and the Trust Company are compensated for their services by a payment of $350 for attendance at each Board of Directors meeting and $200 for attendance at each committee meeting of those Boards. Such directors serving on the Board of Directors of Community Savings are compensated for their services by a payment of $600 for attendance at each Board of Directors and committee meeting.

  Beginning in 1994, Directors of USBANCORP will also receive an annual retainer of $6,000, payable in USBANCORP Common Stock.

 Compensation of Executive Officers

  The following table sets forth the amounts of compensation paid in 1993 to the Chief Executive Officer and the Officers of USBANCORP whose direct aggregate annual salary and bonus exceeded $100,000 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                     LONG TERM            ALL OTHER
                         ANNUAL COMPENSATION       COMPENSATION        COMPENSATION(5)
                         --------------------- ----------------------- ---------------
                                                 OTHER       AWARDS
                                                ANNUAL        STOCK
                                                COMPEN-      OPTION
                         YEAR  SALARY   BONUS  SATION(1)   (SHARES)(2)   PAYOUTS(3)
                         ---- -------- ------- ---------   ----------- ---------------
Clifford A. Barton...... 1993 $180,540 $27,944  $11,452       4,000        $25,365
                         1992  171,960  23,041   11,393          --         22,765
                         1991  164,580  39,375   11,642       5,000             --
Terry K. Dunkle......... 1993  156,480  37,260    9,926       4,000         16,829(6)
                         1992  149,404  35,655    9,875          --          5,964
                         1991  142,620  34,125    9,470       5,000             --
W. Harrison Vail........ 1993  113,828  27,102       --       4,000             --
                         1992  108,408  25,935       --          --             --
                         1991  103,764  24,938       --       5,000             --
Kenneth J. Tyson........ 1993  127,800      --       --          --             --
                         1992  125,000      --  165,117(4)       --             --
                         1991  117,600      --       --          --             --
Louis Cynkar............ 1993  103,980  10,044    6,596       2,000            991
                         1992  100,440   7,027    6,655          --            895
                         1991   92,460  16,438    6,140       2,500             --

- --------
(1) Amounts awarded under the Profit Sharing Plan of USBANCORP or U.S. Bank.

(2) Stock options awarded pursuant to USBANCORP's 1991 Stock Option Plan on January 19, 1993 and December 17, 1991.

(3) USBANCORP has no long-term compensation plan other than the 1991 Stock Option Plan.

(4) Market value of USBANCORP Common Stock received on cancellation of stock options to purchase Community shares.

(5) Amount accrued by U.S. Bank to provide additional retirement benefits over ERISA limitations.

(6) Includes cost of "split-dollar" life insurance policy for Mr. Dunkle. See "Retirement Plans-- Supplemental Pension Plan--U.S. Bank."

                      OPTION EXERCISES AND YEAR END VALUES

  Set forth below is information with respect to exercised and unexercised options to purchase USBANCORP Common Stock granted under USBANCORP's 1991 Stock Option Plan held by the Named Officers as of December 31, 1993. Options were granted on December 17, 1991 and January 19, 1993. All options become exercisable as follows: one-third one year from date of grant, two-thirds less the aggregate number exercised two years from date of grant and the remainder three years from date of grant.



                          SHARES               NUMBER OF UNEXERCISED                 VALUE OF IN-THE-MONEY
                         ACQUIRED          OPTIONS AT DECEMBER 31, 1993          OPTIONS AT DECEMBER 31, 1993(1)
                            ON     VALUE   ---------------------------------    -----------------------------------
NAME                     EXERCISE REALIZED  EXERCISABLE       UNEXERCISABLE      EXERCISABLE        UNEXERCISABLE
- ----                     -------- -------- --------------    ---------------    ---------------    ----------------
Clifford A. Barton......  1,667   $11,669            --              5,667                --              $39,669
Terry K. Dunkle.........  3,333    23,331            --              5,667                --               39,669
W. Harrison Vail........     --        --         3,333              5,667            23,331               39,669
Louis Cynkar............     --        --         1,667              2,833            11,669               19,831

- --------
(1) Based on the average of the high and low prices on the NASDAQ/NMS on December 31, 1993.

                              OPTION GRANTS TABLE

                                    INDIVIDUAL GRANTS
                         ----------------------------------------
                                     PERCENT
                                    OF TOTAL                       POTENTIAL REALIZED
                                     OPTIONS                        VALUE AT ASSUMED
                         NUMBER OF   GRANTED                      ANNUAL RATES OF STOCK
                         SECURITIES    TO                          PRICE APPRECIATION
                         UNDERLYING EMPLOYEES                        FOR OPTION TERM
                          OPTIONS   IN FISCAL EXERCISE EXPIRATION ----------------------
NAME                     GRANTED(1)   YEAR     PRICE      DATE          5%        10%
- ----                     ---------- --------- -------- ---------- ---------- -----------
Clifford A. Barton......   4,000      14.5     $22.34   1/19/03       $38.69     $61.60
Terry K. Dunkle.........   4,000      14.5      22.34   1/19/03        38.69      61.60
W. Harrison Vail........   4,000      14.5      22.34   1/19/03        38.69      61.60
Louis Cynkar............   2,000       7.3      22.34   1/19/03        38.69      61.60

  The following table sets forth information with respect to grants of stock options made during 1993 to each of the Named Officers.
- --------
(1) All options were granted on January 19, 1993. One-third will become exercisable on January 19, 1994, two-thirds less the aggregate number exercised will become exercisable on January 19, 1995, and the remainder will become exercisable on January 19, 1996.

 Compensation Committee Report on Executive Compensation

  It is the responsibility of the Management Compensation Committee to (i) recommend to the USBANCORP Board of Directors the compensation of executive officers of USBANCORP and (ii) administer and recommend adoption of employee benefit and incentive compensation plans for senior officers of USBANCORP. The Committee also evaluates performance of management and considers management succession planning and related matters. The Committee reviews with the USBANCORP Board of Directors all aspects of the compensation of the highest paid officers.

  Compensation policies have been designed to enhance the profitability and value of USBANCORP by relating and aligning the performance and financial interests of senior officers with those of USBANCORP and its shareholders. Base salaries for senior officers (other than the Chief Executive Officer) are reviewed by the Committee with the Chief Executive Officer and USBANCORP's senior human resources officer. The salary plan is reviewed for consistency with industry peer group surveys. The peer group consists of five other banks in the Greater Johnstown Area of similar asset size and additional banks in Pennsylvania and nationally within the same asset range. The indices used in the Shareholders Return Performance Chart are Nasdaq/NMS (U.S. Companies) and NASDAQ Bank Stocks. While USBANCORP management believes many of these peer group banks are included in the peer group surveys used by the Management Compensation Committee, it cannot positively state which ones are included. Judgments are made with respect to the value contributed to USBANCORP by the various officer positions and individual salary levels are based on the relative importance of the job and the performance of the officer in the position. The salary of the Chief Executive Officer is fixed by the Management Compensation Committee based on information provided by the senior human resources officer and the overall performance of USBANCORP. The Committee evaluates the performance of the Chief Executive Officer in relationship to the objectives of the strategic plans of USBANCORP and its subsidiaries, USBANCORP's profitability, total shareholders' return and relative strength of the key financial performance indicators of USBANCORP and its subsidiaries.

  Performance goals for determining annual incentive compensation are set for each of USBANCORP's functional groups. While the determining factor is return on assets (return on equity for two of the affiliate bank CEOs), various other factors are taken into consideration, which help to determine the return on assets and return on equity. Each factor is considered corporate-wide for the Chief Executive Officer, and by functional area of responsibility for each other Named Officer. Salary levels reflected increases or decreases in these areas and were, on an average percentage basis, equal to or less than average salary increases for all other employees. Total compensation, including salaries and incentive payments for these officers, are consistent with those of persons holding comparable positions in financial institutions of similar size.

  The Chief Executive Officer nominates officers for participation in incentive programs, and the level of participation is based upon the officer's salary grade, job performance and attainment of established goals. In addition, with respect to the Chief Executive Officer's award, the Committee considers USBANCORP's performance in relationship to peer results and internal improvements. Bonuses and stock options in 1991, 1992 and 1993 are considered to be appropriate as pre-tax return on assets exceeded budgeted goals by 3.4%, 5.4% and 9.7%, respectively.

  While the Management Compensation Committee has general supervision of other plans, i.e., Profit Sharing, Pension and Retirement and Long Term Disability, no specific determinations are made by the Committee as the benefits are available to all participants in accordance with the express provisions of those plans. The Committee considers changes to meet future needs, to remain competitive and to meet regulatory compliance requirements.

  This report is furnished by Messrs. O'Malley, Pasquerilla and Wise
(Chairman).

                  SHAREHOLDERS RETURN PERFORMANCE PRESENTATION

  Set forth below is a graph comparing the yearly percentage change in the cumulative total shareholder return on USBANCORP's Common Stock against the NASDAQ Stock Market (U.S. Companies) and the NASDAQ Bank Stocks for the five years beginning January 1, 1989 and ended December 31, 1993.


                            [GRAPH APPEARS HERE]

                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
             AMONG USBANCORP, NASDAQ INDEX AND NASDAQ BANK INDEX

                                                         NASDAQ
Measurement period                           NASDAQ       BANK
(Fiscal Year Covered)           USBANCORP     INDEX       INDEX
- ---------------------           --------     --------    --------
Measurement PT -
12/30/88                        $ 100.00     $ 100.0     $ 100.0

FYE 12/29/89                    $ 135.9      $ 121.2     $ 111.2
FYE 12/31/90                    $ 136.3      $ 103.0     $  81.4
FYE 12/31/91                    $ 193.6      $ 165.2     $ 133.6
FYE 12/31/92                    $ 245.5      $ 192.2     $ 194.2
FYE 12/31/93                    $ 274.6      $ 219.4     $ 221.5



RETIREMENT PLANS

 Pension Plan--U.S. Bank

  U.S. Bank maintains a qualified defined benefit retirement plan for its employees (the "U.S. Bank Plan"). Remuneration for pension benefit purposes is base pay excluding overtime, bonus or reimbursement of business expense. An employee's benefit under the U.S. Bank Plan is determined on the basis of Final Average Pay which means the average annual base pay received by an employee in the five consecutive years out of the ten ending before his normal retirement date for which the average is highest.

  There was no contribution made to the U.S. Bank Plan in 1993 due to its overfunded status.

  Estimated annual benefits payable upon retirement at age 65 considering 15 years of service (25 years of service for highly compensated employees as such term is defined in Code Section 414(q) of the Code) with respect to the specified remuneration are as follows:

                          PENSION TABLE U.S. BANK

       FIVE CALENDAR YEAR
         AVERAGE SALARY        ANNUAL BENEFIT AT
      PRECEDING RETIREMENT   NORMAL RETIREMENT DATE
      --------------------   ----------------------
            $ 15,000                $ 5,550
              25,000                  9,250
              40,000                 14,800
              60,000                 22,200
              90,000                 33,300
             100,000                 37,000
             120,000                 44,400
             140,000                 51,800
             160,000                 59,200
             180,000                 66,600
             200,000                 44,000
             201,840                 74,681
             206,284                 76,325
             212,056                 78,461

  The above benefits are paid for the life of the employee with ten years of payments guaranteed. The amounts shown do not reflect the various survivorship options which an employee may elect. Depending upon the survivorship arrangement chosen, the amounts shown could be substantially further reduced. Had a contribution been made in 1993, it would have been based on the 1992 salaries for Messrs. Barton, Dunkle, and Cynkar which were $171,960, $149,404, and $100,440, respectively. Current remuneration covered by the U.S. Bank Plan (base salary) in 1993 for Messrs. Barton, Dunkle and Cynkar was $180,540, $156,480 and $103,980, respectively. As of December 31, 1993, Mr. Barton was credited with six years of service, Mr. Dunkle with six years of service and Mr. Cynkar with eight years of service. Mr. Barton retired as of January 31, 1994.

  Effective January 1, 1986, the USBANCORP Board of Directors adopted the U.S. Bank Plan for the benefit of employees of USBANCORP on the same terms and conditions as for employees of U.S. Bank. Contributions made by USBANCORP are limited to those employees whose base salaries are paid by USBANCORP. An employee on whose behalf a contribution is made by USBANCORP is no longer eligible to receive a contribution from U.S. Bank.

 Supplemental Pension Plan--U.S. Bank

  The Board of Directors of U.S. Bank on February 20, 1981, adopted a Supplemental Pension Plan under which the Executive Committee of the Board of Directors may from time to time designate executive officers of the U.S. Bank as participants and specify the amount of supplemental pension payment the participant shall receive.

  A participating officer agrees to render after retirement such advisory services as the Executive Committee may reasonably request and enters into a noncompetition agreement with U.S. Bank. Upon his retirement from U.S. Bank, a participant will be entitled to receive supplemental monthly pension payments in the specified amount for a period of fifteen years. If he should die before retirement while in the service of U.S. Bank or if he should die after payment of benefits has commenced, the participant's spouse, if any, will be entitled to receive one-half of the specified amount for the remainder of the fifteen year period.

  No payments are currently being made under this plan. U.S. Bank purchased an annuity in 1988 for one retired officer who is the only present participant.

  USBANCORP has provided for an additional pension for Mr. Barton. The additional pension benefit will be paid in monthly installments over Mr. Barton's lifetime with 180 monthly payments guaranteed. If death occurs after retirement, but before Mr. Barton receives 180 payments, the remaining payments will be made to his designated beneficiary.

  USBANCORP has purchased a life insurance policy which will reimburse USBANCORP, after Mr. Barton's death, for the after-tax cost of all supplemental pension benefits, the insurance premiums, and a factor for the use of money.

  Mr. Barton's supplemental pension benefit is designed to provide him with a total retirement income equal to the income benefit he would have received if he had been a participant in the U.S. Bank Plan for all his years of eligible service beginning with his initial date of employment with Three Rivers, through his retirement at USBANCORP.

  USBANCORP has provided for an additional retirement benefit for Mr. Dunkle funded through a split-dollar life insurance policy. USBANCORP pays a portion of the premiums until Mr. Dunkle's normal retirement. At such time, the cumulative premiums paid by USBANCORP or the policy cash value, if less, will be refunded to USBANCORP via a withdrawal from the policy cash value; and Mr. Dunkle will receive a paid-up life insurance policy which will include any remaining cash value. In the event of death prior to retirement, premiums paid by USBANCORP will be refunded. The annual premium paid by USBANCORP is $10,000 per year, and the bank has an interest in the policy cash value equal to the lesser of its cumulative premiums or the policy cash value.

 Retirement Plan--Three Rivers

  Three Rivers maintained a combination defined benefit pension plan which was established during 1970 and amended as of January 1, 1989 (the "Three Rivers Plan"). The Three Rivers Plan covered all eligible employees, including officers. The annual contribution to the Three Rivers Plan amounted to 6.14% of the 1992 total remuneration paid to all participants. The Three Rivers Plan is set up on an actuarial basis and provides for fixed benefits upon retirement at a specified age or retirement under certain conditions.

  The Three Rivers Plan was integrated with social security, and, under the formula applicable to all participants, the benefit of a particular participant was a function of that participant's highest five years compensation and years of service. Vesting occurred over five years and normal retirement age is considered to be 65. Actuarially reduced benefits may commence after full vesting and following separation from service. The following table illustrates benefits payable under the benefit formula in effect through June 30, 1993, and is based on an unmarried participant, fully vested and 65 years of age.

                   ANNUAL BENEFITS BASED ON YEARS OF SERVICE

      HIGHEST 5 YEARS
            OF
          ANNUAL
       COMPENSATION     15 YEARS 25 YEARS 35 YEARS
      ---------------   -------- -------- --------
         $ 15,000       $ 1,929  $ 3,214  $ 4,500
           20,000         2,571    4,268    6,000
           25,000         3,427    5,712    7,997
           35,000         5,680    9,467   13,254
           50,000         9,060   15,100   21,140
           60,000        11,313   18,856   26,398
           70,000        13,567   22,611   32,655
           80,000        15,820   26,366   36,913
           90,000        18,073   30,122   42,170
          100,000        20,326   33,877   47,428
          110,000        22,579   37,632   52,685
          120,000        24,833   41,388   57,943
          130,000        17,086   45,143   63,200
          140,000        29,339   48,899   68,458
          150,000        31,592   52,654   73,715

  Effective July 1, 1993, the benefit formula of the Three Rivers Plan was revised to duplicate the benefit formula of the U.S. Bank Plan. Employees retiring on or after July 1, 1993, will receive a benefit based upon the U.S. Bank Plan formula but not less than the benefit earned through June 30, 1993, under the former Three Rivers Plan formula.

  Current remuneration covered by the Retirement Plan (base salary) in 1992 for Mr. Vail was $108,408. As of December 31, 1993, Mr. Vail was credited with nine years of service.

 Retirement Plan--Community Savings

  Prior to June 30, 1993, Community Savings maintained a retirement plan (the "Community Plan") for all eligible employees. Employees who were 21 years of age and who had completed one year of service were eligible to participate. The Community Plan was a qualified, non-contributory defined benefit plan funded by contributions from Community Savings. Effective September 1, 1991, the Community Plan was amended to provide for annual benefits payable monthly at retirement on normal retirement age (age 65) in an amount equal to (i) 1.5% times the total years of Benefit Service times the amount of an employee's Average Salary up to the Covered Compensation Level, plus (ii) 2.0% times the total years of Benefit Service times the amount of an employee's Average Annual Salary which exceeded the Covered Compensation Level, except that an employee who retired with at least 40 years of Benefit Service shall receive annual benefits equal to 2.0% times the total years of Benefit Service times the amount of the employee's Average Annual Salary. Benefit Service is defined in the Community Plan to mean an employee's years of service with Community Savings since the effective date of the Community Plan plus years of service with Community Savings prior to the effective date of the Community Plan, if any, for which Community has purchased credit. Average Annual Salary is defined under the Community Plan as an average of the highest five consecutive years of compensation during participation in the Community Plan. The Covered Compensation Level was $10,000 as of January 1, 1991. An employee who retired after reaching age 45 but prior to attaining age 65 is entitled to receive benefits equal to the amount of the benefits he or she would have received upon retirement at age 65 multiplied by a percentage equal to 100% minus a percentage equal to 3% times the difference between 65 and the actual retirement age. The Community Plan also provides for benefits in the event of disability or death.

  The vesting schedule in effect during fiscal 1993 for determining the percentage of the retirement benefits, as calculated above, that the employee may receive is as follows: (i) for employees under age 65, employees are 0% vested for less than five completed years in the Community Plan and 100% vested for five or more completed years in the Community Plan, and (ii) all employees age 65 and above are fully vested.

  The Community Plan has been approved by the IRS, and is intended to meet the requirements of ERISA. During the six months ended June 30, 1993, Community Savings' expense for the Community Plan was approximately $80,000. The Community Plan was in an overfunded status during fiscal 1993 and contributions could not be made to the accounts of any individual.

  The following table illustrates annual pension benefits for retirement at age 65 under various levels of compensation and years of service. The figures in the table assume the Community Plan continues in its present form. The benefits shown below are not subject to any deduction for Social Security or other offset amounts.


                                 YEARS OF SERVICE (1)
  AVERAGE ANNUAL  -------------------------------------------------
      SALARY        10      15      20      25      30        40
  --------------  ------- ------- ------- ------- ------- ---------
         $ 10,000 $ 1,500 $ 2,250 $ 3,000 $ 3,750 $ 4,500  $  8,000
           20,000   3,500   5,250   7,000   8,750  10,500    16,000
           30,000   5,500   8,250  11,000  13,750  16,500    24,000
           50,000   9,500  14,250  19,000  23,750  28,500    40,000
           70,000  13,500  20,250  27,000  33,750  40,500    56,000
           90,000  17,500  26,250  35,000  43,750  52,500    72,000
          110,000  21,500  32,250  43,000  53,750  64,500    88,000
          140,000  27,500  41,250  55,000  68,750  82,500   112,000
          160,000  31,500  47,250  63,000  78,750  94,500   115,641(2)

- --------
(1) At December 31, 1993, Mr. Tyson had 40 years of credited service under the Community Plan. Current remuneration covered by the Community Plan in 1993 was $127,800.

(2) Maximum annual benefit payable under a defined benefit plan during 1993. This figure is subject to annual cost of living adjustment.

  Effective July 1, 1993, the Community Plan was merged into the Three Rivers Plan. Assets and liabilities of the Community Plan are to be transferred to the Three Rivers Plan. Employees retiring on or after July 1, 1993, will receive a benefit based upon the Three Rivers Plan benefit formula but not less than the benefit earned through June 30, 1993, under the former Community Plan formula.

 Executive Long Term Disability Plan

  In 1986, the USBANCORP Board of Directors adopted a Long Term Disability Plan for senior officers who are deemed to be policy-making executives of USBANCORP and its subsidiaries. The plan provides for a monthly benefit equal to 50% of base monthly salary up to a maximum of $10,000 per month. Benefits are paid through age 65 with reducing benefits paid to age 70. There is a 90 day elimination period, and benefits are integrated with Social Security payments when income from all sources exceeds 70% of an individual's predisability earnings. No payments were made under the plan in 1993.

EMPLOYMENT CONTRACTS

  On April 22, 1988, Mr. Dunkle entered into an Agreement with U.S. Bank providing that in the event of a change in control which resulted in his termination or diminution of his duties, responsibilities or titles, U.S. Bank would pay him monthly for a period of twelve (12) months a sum equal to the highest rates of monthly base salary paid to him at any time during the course of his employment. Base salary is defined as the monthly rate of compensation, exclusive of bonuses, options or other benefits. In the case of Mr. Dunkle's death during such a twelve-month period, the remaining payments are to be made to his designated beneficiary or to his estate. On June 23, 1988, Mr. Vail entered into an identical agreement with Three Rivers Bank.

  On November 19, 1991, Mr. Tyson entered into an agreement with Community which provided (1) employment for a period of two (2) years from the effective date of the merger of Community into a subsidiary of USBANCORP or until March 1, 1994, whichever is longer, (2) service in an executive capacity as President of Community and Community Savings, (3) payments of a base salary of not less than $125,000 per year together with related fringe benefits, (4) reimbursement for reasonable business expenses, (5) participation in all employee benefit or welfare plans in which he is or would be eligible to participate and (6) application to any successor of Community by reason of merger or consolidation or transfer of substantially all of Community's assets.

  Mr. Dunkle's and Mr. Vail's agreements remain in effect. Mr. Tyson's agreement expired on March 23, 1994 and he retired as an officer of Community on March 31, 1994. See "Executive Compensation--Summary Compensation Table" and "Compensation Committee Report on Executive Compensation."

VOTING SECURITIES

 General

  As of the close of business on April 29, 1994, there were outstanding 4,743,037 shares of the USBANCORP Common Stock. Only shareholders of record as of the close of business on April 29, 1994, are entitled to notice of and to vote at the USBANCORP Annual Meeting. Except with respect to the election of directors, each such shareholder is entitled to one vote for each such share held.

  Set forth below is information with respect to the beneficial ownership, as of April 29, 1994, of certain persons, including directors and nominees for director, the Chief Executive Officer and the Named Officers of shares of USBANCORP Common Stock.

                                  COMMON STOCK

                                                            AMOUNT OF   PERCENT
NAME OF BENEFICIAL OWNER (1)                              OWNERSHIP (2) OF CLASS
- ----------------------------                              ------------- --------
Jerome M. Adams..........................................   3,983.7580      *
Robert A. Allen..........................................   6,495.8709      *
Clifford A. Barton(3)....................................  70,894.0396    1.5%
Michael F. Butler........................................   3,000.0000      *
Louis Cynkar.............................................   3,221.0845      *
Terry K. Dunkle..........................................  11,296.8752      *
Dennis J. Fantaski.......................................   5,134.3027      *
Richard W. Kappel........................................   9,515.0000      *
John H. Kunkle, Jr.......................................   5,302.0000      *
James F. O'Malley(4).....................................  33,086.9456      *
Frank J. Pasquerilla(5)..................................  46,385.0656      *
Jack Sevy................................................   1,074.1900      *
Thomas C. Slater.........................................   7,338.6754      *
James C. Spangler........................................   5,141.0000      *
Kenneth J. Tyson.........................................  15,536.5273      *
W. Harrison Vail.........................................  10,943.2097      *
Robert L. Wise...........................................   1,505.3490      *
Officers, directors
 and nominees for
 directors as a
 group (6)............................................... 242,893.5430    5.1%

- --------
*Less than 1%

(1) Except as noted below, each of the identified beneficial owners, including the officers, directors and nominees for director as a group, has sole investment and voting power as to all the shares shown as beneficially owned with the exception of those held by certain officers, directors and nominees for director jointly with their spouses or directly by their spouses or other relative.

(2) Includes shares which may be acquired within sixty (60) days upon the exercise of presently exercisable stock options as follows: 1,333, 4,666, 1,834, 2,334 and 12,506 shares of USBANCORP Common Stock held by Messrs. Dunkle, Vail, Cynkar and Fantaski and the group, respectively. In addition, Messrs. Dunkle, Vail, Cynkar, Fantaski and the group hold outstanding options to acquire 4,334, 4,334, 2,166, 2,166, and 15,166 shares of
    USBANCORP Common Stock, respectively, which first become exercisable on December 17, 1994 and therefore are excluded.

(3) Includes 35,510 shares of USBANCORP Common Stock held by Mr. Barton's wife, as to which shares Mr. Barton disclaims beneficial ownership.

(4) Includes 1,599.2452 and 58.3433 shares of USBANCORP Common Stock held by Mr. O'Malley's daughter and wife, respectively, as to which Mr. O'Malley disclaims beneficial ownership.

(5) Includes 1,014 shares of USBANCORP Common Stock held by Crown American Associates of which Mr. Pasquerilla is an officer and controlling shareholder.

(6) The group consists of 18 persons, being the Chief Executive Officer, the Named Officers and one additional executive officer of USBANCORP as of April 29, 1994.

 Principal Holders of Stock

  Except as set forth in the following table, no person is known to USBANCORP management to own of record or beneficially 5% or more of the outstanding USBANCORP Common Stock as of April 29, 1994:

                                  COMMON STOCK

NAME AND ADDRESS OF BENEFICIAL OWNER                             AMOUNT  PERCENT
- ------------------------------------                             ------- -------
First Carolina Investors Group(l)
5224 Providence County Club Drive
Charlotte, NC 28277-2501(2)(3).................................. 274,755  5.8%

- --------

(1) Comprises a total of six individuals and entities who have filed reports jointly on Schedule 13D pursuant to the Exchange Act (the "Group").

(2) All information in the table is based upon the Schedule 13D reports, as amended, previously filed by the Group. Except as indicated below, each member of the Group is believed to possess sole voting and investment power over its shares.

(3) As previously reported, USBANCORP and the respective members of the Group namely, First Carolina Investors, Inc.; Foundation Lyric; Hofin Anstalt; John G. Ogilvie; Trust Alvant; and Robert G. Wilmers, have entered into a "Standstill Agreement", dated as of January 8, 1990, under which USBANCORP has agreed (among other things) not to oppose increases in the Group's holdings to as much as 15%. The agreement also provides that, unless the group's beneficial ownership is reduced below 5%, the members will instruct their proxies to vote their shares in exact proportion to the votes cast by USBANCORP's other shareholders, and that they will not solicit the proxies of any other shareholders. The agreement will expire upon the earlier of January 1, 1995, or the consummation of any "change of control" transaction, as therein defined.

FINANCIAL INFORMATION

  Requests for printed financial material for USBANCORP or any of its subsidiaries annual or quarterly reports, Forms 10-K and 10-Q and Call Reports--should be directed to Orlando B. Hanselman, Executive Vice President and Chief Financial Officer, USBANCORP, Inc., Main & Franklin Streets, P.O. Box 670, Johnstown, PA 15907-0670, telephone (814) 533-5319.

TRANSACTIONS WITH MANAGEMENT

  Certain directors, nominees and executive officers and/or their associates were customers of and had transactions with USBANCORP or its subsidiaries during 1993. Transactions which involved loans or commitments by subsidiary banks were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectability or present other unfavorable features. These loans represented in the aggregate less than 10% of shareholders' equity as of December 31, 1993 and are not considered material by USBANCORP.

  Mr. Adams is a partner in a law firm which rendered services to Three Rivers during 1993 and will render such services in 1994.

AUDITORS

  Arthur Andersen & Co. has audited USBANCORP's financial statements for the fiscal year ended December 31, 1993, and the report on such financial statements appears in the Annual Report to Shareholders. Arthur Andersen & Co. has been selected by the USBANCORP Board of Directors to perform an examination of the consolidated financial statements of USBANCORP for the year ending December 31, 1994.

  Representatives of Arthur Andersen & Co. are expected to be present at the USBANCORP Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

               AMENDMENT OF USBANCORP'S ARTICLES OF INCORPORATION

  Article FIFTH of USBANCORP's articles of incorporation presently authorizes the issuance of up to 2,000,000 shares of Preferred Stock, without par value and 6,000,000 shares of USBANCORP Common Stock, par value $2.50. At April 29, 1994, no shares of Preferred Stock were outstanding and 4,743,037 shares of USBANCORP Common Stock were outstanding. It is the opinion of USBANCORP's Board of Directors that the remaining number of authorized but unissued shares of USBANCORP Common Stock is not sufficient to provide enough flexibility to management to take advantage of possible acquisitions and other corporate opportunities and to provide enough shares of USBANCORP Common Stock for the Dividend Reinvestment Plan and stock options or other forms of compensation. It is the opinion of the USBANCORP Board of Directors that it is in USBANCORP's best interests to increase the number of authorized shares of USBANCORP Common Stock. To that end, the USBANCORP Board of Directors has approved amending Article FIFTH to increase the number of authorized shares of USBANCORP Common Stock to 12,000,000. THE USBANCORP BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE AND ADOPT THE FOLLOWING RESOLUTION:

  BE IT RESOLVED, that the first paragraph of Article FIFTH of the articles of incorporation, as amended, be further amended to read in its entirety as follows:

  "The aggregate number of shares which USBANCORP shall have the authority to issue is 2,000,000 shares of Preferred Stock, without par value and 12,000,000 shares of Common Stock with the par value of $2.50."

  A majority of shares present and voting at the USBANCORP Annual Meeting is required to approve and adopt this resolution. There will be no change in the number or par value of authorized shares of USBANCORP Preferred Stock or in the par value of shares of USBANCORP Common Stock.

                           ELECTION OF JSB DIRECTORS

GENERAL

  The bylaws of JSB provide that the JSB Board of Directors shall be divided into three classes as nearly equal in number as possible, and a resolution of the JSB Board of Directors adopted pursuant to such bylaws provides that the JSB Board of Directors shall consist of eleven members. The members of each class are to be elected for a term of three years or until their successors are elected and have qualified. The terms of the three classes are staggered so that one class of directors is to be elected annually. Pursuant to JSB's Charter, the cumulation of votes for the election of directors is not permitted.

  Nominations have been made for four directors with terms expiring in 1997. Unless otherwise directed in the proxy, each proxy executed and returned by a JSB shareholder and not revoked will be voted for the election of the four nominees listed below. The accompanying proxy cannot be voted for any person who is not a nominee of the JSB Board of Directors. The Board of Directors believes that all nominees listed below will stand for election; however, if any person nominated fails to stand for election, the proxies will vote for a substitute nominee selected by the JSB Board of Directors. The JSB Board of Directors believes that each nominee named herein will serve if elected to the JSB Board of Directors.

  The following table sets forth the age and background of each nominee for director and each director whose term continues, his tenure as a director of JSB and the number and percentage (if greater than 1%) of shares of JSB Common Stock beneficially owned by each such person as of February 28, 1994. There are no arrangements or understandings between JSB and any person pursuant to which such person has been elected a director, and no director is related to any other director or executive officer of JSB by blood, marriage or adoption.

                 NOMINEES FOR THREE-YEAR TERM EXPIRING IN 1997

                                 POSITION WITH JSB AND                   COMMON STOCK
                                 PRINCIPAL OCCUPATION      DIRECTOR  BENEFICIALLY OWNED AS
 NAME                     AGE DURING THE PAST FIVE YEARS    SINCE   OF FEBRUARY 28, 1994(1)
 ----                     --- --------------------------   -------- -------------------------
                                                                            NO.          %
                                                                    -------------- ----------
 James C. Dewar            56  President and General         1974        34,586(2)     1.78
                               Manager of Jim Dewar
                               Oldsmobile, Inc.,
                               Johnstown, Pennsylvania,
                               since 1969
 James M. Edwards, Sr.     54  President and Chief           1984        11,537(3)    *
                               Executive Officer of
                               WJAC, Inc., Johnstown,
                               Pennsylvania, a
                               television broadcasting
                               station, since 1980
 Kim W. Kunkle             40  President and Chief           1984         6,606(4)    *
                               Executive Officer of
                               Laurel Management
                               Company, Johnstown,
                               Pennsylvania, a holding
                               company with
                               subsidiaries involved in
                               water utility
                               management, water line
                               construction, machining,
                               contract cleaning,
                               repair of mine
                               batteries, and travel
                               services, since 1984
 Howard M. Picking, III    56  President of the Miller-      1970        16,600(5)    *
                               Picking Corporation,
                               Johnstown, Pennsylvania,
                               an air conditioning
                               machinery manufacturer,
                               since 1978

                                                   (continued on next page)

                      DIRECTORS WITH TERM EXPIRING IN 1995

                                 POSITION WITH JSB AND                    COMMON STOCK
                                 PRINCIPAL OCCUPATION      DIRECTOR  BENEFICIALLY OWNED AS
 NAME                     AGE DURING THE PAST FIVE YEARS    SINCE   OF FEBRUARY 28, 1994(1)
 ----                     --- --------------------------   -------- -------------------------
                                                                            NO.          %
                                                                    -------------- ----------
 Dr. Frank H.              66  President Emeritus of         1974         1,001(6)     *
 Blackington, III              the University of
                               Pittsburgh at Johnstown,
                               Johnstown, Pennsylvania,
                               since December 1993;
                               President of the
                               University of Pittsburgh
                               at Johnstown, 1974-1993
 John B. Gunter            75  Chairman of the Board of      1977         2,000(6)     *
                               JSB since March 2, 1990;
                               Retired; President and
                               Director of Winston
                               Corporation from 1978 to
                               1984; Director of
                               Marketing and the
                               Corporate Vice President
                               and Secretary of
                               Johnstown Tribune
                               Publishing Company from
                               1979 to 1984
 Carl R. Sax               58  A Director of and Vice        1980         3,970(7)     *
                               President-General
                               Manager, General
                               Kinetics, Inc.,
                               Johnstown, Pennsylvania
                               and Orlando, Florida, a
                               manufacturer of high-
                               tech electronic
                               enclosures for the
                               United States
                               Government, since
                               January 1993; Vice
                               President- Operations,
                               General Kinetics, Inc.
                               from November 1990
                               through December 1992;
                               Vice President Branch
                               Operations, Sani-Dairy,
                               Johnstown, Pennsylvania,
                               from 1986 to 1990
 John B. Stockton          71  Retired; Owner and            1957         6,211(8)     *
                               operator of the Stockton
                               Insurance Agency,
                               Johnstown, Pennsylvania,
                               from 1947 to 1990; Mr.
                               Stockton is also a
                               director of Paramount
                               Consumer Discount Co.,
                               Johnstown, Pennsylvania

                                                   (continued on next page)

                      DIRECTORS WITH TERM EXPIRING IN 1996

                                 POSITION WITH JSB AND                   COMMON STOCK
                                 PRINCIPAL OCCUPATION      DIRECTOR  BENEFICIALLY OWNED AS
 NAME                     AGE DURING THE PAST FIVE YEARS    SINCE   OF FEBRUARY 28, 1994(1)
 ----                     --- --------------------------   -------- -------------------------
                                                                            NO.          %
                                                                    -------------- ----------
 Paul A. Cooney            68  Managing Partner, Cooney      1988       166,650(9)     8.57
                               Bros. Coal Co., Cresson,
                               Pennsylvania, since 1954
 Patrick J. Coyne          51  President and Chief           1989       32,442(10)     1.67
                               Executive Officer of JSB
                               since March 2, 1990;
                               Executive Vice President
                               and Chief Lending
                               Officer of JSB from June
                               1989 to March 1990; Vice
                               President and Senior
                               Supervisory Agent with
                               the Federal Home Loan
                               Bank of Pittsburgh, a
                               federally chartered
                               wholesale bank, and, at
                               that time, a regulator
                               of financial
                               institutions, from March
                               1980 to June 1989
 John M. Kriak             46  Director and Executive        1983        7,693(11)    *
                               Vice President and Chief
                               Operating Officer, Crown
                               Holding Company,
                               Johnstown, Pennsylvania,
                               a developer and operator
                               of commercial real
                               estate properties and
                               retail department
                               stores; Vice President,
                               Secretary and Treasurer
                               of The Penn Traffic
                               Company, Johnstown,
                               Pennsylvania, a
                               supermarket company,
                               from 1981 to May 1993

     THE JSB BOARD OF DIRECTORS RECOMMENDS THAT THE NOMINEES BE ELECTED AS
                                DIRECTORS.
- --------
*Represents less than 1% of the outstanding JSB Common Stock.


(1) Based on information furnished by the respective individuals. Under applicable regulations, shares are deemed to be beneficially owned by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, whether or not the person has any economic interest in the shares. Unless otherwise indicated, a director has sole voting and dispositive power with respect to the indicated shares and indicated holdings amount to less than 1.0% of the issued and outstanding JSB Common Stock.

(2) Includes 11,966 shares of JSB Common Stock held in the George C. Dewar trust as to which Mr. James C. Dewar is the trustee, 5,263 shares of JSB Common Stock held in the Jim Dewar Oldsmobile Pension Plan for the benefit of Mr. James C. Dewar and the employees of James C. Dewar Oldsmobile, Inc. and 845 shares of JSB Common Stock held by Mr. Dewar's wife. Mr. Dewar disclaims beneficial ownership of the shares held by his wife.

(3) Includes 7,537 shares of JSB Common Stock held jointly with Mr. Edwards' wife with whom voting and dispositive power is shared and 4,000 shares owned by a pension plan trust in which Mr. Edwards is one of three trustees. Mr. Edwards disclaims beneficial ownership of the shares held by the trust.

(4) Includes 2,500 shares of JSB Common Stock owned by the Laurel Management Company Defined Benefit Pension Plan, the voting and disposition of which is determined by the Laurel Management Company Pension Committee of which Mr. Kunkle is a member. Mr. Kunkle disclaims beneficial ownership of the shares owned by the plan.

(5) Includes 136 shares of JSB Common Stock held in Mr. Picking's wife's individual retirement account and 138 shares of JSB Common Stock held jointly by Mrs. Picking and Mr. Picking's children. Mr. Picking disclaims beneficial ownership of the shares held in Mrs. Picking's individual retirement account and the shares held jointly by Mrs. Picking and their children.

(6) The indicated shares of JSB Common Stock are held jointly with the spouse of the respective director with whom voting and dispositive power is shared.

(7) Includes 1,052 shares of JSB Common Stock held by Mr. Sax's mother-in-law and 950 shares of JSB Common Stock held by Mr. Sax's wife. Mr. Sax disclaims beneficial ownership of such shares.

(8) Includes 2,000 shares of JSB Common Stock held in the Mary L. Stockton trust as to which Mr. John B. Stockton is co-trustee.

(9) Includes 165,650 shares of JSB Common Stock owned by Cooney Bros. Coal Co., of which Mr. Cooney and his two brothers are the general partners and, as such, direct the voting and disposition of such shares.

(10) Includes 1,702 shares of JSB Common Stock held jointly with Mr. Coyne's wife, with whom voting and dispositive power is shared and 115 shares owned by Mr. Coyne's son. Mr. Coyne disclaims beneficial ownership of the shares owned by his son. Also includes 26,360 options to acquire JSB Common Stock which are exercisable within 60 days of the JSB Record Date.

(11) Includes 5,741 shares of JSB Common Stock held jointly with Mr. Kriak's wife, 151 shares held in Mrs. Kriak's individual retirement account, 52 shares of JSB Common Stock held jointly with Mr. Kriak's mother, and 400 shares of JSB Common Stock held jointly with Mr. Kriak's sons who reside with him, as to all of which shares voting and dispositive power is shared with the exception of the shares held in Mrs. Kriak's individual retirement account. Mr. Kriak disclaims beneficial ownership of the shares held in his wife's individual retirement account.

SHAREHOLDER NOMINATIONS TO THE JSB BOARD OF DIRECTORS

  Article II, Section 14 of JSB's bylaws provides that shareholders entitled to vote for the election of directors may name nominees for election to the JSB Board of Directors. Any such nominations must be submitted to the Secretary of JSB in writing, not less than five days prior to the JSB Annual Meeting. JSB is not required to include such nominations in the Proxy Statement/Prospectus. However, if such a nomination is properly made, ballots will be provided for use by shareholders at the JSB Annual Meeting bearing the name of such nominee or nominees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information with respect to ownership of JSB Common Stock by the only entity known to JSB to be the beneficial owner of 5% or more of the outstanding JSB Common Stock and by all directors and executive officers as a group.

                                   AMOUNT OF SHARES OF JSB
                                         COMMON STOCK
         NAME AND ADDRESS          BENEFICIALLY OWNED AS OF PERCENT OF JSB
         OF BENEFICIAL OWNER          FEBRUARY 28, 1994      COMMON STOCK
         -------------------       ------------------------ --------------
Cooney Bros. Coal Co.                     165,650(1)             8.52%
P.O. Box 246
Cresson, Pennsylvania 16630
Directors and executive                   299,172               15.38%
 officers as a group (14 persons)

- --------

(1) Based on filings made pursuant to the Exchange Act and information provided by the company, Cooney Bros. Coal Co. has the sole power to vote and dispose of the indicated shares of JSB Common Stock. Mr. Paul A. Cooney, a member of the JSB Board of Directors, is a general partner of Cooney Bros. Coal Co.

BOARD AND COMMITTEES

  Regular meetings of the JSB Board of Directors are held monthly and special meetings are called and held as needed. The JSB Board of Directors held a total of 22 meetings during 1993. No director, except for Mr. Cooney, whose absence was excused by resolution of the JSB Board of Directors, attended fewer than 75% of the aggregate of the total number of meetings of the JSB Board of Directors held during the last year and the total number of meetings held by all committees of the JSB Board of Directors on which he served during the last year. The JSB Board of Directors has established various committees, including an Executive, Audit, Nominating and Compensation Committee.

  The Executive Committee is authorized to exercise all the powers of the JSB Board of Directors in the management of JSB between Board of Directors meetings, unless otherwise provided in JSB's Bylaws. The members of the Executive Committee, which met 14 times during the year ended December 31, 1993, are Messrs. Coyne, Sax, Blackington, Edwards and Gunter.

  The Audit Committee recommends to the JSB Board of Directors independent auditors to perform audit and nonaudit services, reviews the scope and results of such services, reviews with JSB management and the independent auditors the systems of internal controls, assures adherence in accounting and financial reporting to GAAP and performs such other duties deemed appropriate by the JSB Board of Directors. JSB's internal auditor reports to the Audit Committee. The members of the Audit Committee, which met four times during the year ended December 31, 1993, are Messrs. Kriak, Sax, Stockton and Picking.

  The duties of the Nominating Committee are to advise the JSB Board of Directors with respect to nomination of directors. The Nominating Committee recommends candidates to the JSB Board of Directors as nominees for election at the JSB Annual Meeting. Directors are selected on the basis of recognized achievement and their ability to bring skills and experience to the deliberations of the JSB Board of Directors. The members of the Nominating Committee, which met once during the year ended December 31, 1993, are Messrs. Blackington, Gunter, Sax and Stockton.

  The Compensation Committee reviews the compensation of senior executive officers and recommends to the JSB Board of Directors adjustments in such compensation based upon a number of factors. The members of the Compensation Committee, which met two times during the year ended December 31, 1993, are Messrs. Blackington, Gunter, Sax and Edwards. Mr. Coyne attends the meetings of the Compensation Committee in a non-voting, ex-officio capacity.

  During 1993, each director who was not a full-time employee of JSB received a monthly fee of $1,000. Directors who are also full-time employees of the Bank did not receive additional compensation for any Board or committee meetings attended. John B. Gunter, Chairman of the JSB Board of Directors, receives an annual fee of $24,000 for attending JSB Board of Directors and committee meetings. As Chairman of the JSB Board of Directors, Mr. Gunter attended 56 committee meetings either as a member or an ex-officio member. Mr. Gunter also meets on a regular basis with the President of JSB, meets periodically with other directors, communicates frequently with the Executive Committee of the JSB Board of Directors and performs such other duties as requested from time to time by the Chief Executive Officer of JSB.

EXECUTIVE COMPENSATION

 Report of the JSB Board of Directors on Compensation During Fiscal 1993

  The Compensation Committee of the JSB Board of Directors is composed entirely of independent outside directors. See "Board and Committees." The Compensation Committee is responsible for reviewing the compensation of executive officers and recommending executive compensation proposals to the JSB Board of Directors for approval.

  The Committee evaluates the base salaries of JSB's executive officers annually. An executive officer's base salary is determined based upon longevity with JSB, the effectiveness of such individual in performing his or her duties, peer averages at the position in question and JSB's overall performance. No particular weight is assigned to these variables. The base salary component alone, while designed to be competitive with peer group averages, is not designed to produce top levels of compensation for JSB's executive officers when compared to its peer group. Based upon the foregoing, Mr. Coyne, the President, and Chief Executive Officer, earned $120,000 in base salary during 1993.

  JSB has established an Executive Annual Incentive Plan (the "Incentive Plan") which provides for the payment of cash performance incentives to certain officers and employees of JSB. The Incentive Plan is administered by the Compensation Committee of the JSB Board of Directors, excluding participants in the Incentive Plan. Officers and key employees of JSB are eligible to participate in the Incentive Plan. The Compensation Committee, based on recommendations of the Chief Executive Officer, has the discretion to select Incentive Plan participants, establish financial performance targets, determine the times of making awards and to establish such other measures as may be necessary to administer the Incentive Plan. The Incentive Plan provides for annual cash awards to be made to Incentive Plan participants, based on target performance amounts for JSB and individual performance amounts for each participant depending on the participation category of the participant. JSB's performance is based on JSB's return on assets for the fiscal year. A participant's individual performance awards are measured by JSB's performance appraisal system. No awards are granted under the Incentive Plan, regardless of individual performance, unless a threshold level of return on assets is achieved for the fiscal year. The amounts payable under the Incentive Plan in 1994 to executive officers for performance in fiscal year 1993 are included in the cash compensation table set forth below.

                                     By the Compensation Committee:
                                     James M. Edwards, Sr. (Chairman)
                                     Carl R. Sax
                                     John B. Gunter
                                     Frank H. Blackington, III

 Summary Compensation Table

  To meet the goal of providing shareholders a concise, comprehensive overview of compensation awarded, earned or paid in the reporting period, the Summary Compensation Table has been formulated to replace the former Cash Compensation Table. The Summary Compensation Table includes individual compensation information on the President and Chief Executive Officer and the four other executive officers of JSB and its subsidiaries whose total compensation exceeded $100,000 for services rendered in all capacities, or who were the most highly compensated employees, during the fiscal years ended December 31, 1993, 1992 and 1991.

                                                                                     ALL OTHER
NAME AND PRINCIPAL POSITION(1)  YEAR ANNUAL COMPENSATION   LONG TERM COMPENSATION COMPENSATION(5)
- ------------------------------  ---- --------------------- ---------------------- ---------------
                                       SALARY    BONUS(3)        OPTIONS(4)
                                     ---------- ----------       ----------
Patrick J. Coyne                1993 $  120,000 $  60,658          10,000             $29,876
President and Chief             1992     97,811    17,533          20,000              25,624
 Executive Officer              1991     94,990    20,000              --              17,446
Kevin J. O'Neil(2)              1993     60,644        --          10,000              49,112
Executive Vice
President--                     1992         --        --              --                  --
 Standard Mortgage              1991         --        --              --                  --
 Corporation(SMC)
Walter F. Rusnak                1993     79,200    33,884           5,000               7,475
Senior Vice President           1992     72,114     9,347          10,000               5,458
 and Chief Financial
Officer                         1991     70,494        --              --               1,209
Kenneth W. Andres               1993     69,960    25,514           5,000               5,869
Senior Vice President--         1992     63,649     8,257          10,000               5,166
 Chief Lending Officer          1991     62,395        --              --               1,276
R. Craig Pugh                   1993     63,250    22,614           5,000               5,765
Senior Vice President--         1992     53,271     6,491          10,000               4,148
 Operations                     1991     47,446        --              --                 984

- --------
(1) SMC is JSB's wholly-owned mortgage banking subsidiary located in Atlanta, Georgia. Kevin E. Kingsman, who resigned as Executive Vice-President and Chief Operating Officer of Standard Mortgage Corporation in May 1993, received $42,506, $71,500 and $69,333 in salary; $0, $9,282 and $0 in bonuses; and $2,550, $4,847 and $715 in all other compensation in 1993, 1992 and 1991, respectively.

(2) Mr. O'Neil joined SMC on June 1, 1993.

(3) Includes performance incentives under JSB's Executive Annual Incentive Plan, described above. Performance incentives earned in 1993 were paid in December 1993. The performance incentives earned in 1992 and 1993 are included in the totals for the year in which they were paid, 1993.

(4) Free standing stock options; see "Option Grants in Last Fiscal Year."

(5) Includes for the named individuals contributions to the 401(k) Thrift Plan, deferred cash compensation, the use of automobiles owned or leased by JSB, supplemental life insurance benefits, club dues and other miscellaneous benefits for certain executive officers.

 Option Grants in Last Fiscal Year

  The Board of Directors and shareholders adopted the employee stock compensation program (the "Program") for the benefit of full-time employees of JSB. See "Employee Stock Compensation Program," below.

  The following table sets forth individual grants of options that were made during the last fiscal year to the executive officers named in the Summary Compensation Table. This table is intended to allow shareholders to ascertain the number and size of option grants made during the fiscal year, the expiration date of the grants and the potential realizable value of such options under specified assumptions.

                                                            OPTIONS
                         ------------------------------------------------------------------------------
                                          PERCENT OF
                         NUMBER GRANTED OPTIONS GRANTED                                 PRESENT VALUE
NAME                       IN 1993(1)       IN 1993     EXERCISE PRICE EXPIRATION DATE ON GRANT DATE(2)
- ----                     -------------- --------------- -------------- --------------- ----------------
Patrick J. Coyne........     10,000          28.56%         $11.15      Feb. 16, 2003      $25,160
Kenneth W. Andres.......      5,000          14.29%          11.15      Feb. 16, 2003       12,580
Kevin J. O'Neil.........     10,000          28.57%          11.15      July 20, 2003       24,800
R. Craig Pugh...........      5,000          14.29%          11.15      Feb. 16, 2003       12,580
Walter F. Rusnak........      5,000          14.29%          11.15      Feb. 16, 2003       12,580
                             ------         ------
                             35,000         100.00%
                             ------         ------

- --------
(1) The options vest 100% at the end of three years. The options became immediately exercisable upon the signing of the Merger Agreement.

(2) The potential realizable value of the grant of options is the present value of the grant using a variation of the Black/Scholes option pricing model.

 Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The following table sets forth, with respect to the executive officers named in the Summary Compensation Table, information with respect to the aggregate amount of options exercised during the last fiscal year, any value realized thereon, the number of unexercised options at the end of the fiscal year (exercisable and unexercisable) and the value with respect thereto.

                                                 OPTIONS EXERCISED
                         -----------------------------------------------------------------
                                                        NUMBER OF          VALUE OF
                          NUMBER                       UNEXERCISED      UNEXERCISED IN
                         EXERCISED                     OPTIONS AT      THE MONEY OPTIONS
NAME                      IN 1993  VALUE REALIZED(1) FISCAL YEAR END AT FISCAL YEAR END(2)
- ----                     --------- ----------------- --------------- ---------------------
Patrick J. Coyne........   3,640        $39,023          26,360            $287,657
Kenneth W. Andres.......      --             --          15,000             164,250
Kevin J. O'Neil.........      --             --          10,000              71,750
R. Craig Pugh...........      --             --          15,000             164,250
Walter F. Rusnak........      --             --          15,000             164,250
                           -----        -------          ------            --------
                           3,640        $39,023          81,360            $852,157
                           =====        =======          ======            ========

- --------
(1) Based upon the $18.00 closing market price of JSB Common Stock on the exercise date, December 15, 1993.

(2) Based upon a closing market price for JSB Common Stock as of December 31, 1993 of $18.50. The options became immediately exercisable upon the signing of the Merger Agreement.

 Comparative Stock Performance Graph

  The stock performance graph below compares the cumulative total shareholder return of JSB Common Stock from December 31, 1988 to December 31, 1993, with the cumulative total return of the Nasdaq

Market Index and all banks traded on the NASDAQ ("Peer Group Index"), assuming an investment of $100 on December 30, 1988, and the reinvestment of all dividends. JSB paid a dividend of $0.15 on JSB Common Stock in 1993.


                            [GRAPH APPEARS HERE]

              COMPARISON OF FIVE YEAR CUMULATIVE RETURN
      AMONG JOHNSTOWN SAVINGS BANK, NASDAQ INDEX AND NASDAQ BANK INDEX


                                JOHNSTOWN                 NASDAQ
Measurement period               SAVINGS     NASDAQ        BANK
(Fiscal Year Covered)             BANK       INDEX        INDEX
- ---------------------           --------     --------    --------
Measurement PT -
12/30/88                        $ 100.0      $ 100.0     $ 100.0

FYE 12/29/89                    $  86.4      $ 121.2     $ 111.2
FYE 12/31/90                    $  50.0      $ 103.0     $  81.4
FYE 12/31/91                    $  90.9      $ 165.2     $ 133.6
FYE 12/31/92                    $ 159.1      $ 192.1     $ 194.2
FYE 12/31/93                    $ 310.5      $ 219.1     $ 221.4



 Certain Transactions

  JSB has contracted with Safari Contract Cleaners to provide janitorial services to JSB on a month-to-month basis. In 1993, JSB paid $60,000 for such services. Kim Kunkle, a director of JSB is the President, Chief Executive Officer and controlling shareholder of Safari Contract Cleaners.

 Employment Agreements

  JSB entered into an employment agreement with Mr. Coyne, effective June 5, 1989, and an employment agreement with Walter F. Rusnak, effective May 29, 1990. The agreement with Mr. Coyne provides for an employment term of three years and provides that it will be extended automatically for an additional one year on the first anniversary of the agreement and each annual anniversary thereafter, unless it is terminated in accordance with its terms. The agreement with Mr. Rusnak provides that he shall serve JSB as an employee for a three-year term. Each agreement provides for compensation at the employee's then base salary with annual increases determined by the JSB Board of Directors. During the term of his agreement, if Mr. Coyne terminates his employment for good reason, as defined, and such termination is subsequent to a change in control of JSB, then in lieu of any further salary payments, JSB will be required to pay Mr. Coyne a lump sum equal to 2.99 times his average annual compensation for the preceding five years (or such shorter period if Mr. Coyne has been employed by JSB less than five years at the time of termination). The agreement with Mr. Rusnak provided that if he terminated his employment with JSB for good reason, as defined, and such termination is subsequent to a change in control of JSB, Mr. Rusnak would have been entitled to receive a lump sum payment equal to 2.99 times his average annual compensation for the preceding five years (or such shorter period if Mr. Rusnak had been employed by JSB less than five years) if such termination occurred within one year of the date of the agreement, 2.0 times his average compensation for the preceding five years if termination occurred within one to two years from the date of the agreement, and 1.0 times his average compensation for the preceding five years if termination occurred within two to three years from the date of the agreement. The agreement with Mr. Rusnak expired May 29, 1993. As defined in the agreements, good reason means a failure by JSB to comply with the provisions of the agreement, a change in the executive's positions, duties, responsibilities and status, a reduction in the executive's annual salary or benefits, or any termination of employment not in compliance with the agreement. A change in control is defined in the agreements as that which would be required to be reported under the proxy rules promulgated by the Commission under the Exchange Act, provided that such a change would be deemed to have occurred if any person not currently a director or officer of JSB becomes the beneficial owner of 25% or more of the voting stock of JSB, or without the approval of two-thirds of the directors then in office, there is a change during any consecutive two-year period of a majority of the members of the JSB Board of Directors. The Merger will be deemed to be a change in control pursuant to the terms of the agreement with Mr. Coyne. In 1993, the agreement with Mr. Coyne was amended to provide that the amount to be received by him as a result of a termination subsequent to a change in control will not be limited to the maximum permitted without triggering the penalties to JSB and the executive officer specified in Sections 280G and 4999 of the Code. As of the date of this Proxy Statement/Prospectus, the cash amount which Mr. Coyne will be entitled to in lieu of further salary payments upon his termination at the closing of the Merger will be $735,823.

  During the term of his agreement, if Mr. Coyne terminates his employment for good reason, as defined, and such termination is not subsequent to a change in control of JSB or JSB terminates Mr. Coyne's employment for other than just cause, as defined, then in lieu of any further salary payments, JSB will be required to pay Mr. Coyne the product of Mr. Coyne's current annual base salary in effect on the date of termination multiplied by the greater of the number of years remaining in the term of Mr. Coyne's employment agreement or three. Termination for just cause is defined in the agreement to include termination for personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, conviction of a felony, willful violation of any law or regulation enforced by applicable federal banking agencies, willful or intentional breach or neglect of the executive's duties, persistent negligence, misconduct in the performance of such duties, or a material breach of any provision of the agreement, as determined by a court or federal or state regulatory agency having jurisdiction over JSB. Such payment is to be made in substantially equal semi-monthly installments commencing with the month in which the date of termination occurs and continuing for the number of consecutive semi-monthly payments equal to the product obtained by multiplying the number of years (including partial years) applicable above by 24. As of the date of this Proxy Statement/Prospectus, the cash amount which Mr. Coyne would be entitled to in lieu of further salary payments upon termination by Mr. Coyne for good reason not subsequent to a change in control of JSB or termination by JSB of Mr. Coyne's employment for other than just cause would be $372,600.

 Deferred Compensation Plan

  JSB has entered into a deferred compensation agreement with Mr. Coyne whereby if he is still employed by JSB on the date he becomes 65, he may retire, and commencing on the date of such retirement, JSB will pay deferred compensation for services rendered prior to retirement. Such deferred compensation will be in the amount of $34,248 per year, payable in equal monthly installments over the remaining life of Mr. Coyne. If, following retirement, Mr. Coyne does not live to receive deferred compensation amounting to 120 monthly installments, the difference between the amount received prior to death and $342,480, shall be paid in equal consecutive monthly payments to a designated beneficiary. If Mr. Coyne is discharged for proper cause, no deferred compensation shall be paid under the terms of the agreement and the agreement shall be considered terminated. The amount deferred on behalf of Mr. Coyne for 1993 was $13,046. Under the terms of the Merger Agreement, Mr. Coyne will receive $342,280 in a lump sum at the closing of the Merger in lieu of payments due pursuant to the Deferred Compensation Plan.

 401(k) Thrift Plan

  Effective November 1, 1991, JSB established the 401(k) Plan for its salaried employees by participation in the Financial Institutions Thrift Plan. The 401(k) Plan is a defined contribution plan which is subject to the provisions of ERISA and is intended to qualify under Sections 401(a) and 401(k) of the Code. Assets of the 401(k) Plan are held in trust by a trustee which is not affiliated with JSB. In general, all employees of JSB are eligible to participate in the 401(k) Plan upon completion of one year of service and attainment of the age of 21 years. Each participant may elect to contribute to the 401(k) Plan between 2% and 15% of the participant's compensation as defined in the plan, on a pre-tax basis (subject to an annual maximum of $8,994, in 1993, and as adjusted from time to time by the Secretary of the Treasury), and may direct that the contribution be invested in any of four available investment options: (i) a conservative equity fund, (ii) an equity growth fund,
(iii) a fixed income fund, and (iv) an income fund primarily investing in obligations issued or guaranteed by the U.S. government or agencies thereof. JSB will make a matching contribution equal to 100% of all amounts contributed by each participant up to 6% of compensation. JSB may also make additional contributions in its discretion under certain circumstances.

  Participants in the 401(k) Plan are always 100% vested in amounts allocated to their accounts. Upon termination of employment, a participant's vested benefit under the 401(k) Plan generally will be distributed immediately in a lump sum, except that if a participant's benefits exceed $3,500 the participant may elect to be paid in annual installments over a period not to exceed ten years. The 401(k) Plan provides that participants may borrow up to 50% of their account balance from the plan. The amounts contributed in 1993 by JSB pursuant to the 401(k) Plan to the account of Messrs. Coyne, Rusnak, Kingsman, O'Neil, Andres and Pugh were $8,994, $6,785, $2,550, $0, $4,809 and $5,152, respectively. The amount of employee deferrals during 1993 are included in the Summary Compensation Table set forth above.

 Employee Stock Compensation Program

  The shareholders of JSB have adopted an employee stock compensation program (the "Program") for the benefit of full-time employees of JSB. Directors who are not full-time employees of JSB are not eligible to receive stock options under the Program. An aggregate of 194,015 shares of authorized but unissued JSB Common Stock have been reserved for future issuance under the Program pursuant to the exercise of stock options and stock appreciation rights and the vesting of performance shares. The Program provides for the award of options which are intended to qualify as incentive stock options under Section 422 of the Code, options which are not intended to so qualify, stock appreciation rights and performance shares. The Program is administered by a committee of not less than three non-officer directors of JSB, who are given sole authority and absolute discretion under the Program to determine the employees to whom options, stock appreciation rights and performance shares shall be granted, the number of shares subject to each award and the exercise price of options. Currently, this committee is comprised of Messrs. Gunter, Blackington, Edwards and Sax. The exercise price of an incentive stock option is required to be no less than the fair market value of the stock at the time of the grant of the option. For information regarding stock option grants and exercises in the last fiscal year, see "Option Grants in Last Fiscal Year" and "Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values" above.

 Stock Purchase Plan

  JSB assists directors, officers and employees who desire to purchase JSB Common Stock by withholding amounts designated by the participant from the participant's salary or fees for purposes of purchasing JSB Common Stock in the open market through an independent registered stock broker. Although JSB pays the brokerage fees in connection with the purchase of JSB Common Stock by participants, JSB does not make any cash contribution toward the purchase of shares of JSB Common Stock. This plan is not qualified for federal income tax purposes. Shares purchased pursuant to this plan are held by the plan administrator in safekeeping for the participants, with the individual participants listed separately, or distributed to such participants if they so request. During 1993, one director of JSB purchased JSB Common Stock in this manner.

 Indebtedness of Management

  JSB makes mortgage and other types of loans to its directors, officers and employees and certain of their affiliates. Such loans are made in the ordinary course of business and on substantially the same terms, including interest rates, loan fees and collateral, as those prevailing at the time for comparable transactions with other persons. JSB believes that loans to its directors, officers and employees do not involve more than the normal risk of collectibility or present other unfavorable features.

        RATIFICATION OF APPOINTMENT OF JSB INDEPENDENT AUDITORS FOR 1994

  The JSB Board of Directors has appointed KPMG Peat Marwick as independent auditors of JSB for the year ending December 31, 1994, and has further directed that the selection of such auditors be submitted for ratification by the shareholders at the JSB Annual Meeting. JSB has been advised by KPMG Peat Marwick that neither that firm nor any of its associates has any relationship with JSB or its subsidiary other than the usual relationship that exists between independent certified public accountants and clients. KPMG Peat Marwick will have a representative at the JSB Annual Meeting who will have an opportunity to make a statement, if the representative so desires, and who will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK AS JSB'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1994.

                             SHAREHOLDER PROPOSALS

USBANCORP

  Any USBANCORP shareholder who desires to submit a proposal to be considered for inclusion in USBANCORP's proxy materials relating to its 1995 annual meeting of shareholders (presently scheduled to be held on April 25, 1995) must submit such proposal in writing, addressed to USBANCORP at Main and Franklin Streets, Johnstown, Pennsylvania 15901 (Attention: Secretary) no later than January 6, 1995.

JSB

  If the Merger is not consummated prior thereto, any proposal which a shareholder wishes to have presented at the next annual meeting of shareholders of JSB to be held in 1995, must be received at the main office of JSB, Market at Main Street, Johnstown, Pennsylvania 15901 no later than January 6, 1995.

                                 OTHER MATTERS

USBANCORP

  USBANCORP management is not aware of any business to come before the USBANCORP Annual Meeting other than those matters described above in this Proxy Statement/Prospectus and procedural matters incident to the conduct of the USBANCORP Annual Meeting. However, if any other matters should properly come before the USBANCORP Annual Meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

JSB

  JSB management is not aware of any business to come before the JSB Annual Meeting other than those matters described above in this Proxy Statement/Prospectus and procedural matters incident to the conduct of the JSB Annual Meeting. However, if any other matters should properly come before the JSB Annual Meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

                     [LETTERHEAD OF KPMG PEAT MARWICK]

                     JSB CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders Johnstown Savings Bank:

  We have audited the accompanying consolidated statements of financial condition of Johnstown Savings Bank and subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of Johnstown Savings Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of Johnstown Savings Bank and subsidiaries for the year ended December 31, 1991 were audited by other auditors whose report thereon, dated January 30, 1992, expressed an unqualified opinion on those statements.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Johnstown Savings Bank and subsidiaries as of December 31, 1993 and 1992 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

  As discussed in note 1 to the consolidated financial statements, Johnstown Savings Bank changed its method of accounting for investment and mortgage-backed securities in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As discussed in notes 1 and 7 to the consolidated financial statements, Johnstown Savings Bank changed its method of accounting for income taxes in 1992 to adopt provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                                      KPMG PEAT MARWICK

January 28, 1994

                       [LETTERHEAD OF ERNST & YOUNG]

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Johnstown Savings Bank, FSB

  We have audited the accompanying consolidated statements of financial condition of Johnstown Savings, FSB at December 31, 1991 and 1990, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1991. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial condition of Johnstown Savings Bank, FSB at December 31, 1991 and 1990, and the consolidated results of its operation and its cash flows for each of the three years in the period ended December 31, 1991 in conformity with generally accepted accounting principles.

                                                          ERNST & YOUNG

Pittsburgh, Pennsylvania
January 30, 1992

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (IN THOUSANDS, EXCEPT PER SHARE
DATA)

                                                                 DECEMBER 31,
                                                               -----------------
                                                                 1993     1992
                                                               -------- --------
ASSETS
Cash and due from banks......................................  $  3,100 $  3,932
Interest-bearing deposits in other banks.....................     5,349    7,629
                                                               -------- --------
                                                                  8,449   11,561
Investment securities (Note 2):
 Available for sale (market value of $21,757 and $5,082).....    21,757    4,977
 Held to maturity (market value of $151 and $5,559)..........       151    5,521
Mortgage-backed securities (Note 2):
 Available for sale (market value of $115,821 and $14,171)...   115,821   13,387
 Held to maturity (market value of $28,355 and $107,672).....    28,345  107,550
 Held in trading account.....................................     3,551       --
Loans receivable--net (includes loans available for sale of
$32,759 and $20,738,  respectively) (Notes 3 and 4)..........   155,444  151,786
Real estate acquired by foreclosure--net (Note 4)............     1,490    4,569
Federal Home Loan Bank (FHLB) stock..........................     5,056    2,775
Accrued interest receivable..................................     2,147    2,079
Office properties and equipment--net (Note 5)................     2,655    2,819
Mortgage servicing purchased--net of accumulated amortization of $9,503
 and $7,228, respectively (Note 16)..........................     7,342    7,838
Prepaid expenses and other assets............................     3,590    5,582
                                                               -------- --------
    Total Assets.............................................  $355,798 $320,444
                                                               ======== ========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits (Note 9):
 Savings accounts............................................  $ 55,290 $ 52,472
 Savings certificates........................................   107,728  120,128
 NOW deposits and money market demand accounts...............    53,188   49,562
                                                               -------- --------
                                                                216,206  222,162
Advances by borrowers for taxes and insurance................     1,204      781
Other borrowed funds (Note 10)...............................    19,378   18,090
Accrued expenses and other liabilities                            2,430    2,550
FHLB advances (Note 11)......................................    89,000   52,500
                                                               -------- --------
    Total Liabilities........................................   328,218  296,083
                                                               -------- --------
STOCKHOLDERS' EQUITY
Preferred stock 5,000,000 shares authorized..................        --       --
Common stock, $1 par value; 15,000,000 shares authorized
1,943,790 and
 1,940,150 issued & outstanding..............................     1,944    1,940
Additional paid-in capital...................................    15,065   15,042
Unrealized gains on Investment and Mortgage-backed securities available for
 sale--net of applicable income taxes........................       122       --
Retained earnings--substantially restricted (Note 8).........    10,449    7,379
                                                               -------- --------
    Total Stockholders' Equity...............................    27,580   24,361
                                                               -------- --------
    Total Liabilities and Stockholders' Equity...............  $355,798 $320,444
                                                               ======== ========

          See Accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                        1993    1992     1991
                                                       ------- -------  -------
INTEREST INCOME:
 Mortgage loans......................................  $10,045 $10,741  $12,440
 Other loans.........................................    3,319   4,141    4,469
 Mortgage-backed securities..........................    7,682   7,310    5,731
 Interest and dividends on investment securities.....    1,456     920    1,437
 Other interest income...............................      101     170      210
                                                       ------- -------  -------
    Total Interest Income............................   22,603  23,282   24,287
                                                       ------- -------  -------
INTEREST EXPENSE:
 Deposits (Note 9)...................................    8,111  10,216   13,582
 FHLB advances.......................................    3,522   2,060    1,871
 Other borrowings....................................      529     502      471
                                                       ------- -------  -------
    Total Interest Expense...........................   12,162  12,778   15,924
                                                       ------- -------  -------
    Net Interest Income..............................   10,441  10,504    8,363
PROVISION FOR LOAN LOSSES (NOTE 3)...................    1,102   2,505      867
                                                       ------- -------  -------
    Net Interest Income After Provision for Loan
losses...............................................    9,339   7,999    7,496
                                                       ------- -------  -------
OTHER OPERATING INCOME:
 Mortgage servicing income and other loan service
fees (net of
  amortization of cost of purchased mortgage
servicing rights
  of $2,275, $2,383, and $1,425).....................    2,390   2,288    2,414
 Gains and other income--real estate owned...........    1,143     166       90
 Net gains on sale of loans..........................    1,370   1,311    1,281
 Gain (loss) on sale of securities (Note 2)..........      811     742     (107)
 Other...............................................      868     739      726
                                                       ------- -------  -------
    Total Other Operating Income.....................    6,582   5,246    4,404
                                                       ------- -------  -------
OTHER OPERATING EXPENSES:
 Salaries and employee benefits......................    5,387   5,083    4,899
 Occupancy and equipment.............................    1,150   1,186    1,186
 Provision for losses and other related charges--real
estate owned.........................................       22   3,305    1,497
 FDIC insurance premium..............................      571     513      470
 Merger costs........................................      413      --       --
 Gain on termination of pension plan.................       --    (122)    (642)
 Other...............................................    3,457   3,048    2,768
                                                       ------- -------  -------
    Total Other Operating Expenses...................   11,000  13,013   10,178
                                                       ------- -------  -------
Income Before Provision for (Benefit From) Income
Taxes and
 Cumulative Effect of Change in Accounting Principle.    4,921     232    1,722
Provision for (Benefit From) Income Taxes (Note 7)...    1,560    (677)     110
                                                       ------- -------  -------
Income Before Cumulative Effect of Change in
Accounting Principle.................................    3,361     909    1,612
Cumulative Effect at January 1, 1992, of Change in
Accounting for
 Income Taxes (Note 7)...............................       --   1,673       --
                                                       ------- -------  -------
    Net Income.......................................  $ 3,361 $ 2,582  $ 1,612
                                                       ======= =======  =======
NET INCOME PER SHARE:
 Income before cumulative effect of change in
accounting principle.................................  $  1.73 $  0.47  $  0.83
 Cumulative effect of change in accounting for income
taxes................................................       --    0.86       --
                                                       ------- -------  -------
NET INCOME...........................................  $  1.73 $  1.33  $  0.83
                                                       ======= =======  =======

          See Accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOW (IN THOUSANDS)

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1993      1992      1991
                                                   --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.......................................  $  3,361  $  2,582  $  1,612
                                                   --------  --------  --------
Adjustments to reconcile net income to net cash
provided by
 operating activities
 Depreciation and amortization...................     2,681     2,803     1,903
 Amortization of investment premiums and
discounts........................................     1,296       583       275
 Provision for loan losses.......................     1,102     2,505       867
 Provision for losses--real estate owned.........        --     2,375     1,414
 Direct write down of investment securities......        17       194       107
 Net (gains) losses on sale of investment and
mortgage-backed   securities.....................      (811)     (742)      107
 Net gains on sale of loans available for sale...    (1,370)   (1,311)   (1,281)
 Changes in interest payable.....................      (167)     (601)      (82)
 Changes in interest receivable..................       (68)      293       113
 Changes in prepaid and other assets.............     1,973    (2,890)      478
 Changes in accrued liabilities..................        47       323        41
 Net change in loans available for sale..........   (10,651)  ( 9,796)   (1,781)
 Net change in investments held in trading
account..........................................    (3,787)       --        --
                                                   --------  --------  --------
    Total Adjustments............................    (9,738)   (6,264)    2,161
                                                   --------  --------  --------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES.    (6,377)   (3,682)    3,773
                                                   --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sales of investment and mortgage-
backed securities
  held to maturity...............................    11,821    32,220     9,916
 Proceeds from principal reductions of investment
and
  mortgage-backed securities held to maturity....    37,459    21,854     3,063
 Purchase of investment and mortgage-backed
securities held
  to maturity....................................   (74,990)  (92,503)  (39,479)
 Proceeds from sales of investment and mortgage-
backed securities   available for sale...........    50,959    25,416    16,298
 Proceeds from principal reductions of investment
and
  mortgage-backed securities available for sale..    11,837     2,981        38
 Purchase of investment and mortgage-backed
securities available
  for sale.......................................   (71,991)  (22,816)  (16,336)
 Net principal collected on loans................     5,931    16,025    10,944
 Purchase of properties and equipment............      (241)     (572)     (151)
 Proceeds from sale of fixed assets and real
estate acquired
  through foreclosure............................     4,427     3,322     1,269
 Net change in FHLB stock........................    (2,281)     (997)       --
 Net acquisition of mortgage servicing rights....    (1,779)     (595)   (2,087)
                                                   --------  --------  --------
NET CASH USED BY INVESTING ACTIVITIES............   (28,848)  (15,665)  (16,525)
                                                   --------  --------  --------

CONSOLIDATED STATEMENTS OF CASH FLOW--CONTINUED (IN THOUSANDS)

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1993      1992      1991
                                                   --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net change in deposits..........................  $ (5,956) $ (1,424) $  8,292
 Net change in borrowers' advances...............       423        (1)      (13)
 Proceeds from FHLB advances.....................   225,118    94,105    73,900
 Repayment of FHLB advances......................  (188,618)  (70,605)  (71,447)
 Net change in other borrowed funds..............     1,288     2,442     2,749
 Proceeds from issuance of Common Stock..........        27        --        --
 Dividends paid on Common Stock..................      (291)       --        --
 Unrealized appreciation of investments available
for sale.........................................       122        --        --
                                                   --------  --------  --------
NET CASH PROVIDED BY FINANCING ACTIVITIES........    32,113    24,517    13,481
                                                   --------  --------  --------
NET CHANGE IN CASH AND CASH EQUIVALENTS..........    (3,112)    5,170       729
Cash and Cash Equivalents--Beginning of Year.....    11,561     6,391     5,662
                                                   --------  --------  --------
CASH AND CASH EQUIVALENTS--END OF YEAR...........  $  8,449  $ 11,561  $  6,391
                                                   ========  ========  ========
SUPPLEMENTAL DISCLOSURES OF NON-CASH ACTIVITIES:
 Loans transferred to real estate owned and in-
substance foreclosures...........................  $  1,840  $  4,079  $  3,526
 Loans charged-off...............................     2,450     1,828     2,353
 Interest paid...................................    12,329    13,378    16,006
 Income taxes paid...............................       265       113       116
 Investment and mortgage-backed securities
transferred to
  available for sale.............................   109,401    24,034        --

          See Accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (IN THOUSANDS)

                                                   UNREALIZED
                                                    GAIN ON              TOTAL
                                        ADDITIONAL SECURITIES            STOCK-
                                 COMMON  PAID-IN   AVAILABLE  RETAINED  HOLDERS'
                                 STOCK   CAPITAL    FOR SALE  EARNINGS   EQUITY
                                 ------ ---------- ---------- --------  --------
BALANCE, DECEMBER 31, 1990...... $1,940  $15,042      $ --    $ 3,185   $20,167
Net Income......................     --       --        --      1,612     1,612
                                 ------  -------      ----    -------   -------
BALANCE, DECEMBER 31, 1991......  1,940   15,042        --      4,797    21,779
Net Income......................     --       --        --      2,582     2,582
                                 ------  -------      ----    -------   -------
BALANCE, DECEMBER 31, 1992......  1,940   15,042        --      7,379    24,361
Net Income......................     --       --        --      3,361     3,361
Common Stock Cash Dividends.....     --       --        --       (291)     (291)
Stock Options Exercised.........      4       23        --         --        27
Unrealized gains on investment
 and mortgaged-backed
 securities, net of income tax
 effect.........................     --       --       122         --       122
                                 ------  -------      ----    -------   -------
BALANCE, DECEMBER 31, 1993...... $1,944  $15,065      $122    $10,449   $27,580
                                 ======  =======      ====    =======   =======

          See Accompanying Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1993, 1992, AND 1991

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accounting and reporting policies followed by Johnstown Savings Bank
(JSB) conform with generally accepted accounting principles. The following is a description of significant policies:

A. PRINCIPLES OF CONSOLIDATION:

   The consolidated financial statements include the accounts of JSB and its wholly-owned subsidiaries, SB Realty, Inc., and Standard Mortgage Corporation of Georgia, Inc. (SMC), a wholly-owned subsidiary of SB Realty, Inc. All significant intercompany transactions and accounts are eliminated in consolidation.

B. INVESTMENT AND MORTGAGE-BACKED SECURITIES:

   Investment securities and mortgage-backed securities (MBS) categorized as held-to-maturity are carried at historical cost adjusted for amortization of purchase premiums and accretion of purchase discounts computed by the interest method. Prior to December 31, 1993, investment securities and MBS categorized as available-for-sale were carried at the lower of amortized historical cost or market values, with unrealized aggregate holding period losses charged to current operations.

   In May 1993, The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments be classified into three categories: (1) Securities held-to-maturity, reported at amortized historical cost; (2) securities available-for-sale, reported at fair value; and (3) trading securities, reported at fair value. Unrealized holding gains and losses for trading securities are included in earnings while unrealized holding gains and losses for securities available-for-sale are reported, net of taxes, as a separate component of equity.

   Effective December 31, 1993, JSB adopted SFAS No. 115. JSB reclassified $109.4 million of investment securities and MBS to the available-for-sale category during 1993.

   Market values are determined on an aggregate basis using quoted market prices at the financial statement date. Realized gains or losses on securities sold are calculated on the adjusted cost of the securities sold.

   Management determines the appropriate classification of securities at the time of purchase. If management has the intent and JSB has the ability at the time of purchase to hold securities until maturity or on a long-term basis, they are classified as held-to-maturity. Securities to be held for indefinite periods of time are classified as available-for-sale. Securities categorized as available-for-sale include securities that management intends to use as part of its asset/liability management strategy and may be sold to effectively manage interest-rate risk exposure, prepayment risk, and other factors (such as liquidity requirements).

   The amortization rate for purchase premiums and the accretion rate for purchase discounts on investments and MBS can be materially affected by changes in (1) general interest rates; (2) prepayment characteristics for certain types of securities; and (3) changes in specific prepayment rates for securities within JSB's portfolio. While management believes it uses the best available information to make estimations of these factors in income calculations, future adjustments to interest income may be necessary if circumstances differ substantially from the assumptions used in making the estimation.

C. PROVISION FOR LOSSES:

   Provisions for estimated losses on loans and real estate owned are charged to earnings in an amount that results in an allowance sufficient, in management's judgment, to cover anticipated losses based on management's evaluation of portfolio risk, past and expected future loss experience and economic conditions.

   Real estate acquired by foreclosure (including loans classified as in-substance foreclosed) in connection with loan settlements is stated at the lower of estimated fair value less estimated disposition costs, or the carrying amount of the loan. A reserve for real estate acquired is maintained on a property by property basis to recognize estimated potential declines in value that might occur between appraisal dates. Provisions for potential decrease in fair value, and net direct operating expense attributable to these assets are included in operating expenses.

   In-substance foreclosures are reflected in real estate acquired by foreclosure when the borrower has minimal equity in the property; JSB expects repayment of the loan to come only from the operation or sale of the property; and the borrower either has abandoned control of the property or is unlikely to rebuild equity or otherwise meet the terms of the loan obligation in the foreseeable future.

   While management believes it uses the best information available to make evaluations of allowances, future adjustments of the allowances for loans and real estate acquired through foreclosure may be necessary if circumstances differ substantially from the assumptions used in making the evaluations. In addition, loan classifications and loss reserves, as determined by management, are subject to periodic examination by regulatory agencies. Management cannot predict with certainty whether future regulatory examinations will require any changes in JSB's loan classifications or loan loss reserves.

   In May 1993, the FASB released SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". SFAS No. 114 defines the term "impaired loan" and indicates the method used to measure the impairment. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate; (2) the observable market price of the impaired loan; or (3) the fair value of the collateral of a collateral dependent loan. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994 and is not expected to be material to JSB.

D. INCOME TAXES:

   In 1992, the FASB issued SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires a change from the deferred method of accounting for income taxes of Accounting Principles Board (APB) Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   Effective January 1, 1992, JSB elected to adopt SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of this change in accounting principle at January 1, 1992, was $1.7 million, or $0.86 per share, and is reported in the 1992 Consolidated Statements of Operations. Prior years' financial statements have not been restated to apply the provisions of SFAS No. 109.

   Pursuant to the deferred method under APB Opinion 11, which was applied in 1991 and prior years, deferred income taxes were recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable in the year of the calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates.

E. DEPRECIATION AND AMORTIZATION:

   Depreciation on all buildings and equipment is computed primarily by the straight-line method. Depreciable lives are based on estimated economic useful lives of the office properties and equipment.

   Improvements to leased banking premises are being amortized over the period including the original lease term plus the first option term, where applicable.

   Cost in excess of fair market value of assets acquired with the acquisition of SMC is being amortized over 25 years by the straight-line method. The net unamortized amount at December 31, 1993, is $416,000.

   Purchased mortgage servicing rights associated with loan servicing acquired in the secondary mortgage market are capitalized. The purchased mortgage servicing rights are amortized as an adjustment of future servicing income using a method that approximates the interest method over the life of the related loans, adjusted for estimated prepayments.

   The amount capitalized upon the purchase of mortgage servicing rights is equal to the price paid to unaffiliated sellers.

F. LOAN ORIGINATION AND MORTGAGE SERVICING:

   For loans retained in JSB's portfolio, loan origination and commitment fees, as well as certain direct loan origination and commitment costs, are deferred and recognized as an adjustment to yield over the lives of the related loans. Deferred fees and costs are netted against outstanding loan balances. Accretion is suspended for loans classified as non-accrual. Service fees are recognized as income when the related mortgage loan payments are collected. Origination fees in excess of direct origination cost are initially deferred and are recognized as income at the time of the sale of loans to permanent investors.

   The amortization rate for origination fees in excess of cost can be materially affected by changes in: (1) general interest rates; (2) prepayment characteristics for certain types of loans; or (3) specific prepayment rates for loans within JSB's portfolio. While management believes it uses the best information available to make estimations of these factors in income calculations, future adjustments to income may be necessary if circumstances differ substantially from the assumptions used in making the estimation.

G. MORTGAGE LOANS AVAILABLE FOR SALE:

   Mortgage loans available for sale to investors are carried at the lower of cost or estimated market value determined on an aggregate basis. Market values are determined using sales commitments to permanent investors or current market rates for loans of similar quality and type. Net unrealized losses are recognized in a valuation allowance by charges to income.

H. NET INCOME PER SHARE:

   Income per share for the year ended December 31, 1993, was computed using the weighted number of common shares outstanding of 1,940,160. For the years ended December 31, 1992 and 1991, the weighted number of common shares was 1,940,150. The common equivalent shares discussed in Note 6 have not been included in the computations since their inclusion currently does not result in an earnings per share dilution of more than 3%.

I. PRESENTATION OF CASH FLOWS:

   For purposes of reporting cash flows, JSB considers cash and due from banks and interest-bearing deposits in other banks to be cash and cash equivalents.

J. RECLASSIFICATIONS:

   Items previously reported have been reclassified to conform with the current year classifications.

NOTE 2: INVESTMENT AND MORTGAGE-BACKED SECURITIES

  The amortized cost and estimated market value of investment and mortgage-backed securities consist of the following (in thousands):

                                     DECEMBER 31, 1993                          DECEMBER 31, 1992
                          ----------------------------------------- -----------------------------------------
                                      GROSS      GROSS    ESTIMATED             GROSS      GROSS    ESTIMATED
                          AMORTIZED UNREALIZED UNREALIZED  MARKET   AMORTIZED UNREALIZED UNREALIZED  MARKET
                            COST      GAINS     LOSSES     VALUE      COST      GAINS     LOSSES      VALUE
                          --------- ---------- ---------- --------- --------- ---------- ---------- ---------
INVESTMENT SECURITIES:
 AVAILABLE FOR SALE:
  Corporate bonds.......  $  1,415     $ 29       $ --    $  1,444  $  2,992     $105       $ --    $  3,097
  U.S. government
   obligations..........        --       --         --          --     1,985       --         --       1,985
  U.S. government
   agencies.............     7,000       --        120       6,880        --       --         --          --
  Municipal bonds.......    13,364      128         59      13,433        --       --         --          --
                          --------     ----       ----    --------  --------     ----       ----    --------
                          $ 21,779     $157       $179    $ 21,757  $  4,977     $105       $ --    $  5,082
                          ========     ====       ====    ========  ========     ====       ====    ========
 HELD TO MATURITY:
  Corporate bonds.......  $     22     $ --       $ --    $     22  $    891     $  4       $  3    $    892
  Other bonds and
   investments..........        30       --         --          30        30       --          1          29
  Marketable equity
   securities...........        99       --         --          99       100       --         --         100
  U.S. government
   agencies.............        --       --         --          --     4,500       38         --       4,538
                          --------     ----       ----    --------  --------     ----       ----    --------
                          $    151     $ --       $ --    $    151  $  5,521     $ 42       $  4    $  5,559
                          ========     ====       ====    ========  ========     ====       ====    ========
MORTGAGE-BACKED
SECURITIES:
 AVAILABLE FOR SALE:
  Mortgage-backed
   securities...........  $ 34,600     $474       $ 35    $ 35,039  $  9,970     $784       $ --    $ 10,754
  Collateralized
mortgage    obligations.    81,015      339        572      80,782     3,417       --         --       3,417
                          --------     ----       ----    --------  --------     ----       ----    --------
                          $115,615     $813       $607    $115,821  $ 13,387     $784       $ --    $ 14,171
                          ========     ====       ====    ========  ========     ====       ====    ========
 HELD TO MATURITY:
  Mortgage-backed
   securities...........  $     --     $ --       $ --    $     --  $ 24,895     $231       $ --    $ 25,126
  Collateralized
mortgage    obligations.    16,646       76         94      16,628    69,187      333        469      69,051
  Other mortgage-backed.    11,699       37          9      11,727    13,468       40         13      13,495
                          --------     ----       ----    --------  --------     ----       ----    --------
                          $ 28,345     $113       $103    $ 28,355  $107,550     $604       $482    $107,672
                          ========     ====       ====    ========  ========     ====       ====    ========
 HELD IN TRADING
ACCOUNT:
  Mortgage-backed
   securities...........  $  3,787     $ --       $236    $  3,551  $     --     $ --       $ --    $     --
                          ========     ====       ====    ========  ========     ====       ====    ========

  The amortized cost and estimated market value of investment and mortgage-backed securities at December 31, 1993, by contractual maturity, are shown below. Expected and actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

  At December 31, 1993, investment and mortgage-backed securities mature as follows (in thousands):

                                             INVESTMENT        MORTGAGE-BACKED
                                             SECURITIES          SECURITIES
                                         ------------------- -------------------
                                                   ESTIMATED           ESTIMATED
                                         AMORTIZED  MARKET   AMORTIZED  MARKET
                                           COST      VALUE     COST      VALUE
                                         --------- --------- --------- ---------
AVAILABLE FOR SALE:
 Due in one year or less...............   $   250   $   251  $  3,559  $  3,561
 Due after one year through five years.       764       786    16,546    16,552
 Due after five years through ten
years..................................    11,158    11,082    27,037    27,047
 Due after ten years...................     9,607     9,638    68,473    68,661
                                          -------   -------  --------  --------
                                          $21,779   $21,757  $115,615  $115,821
                                          =======   =======  ========  ========
HELD TO MATURITY:
 Due in one year or less...............   $    --   $    --  $    450  $    450
 Due after one year through five years.         5         5     2,099     2,099
 Due after five years through ten
years..................................        25        25     3,454     3,455
 Due after ten years...................       121       121    22,342    22,351
                                          -------   -------  --------  --------
                                          $   151   $   151  $ 28,345  $ 28,355
                                          =======   =======  ========  ========
HELD IN TRADING ACCOUNT:
 Due in one year or less...............                      $     45  $     42
 Due after one year through five years.                           238       223
 Due after five years through ten
years..................................                           483       453
 Due after ten years...................                         3,021     2,833
                                                             --------  --------
                                                             $  3,787  $  3,551
                                                             ========  ========

  Cash proceeds, gross gains and gross losses on the sale of investment and mortgage- backed securities consist of the following for the years ended (in thousands):

                           DECEMBER 31, 1993      DECEMBER 31, 1992      DECEMBER 31, 1991
                         ---------------------- ---------------------- ---------------------
                           CASH   GROSS  GROSS    CASH   GROSS  GROSS    CASH   GROSS GROSS
                         PROCEEDS GAINS  LOSSES PROCEEDS GAINS  LOSSES PROCEEDS GAINS LOSSES
                         -------- ------ ------ -------- ------ ------ -------- ----- ------
Marketable equity
security funds.......... $    --  $   --  $ --  $    --  $   --  $ --  $   178  $  4   $ 15
INVESTMENT SECURITIES:
 Available for sale.....  24,724     134     3    6,107      24    22    6,402    21     --
 Held to maturity.......     828       4     2    8,275     229     8    5,936    11    169
MORTGAGE-BACKED
SECURITIES:
 Available for sale.....  26,235     785    25   19,309     258   123    9,896   104     --
 Held to maturity.......  10,993     142    39   23,945     777   200    3,980    44     --
 Held in trading
account.................     987      17    --       --      --    --       --    --     --
                         -------  ------  ----  -------  ------  ----  -------  ----   ----
                         $63,767  $1,082  $ 69  $57,636  $1,288  $353  $26,392  $184   $184
                         =======  ======  ====  =======  ======  ====  =======  ====   ====

  During 1992, loss on investments includes $159,000 on securities deemed to be other than temporarily impaired. This write-down resulted in a charge to operations for the difference between the current market value of specific investments and their historical cost. A valuation allowance to carry securities available for sale at lower of cost or market value at December 31, 1992, also resulted in a $35,000 unrealized loss charged to operations.

NOTE 3: LOANS RECEIVABLE

  Loans receivable consist of the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                                1993     1992
                                                              -------- --------
MORTGAGE LOANS:
 1-4 family.................................................. $ 47,387 $ 50,719
 Multi-family................................................    8,535    8,677
 Commercial..................................................   34,259   37,002
 Real estate construction....................................    3,099       --
 Residential mortgage loans available for sale...............   32,759   20,738
                                                              -------- --------
                                                               126,039  117,136
Consumer loans...............................................   27,473   32,004
Commercial business loans....................................    5,494    6,860
Indirect financing leases....................................        6       99
                                                              -------- --------
                                                               159,012  156,099
LESS:
 Allowance for loan losses...................................    3,083    4,056
 Deferred loan fees..........................................      448      281
 Loans in process and other deductions.......................       37      (24)
                                                              -------- --------
                                                              $155,444 $151,786
                                                              ======== ========

  JSB was servicing loans for others with balances of $926.9 million, and $603.7 million at December 31, 1993 and 1992, respectively. Changes in the allowance for loan losses were as follows (in thousands):

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                           1993    1992    1991
                                                         ------- ------- -------
Balance at beginning of period..........................  $4,056  $2,987  $3,889
                                                         ------- ------- -------
CHARGE-OFFS:
 Residential real estate loans..........................       1      --      10
 Commercial real estate loans...........................   2,194   1,709   1,791
 Consumer loans.........................................     193     111     169
 Commercial business loans..............................      62       8     383
                                                         ------- ------- -------
  Total loans charged off...............................   2,450   1,828   2,353
  Less: Recoveries......................................     375     392     584
                                                         ------- ------- -------
    Net charge-offs.....................................   2,075   1,436   1,769
                                                         ------- ------- -------
PROVISION FOR LOAN LOSSES:
 Residential real estate loans..........................       9      40      30
 Commercial real estate loans...........................     950   2,430     811
 Consumer loans.........................................     117      20      15
 Commercial business loans..............................      26      15      11
                                                         ------- ------- -------
Total provisions for losses charged to operations.......   1,102   2,505     867
                                                         ------- ------- -------
Balance at end of period................................  $3,083  $4,056  $2,987
                                                         ======= ======= =======

NOTE 4: NON-PERFORMING ASSETS

  Non-performing assets are comprised of (1) loans which are contractually past due 90 days or more as to interest or principal payments and loans which have been placed on non-accrual status; (2) troubled debt restructurings; and (3) real estate acquired through foreclosure and in-substance foreclosed loans. It is JSB's policy not to accrue interest on loans which are 90 days or more past due.

  The following table presents information concerning non-performing assets (in thousands):

                                                              DECEMBER 31,
                                                         ----------------------
                                                          1993   1992    1991
                                                         ------ ------- -------
Non-accrual loans....................................... $  588 $ 3,094 $ 5,869
Troubled debt restructurings............................  2,315   3,080   3,389
Real estate acquired through foreclosure and in-
substance foreclosures (net)............................  1,490   4,569   6,177
                                                         ------ ------- -------
Total non-performing assets............................. $4,393 $10,743 $15,435
                                                         ====== ======= =======

  The gross interest that would have been recorded if non-accrual loans had been current in accordance with their terms would have been approximately $145,000, $405,000, and $397,000 for the years ended December 31, 1993, 1992, and 1991, respectively. Interest income on restructured loans under their original terms would have been approximately $324,000, $387,000, and $409,000, for the years ended December 31, 1993, 1992, and 1991, respectively. Interest income actually recorded on restructured loans under their modified terms was approximately $126,000, $270,000, and $335,000, for the years ended December 31, 1993,1992, and 1991. The Bank is not committed to lend additional funds to borrowers whose loans are classified as non-performing.

  Real estate acquired through foreclosure and in-substance foreclosures are summarized as follows (in thousands):

                                                                DECEMBER 31,
                                                            --------------------
                                                             1993   1992   1991
                                                            ------ ------ ------
Carrying Value............................................. $1,730 $6,628 $7,400
Less: Reserve for losses...................................    240  2,059  1,223
                                                            ------ ------ ------
Net real estate acquired through foreclosure............... $1,490 $4,569 $6,177
                                                            ====== ====== ======

  Changes in the reserve for losses on real estate acquired through foreclosure are as follows (in thousands):

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1993     1992     1991
                                                      -------  -------  -------
Balance, beginning of year........................... $ 2,059  $ 1,223  $ 1,293
Provision charged to operations......................      --    2,375    1,414
Losses recognized....................................  (2,457)  (1,784)  (2,069)
Recovery.............................................     638      245      585
                                                      -------  -------  -------
Balance, end of year................................. $   240  $ 2,059  $ 1,223
                                                      =======  =======  =======

  Operating expenses, net of revenue collected, relating to real estate owned was $22,000 and $764,000 for 1993 and 1992, respectively, and is included in the Consolidated Statements of Operations. During 1991, these revenues and expenses were reserved for and accordingly, are included in the changes in the reserve for losses on real estate acquired through foreclosure.

NOTE 5: OFFICE PROPERTIES AND EQUIPMENT

  Office properties and equipment valued at cost are summarized by major classifications as follows (in thousands):

                                                                DECEMBER 31,
                                                               ----------------
                                                                1993     1992
                                                               -------  -------
Land.......................................................... $   432  $   432
Buildings.....................................................   2,496    2,496
Leasehold improvements........................................     476      432
Furniture and equipment.......................................   2,790    2,731
                                                               -------  -------
                                                                 6,194    6,091
Accumulated depreciation and amortization.....................  (3,539)  (3,272)
                                                               -------  -------
                                                               $ 2,655  $ 2,819
                                                               =======  =======

  Depreciation and amortization included in occupancy and equipment expense for the years ended December 31, 1993, 1992 and 1991 amounted to $402,000, $355,000, and $407,000, respectively.

NOTE 6: EMPLOYEE BENEFITS

PENSION PLANS

  On November 1, 1991, JSB adopted a defined contribution employee retirement plan that covers substantially all employees of JSB and its subsidiaries. The defined contribution plan was adopted in accordance with the provisions of section 401(k) of the Internal Revenue Code (IRC). The defined contribution plan provides for monthly employer payments that match each participating employee's voluntary contribution to the employee's individual tax-deferred retirement account. The employer matching rate is 100% of the employee's contribution up to 6% of the employee's compensation, subject to certain individual and aggregate limits as specified in the IRC.

  On December 1, 1991, JSB terminated its qualified non-contributory defined benefit employee retirement plan which previously covered all full-time employees who had attained a minimum age requirement and met a required period of service. The reversal of current and prior period pension accruals resulted in the recognition of a plan curtailment gain of $642,000 reflected in the 1991 Statement of Operations.

  During 1992, JSB received permission from the Pension Benefit Guarantee Corporation and the Internal Revenue Service to satisfy the terminated plan's liabilities through qualified distributions of the plan's assets. Plan assets, net of required supplementary employee distributions and federal excise taxes, exceeded plan liabilities on the final distribution date. Accordingly, JSB recognized a termination gain of $122,000, reflected in the 1992 Statement of Operations.

  Pension expense charged to operations and included in Salary and Employee Benefits expense for the years ended December 31, 1993, 1992, and 1991, was $177,000, $169,000, and $255,000, respectively.

DEFERRED COMPENSATION AGREEMENTS

  JSB has entered into deferred compensation agreements with certain officers whereby if the respective officer is still employed by JSB on the date he becomes 65, he may retire and, commencing on the date of such retirement, JSB will pay deferred compensation for services rendered prior to retirement. Such deferred compensation will be in predetermined amounts, payable in equal monthly installments over the remaining life of the respective executive officer. The accrued liability for the deferred compensation agreements at December 31, 1993, is approximately $194,000.

STOCK OPTION PLAN

  The Board of Directors and stockholders approved a qualified employee stock option plan under which JSB has reserved a total of 194,015 shares of its common stock for the granting of options to key employees. The ability of the employee to exercise such options is conditioned upon the employee's continued employment on the exercise date.

  Currently, 26,000 stock options issued at the time JSB converted to stock form on October 29, 1986 remain outstanding. These options are currently exercisable at the initial public offering price of $9.50 per share and expire on April 23, 1997.

  On February 18, 1992, the Board of Directors granted 60,000 options to purchase stock, of which 47,391 remain outstanding at December 31, 1993. These options are exercisable on or after February 18, 1995, at $5.75 per share and expire February 18, 2002.

  On February 16, 1993, the Board of Directors granted 30,000 options to purchase stock, of which 23,969 remain outstanding at December 31, 1993, These options are exercisable on or after February 16, 1996, at $11.15 per share and expire on February 16, 2003.

  An additional 10,000 stock options were granted on July 20, 1993, all of which remain outstanding at December 31, 1993. These options are exercisable on or after July 20, 1996, at $11.15 per share and expire on July 20, 2003.

NOTE 7: INCOME TAXES

  As discussed in Note 1, the Bank adopted SFAS No. 109 as of January 1, 1992; and the cumulative effect of this change is reported in the 1992 Consolidated Statements of Operations. Prior years financial statements have not been restated to apply the provisions of SFAS No. 109.

  The provision for (benefit from) income taxes in the consolidated income statement consists of the following (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                         1993     1992    1991
                                                       -------- -------  -------
Federal current....................................... $    256 $    57  $   10
State current.........................................      326      53      83
Federal deferred......................................      978    (787)    (16)
State deferred........................................       --      --      33
                                                       -------- -------  ------
  Total............................................... $  1,560 $  (677) $  110
                                                       ======== =======  ======

  The following is a reconciliation between the federal statutory tax to JSB's provision for (benefit from) income taxes (in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                      1993      1992     1991
                                                    --------  -------  -------
Statutory tax rate.................................       34%      34%      34%
                                                    ========  =======  =======
Expense at statutory rate.......................... $  1,673  $    79  $   585
Tax-exempt interest................................     (128)     (62)     (84)
Dividends received deduction.......................       --       --       (1)
State income tax (net of federal income tax
benefit)...........................................      215       35       76
Net operating loss carryforward....................     (425)    (796)    (469)
Capital loss carryforward..........................      (82)      --       --
Other..............................................      307       67        3
                                                    --------  -------  -------
Total.............................................. $  1,560  $  (677) $   110
                                                    ========  =======  =======

  The significant components of deferred income tax expense for the years ended December 31, 1993 and 1992, are as follows:

                                                                  1993  1992
                                                                  ---- -------
Deferred income tax expense exclusive of the effect of NOL
carryforwards.................................................... $553 $(1,583)
NOL carryforward.................................................  425     796
                                                                  ---- -------
                                                                  $978 $  (787)
                                                                  ==== =======

  In addition to the items included in the above table, an adjustment to equity in the amount of $62,000 was recorded to reflect a deferred income tax liability related to the recognition of unrealized gains on JSB's investment and MBS available for sale.

  Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities at December 31, are as follows (in thousands):

                          1993     1992
                         -------  -------
TAX EFFECT OF TEMPORARY
DIFFERENCES:
  Deferred income and
expenses (net).......... $   198  $   158
  Reserve for loan
losses..................   1,048    1,379
  Reserve for losses--
real estate acquired by
foreclosure.............      82      700
  Depreciation..........     (69)     (76)
  Other.................     212      385
                         -------  -------
  Total tax effect of
temporary differences...   1,471    2,546
TAX EFFECT OF
CARRYFORWARDS:
  Net operating loss
carryforwards...........      --      425
  Capital loss
carryforwards...........   2,160    2,242
  Tax credits and other
carryforwards...........     132       69
                         -------  -------
  Total tax effect of
temporary differences
and carryfowards........   3,763    5,282
  Valuation allowance...  (2,344)  (2,822)
                         -------  -------
  Total tax effect of
deferred tax assets..... $ 1,419  $ 2,460
                         =======  =======

  Under provisions of the Internal Revenue Code, JSB currently has available approximately $6.4 million of capital loss carryforwards which expire December 31, 1995. JSB's utilization of capital loss carryfowards will be limited to capital gains generated, if any, in future periods. As of December 31, 1993, JSB had general business tax credit and minimum tax credit carryforwards of approximately $132,000 for federal income tax purposes. The general business tax credit carryforwards expire in 1994 through 2000.

  JSB is subject to the Pennsylvania Mutual Thrift Tax which imposes a tax on Pennsylvania-sourced earnings substantially in accordance with generally accepted accounting principles. Such taxes were substantially eliminated in 1992 and 1991 by the use of available Pennsylvania net operating loss carryforwards. All unused Pennsylvania loss carryforwards expired on December 31, 1992.

  SMC is subject to the Georgia corporate net income tax. Georgia taxable income is determined on a separate company basis. The consolidated income statements reflect a provision of $44,000, $53,000 and $116,000 in 1993, 1992, and 1991, respectively, for Georgia income tax.

NOTE 8: STOCKHOLDER'S EQUITY

  In connection with JSB's conversion from a mutual to stock form of organization in 1986, JSB established a liquidation account in an amount equal to its net worth as of June 30, 1986. The liquidation account will be maintained for the benefit of depositors as of the December 31, 1985, eligibility record date who continue to maintain their deposit accounts in JSB after conversion. In the event of a complete liquidation (and only in such an event) each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account in the proportionate amount of the then current adjusted balance for deposits then held, before any liquidation distribution may be made with respect to the stockholders. Except for the repurchase of stock and payment of dividends by JSB, the existence of the liquidation account will not restrict the use or application of such capital. At December 31, 1993, the amount remaining in this liquidation account was $1.4 million. JSB may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause JSB's capital to be reduced below either the amount required for the liquidation account or the capital requirements imposed by the Department and the FDIC.

NOTE 9: DEPOSITS

  Savings certificate accounts mature as follows (in thousands):

                                       DECEMBER 31, 1993    DECEMBER 31, 1992
                                       -------------------- --------------------
                                         AMOUNT    PERCENT    AMOUNT    PERCENT
                                       ---------- --------- ---------- ---------
1-12 months........................... $   73,550     68.3% $   84,157     70.1%
13-24 months..........................     14,417     13.4      18,192     15.1
25-36 months..........................      9,451      8.8       8,559      7.1
37-48 months..........................      3,066      2.8       3,555      3.0
Thereafter............................      7,244      6.7       5,665      4.7
                                       ----------  -------  ----------  -------
  Total............................... $  107,728    100.0% $  120,128    100.0%
                                       ==========  =======  ==========  =======

  At December 31, 1993 and 1992, savings certificate accounts with balances of $100,000 or more aggregated to $4.7 million and $2.8 million, respectively.

  Accrued interest payable by category on deposits is as follows (in thousands):

                                                                DECEMBER 31,
                                                             ------------------
                                                             1993  1992   1991
                                                             ---- ------ ------
Savings accounts............................................ $103 $  123 $  171
Savings certificates........................................  819    966  1,445
NOW deposits and Money Market Demand accounts...............   --     --     73
                                                             ---- ------ ------
  Total..................................................... $922 $1,089 $1,689
                                                             ==== ====== ======

  Interest expense by category of deposits is as follows (in thousands):

                                                              DECEMBER 31,
                                                         ----------------------
                                                          1993   1992    1991
                                                         ------ ------- -------
Savings accounts........................................ $1,519 $ 1,706 $ 2,334
Savings certificates....................................  5,275   7,172   9,573
NOW deposits and Money Market Demand accounts...........  1,317   1,338   1,675
                                                         ------ ------- -------
  Total................................................. $8,111 $10,216 $13,582
                                                         ====== ======= =======

  Deposits consist of the following major classifications (in thousands):

                                      DECEMBER 31, 1993    DECEMBER 31, 1992
                                      -------------------- --------------------
                                        AMOUNT    PERCENT    AMOUNT    PERCENT
                                      ---------- --------- ---------- ---------
Club accounts:
 1993--2.40%........................  $      326      0.1% $       --       --%
 1992--3.00%........................          --       --         331      0.1%
Passbook accounts:
 1993--2.40%........................      54,964     25.4          --       --
 1992--3.00%........................          --       --      52,141     23.5
                                      ----------  -------  ----------  -------
  Savings Accounts..................      55,290     25.5      52,472     23.6
                                      ----------  -------  ----------  -------
IRA and Keogh Certificates:
 1993--3.00% to 5.50%...............      18,237      8.4          --       --
 1992--3.00% to 6.10%...............          --       --      18,522      8.3
Certificate accounts:
 Original maturity of six months or
less:
  1993--2.65% to 3.00%..............      24,791     11.5          --       --
  1992--2.80% to 4.10%..............          --       --      33,074     14.9
 Original maturity of more than six
months:
  1993--3.00% to 5.50%..............      64,700     29.9          --       --
  1992--3.10% to 6.10%..............          --       --      68,532     30.9
                                      ----------  -------  ----------  -------
   Savings Certificates.............     107,728     49.8     120,128     54.1
                                      ----------  -------  ----------  -------
NOW accounts:
 1993--2.15%........................      20,496      9.5          --       --
 1992--3.11%........................          --       --      24,107     10.9
Money market accounts:
 (weekly adjustments)
  1993--2.40% to 2.60%..............      27,227     12.6          --       --
  1992--3.00% to 3.30%..............          --       --      20,692      9.3
Business checking:
 Interest bearing
  1993--2.15%.......................       1,508      0.7          --       --
  1992--3.11%.......................          --       --       1,148      0.5
 Non-interest bearing...............       3,957      1.9       3,615      1.6
                                      ----------  -------  ----------  -------
   NOW and Money Market Demand
Accounts............................      53,188     24.7      49,562     22.3
                                      ----------  -------  ----------  -------
   Total Deposits...................  $  216,206    100.0% $  222,162    100.0%
                                      ==========  =======  ==========  =======
Weighted average interest rates paid
for:
 Savings............................                 2.74%                3.41%
                                                  =======              =======
 Savings certificates...............                 4.66%                5.75%
                                                  =======              =======
 NOW and money market...............                 2.57%                3.04%
                                                  =======              =======
   Total Deposits...................                 3.69%                4.67%
                                                  =======              =======

NOTE 10: OTHER BORROWED FUNDS

  Other borrowed funds consist of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1993    1992
                                                                ------- -------
                                                                (IN THOUSANDS)
$8.0 million nonrevolving commercial loan commitment of which the outstanding balance is payable in fixed monthly principal installments of $111,000 through January 15, 1997. The
 commercial loan bears interest at 3% on the used portion for which a compensating balance is maintained and the prime rate plus 1% for which no compensating balance is maintained. The prime rate plus 1% was 7.0% at December 31, 1993 and 1992....  $ 4,111 $ 5,445
$25.0 million and $20.0 million mortgage warehouse line of
 credit as of December 31, 1993 and 1992, respectively,
 bearing interest at 1.625% on used portion for which a
 compensating balance is maintained, and prime on used portion for which no compensating balance is maintained. The prime
 rate was 6.0% at December 31, 1993 and 1992. The line expires
 July 1, 1994.................................................   15,161  12,464
Other.........................................................      106     181
                                                                ------- -------
  Total.......................................................  $19,378 $18,090
                                                                ======= =======

  The two credit arrangements described above are cross-collateralized, secured by SMC's mortgage inventory, servicing rights and commitments.

  Compensating balances held by the lender are used in determining the interest rates charged on the mortgage warehouse lines of credit and the commercial loan. These balances, which are derived from customer escrow balances, amounts of collections in transit on loans serviced and corporate cash balances, can further decrease the interest rate charged on the lines of credit if the compensating balance is maintained at a level greater than the used portion of the line. Under the loan agreements, the effective rate of the nonrevolving commercial loan and the mortgage warehouse line of credit can be decreased to a minimum rate of 1.0%. These compensating balances averaged approximately $22.8 million and $21.6 million during 1993 and 1992, respectively. The use of these balances resulted in an effective interest rate of 1.87% and 1.59% in 1993 and 1992, respectively.

NOTE 11: FEDERAL HOME LOAN BANK ADVANCES

  Federal Home Loan Bank (FHLB) advances consist of the following:

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1993    1992
                                                                 ------- -------
                                                                 (IN THOUSANDS)
$11.0 million and $3.0 million variable rate advances, maturing
 December 16, 1994, and January 2, 1995, respectively, secured by 100% of FHLB stock owned by JSB, funds on deposit at the
 FHLB and up to 90% of the fair market value of JSB's mortgage-
 backed securities portfolio. The advances can be repaid
 without penalty. The average rate of these advances was 3.83%
 in 1993.......................................................  $14,000 $14,000
$34.1 million line of credit commitment maturing August 5,
 1994, bearing interest at the variable rate posted by FHLB at the date of the drawdown. The commitment is secured by 100% of
 FHLB stock owned by JSB, funds on deposit at the FHLB and up to 90% of the fair market value of the Bank's mortgage-backed securities portfolio. The average rate of this commitment was
 3.30% in 1993.................................................   24,500  21,000
Fixed-term advances bearing interest from 4.12% to 5.71% and maturing at periods from one to four years, secured by 100% of
 FHLB stock owned by the Bank, funds on deposit at the FHLB and up to 90% of the fair market value of JSB's mortgage-backed
 securities portfolio..........................................    6,500   6,500
Fixed-term advances bearing interest from 3.77% to 8.05% and maturing at periods from one to ten years, secured by various investment securities and unencumbered first mortgage loans equal to 120% of JSB's advances, subject to prepayment
 penalties.....................................................   34,000  11,000
Repurchase agreements, bearing interest at 3.49%, maturing
 January 28, 1994, secured by government agency and mortgage-
 backed securities with a book value of $11.6 million, and an
 approximate market value of $11.5 million.....................   10,000      --
                                                                 ------- -------
                                                                 $89,000 $52,500
                                                                 ======= =======

  Federal Home Loan Bank advances mature as follows (in thousands):

            YEAR            RATE             AMOUNT DUE
            ----            -----            ----------
            1994            3.83%             $54,000
            1995            5.04%               9,000
            1996            6.31%               7,000
            1997            5.61%               2,750
            1998            5.69%               3,750
            1999            6.09%               1,250
            2000            6.15%               3,750
            2001            6.49%               1,250
            2002            6.59%               2,500
            2003            6.61%               3,750
                                              -------
                                              $89,000
                                              =======

NOTE 12: FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CREDIT RISK

  JSB is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, letters of credit, consumer and commercial lines of credit, fixed and variable rate mortgage loan commitments and commitments to purchase securities. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of JSB's involvement in particular classes of financial instruments.

  JSB has exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit. JSB uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Accordingly, the amount and type of collateral obtained by JSB is based upon industry practice and JSB's credit assessment of the customer.

  The following table sets forth the dollar amount of financial instruments whose contract amounts represent credit-risk and commitments outstanding, not otherwise reflected on the balance sheet, as of December 31 (in thousands):

                                                             CONTRACT OR
                                                           NOTIONAL AMOUNT
                                                           ---------------
                                                            1993    1992
                                                           ------- -------
Financial instruments whose contract amount represents
credit risk:
  Unused portion of open-end consumer lines............... $14,248 $13,433
  Unused portion of commercial lines......................     479     533
  Letters of credit--commercial...........................      15      --
                                                           ------- -------
                                                           $14,742 $13,966
                                                           ======= =======
Commitments outstanding to purchase or originate:
 Adjustable-rate mortgage loans secured by 1-4 family
dwellings................................................. $ 5,180 $ 1,370
 Fixed-rate mortgage loans secured by 1-4 family
dwellings.................................................  31,615  10,045
 Fixed-rate mortgage loans secured by commercial real
estate....................................................   4,944      --
 Fixed-rate investment and mortgage-backed securities.....   4,750   3,790
                                                           ------- -------
                                                           $46,489 $15,205
                                                           ======= =======
Commitments to sell fixed-rate mortgage loans available
for sale.................................................. $31,586 $20,625
                                                           ======= =======

  Market risk arises if interest rates, at the time a fixed-rate commitment is funded, have moved adversely subsequent to the extension of the commitment. JSB believes the market risk associated with consumer loan commitments is minimal. Commitments to fund residential mortgages and to purchase mortgage-backed securities carry market risks similar to the risks associated with similar assets currently reported on JSB's balance-sheet. Since a portion of JSB's commitments to extend credit are expected to expire without being drawn upon, the total contractual amounts do not necessarily represent future cash requirements.

  Financial institutions, such as JSB, generate profits primarily through lending and investing activities. The risk of loss from lending and investing activities includes the possibility that a loss may occur from the failure of another party to perform according to the terms of the loan or investment agreement. This possibility of loss is known as credit risk.

  Credit risk is increased by lending and/or investing activities that concentrate a financial institution's earning assets in such a way as to expose the institution to a material loss from any single occurrence or group of related occurrences. Diversifying the institution's assets to prevent concentrations is one way in which the financial institution can reduce potential losses due to credit risk.

  JSB manages its credit risk by establishing and implementing strategies appropriate to the characteristics of borrowers, collateral pledged and geographic locations. Diversification of risk, within each of these areas is a primary objective of JSB.

  At December 31, 1993, JSB's assets were deployed primarily in four principal types of investments: (1) investment securities and MBS; (2) residential real estate loans; (3) commercial and multi-family residential real estate loans; and (4) consumer loans.

  INVESTMENT SECURITIES AND MBS. Other than investment securities and MBS issued or backed by the U.S. Government or a U.S. Government-sponsored enterprise, JSB has no significant concentration of any single issuer in its MBS and investment portfolios.

  RESIDENTIAL REAL ESTATE LOANS. At December 31, 1993, JSB had $80.1 million in residential mortgages, including loans available for sale. The collateral properties for approximately $58.6 million of these loans, and a substantial majority of JSB's mortgage loan commitments at December 31, 1993, were concentrated primarily in western Pennsylvania. Loans and commitments of this type are issued to an inherently diverse group of borrowers and JSB has no significant concentration of loans to one borrower. In addition, JSB's underwriting standards and internal control procedures are designed to minimize, as far as possible, credit risk associated with residential mortgage lending and the possible risks associated with concentrations of such loans in a geographic area of limited size.

  COMMERCIAL AND MULTI-FAMILY RESIDENTIAL LOANS. At December 31, 1993, JSB had $42.8 million of commercial and multi-family residential loans, the majority of which are located outside the state of Pennsylvania. At December 31, 1993, $11.2 million, $4.1 million, and $5.6 million of multi-family residential and commercial real estate loans were secured by properties located in Texas, Colorado, and Georgia, respectively. Since 1989, JSB has not actively sought to originate commercial real estate loans outside of western Pennsylvania. JSB's underwriting standards and internal control procedures are designed to minimize, as far as possible, credit risks associated with commercial real estate lending within western Pennsylvania.

  CONSUMER LOANS. At December 31, 1993, JSB had $27.5 million in consumer loans. Substantially all of JSB's consumer loan portfolio is secured (where applicable) by assets located in or around JSB's general market area. In addition, substantially all of JSB's off-balance-sheet commitments to extend consumer loan credit involve customers within JSB's general market area. Consumer loans generally have shorter terms and higher interest rates than other types of retail loans, such as residential mortgages, because of the type and nature of the collateral and, in certain cases, the absence of collateral. Such loans are issued to an inherently diverse group of borrowers and JSB has no significant concentration of loans to one borrower. JSB's underwriting standards and internal control procedures are designed to minimize, as far as possible, credit risk associated with concentrations of such loans in a geographic area of limited size.

NOTE 13: STANDARD MORTGAGE CORPORATION OF GEORGIA

  SMC is a mortgage banking company located in Atlanta, Georgia. It originates and sells loans primarily in the Atlanta metropolitan area. SMC also acquires rights to service mortgage loans from unaffiliated third parties throughout the United States. During 1993, 1992, and 1991, SMC acquired the rights to service approximately $147.0 million, $84.0 million, and $239.3 million of mortgage loans at a cost of approximately $1.8 million, $595,000, and $2.1 million, respectively.

  SMC was servicing loans for others of $908.9 million, $840.5 million and $829 million at December 31, 1993, 1992, and 1991, respectively.

  For the years ended December 31, 1993 and 1992, SMC paid JSB $42,000 and $180,000, respectively, in management and other fees to compensate JSB for direct and indirect expenditures JSB incurred on behalf of SMC during the year. In addition, $238,000 and $302,000 for charges in-lieu of federal income taxes were assessed by JSB to SMC during 1993 and 1992, respectively. The charge to SMC represents 34% of SMC's federally taxable net income and was made under the provisions of a tax-sharing agreement between the two entities.

  The following are condensed statements of financial condition for 1993 and 1992, and condensed statements of operations for SMC for 1993, 1992, and 1991:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1993    1992
                                                                ------- -------
                                                                (IN THOUSANDS)
ASSETS:
 Cash and cash equivalents..................................... $   840 $ 1,526
 Loans available for sale......................................  16,648  13,830
 Mortgage servicing purchased, net.............................   7,342   7,838
 Other assets..................................................   2,796   2,646
                                                                ------- -------
  Total Assets................................................. $27,626 $25,840
                                                                ======= =======
LIABILITIES:
 Accounts payable.............................................. $ 2,159 $ 2,176
 Borrowings from unaffiliated lender...........................  19,272  17,909
                                                                ------- -------
  Total Liabilities............................................  21,431  20,085
Stockholder's Equity...........................................   6,195   5,755
                                                                ------- -------
  Total Liabilities and Stockholder's Equity................... $27,626 $25,840
                                                                ======= =======

CONDENSED STATEMENTS OF OPERATIONS

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                           1993    1992    1991
                                                         ------- ------- -------
                                                             (IN THOUSANDS)
INCOME:
 Servicing fee income................................... $ 4,302 $ 4,360 $ 3,650
 Gain on sale of mortgage loans.........................   1,019   1,068   1,110
 Interest earned........................................   1,463   1,301     916
 Miscellaneous..........................................     246     225     157
                                                         ------- ------- -------
  Total Income..........................................   7,030   6,954   5,833
                                                         ------- ------- -------
EXPENSES:
 Amortization of cost of purchased servicing rights.....   2,275   2,383   1,425
 Interest expense:
  Paid to affiliate.....................................     135      --      --
  Paid to others........................................     523     491     452
 Other operating expenses...............................   3,374   3,162   2,427
                                                         ------- ------- -------
   Total Expenses.......................................   6,307   6,036   4,304
                                                         ------- ------- -------
Income before taxes.....................................     723     918   1,529
Income tax expense......................................     283     354     636
                                                         ------- ------- -------
Net Income.............................................. $   440 $   564 $   893
                                                         ======= ======= =======

NOTE 14: SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                               THREE MONTHS ENDED
                                  ---------------------------------------------
                                  MARCH 31, JUNE 30, SEPTEMBER 30, DECEMBER 31,
                                    1993      1993       1993          1993
                                  --------- -------- ------------- ------------
                                      (IN THOUSANDS EXCEPT PER SHARE DATA)
Interest income..................  $5,699    $5,659     $5,463       $ 5,782
Interest expense.................   2,947     3,120      3,062         3,033
                                   ------    ------     ------       -------
Net interest income..............   2,752     2,539      2,401         2,749
Provision for loan losses........     760       180         72            90
Other operating income...........   1,578     1,198      1,767         2,039
Other operating expenses.........   2,579     2,590      3,092         2,739
                                   ------    ------     ------       -------
Net income before taxes..........     991       967      1,004         1,959
Provision (benefit) for income
taxes............................     272       240        202           846
                                   ------    ------     ------       -------
Net income.......................  $  719    $  727     $  802       $ 1,113
                                   ======    ======     ======       =======
Net income per share.............  $ 0.37    $ 0.37     $ 0.41       $  0.58
                                   ======    ======     ======       =======
                                               THREE MONTHS ENDED
                                  ---------------------------------------------
                                  MARCH 31, JUNE 30, SEPTEMBER 30, DECEMBER 31,
                                    1992      1992       1992          1992
                                  --------- -------- ------------- ------------
                                      (IN THOUSANDS EXCEPT PER SHARE DATA)
Interest income..................  $6,076    $5,777     $5,637       $ 5,792
Interest expense.................   3,466     3,208      2,993         3,111
                                   ------    ------     ------       -------
Net interest income..............   2,610     2,569      2,644         2,681
Provision for loan losses........     365       430        280         1,430
Other operating income...........     806     1,982      1,245         1,047
Other operating expenses.........   2,481     3,465      2,857         4,044
                                   ------    ------     ------       -------
Net income (loss) before taxes
 and cumulative effect of change
 in accounting principle.........     570       656        752        (1,746)
Provision (benefit) for income
taxes (1)........................      77      (350)       129          (533)
Cumulative effect of change in
 accounting for income taxes.....   1,673        --         --            --
                                   ------    ------     ------       -------
Net income (loss)................  $2,166    $1,006     $  623       $(1,213)
                                   ======    ======     ======       =======
Net income (loss) per share......  $ 1.12    $ 0.52     $ 0.32       $ (0.63)
                                   ======    ======     ======       =======

- --------
(1) Amounts have been restated to reflect the change in accounting principle discussed in Notes 1 and 7.

NOTE 15: FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following table represents the carrying amount and the estimated fair value of JSB's financial instruments at December 31, 1993 (in thousands):

                                RECORDED WEIGHTED   REPRICING                  ESTIMATED
                                  BOOK   AVERAGE   OR MATURITY     DISCOUNT      FAIR
                          NOTES BALANCE   YIELD   RANGE IN YEARS  RATES USED     VALUE
                          ----- -------- -------- -------------- ------------  ---------
FINANCIAL ASSETS
Cash and Due from Banks.        $  8,449     --            --              --  $  8,449
Investment and mortgage-
 backed securities:
  Available for sale....         137,578     --            --              --   137,586
  Held to maturity......          28,496     --            --              --    28,506
  Held in trading
accounts................           3,551     --            --              --     3,551
Loans receivable:
  Residential mortgage
     loans,
     1-4 family.........   -A-    47,136   7.22%     0 to 20+    3.97 to 6.72%   48,463
  Residential mortgage
     loans available for
     sale...............          32,759   7.24     15 to 20+              --    32,991
  Commercial & multi-
     family loans.......          42,660   9.41       0 to 10            8.82    42,877
  Commercial business
     loans and leases...           5,426   7.38       0 to 20            7.06     5,459
  Consumer loans........   -B-    26,874   9.77       0 to 10    7.83 to 8.35    28,055
  Non-accrual loans
(net)...................             589     --            **              --       589
FHLB stock..............           5,056     **            **              **     5,056
Accrued interest
receivable..............           2,147     **            **              **     2,147
FINANCIAL LIABILITIES:
Certificates of deposit.          73,554   3.89        0 to 1              --    73,554
Certificates of deposit.          34,173   5.58       1 to 15            4.89    35,103
Checking, MMDA & savings
 accounts...............   -C-   108,478   2.29            **              --   108,478
Accrued interest
payable.................             922     **            **              **       922
FHLB advances...........          89,000   4.59       0 to 10    3.19 to 8.34    89,352
Other borrowed funds....   -D-    19,378   1.87        0 to 5            3.19    19,230

- --------
**--Not meaningful.
A The carrying amount consists of approximately $34.8 million in adjustable-rate and $12.3 million in fixed-rate residential mortgage loans. The discount rate used to determine fair value was selected based on loans of similar type, repricing schedule (where applicable) and remaining maturity.
B The carrying amount includes approximately $5.6 million in credit card receivables. The fair market value of credit card receivables was determined using quoted prices offered in an active secondary market.
C SFAS No. 107 defines the estimated fair value of deposits with no stated maturity, such as demand deposits, savings, NOW and money market demand accounts, to be equal to the amount payable on demand (i.e., their carrying amounts).
D Other borrowed funds include $15.2 million of advances subject to daily repricing. SFAS No. 107 defines the estimated fair value of borrowed funds repricing within 90 days as equal to the carrying value.

  The estimation methods, approaches and significant assumptions used in determining the fair market values of each category of financial instrument are as follows:

CASH AND DUE FROM BANKS

  The recorded book balance approximates fair value due to the due on demand nature of these financial instruments.

INVESTMENT AND MORTGAGE-BACKED SECURITIES

  Investment and mortgage-backed securities, of the type held by JSB, are actively traded in a secondary market and have been valued using quoted market prices.

LOANS RECEIVABLE

  For certain homogeneous categories of loans, such as residential mortgages and credit card receivables, fair market value is estimated by using quoted market prices for similar loans or securities backed by similar loans, adjusted for differences in loan characteristics, if any. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and maturities.

  Fair market values for residential mortgages available for sale are determined using sales commitments to permanent investors or current market rate for loans of similar quality.

NON-PERFORMING LOANS

  Estimated fair market value represents the net realizable value of the loan collateral including an allowance for credit risk based upon JSB's historical credit loss experience and disposition costs for similar assets. Fair market value is based upon either appraisals obtained from independent sources or upon JSB's determination of fair market value based upon the capitalization of current and estimated future cash flows from the collateral property.

FHLB STOCK

  FHLB stock is not actively traded on a secondary market. FHLB stock is held exclusively by financial institutions that are members of the Federal Home Loan Bank system. The stock is generally redeemable at par. Accordingly, the fair market value of the FHLB stock approximates the carrying value.

ACCRUED INTEREST RECEIVABLE

  The fair market value of accrued interest receivable approximates the carrying value.

DEPOSIT LIABILITIES

  SFAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be equal to the amount payable on demand. Although market premiums paid for depository institutions reflect an additional value for these low-cost deposits, SFAS No. 107 prohibits adjusting fair value for any value expected to be derived from retaining those deposits for a future period of time or from the benefit that results from ability to fund interest-earning assets with these deposit liabilities. The fair value of fixed-maturity deposits is estimated by discounting the future cash flows using the current market rates offered in active secondary markets for advances with similar terms and remaining maturities.

ACCRUED INTEREST PAYABLE

  The fair market value of accrued interest payable approximates the carrying value.

OTHER BORROWINGS AND FHLB ADVANCES

  The fair market value of other borrowed funds and advances is estimated by discounting the future cash flows using the current market rates offered in active secondary markets for debt with similar terms and remaining maturities.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

  JSB's off-balance-sheet financial instruments are primarily commitments to extend credit, commitments to fund residential mortgages and commitments to purchase MBS. The commitments to fund residential mortgages and to purchase MBS were made proximate to December 31, 1993, at the prevailing market rates and/or prices. Accordingly, the committed funding amount for residential mortgages and the committed purchase price for MBS approximates the fair market value of those financial instruments at December 31, 1993. Commitments to extend credit generally are not sold or traded, and estimated fair values are not readily available. For a further discussion of JSB's off-balance-sheet financial instruments, see Note 12, Financial Instruments with Off-Balance-Sheet and Credit Risk.

NOTE 16: PURCHASED MORTGAGE SERVICING RIGHTS

  At December 31, 1993, SMC serviced $908.9 million in loans for others. Servicing rights are acquired through both purchases and loan origination activities. Direct acquisition expenses for purchased servicing rights are capitalized and amortized over the estimated economic life of the related servicing asset. The following is an analysis of the changes in purchased mortgage loan servicing rights asset balances for the years ended 1993, 1992 and 1991 (in thousands):

                                                       1993     1992     1991
                                                      -------  -------  -------
Beginning Balance.................................... $ 7,838  $ 9,626  $ 8,964
Purchases............................................   1,779      595    2,535
Amortization.........................................  (2,275)  (2,383)  (1,425)
Sales................................................      --       --     (448)
                                                      -------  -------  -------
Ending Balance....................................... $ 7,342  $ 7,838  $ 9,626
                                                      =======  =======  =======

NOTE 17: LEASE COMMITMENTS

  At December 31, 1993, JSB had entered into four operating lease agreements for office and branch facility space which will expire at various times from December 1995 to December 2014. JSB recognized $212,000, $153,000 and $140,000 of rent expense in 1993, 1992 and 1991, respectively. The minimum lease payments for the years subsequent to 1993 are as follows (in thousands):

               1994.................... $  256
               1995....................    287
               1996....................    272
               1997....................    274
               1998....................    254
               1999 and thereafter.....    325
                                        ------
               Total................... $1,668
                                        ======

NOTE 18: ACQUISITION BY USBANCORP, INC.

  On January 18, 1994, Johnstown Savings Bank and USBANCORP, Inc. (USBANCORP) jointly announced that they had reached agreement on revised terms to the definitive agreement pursuant to which JSB would merge with United States National Bank in Johnstown, one of USBANCORP's banking subsidiaries. The definitive agreement was signed by the parties on November 10, 1993.

  JSB has the right to terminate the amended agreement in the event that the average closing price of USBANCORP common stock for the ten trading days immediately preceding the closing is less than $20.50 per share. USBANCORP common stock is traded on the NASDAQ National Market System.

  At the time the amendment was signed by the parties, financial advisors for each party provided a written opinion to the Boards of Directors of JSB and USBANCORP that the revised merger consideration set forth in the amendment is fair from a financial point of view to USBANCORP and the stockholders of JSB.

  The transaction is subject to regulatory approvals and to the approvals of the stockholders of JSB and USBANCORP.

                                    ANNEX A



                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                USBANCORP, INC.,

                    UNITED STATES NATIONAL BANK IN JOHNSTOWN

                                      AND

                             JOHNSTOWN SAVINGS BANK

                                   AGREEMENT

  THIS AGREEMENT AND PLAN OF MERGER, dated as of November 10, 1993 and amended as of January 18, 1994, is made by and between USBANCORP, INC. ("USBANCORP"), a Pennsylvania corporation, having its principal place of business at Main and Franklin Streets, P.O. Box 430, Johnstown, Pennsylvania 15907, UNITED STATES NATIONAL BANK IN JOHNSTOWN ("U.S. Bank"), a national association and a wholly-owned subsidiary of USBANCORP, having its principal place of business at Main and Franklin Streets, P.O. Box 520, Johnstown, Pennsylvania 15907 and JOHNSTOWN SAVINGS BANK ("JSB"), a Pennsylvania-chartered savings bank, having its principal place of business at Market and Main Streets, Johnstown, Pennsylvania 15901.

                                   BACKGROUND

  1. USBANCORP and JSB desire to effect a merger of JSB with and into Johnstown Interim Bank ("JIB") and immediately thereafter the merger of JIB with and into U.S. Bank, with U.S. Bank surviving such merger, in accordance with applicable federal and state laws and in accordance with the plan of merger set forth herein.

  2. At or prior to the execution and delivery of this Agreement, and as a condition and inducement to USBANCORP's and U.S. Bank's execution of this Agreement (a) certain directors, officers and shareholders of JSB executed, in favor of USBANCORP, a Letter Agreement dated November 10, 1993, in the form attached hereto as Exhibit 1, and (b) JSB granted to USBANCORP an option to acquire JSB's common stock (the "USBANCORP Option") pursuant to a Stock Option Agreement between USBANCORP and JSB dated November 10, 1993, in the form attached hereto as Exhibit 2.

  3. USBANCORP, U.S. Bank and JSB desire to provide the terms and conditions governing the transactions contemplated herein.

                                   AGREEMENT

  NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                 ARTICLE I

  Section 1.01 DEFINITIONS. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

    AFFILIATE means, with respect to any Person, any Person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of such Person and any Affiliate of such executive officer, director or 10% equity owner.

    AGREEMENT means this agreement, as amended on January 18, 1994, and any modification, amendment or supplement hereto or restatement hereof, which constitutes a plan of merger among USBANCORP, U.S. Bank and JSB.

    AMENDMENT means the amendment to the Agreement made by and between the parties as of January 18, 1994.

    APPLICATIONS means the applications for regulatory approval which are required by the transactions contemplated hereby.

    ARTICLES OF MERGER means the articles of merger to be executed by JIB and JSB and to be filed in the Office of the Secretary of State of the Commonwealth of Pennsylvania in accordance with the applicable laws of the Commonwealth of Pennsylvania.

    AVERAGE CLOSING PRICE means the average of the closing price for USBANCORP Common Stock as quoted on the NASDAQ National Market System for the ten trading days immediately preceding the Closing Date.

    BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

    BHC ACT means the Bank Holding Company Act of 1956, as amended.

    CLOSING DATE means the fifth business day after the last condition precedent pursuant to this Agreement has been fulfilled or waived, or such other date as USBANCORP and JSB shall agree.

    EFFECTIVE DATE means the date specified in the Notice of Consummation to be filed with the OCC which shall be the Closing Date.

    ENVIRONMENTAL LAW means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority that administers any environmental law relating to
  (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

    ERISA means the Employee Retirement Income Security Act of 1974, as amended.

    EXCHANGE ACT means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

    FDIA means the Federal Deposit Insurance Act, as amended, and the rules and regulations promulgated from time to time thereunder.

    FDIC means the Federal Deposit Insurance Corporation.

    FRB means the Board of Governors of the Federal Reserve System.

    GAAP means generally accepted accounting principles as in effect from time to time.

    IRC means the Internal Revenue Code of 1986, as amended.

    IRS means the Internal Revenue Service.

    JIB means Johnstown Interim Bank, a Pennsylvania chartered commercial bank to be formed by USBANCORP solely for the purpose of effecting the Merger.

    JSB COMMON STOCK means the common stock of JSB described in Section
  2.02(a).

    JSB DISCLOSURE LETTER means a disclosure letter delivered by JSB to USBANCORP pursuant to Article II of this Agreement.

    JSB FINANCIALS means (i) the audited consolidated financial statements of JSB as of December 31, 1992 and 1991 and for the three years ended December 31, 1992, and (ii) the unaudited interim consolidated financial statements of JSB as of each calendar quarter thereafter included in Securities Documents filed by JSB.

    JSB REGULATORY REPORTS means the call reports, consolidated reports of condition and income, and accompanying schedules, filed by JSB and other JSB Subsidiaries with any Regulatory Authority for each calendar quarter, beginning with the quarter ended December 31, 1990, through the Closing Date.

    JSB SUBSIDIARIES means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by JSB, except any corporation the stock of which is held in the ordinary course of the lending activities of JSB.

    MATERIAL ADVERSE CHANGE means, with respect to USBANCORP or JSB, any material adverse change in its assets, financial condition or results of operations, taken as a whole, except for any material adverse effect caused by any change occurring after the date of the Agreement in any federal or state law, rule or regulation or in GAAP or in the level of general market interest rates, which changes affect banking institutions generally, or any changes by USBANCORP or its representatives of accounting adjustments or entries, or in the calculation thereof, relating to the transactions contemplated by this Agreement.

    MERGER means, as the context may require, (i) the merger of JSB with and into JIB, with JIB surviving such merger, (ii) the merger of JIB with and into U.S. Bank with U.S. Bank surviving such merger or (iii) both such mergers, all as contemplated by this Agreement.

    NASDAQ means the National Association of Securities Dealers Automated Quotation System.

    NBA means the National Bank Act, as amended and the rules and regulations, promulgated from time to time thereunder.

    NOTICE OF CONSUMMATION means the Notice of Consummation and the related articles of association filed with the OCC to effect the Merger.

    OCC means the Office of the Comptroller of the Currency.

    PBC means the Pennsylvania Banking Code of 1965, as amended.

    PDB means the Pennsylvania Department of Banking.

    PERSON means any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange
  Act).

    PROSPECTUS/PROXY STATEMENT means the prospectus/proxy statement, together with any exhibits, appendices, supplements or amendments thereto, to be sent to holders of USBANCORP Common Stock and JSB Common Stock in connection with the transactions contemplated by this Agreement.

    REGISTRATION STATEMENT means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with (i) the SEC under the Securities Act with respect to the USBANCORP Common Stock to be issued in connection with the transactions contemplated by this Agreement and the solicitation of proxies by USBANCORP in connection with the transactions contemplated by this Agreement and (ii) the FDIC with respect to the solicitation of proxies by JSB in connection with the transactions contemplated by this Agreement.

    REGULATORY AGREEMENT has the meaning given to that term in Section 2.11 of this Agreement.

    REGULATORY AUTHORITY means any agency or department of any federal or state government, including without limitation the FRB, the FDIC, the OCC, the PDB or the respective staffs thereof.

    RIGHTS means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

    SBRI means SB Realty, Inc., a Pennsylvania corporation.

    SEC means the Securities and Exchange Commission.

    SECURITIES ACT means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

    SECURITIES DOCUMENTS means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

    SECURITIES LAWS means the Securities Act and the Exchange Act.

    SMC means Standard Mortgage Corporation of Georgia, a Georgia corporation.

    SUBSIDIARY means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

    USBANCORP COMMON STOCK has the meaning given to that term in Section 3.02(a) of this Agreement.

    USBANCORP DISCLOSURE LETTER means a disclosure letter delivered by USBANCORP to JSB pursuant to Article III of this Agreement.

    USBANCORP FINANCIALS means (i) the audited consolidated financial statements of USBANCORP as of December 31, 1992 and 1991 and for the three years ended December 31, 1992, and (ii) the unaudited interim consolidated financial statements of USBANCORP as of each calendar quarter thereafter included in Securities Documents filed by USBANCORP.

    USBANCORP OPTION means the option granted to USBANCORP to acquire shares of JSB Common Stock referenced in the recitals to this Agreement.

    USBANCORP RIGHTS AGREEMENT means the Shareholder Protection Rights Agreement dated November 10, 1989 between USBANCORP and U.S. Bank, as rights agent, relating to USBANCORP's Series B Preferred Stock.

    USBANCORP STOCK PURCHASE RIGHTS means Rights to purchase one-tenth of a share of USBANCORP's Series B Preferred Stock in accordance with the terms of the USBANCORP Rights Agreement.

    USBANCORP SUBSIDIARIES means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by USBANCORP, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

  Section 1.02 THE MERGER.

  (a) THE MERGER. Subject to the terms and conditions of this Agreement, on the Effective Date JSB shall merge with and into JIB with JIB surviving and immediately thereafter JIB shall merge with and into U.S. Bank with U.S. Bank surviving; the separate existence of JSB shall cease; U.S. Bank shall be ultimately the surviving corporation in the Merger; and all of the property (real, personal and mixed), rights, powers and duties and obligations of JSB shall be taken and deemed to be transferred to and vested in U.S. Bank, as the ultimately surviving corporation in the Merger, without further act or deed; all debts, liabilities and duties of each of JSB and U.S. Bank shall thereafter be the responsibility of U.S. Bank as the ultimately surviving corporation; all in accordance with the NBA and applicable laws of the Commonwealth of Pennsylvania.

  (b) CLOSING. On the Closing Date, the Closing will take place at 10:00 a.m. at the offices of USBANCORP, unless another time and place are agreed to by the parties hereto, provided in any case that all conditions to Closing set forth in Article V have been satisfied or waived at or prior to Closing. At or before the Closing, U.S. Bank and JSB shall cause the Articles of Merger to be duly executed and filed with the Secretary of State of the Commonwealth of Pennsylvania and the Notice of Consummation to be duly executed and filed with the OCC.

  (c) U.S. BANK'S ARTICLES OF ASSOCIATION AND BYLAWS. On and after the Effective Date, the articles of association and the bylaws of U.S. Bank, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of association and bylaws of U.S. Bank, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

  (d) BOARD OF DIRECTORS AND OFFICERS OF USBANCORP AND U.S. BANK.

    (i) On the Effective Date, the Board of Directors of USBANCORP shall consist of (i) those persons holding such office immediately prior to the Effective Date, and two of the four directors elected to the Board of Directors of U.S. Bank in accordance with Section 1.02(d)(iii) below who are designated by USBANCORP, one of whom shall sit as a Class III director (which serves until the annual meeting of USBANCORP shareholders in 1995) and one of whom shall sit as a Class I director (which serves until the 1996 annual meeting). USBANCORP shall cause such persons to be elected as directors of USBANCORP effective as of the Effective Date. Each such director shall hold office until his successor is elected and qualified or otherwise in accordance with the articles of incorporation and the bylaws of USBANCORP. USBANCORP shall use its best efforts to cause such persons to be renominated for an additional term, subject to USBANCORP's normal director retirement policy.

    (ii) On the Effective Date, the Executive Committee of the Board of Directors of USBANCORP shall consist of (i) those persons holding such office immediately prior to the Effective Date, and (ii) one of the two directors elected to serve on the Board of Directors of USBANCORP in accordance with Section 1.02(d)(i) above, who will be designated by USBANCORP. USBANCORP shall cause such person to be appointed as a member of the Executive Committee as of the Effective Date. Such member shall hold office until his successor is appointed and qualified.

    (iii) On the Effective Date, the Board of Directors of U.S. Bank shall consist of those persons holding office immediately prior to the Effective Date and four present JSB directors, who are designated by USBANCORP. U.S. Bank shall cause such persons to be elected as directors of U.S. Bank effective as of the Effective Date. Each such director shall hold office until his or her successor is elected and qualified or otherwise in accordance with the articles of association and the bylaws of U.S. Bank.

    (iv) U.S. Bank will use its best efforts to cause such persons to be re-elected, and USBANCORP shall vote to re-elect such persons, in each of the two succeeding years subject to U.S. Bank's normal director retirement policy. Those directors of JSB who are not elected to serve on U.S. Bank's Board, shall be appointed by the Board of Directors of U.S. Bank for one year terms to U.S. Bank's Main Office Advisory Board and shall hold office until their successors are appointed and qualified. U.S. Bank will use its best efforts to cause such persons to be re-appointed in each of the two succeeding years. Such individuals will receive an annual retainer at a rate not less than their current annual retainer. USBANCORP, in its sole discretion, may elect to prepay all or any portion of the annual retainer payable to such persons.

    (v) On the Effective Date, the officers of USBANCORP duly elected and holding office immediately prior to the Effective Date shall remain the officers of USBANCORP. The officers of U.S. Bank duly elected and holding office immediately prior to such effective date shall remain the officers of U.S. Bank, as the surviving corporation in the Merger.

  (e) CONVERSION OF SHARES.

    (i) USBANCORP COMMON STOCK.

      (A) Each share of USBANCORP Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of USBANCORP Common Stock.

      (B) Each share of USBANCORP Common Stock issued and held in the treasury of USBANCORP as of the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of USBANCORP.

      (C) Each share of JIB Common Stock issued and outstanding immediately prior to the Effective Date shall be cancelled on the Effective Date.

  (ii) JSB COMMON STOCK.

      (A) After giving effect to the provisions of Section 1.02(e)(v) hereof with respect to dissenting shares and subject to the provisions of subparagraphs (B), (C), and (D) of this Section 1.02(e)(ii) and Sections 1.02(e)(iii) and (iv), each share of JSB Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive:

        (1) $10.13 in cash, and

        (2) a fraction of a share of USBANCORP Common Stock as follows:
      (a) if the Average Closing Price on the Closing Date is less than or equal to $24.50 per share, then .5053 shares of USBANCORP Common Stock; (b) if the Average Closing Price on the Closing Date is greater than or equal to $25.50 per share, then .4853 shares of USBANCORP Common Stock; or (c) if the Average Closing Price on the Closing Date is greater than $24.50 per share but less than $25.50 per share, then the conversion ratio will be determined by dividing $22.50 by the Average Closing Price and multiplying the resulting figure by .55.

      (B) Each share of JSB Common Stock owned by USBANCORP on the Effective Date, if any, shall be cancelled.

      (C) Each share of JSB Common Stock issued and held in the treasury of JSB or owned by any JSB Subsidiary as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

      (D) No fraction of a whole share of USBANCORP Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of JSB Common Stock who would otherwise be entitled to receive a fraction of a share of USBANCORP Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by $25.50.

      (E) On the Effective Date, each option granted pursuant to the JSB Employee Stock Compensation Program not previously exercised and exercisable into shares of JSB Common Stock, whether or not such option is exercisable on the Effective Date, shall, by reason of the Merger, cease to be outstanding and be converted into the right to receive in cash an amount equal to (a) the difference between $22.50 and the exercise price of each option multiplied by (b) the number of shares of JSB Common Stock covered by such option.

    (iii) In lieu of Section 1.02(e)(ii)(A), each record holder of shares of JSB Common Stock will have the right, except as limited by Section 1.02(e)(iv), to elect to have such holder's shares of JSB Common Stock converted solely into USBANCORP Common Stock or cash in accordance with the following procedures:

      (A) On or before the Effective Date, a form letter of transmittal and election statement providing for such election and for the tender to an exchange agent selected by USBANCORP (the "Exchange Agent") of the related share certificates (an "Election Statement") will be mailed to each JSB stockholder of record on the Effective Date.

      (B) Any record holder of JSB Common Stock may specify, in an Election Statement meeting the requirements of this Section 1.02(e)(iii) that, as to all shares of JSB Common Stock covered by such Election
    Statement:

        (1) all such shares shall be converted into shares of USBANCORP Common Stock (a "Stock Election") as follows: (a) if the Average Closing Price on the Closing Date is less than or equal to $24.50 per share, then .9184 shares of USBANCORP Common Stock; (b) if the Average Closing Price on the Closing Date is greater than or equal to $25.50 per share, then .8824 shares of USBANCORP Common Stock; or
      (c) if the Average Closing Price on the Closing Date is greater than $24.50 per share but less than $25.50 per share, then the conversion ratio will be determined by dividing $22.50 by the Average Closing Price;

        (2) all such shares shall be converted to cash at the rate of $22.50 per share (a "Cash Election"); or

        (3) the shareholder has no preference and accordingly makes no election and will receive the consideration specified in Section 1.02(e)(ii)(A) ("No Election"). Shares of JSB Common Stock as to which a record holder makes No Election, or as to which no Effective Election Statement (as defined in subparagraph (D) below) is filed, are hereinafter referred to as "No Election Shares."

      (C) Any record holder of JSB Common Stock who is holding such shares for a beneficial owner, or as a nominee for one or more beneficial owners, may submit an Election Statement on behalf of any such beneficial owners. Any beneficial owner of JSB Common Stock on whose behalf a record owner of JSB Common Stock has submitted an Election Statement in accordance with this subparagraph (C) will be considered a separate holder of JSB Common Stock for purposes of this Agreement.

      (D) An Election Statement will be effective only if a properly completed and signed copy thereof, accompanied by stock certificates for the shares of JSB Common Stock which such Election Statement covers shall have been actually received by the Exchange Agent no later than 3:00 p.m. on the 20th day following the Closing Date (such time and day being herein referred to as the "Election Deadline"). (An Election Statement which meets the requirements of this subparagraph (D) is hereinafter referred to as an "Effective Election Statement.")

      (E) USBANCORP and JSB will have the right to make rules, not inconsistent with the terms of this Agreement, governing the form, terms and conditions of Election Statements, the validity and effectiveness of Election Statements and the manner and extent to which they are to be taken into account in making the determinations prescribed by Section 1.02(e)(iv), the issuance and delivery of certificates evidencing the USBANCORP Common Stock into which shares of JSB Common Stock are converted in the Merger and the payment for fractional interests as prescribed by Section 1.02(e)(ii)(D).

    (iv) The allocation of USBANCORP Common Stock and cash among holders of outstanding shares of JSB Common Stock pursuant to Section 1.02(e)(iii) shall be effected as hereinafter provided:

      (A) In the aggregate, fifty-five percent (55%) of the shares of JSB Common Stock will be converted into USBANCORP Common Stock (the "Stock Limitation"); and

      (B) In the aggregate, forty-five percent (45%) of the shares of JSB Common Stock will be converted into cash (the "Cash Amount").

      (C) The USBANCORP Common Stock will be deemed, for the purposes of this Agreement, to be oversubscribed if the number of shares of JSB Common Stock covered by all Effective Election Statements which designate a Stock Election, plus a fraction of the No Election Shares determined as follows: (a) .5053 if the Average Closing Price on the Closing Date is less than or equal to $24.50 per share; (b) .4853 if the Average Closing Price on the Closing Date is greater than or equal to $25.50 per share; or (c) if the Average Closing Price on the Closing Date is greater than $24.50 per share but less than $25.50 per share, a ratio determined by dividing $22.50 by the Average Closing Price and multiplying the resulting figure by .55, exceed the Stock Limitation.

      (D) (1) If the USBANCORP Common Stock is not oversubscribed, the USBANCORP Common Stock and the Cash Amount shall be allocated as follows:

        (a) First, all shares of JSB Common Stock covered by an Effective Election Statement which designates a Stock Election will be converted into USBANCORP Common Stock;

        (b) Second, all No Election Shares shall be converted into $10.13 in cash and shares of USBANCORP Common Stock as follows: (a) if the Average Closing Price on the Closing Date is less than or equal to $24.50 per share, then .5053 shares of USBANCORP Common Stock; (b) if the Average Closing Price on the Closing Date is greater than or equal to $25.50 per share, then .4853 shares of USBANCORP Common Stock; or (c) if the Average Closing Price on the Closing Date is greater than $24.50 per share but less than $25.50 per share, then the conversion ratio will be determined by dividing $22.50 by the Average Closing Price and multiplying the resulting figure by .55;

        (c) Third, all shares of JSB Common Stock which are Dissenting Shares (as defined in Section 1.02(e)(v)) shall be allocated a portion of the Cash Amount equal to an aggregate amount of $22.50 per each such Dissenting Share; and

        (d) Fourth, if the number of shares of JSB Common Stock converted into USBANCORP Common Stock pursuant to (a) and (b) above does not equal the Stock Limitation, shareholders whose shares of JSB Common Stock are covered by an Effective Election Statement which designates a Cash Election shall each have a pro rata portion of their shares of JSB Common Stock converted, at the rate of $22.50 per share of JSB Common Stock, into a pro rata portion of the Cash Amount, and their remaining shares of JSB Common Stock shall be converted into USBANCORP Common Stock.

      (2) If the USBANCORP Common Stock is oversubscribed, the USBANCORP Common Stock and the Cash Amount shall be allocated as follows:

        (a) First, all shares of JSB Common Stock which are Dissenting Shares (as defined in Section 1.02(e)(v)) shall be allocated a portion of the Cash Amount equal to an aggregate amount of $22.50 per each such Dissenting Share;

        (b) Second, all shares of JSB Common Stock covered by an Effective Election Statement which designates a Cash Election shall be converted into cash at the rate of $22.50 per share;

        (c) Third, all shares of JSB Common Stock which are No Election Shares shall be converted into $10.13 in cash and shares of USBANCORP Common Stock as follows: (a) if the Average Closing Price on the Closing Date is less than or equal to $24.50 per share, then .5053 shares of USBANCORP Common Stock; (b) if the Average Closing Price on the

      Closing Date is greater than or equal to $25.50 per share, then .4853 shares of USBANCORP Common Stock; or (c) if the Average Closing Price on the Closing Date is greater than $24.50 per share but less than $25.50 per share, then the conversion ratio will be determined by dividing $22.50 by the Average Closing Price and multiplying the resulting figure by .55; and

        (d) Fourth, shareholders whose shares of JSB Common Stock are covered by an Effective Election Statement which designates a Stock Election shall each have a pro rata portion of their shares of JSB Common Stock converted into a pro rata portion of the number of shares of USBANCORP Common Stock available for conversion by reason of the Stock Limitation, and their remaining shares of JSB Common Stock shall be converted into cash at the rate of $22.50 per share.

    (v) DISSENTING SHAREHOLDERS OF JSB. If there are holders of JSB Common Stock who dissent from the Merger and exercise and perfect the right to obtain valuation of and payment for their shares ("Dissenting Shares") pursuant to the PBC and the BCL, the following provisions will govern payments to be made in respect of dissenting holders of JSB Common Stock:

      (A) All payments in respect of Dissenting Shares, if any, will be made directly by USBANCORP, on behalf of JIB as the surviving corporation in the Merger.

      (B) Dissenting Shares, if any, will be deemed to have been retired and canceled immediately prior to the Merger, with the effect that no conversion thereof will occur pursuant to Sections 1.02(e)(ii) and 1.02(e)(iii) hereof.

    (vi) ANTI-DILUTION PROVISIONS. If, on the Effective Date, USBANCORP has, at any time before the Effective Date, (A) issued a dividend in shares of USBANCORP Common Stock, (B) combined the outstanding shares of USBANCORP Common Stock into a smaller number of shares, (C) subdivided the outstanding shares of USBANCORP Common Stock, or (D) reclassified the shares of USBANCORP Common Stock, then, in any such or similar event, the number of shares of USBANCORP Common Stock to be delivered to JSB shareholders who are entitled to receive shares of USBANCORP Common Stock in exchange for shares of JSB Common Stock shall be adjusted so that each JSB shareholder shall be entitled to receive such number of shares of USBANCORP Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event.

  (f) SURRENDER AND EXCHANGE OF JSB STOCK CERTIFICATES.

    (i) EXCHANGE OF CERTIFICATES. Each holder of shares of JSB Common Stock who surrenders to USBANCORP the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor a certificate or certificates for the number of whole shares of USBANCORP Common Stock into which such holder's shares of JSB Common Stock have been converted by the Merger, if any, together with the related USBANCORP Stock Purchase Rights and a check representing the cash payment for such shares as described in Sections 1.02(e)(ii)(A) or 1.02(e)(iii) and cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof.

    (ii) RIGHTS EVIDENCED BY CERTIFICATES. Each certificate for shares of USBANCORP Common Stock issued in exchange for certificates for JSB Common Stock pursuant to Section 1.02(f)(i) hereof will be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of stock from the Effective Date. Until surrendered, each certificate theretofore evidencing shares of JSB Common Stock will, from and after the Effective Date, evidence solely the right to receive certificates for shares of USBANCORP Common Stock pursuant to
  Section 1.02(f)(i) hereof, the related USBANCORP Stock Purchase Rights and a check representing the cash payment for such shares as described in Sections 1.02(e)(ii)(A) or 1.02(e)(iii) and cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof. If certificates for shares of JSB Common Stock are exchanged for

  USBANCORP Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of USBANCORP Common Stock, USBANCORP will pay cash in an amount equal to dividends theretofore payable on such USBANCORP Common Stock and pay or deliver any other distribution to which holders of shares of USBANCORP Common Stock have theretofore become entitled. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this
  Section 1.02(f) upon surrender of certificates for shares of JSB Common Stock. Notwithstanding the foregoing, no party hereto will be liable to any holder of JSB Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as certificates for shares of JSB Common Stock are surrendered by a JSB shareholder to USBANCORP for exchange, USBANCORP shall have the right to withhold dividends or any other distributions on the shares of USBANCORP Common Stock issuable to such shareholder.

    (iii) EXCHANGE PROCEDURES. Each certificate for shares of JSB Common Stock delivered for exchange under this Section 1.02(f) must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of USBANCORP Common Stock for which certificates will be issued pursuant to this Section 1.02(f) will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of USBANCORP Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of USBANCORP Common Stock are to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of JSB Common Stock which are surrendered.

    (iv) CLOSING OF STOCK TRANSFER BOOKS; CANCELLATION OF JSB CERTIFICATES. Upon the Effective Date, the stock transfer books for JSB Common Stock will be closed and no further transfers of shares of JSB Common Stock will thereafter be made or recognized. All certificates for shares of JSB Common Stock surrendered pursuant to this Section 1.02(f) will be cancelled by USBANCORP.

  (g) PAYMENT PROCEDURES. As soon as practicable after the Effective Date, USBANCORP shall make payment of the cash consideration provided for in Sections 1.02(e)(ii) and 1.02(e)(iii) to each person entitled thereto.

  (h) FAIRNESS OPINIONS. On or before the execution of the Amendment, the respective financial advisors of USBANCORP and JSB shall have delivered an opinion to USBANCORP and JSB, respectively, that the Merger is fair from a financial point of view to JSB stockholders and USBANCORP. Copies of such opinions are attached as Annexes 1 and 2, respectively.

                                 ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF JSB

  JSB hereby represents and warrants to USBANCORP and U.S. Bank that, except as specifically set forth in the JSB Disclosure Letter delivered to USBANCORP by JSB on or before November 17, 1993 and as may be subsequently updated pursuant to the terms of this Agreement:

  Section 2.01 ORGANIZATION.

  (a) JSB is a Pennsylvania-chartered savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. JSB is a member of the Federal Home Loan Bank of Pittsburgh. JSB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. JSB is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business or, if required to be so qualified, the failure to qualify would not have a material adverse effect on JSB.

  (b) SBRI is a Pennsylvania corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. SBRI has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. SBRI is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business.

  (c) SMC is a Georgia corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification. SMC has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. SMC is licensed as a mortgage lender under the Georgia Residential Mortgage Act and is licensed as a mortgage servicer in each jurisdiction that requires servicers of mortgage loans to be licensed.

  (d) There are no JSB Subsidiaries other than those identified in the JSB Disclosure Letter.

  (e) JSB is a Pennsylvania-chartered savings bank the deposits of which are insured by the Bank Insurance Fund of the FDIC to the full extent provided in the FDIA.

  (f) The respective minute books of JSB, SBRI and SMC and each other JSB Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

  (g) JSB has delivered to USBANCORP true and correct copies of the articles of incorporation and bylaws of JSB, SBRI and of SMC, respectively, as in effect on the date hereof.

  Section 2.02 CAPITALIZATION.

  (a) The authorized capital stock of JSB consists of (a) 15,000,000 shares of common stock, with a par value of $1.00 ("JSB Common Stock"), of which 1,940,150 shares were outstanding, validly issued, fully paid and nonassessable and free of preemptive rights as of the date of the execution of the Agreement and of which 1,944,790 shares were outstanding, validly issued, fully paid and nonassessable and free of preemptive rights as of the date of the Amendment and
(b) 5,000,000 shares of preferred stock with a par value of $1.00 per share, none of which are issued or outstanding. Neither JSB, SBRI, SMC nor any other JSB Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of JSB Common Stock or any other security of JSB or any securities representing the right to vote, purchase or otherwise receive any shares of JSB Common Stock or any other security of JSB, other than for shares issuable under the USBANCORP Option, and as of the date of the execution of the Agreement, 111,000 shares which JSB was obligated to issue under its Employee Stock Compensation Program, as follows: (A) 26,000 shares at an exercise price of $9.50, (B) 50,000 shares at an exercise price of $5.75 and
(C) 35,000 shares at an exercise price of $11.15; and subsequently, as of the date of the execution of the Amendment, 106,360 shares which JSB is obligated to issue under its Employee Stock Compensation Program as follows: (A) 25,000 shares at an exercise price of $9.50, (B) 47,391 shares at an exercise price of $5.75 and (C) 33,969 shares at an exercise price of $11.15.

  (b) The authorized capital stock of SBRI consists of 1,250 shares of common stock, par value $1,000.00 per share ("SBRI Common Stock"), of which 50 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. Neither JSB nor SBRI has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of SBRI Common Stock or any other security of SBRI or any securities representing the right to vote, purchase or otherwise receive any shares of SBRI Common Stock or any other security of SBRI. JSB owns all of the outstanding shares of capital stock of SBRI free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

  (c) The authorized capital stock of SMC consists of 1,000 shares of common stock, par value $1.00 per share ("SMC Common Stock"), of which 600 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. Neither JSB, SBRI nor SMC has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of SMC Common Stock or any other security of SMC or any securities representing the right to vote, purchase or otherwise receive any shares of SMC Common Stock or any other security of SMC. SBRI owns all of the outstanding shares of capital stock of SMC free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

  (d) Neither JSB, SBRI, SMC or any other JSB Subsidiary, owns any equity interest, directly or indirectly, in any other company or controls any other company, except for equity interests held in the investment portfolios of JSB and JSB Subsidiaries, equity interests held by JSB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of JSB and JSB Subsidiaries. Except for investments that do not exceed 5% of the subject company, there are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by JSB, or JSB Subsidiaries with respect to any other company's capital stock or the equity of any other Person.

  (e) Except as set forth in the JSB Disclosure Letter, to the best knowledge of JSB, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of JSB Common Stock.

  Section 2.03 AUTHORITY; NO VIOLATION.

  (a) JSB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by JSB and the consummation by JSB of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of JSB and, except for approval by the shareholders of JSB as required under the PBC, JSB's articles of incorporation and bylaws and NASDAQ requirements applicable to it, no other corporate proceedings on the part of JSB are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by JSB, subject to approval of the shareholders of JSB as required under the PBC, JSB's articles of incorporation and bylaws and NASDAQ requirements applicable to it and receipt of the required approvals of Regulatory Authorities described in
Section 3.04 hereof, and constitutes the valid and binding obligation of JSB, enforceable against JSB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting depository institutions and creditors' rights generally and subject, as to enforceability, to general principles of equity.

  (b) (A) The execution and delivery of this Agreement by JSB, (B) subject to receipt of approvals from the Regulatory Authorities referred to in Section
3.04 hereof and compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (C) compliance by JSB with any of the terms or provisions hereof, will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of JSB or any JSB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to JSB or any JSB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of JSB or any JSB Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which JSB or any JSB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a material adverse effect on the assets, business, financial condition or results of operations of JSB or the JSB Subsidiaries taken as a whole or the ability of JSB to perform any of its material obligations under this Agreement.

  Section 2.04 CONSENTS. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section
3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of JSB under the PBC, no consents or approvals of, or filings or registrations with, any Regulatory Authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by JSB, and (b) the consummation by JSB of the transactions contemplated hereby. JSB has no reason to believe that any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to the parties hereto or which would adversely impact JSB's ability to consummate the transactions contemplated by this Agreement.

  Section 2.05 FINANCIAL STATEMENTS.

  (a) JSB has previously delivered, or will deliver, to USBANCORP the JSB Regulatory Reports. The JSB Regulatory Reports have been, or will be, prepared in accordance with applicable regulatory accounting principles and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the financial position, results of operations and changes in shareholders' equity of JSB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

  (b) JSB has previously delivered, or will deliver, its audited consolidated financial statements as of December 31, 1992 and 1991 and for the three years ended December 31, 1992. The JSB Financials have been, or will be, prepared in accordance with GAAP and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of JSB as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles applied on a consistent basis.

  (c) At the date of each balance sheet included in the JSB Financials, neither JSB, SBRI, SMC nor any other JSB Subsidiary (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such JSB Financials or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which may result from the execution of the Amendment or which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

  Section 2.06 TAXES.

  (a) JSB and JSB Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). JSB has duly filed, and will file, in correct form all federal, state and local tax returns required to be filed by or with respect to JSB and all JSB Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from JSB and any JSB Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (x) (i) are not delinquent or (ii) are being contested in good faith and
(y) have not been finally determined.

  (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to JSB or any JSB Subsidiary.

  Section 2.07 NO MATERIAL ADVERSE CHANGE.

  JSB has not suffered any Material Adverse Change since September 30, 1993.

  Section 2.08 CONTRACTS.

  (a) Except as described in JSB's proxy statement for its 1993 annual meeting of shareholders previously delivered to USBANCORP, or in the footnotes to the JSB Financials, neither JSB nor any JSB Subsidiary is a party to or subject to:
(i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of JSB or any JSB Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of JSB or any JSB Subsidiary except severance arrangements set forth in Exhibits 3 and 6A through 6D hereof; (iii) any collective bargaining agreement with any labor union relating to employees of JSB or any JSB Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any JSB Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $1 million, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which JSB or any JSB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or FHLB advances, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to USBANCORP or any USBANCORP Subsidiary; (vi) any contract (other than this Agreement) limiting the freedom of JSB to engage in any type of banking or bank-related business permissible under law; or (vii) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code.

  (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) or described in the JSB proxy statement for its 1993 annual meeting of shareholders or in a footnote to the JSB Financials have been or will be provided to USBANCORP on or before the date specified in the preamble to this Article II and are in full force and effect on the date hereof and neither JSB nor any JSB Subsidiary (nor, to the knowledge of JSB, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any material respect under any term of, any such contract, plan, arrangement or instrument.

  (c) With the exception of the Employment Agreement between Mr. Coyne and JSB, no party to any material contract, plan, arrangement or instrument that requires annual payments in excess of $100,000 will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement;

  (d) No plan, employment agreement, termination agreement, or similar agreement or arrangement to which JSB or any JSB Subsidiary is a party or under which JSB or any JSB Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits from JSB or any JSB Subsidiary thereunder; and

  (e) No such agreement, plan or arrangement provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of JSB or any JSB Subsidiary absent the occurrence of a subsequent event. No such agreement, plan or arrangement requires JSB or any JSB Subsidiary to provide a benefit in the form of JSB Common Stock or determined by reference to the value of JSB Common Stock.

  Section 2.09 OWNERSHIP OF PROPERTY; INSURANCE COVERAGE.

  (a) JSB and the JSB Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by JSB or any JSB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the JSB Regulatory Reports and in the JSB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for borrowed money from the Federal Home Loan Bank of Pittsburgh, (ii) the mortgage loans and servicing rights which secure liabilities for borrowed money under a revolving warehouse line of credit and a servicing loan in the aggregate principal amount of $29.4 million, available to SMC, (iii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iv) purchase money mortgages and (v) items permitted under Article IV. JSB and the JSB Subsidiaries, as lessees, have the right under valid and subsisting leases of real and personal properties used by JSB and JSB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in Note 17 of the Notes to the JSB Financials subject only to normal interim period amortization.

  (b) With respect to all agreements pursuant to which JSB or any JSB Subsidiary has purchased securities subject to an agreement to resell, if any, JSB or any such JSB Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

  (c) JSB and the JSB Subsidiaries currently maintain insurance in amounts considered by JSB to be reasonable for its operations. Neither JSB nor any JSB Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by JSB or any JSB Subsidiaries under such policies.

  Section 2.10 LEGAL PROCEEDINGS. Neither JSB nor any JSB Subsidiary is a party to any, and there are no pending or, to the best of JSB's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (limited as set forth below) (i) against JSB or any JSB Subsidiary,
(ii) to which JSB or any JSB Subsidiary's assets are or may be subject, or
(iii) which could adversely affect the ability of JSB to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to materially and adversely affect the assets, financial condition or results of operations of JSB or any JSB Subsidiaries, taken as a whole. However, JSB specifically does not make any representation or warranty concerning any legal, administrative, arbitration, or other proceeding, claims (whether asserted or unasserted), actions, or governmental investigations or inquiries of any nature with respect to any matters resulting from, arising out of or relating to, or in connection with JSB's execution of the Amendment or the transactions contemplated thereby.

  Section 2.11 COMPLIANCE WITH APPLICABLE LAW.

  (a) JSB and the JSB Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a material adverse effect on the assets, business, financial condition or the results of operations of JSB or any JSB Subsidiaries taken as a whole.

  (b) Neither JSB nor any JSB Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that JSB or any JSB Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to JSB or any JSB Subsidiary; (iii) requiring or threatening to require JSB or any JSB Subsidiary, or indicating that JSB or any JSB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any material manner the operations of JSB or any JSB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of JSB or any JSB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement"). Neither JSB nor any JSB Subsidiary has consented to or entered into any Regulatory Agreement that has not been terminated as of the date hereof.

  Section 2.12 ERISA. Neither JSB nor any JSB Subsidiary, and no pension plan maintained by JSB or any JSB Subsidiary, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. Neither JSB nor any JSB Subsidiary has incurred any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply in all material respects with ERISA. As of September 30, 1993, neither JSB nor any JSB Subsidiary had a material liability under any such plan which is not reflected, reserved against or accrued on the JSB Financials as of such date or disclosed in the notes thereto, including any liability under SFAS No. 106 or SFAS 112. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408) has occurred with respect to any employee benefit plan maintained by JSB or any JSB Subsidiary which would result in the imposition, directly or indirectly, of a material excise tax under IRC Section 4975. JSB and the JSB Subsidiaries provide continuation coverage under group health plans for separating employees in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

  Section 2.13 BROKERS AND FINDERS. Neither JSB nor any JSB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for RP Financial, Inc. and Alex. Brown & Sons Incorporated, which liability shall be the sole obligation of JSB.

  Section 2.14 ENVIRONMENTAL MATTERS. To the knowledge of JSB, neither JSB nor any JSB Subsidiary, nor any properties owned or operated by JSB or any JSB Subsidiary as of the date of this Agreement (not including any in-substance foreclosure) has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a material adverse effect on the assets, financial condition or results of operation of JSB and its Subsidiaries taken as a whole. There are no actions, suits or proceedings, or demands, claims, notices or, to the knowledge of JSB, investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of JSB, threatened relating to the liability of any property (not including any in-substance foreclosures) now owned or operated by JSB or any JSB Subsidiary under any Environmental Law.

  Section 2.15 LOAN PORTFOLIO. The allowance for loan losses reflected, or to be reflected, in the JSB Regulatory Reports, and shown, or to be shown, on the balance sheets contained in the JSB Financials are, or will be, adequate, in accordance with the requirements of GAAP and all applicable regulatory criteria. No Regulatory Authority has requested, in writing, JSB to increase the allowance for loan losses during 1991, 1992 or 1993 that has not been responded to in a manner satisfactory to such Regulatory Authority.

  Section 2.16 INFORMATION TO BE SUPPLIED. The information to be supplied by JSB for inclusion in the Registration Statement will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by JSB for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

  Section 2.17 SECURITIES DOCUMENTS. JSB has delivered, or will deliver, to USBANCORP copies of its (i) annual reports on FDIC Form F-2 or SEC Form 10-K for the years ended December 31, 1992, 1991 and 1990, (ii) quarterly reports on FDIC Form F-4 for the quarters ended March 31, June 30, and September 30, 1993, and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 1993, 1992 and 1991. Such reports and such proxy materials complied, in all material respects, with the applicable provisions of the Exchange Act and all applicable rules and regulations of the FDIC or the Office of Thrift Supervision.

  Section 2.18 RELATED PARTY TRANSACTIONS. Except as disclosed in JSB's 1993 proxy statement or in the footnotes to the JSB Financials, JSB is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of JSB (except a JSB Subsidiary). All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of JSB is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. JSB has no reason to believe that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by JSB is inappropriate.

  Section 2.19 QUALITY OF REPRESENTATIONS. No representations made by JSB in this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made not misleading.

                                 ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF USBANCORP

  USBANCORP hereby represents and warrants to JSB that, except as set forth in the USBANCORP Disclosure Letter delivered to JSB on or before November 17, 1993:

  Section 3.01 ORGANIZATION.

  (a) USBANCORP is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each USBANCORP Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither USBANCORP nor any USBANCORP Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction, where the failure to be so qualified would be material to the assets, business, financial condition or results of operations of USBANCORP and its Subsidiaries taken as a whole. USBANCORP is a multi-bank holding company duly registered under the BHC Act.

  (b) U.S. Bank is a national bank, duly organized and validly existing and in good standing under the laws of the United States. U.S. Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

  (c) U.S. Bank is a national bank the deposits of which are insured by the Bank Insurance Fund of the FDIC to the full extent provided in the FDIA.

  (d) Prior to the execution of this Agreement, USBANCORP has delivered to JSB true and correct copies of the articles of incorporation and bylaws of USBANCORP and U.S. Bank as in effect on the date hereof.

  (e) The respective minute books of USBANCORP and the USBANCORP Subsidiaries accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

  Section 3.02 CAPITAL STRUCTURE.

  (a) USBANCORP is authorized, by its articles of incorporation, to issue (i) 6,000,000 shares of common stock, par value $2.50 per share ("USBANCORP Common Stock"), of which, at the date of this Agreement, as amended, no shares were issued and held by USBANCORP as treasury stock and 4,726,181 shares are issued and outstanding, and (ii) 2,000,000 shares of no par preferred stock, none of which are issued and outstanding. All shares of USBANCORP Common Stock issued and outstanding are validly issued, fully paid and nonassessable and free of any preemptive rights and all shares of USBANCORP Common Stock to be issued in connection with the Merger will be validly issued, fully paid and nonassessable and free of any preemptive rights. Neither USBANCORP nor U.S. Bank has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase or issuance or voting of or right to receive dividends or other distributions or any shares of USBANCORP Common Stock or any other security of USBANCORP or any securities representing the right to vote, purchase or otherwise receive any shares of USBANCORP Common Stock or any other security of USBANCORP other than (i) the USBANCORP Stock Purchase Rights and (ii) as authorized under USBANCORP's employee benefit plans, stock option plans, and dividend reinvestment plan.

  (b) Except as disclosed in USBANCORP's definitive proxy statement dated March 29, 1993, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner of 5% or more of the outstanding shares of USBANCORP Common Stock.

  (c) USBANCORP owns all of the capital stock of U.S. Bank, Three Rivers Bank and Trust Company, Community Bancorp, Inc., USBANCORP Trust Company and United Bancorp Life Insurance Company free and clear of all liens, security interests, pledges, charges, or encumbrances, agreements and restrictions of any kind or nature. No USBANCORP Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase or issuance or voting of or right to receive dividends or other distributions or any shares of USBANCORP Subsidiary common stock or any other security of any USBANCORP Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of any USBANCORP Subsidiary Common Stock or any other security of any USBANCORP Subsidiary. Except for the USBANCORP Subsidiaries, USBANCORP does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of USBANCORP Subsidiaries, equity interests held by USBANCORP Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of USBANCORP Subsidiaries.

  Section 3.03 AUTHORITY; NO VIOLATION.

  (a) USBANCORP and U.S. Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by USBANCORP and U.S. Bank and the consummation by USBANCORP and U.S. Bank of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of USBANCORP and U.S. Bank, respectively, and by USBANCORP as the sole shareholder of U.S. Bank, and, except for approval by the shareholders of USBANCORP as required under NASDAQ requirements applicable to it, no other corporate proceedings on the part of USBANCORP or U.S. Bank are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by USBANCORP and U.S. Bank and, subject to approval by the shareholders of USBANCORP as required under NASDAQ requirements applicable to it, and receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of USBANCORP and U.S. Bank, enforceable against USBANCORP and U.S. Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting depository institutions and creditors' rights generally and subject, as to enforceability, to general principles of equity.

  (b) (A) The execution and delivery of this Agreement by USBANCORP and U.S. Bank, (B) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (C) compliance by USBANCORP and U.S. Bank with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of USBANCORP and/or the articles of association and bylaws of U.S. Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to USBANCORP or U.S. Bank or any of their respective properties or assets; or
(iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of USBANCORP or U.S. Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other investment or obligation to which USBANCORP or U.S. Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a material adverse effect on the assets, business, financial condition or results of operations of USBANCORP and USBANCORP Subsidiaries taken as a whole or the ability of USBANCORP or U.S. Bank to perform any of their material obligations under this Agreement.

  Section 3.04 CONSENTS. Except for consents and approvals of or filings with the OCC, FRB, FDIC and PDB, and the SEC and state "blue sky" authorities, no consents or approvals of, or filings or registrations with, any Regulatory Authority are necessary and no consents of any third party are necessary or will be necessary in connection with the execution and delivery of this Agreement by each of USBANCORP and U.S. Bank, or the consummation by USBANCORP and U.S. Bank of the transactions contemplated hereby. Neither USBANCORP nor U.S. Bank has any reason to believe that any required consents or approvals will not be received or will be received with conditions, limitations or restrictions reasonably unacceptable to it or which would materially adversely impact USBANCORP's or U.S. Bank's ability to consummate the transactions contemplated by this Agreement.

  Section 3.05 FINANCIAL STATEMENTS.

  (a) USBANCORP has previously delivered, or will deliver, to JSB the USBANCORP Financials. The USBANCORP Financials are, or will be, prepared in accordance with GAAP and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of USBANCORP as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis. USBANCORP will make its regulatory reports available to JSB for inspection. The USBANCORP Regulatory Reports have been, or will be, prepared in accordance with regulatory accounting principles and practices applied on a consistent basis throughout the periods covered by such statements and fairly present, or will fairly present, the financial position, results of operations and changes in shareholders' equity of USBANCORP and U.S. Bank as and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

  (b) At the date of any balance sheet included in the USBANCORP Financials, USBANCORP and any USBANCORP Subsidiary did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such USBANCORP Financials or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein.

  Section 3.06 TAXES. USBANCORP and USBANCORP Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). USBANCORP has duly filed, and will file, in correct form all federal, state and local tax returns required to be filed by or with respect to USBANCORP and all USBANCORP Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from USBANCORP and any USBANCORP Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (x) (i) are not delinquent or (ii) are being contested in good faith and (y) have not been finally determined.

  Section 3.07 NO MATERIAL ADVERSE CHANGE. USBANCORP has not suffered any Material Adverse Change since September 30, 1993.

  Section 3.08 LEGAL PROCEEDINGS. Neither USBANCORP nor any USBANCORP Subsidiary is a party to any, and there are no pending or, to the best of USBANCORP's knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against USBANCORP or any USBANCORP Subsidiary, (ii) to which USBANCORP's or any USBANCORP Subsidiary's assets are subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of USBANCORP or U.S. Bank to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to materially and adversely affect the assets, financial condition or results of operations of USBANCORP and USBANCORP Subsidiaries taken as a whole.

  Section 3.09 COMPLIANCE WITH APPLICABLE LAW.

  (a) USBANCORP and the USBANCORP Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a material adverse effect on the assets, business, financial condition or results of operations of USBANCORP and USBANCORP Subsidiaries taken as a whole.

  (b) Neither USBANCORP nor any USBANCORP Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that USBANCORP or any USBANCORP Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to USBANCORP or any USBANCORP Subsidiary; (iii) requiring or threatening to require USBANCORP or any USBANCORP Subsidiary, or indicating that USBANCORP or any USBANCORP Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any material manner the operations of USBANCORP or any USBANCORP Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of USBANCORP or any USBANCORP Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement"). Neither USBANCORP nor any USBANCORP Subsidiary has consented to or entered into any Regulatory Agreement that has not been terminated as of the date hereof.

  Section 3.10 ERISA. Neither USBANCORP nor any USBANCORP Subsidiary, and no pension plan maintained by USBANCORP or any USBANCORP Subsidiary, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA
Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. Neither USBANCORP nor any USBANCORP Subsidiary has incurred any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply in all material respects with ERISA. As of September 30, 1993, neither USBANCORP nor any USBANCORP Subsidiary had a material liability under any such plan which is not reflected, reserved against or accrued on the USBANCORP Financials as of such date or disclosed in the notes thereto, including any liability under SFAS No. 106 or SFAS No. 112. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section
408) has occurred with respect to any employee benefit plan maintained by USBANCORP or any USBANCORP Subsidiary which would result in the imposition, directly or indirectly, of a material excise tax under IRC Section 4975. USBANCORP and the USBANCORP Subsidiaries provide continuation coverage under group health plans for separating employees in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

  Section 3.11 BROKERS AND FINDERS. Neither USBANCORP nor any USBANCORP Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder, or financial advisor or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except to Evergreen Asset Management and Legg Mason Wood Walker, Incorporated, which liability shall be the sole obligation of USBANCORP.

  Section 3.12 ENVIRONMENTAL MATTERS. To the knowledge of USBANCORP, neither USBANCORP nor any USBANCORP Subsidiary, nor any properties owned or operated by USBANCORP or any USBANCORP Subsidiary (not including any in-substance foreclosure) has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a material adverse effect on the assets, financial condition or results of operation of USBANCORP and its Subsidiaries taken as a whole. There are no actions, suits or proceedings, or demands, claims, notices or, to the knowledge of USBANCORP, investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of USBANCORP, threatened relating to the liability of any property (not including any in-substance foreclosures) now owned or operated by USBANCORP or any USBANCORP Subsidiary under any Environmental Law.

  Section 3.13 LOAN PORTFOLIO. The allowance for loan losses reflected, or to be reflected, in the USBANCORP Regulatory Reports, and shown, or to be shown, on the balance sheets contained in the USBANCORP Financials are, or will be, adequate, in accordance with the requirements of generally accepted accounting principles and all applicable regulatory criteria. No Regulatory Authority has requested, in writing, USBANCORP to increase the allowance for loan losses during 1991, 1992 or 1993 that has not been responded to in a manner satisfactory to such Regulatory Authority.

  Section 3.14 INFORMATION TO BE SUPPLIED. The information to be supplied by USBANCORP for inclusion in the Registration Statement will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The Registration Statement will comply, in all material respects, as to form with the requirements of the Securities Act. The information supplied, or to be supplied, by USBANCORP for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

  Section 3.15 SECURITIES DOCUMENTS. USBANCORP has delivered, or will deliver, to JSB copies of its (i) annual reports on SEC Form 10-K for the years ended December 31, 1992, 1991, and 1990, (ii) quarterly reports on SEC Form 10-Q for the quarters ended March 31, June 30, and September 30, 1993, and (iii) proxy materials used in connection with its annual meeting of shareholders held in 1993. Such reports and such proxy materials complied, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

  Section 3.16 QUALITY OF REPRESENTATIONS. No representation made by USBANCORP in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made not misleading.

                                 ARTICLE IV
                          COVENANTS OF THE PARTIES

  Section 4.01 CONDUCT OF JSB'S BUSINESS.

  (a) From the date of this Agreement to the Closing Date, JSB and each JSB Subsidiary will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of USBANCORP. Notwithstanding the foregoing, USBANCORP hereby consents to the formation by SBRI of a new wholly-owned subsidiary to be known as Standard Mortgage Corporation of Pennsylvania provided it does not commence operations as a mortgage banker or servicer until it has obtained all necessary licenses. JSB will use its best efforts to (i) preserve its business organization intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of JSB and JSB Subsidiaries and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved byUSBANCORP in writing or as permitted or required by this Agreement or the USBANCORP Option, JSB will not, and JSB will not permit any JSB Subsidiary to:

    (i) change any provision of its articles of incorporation or bylaws;

    (ii) change the number of authorized or issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that: (A) JSB, consistent with past practice as to timing of record and payment dates during 1993, may pay (to the extent otherwise legally permitted) a regular cash dividend, not to exceed $.05 per share of JSB Common Stock outstanding, for the fourth quarter of 1993; (B) if the Closing Date is not on or before the record date for payment by USBANCORP of a regular cash dividend of at least $0.22 per share in the first calendar quarter of 1993 or in any calendar quarter thereafter, JSB, consistent with past practice as to timing of record and payment dates during 1993, may pay (to the extent otherwise legally permitted), a regular cash dividend, not to exceed $.05 per share, for such calendar quarter, provided, in each case, that such dividend shall not exceed 30% of JSB's consolidated net income for such quarter without reference to securities gains or losses and without reference to gains or losses resulting from changes in accounting principles or other extraordinary items of income; and (C) the holders of stock options as of the date hereof exercisable into shares of JSB Common Stock shall not be prohibited from exercising such options and JSB is expressly authorized to issue shares of JSB Common Stock in exchange for payment of the appropriate exercise price;

    (iii) grant any severance or termination pay to any employee, officer or director of JSB or any JSB Subsidiary other than in accordance with the terms set forth on Exhibit 3 and Exhibits 6A through 6D hereto, or enter into or amend any employment agreement with, or increase the compensation of, any employee, officer or director of JSB or any JSB Subsidiary, except for routine periodic increases, individually and in the aggregate, in accordance with past practice except that payments due for 1993 under the JSB Executive Annual Incentive Plan which otherwise would be paid in February 1994 shall be paid in December 1993;

    (iv) merge or consolidate JSB with any other corporation; sell or lease all or any substantial portion of the assets or business of JSB; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between JSB or any JSB Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by JSB or any JSB Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

    (v) sell or otherwise dispose of the capital stock of any JSB Subsidiary or sell or otherwise dispose of any asset of JSB or of any JSB Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of JSB or of any JSB Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds," FHLB Advances and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which JSB or any JSB Subsidiary has heretofore conducted its business or enter into any new line of business except with respect to the formation of Standard Mortgage Corporation of Pennsylvania; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

    (vi) take any action which would result in any of the representations and warranties of JSB set forth in this Agreement becoming materially untrue as of any date after the date hereof or in any of the conditions set forth in
  Article V hereof not being materially satisfied;

    (vii) change any method, practice or principle of accounting except for implementation of SFAS No. 106, SFAS No. 109, SFAS No. 112, SFAS 115 or other changes required as a result of a change in generally accepted accounting principles;

    (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing agreement to which JSB or any JSB Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

    (ix) implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except as required by applicable law or regulation;

    (x) compromise, extend or restructure any loan with an unpaid principal balance exceeding $250,000;

    (xi) sell, exchange or otherwise dispose of any investment securities held for investment or sell, exchange or otherwise dispose of any securities or loans that are held for sale, other than pursuant to past practices or policies;

    (xii) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc. except as provided in, and in conformity with JSB's investment policy which has previously been delivered to USBANCORP;

    (xiii) except consistent with past practice, make any loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any Affiliate or compromise, extend, renew or modify any such commitment outstanding;

    (xiv) except consistent with past practice, enter into, renew, extend or modify any other transaction with any Affiliate;

    (xv) enter into any swap or similar commitment, agreement or arrangement which is not consistent with past practice and which increases the credit or interest rate risk over the levels existing at September 30, 1993; or

    (xvi) agree to do any of the foregoing.

  For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for JSB or any JSB Subsidiary to do any of the following:
(i) make any capital expenditure of $50,000, or more, without the prior written consent of USBANCORP; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets (other than investment securities and residential mortgage loans sold in the ordinary course of business) having a book or market value, whichever is less, in the aggregate, of more than $50,000, other than a pledge of assets to secure government deposits, the exercise of trust powers, sale of assets received in satisfaction of debts previously contracted in the normal course of business, or transactions in investment securities by a JSB Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; or (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving an unbudgeted payment by JSB or any JSB Subsidiary of more than $50,000 in the aggregate, or containing a material financial commitment and extending beyond 12 months from the date hereof.

  Section 4.02 ACCESS; CONFIDENTIALITY.

  (a) From the date of this Agreement through the Closing Date, each party shall afford to, and shall cause each Subsidiary to afford to, the other party and its authorized agents and representatives, complete access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of each party will furnish any party making such investigation with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the party making such investigation shall from time to time reasonably request.

  (b) Each party agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships.

  (c) If the transactions contemplated by this Agreement shall not be consummated, each party will destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of such party or any of its representatives or agents and except to the extent disclosure of any such information is legally required. Each party shall give prompt notice to the other party of any contemplated disclosure where such disclosure is so legally required.

  Section 4.03 REGULATORY MATTERS AND CONSENTS.

  (a) USBANCORP and JSB will prepare all Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement. This Agreement contemplates the merger of JSB and JIB and the subsequent merger of JIB and U.S. Bank.

  (b) JSB will furnish USBANCORP with all information concerning JSB and JSB Subsidiaries as may be necessary or advisable in connection with any Application or filing made by or on behalf of USBANCORP to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

  (c) USBANCORP will promptly furnish JSB with copies of written communications to, or received by USBANCORP or any USBANCORP Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby.

  (d) JSB will cooperate with USBANCORP in the foregoing matters and will furnish USBANCORP with all information concerning JSB and JSB Subsidiaries as may be necessary or advisable in connection with any Application or filing (including the Registration Statement and any report filed with the SEC) made by or on behalf of USBANCORP to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, JSB will provide certificates and other documents reasonably requested by USBANCORP.

  Section 4.04 TAKING OF NECESSARY ACTION.

  (a) USBANCORP and JSB shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 4.03 of this Agreement, and
(ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that neither JSB nor any JSB Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of USBANCORP. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement; provided that nothing herein contained shall preclude USBANCORP or JSB from exercising its rights under this Agreement or the USBANCORP Option.

  (b) JSB and USBANCORP shall promptly prepare a Prospectus/Proxy Statement to be mailed to their respective shareholders in connection with the meetings and transactions contemplated hereby and to be filed by USBANCORP with the SEC (and by JSB with the FDIC) in the Registration Statement, which Prospectus/Proxy Statement shall conform to all applicable legal requirements. USBANCORP shall, as promptly as practicable following the preparation thereof, file the Registration Statement with the SEC and JSB shall file the Registration Statement with the FDIC. USBANCORP shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. USBANCORP will advise JSB, promptly after USBANCORP receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. USBANCORP shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

  (c) JSB shall use its best efforts to cause each individual who has an option to acquire JSB Common Stock to execute the Option Waiver Letter attached hereto as Annex 3.

  Section 4.05 CERTAIN AGREEMENTS.

  (a) As soon as practicable after the Effective Date, all employees of JSB and JSB Subsidiaries whose employment is continued shall be employed upon their existing terms and conditions, provided that this Section 4.05(a) shall not be construed (i) to limit the ability of USBANCORP and USBANCORP Subsidiaries to terminate the employment of any employee or to review and adjust employee salary levels from time to time and to make such changes as they deem appropriate or (ii) to require USBANCORP or any USBANCORP Subsidiaries to provide employees or former employees with post-retirement medical benefits.

  (b) For a period of six years from and after the Effective Date, USBANCORP and U.S. Bank shall indemnify, defend and hold harmless and advance expenses in matters that may be subject to indemnification to, persons who served as directors and officers of JSB or any JSB Subsidiary on or before the Effective Date with respect to all liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Date, including, but not by way of limitation, any and all litigation, suits, actions, claims or liabilities resulting from, arising out of, relating to, or in connection with the Merger or any of the other transactions contemplated by this Agreement, in accordance with and subject to the requirements and other provisions of USBANCORP's and U.S. Bank's articles of incorporation and bylaws in effect on the date of this Agreement and applicable provisions of law to the same extent as USBANCORP and U.S. Bank are obliged thereunder to indemnify and advance expenses to their own directors and officers with respect to liabilities and claims made against them resulting from their service for USBANCORP or U.S. Bank.

  (c) USBANCORP hereby agrees to assume, on and after the Closing Date, any and all liability and obligation with respect to the severance agreement relating to the employees of JSB as set forth in Exhibit 3 hereto. USBANCORP further agrees to execute at Closing the severance agreement relating to certain officers of JSB as set forth in Exhibits 6A-6D hereto.

  (d) USBANCORP and U.S. Bank hereby covenant and agree not to bring any action, claim or proceeding against JSB or any present or former director, officer or employee of JSB to enforce any rights to which USBANCORP or U.S. Bank may succeed or acquire by virtue of the consummation of the Merger with respect to any claim or action resulting from, arising out of, relating to or in connection with JSB's execution of the Amendment and the transactions contemplated by the Agreement and USBANCORP and U.S. Bank, as the corporate successor to JSB, hereby covenant and agree to defend and contest any such action brought by any third party. This covenant shall survive for six (6) years after the consummation of the transactions contemplated by this Agreement.

  Section 4.06 NO OTHER BIDS.

  (a) USBANCORP and U.S. Bank hereby agree and authorize JSB, its directors, officers, employees and representatives, for a period of thirty (30) calendar days from the date of the Amendment (the "Marketing

Period"), to take any and all actions deemed necessary and proper by JSB to solicit, market, initiate or engage in discussions regarding the sale or acquisition of JSB by or "by and to" any third party (the "Sale") and to execute a definitive agreement for the Sale (the "Sale Agreement") with any third party for consideration which exceeds $22.50 per share for all of the issued and outstanding shares of the JSB Common Stock. If such consideration, or any portion thereof, is to be paid in other than cash, the Board of Directors of JSB shall, in its good faith and sole discretion, determine the value of the non-cash consideration and, absent manifest bad faith on the part of JSB, such determination shall be final and non-reviewable by USBANCORP. If JSB enters into a Sale Agreement within the Marketing Period, this Agreement shall automatically terminate as of the date of the execution by JSB of the Sale Agreement, and the Stock Option Agreement, Option Waiver Letter and the Letter Agreements all shall be deemed to be terminated, cancelled, made null and void and of no effect as of such date and neither party shall have any liability to the other party hereunder except for those sections specified in
Section 6.02.

  (b) On and as of the date immediately following the expiration of the Marketing Period without the execution of a Sale Agreement, JSB shall not, nor shall it permit any Affiliate of JSB or any officer, director or employee of any of them, or any investment banker, attorney, accountant or other representative retained by JSB or any JSB Affiliate to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond to requests for information, inquiries, or other communications from, any person other than USBANCORP concerning the fact of, or the terms and conditions of, this Agreement, or concerning any acquisition of JSB, any JSB Subsidiary, or any assets or business thereof (except that JSB's officers may respond to inquiries from analysts, Regulatory Authorities and holders of JSB Common Stock in the ordinary course of business); and JSB shall notify USBANCORP immediately if any such discussions or negotiations are sought to be initiated with JSB by any person other than USBANCORP or if any such requests for information, inquiries, proposals or communications are received from any person other than USBANCORP; provided, however, that notwithstanding the foregoing, JSB may afford such access, enter into any such discussions, negotiations or agreements or understandings, or authorize or permit any of its directors, officers, employees or agents to do so if the Board of Directors of JSB, after receipt of a written opinion of counsel, determines that such actions are required in the exercise of its fiduciary duties.

  Section 4.07 CORE DEPOSITS. JSB shall use commercially reasonable efforts to maintain deposits (other than certificates of deposit of $100,000 and over).

  Section 4.08 UPDATE OF JSB'S DISCLOSURE LETTER. JSB shall update the JSB Disclosure Letter provided pursuant to this Agreement as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such letter. The delivery of such additional schedules by JSB shall not relieve JSB from any breach or violation of this Agreement.

  Section 4.09 CONDUCT OF USBANCORP'S BUSINESS. From the date of this Agreement to the Closing Date, USBANCORP will use its best efforts to (x) preserve its business organizations intact, (y) maintain good relationships with employees, and (z) preserve for itself the goodwill of customers of USBANCORP and USBANCORP Subsidiaries and others with whom business relationships exist.

  Section 4.10 BOARD AND COMMITTEE MINUTES. Each party shall provide to the other, within 20 days after any meeting of its Board of Directors, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting.

  Section 4.11 UNDERTAKINGS BY USBANCORP AND JSB.

  (a) JSB shall:

    (i) Voting by Directors. Use its best efforts to obtain the agreement of all members of JSB's Board of Directors to vote all shares of JSB's Common Stock over which they hold sole voting power, and use their best efforts to cause all shares over which they hold shared voting power to be voted, in favor of this Agreement;

    (ii) Proxy Solicitor. If USBANCORP requests, retain a professional proxy solicitor at USBANCORP's expense in connection with the solicitation of JSB shareholder approval of this Agreement;

    (iii) Reserves and Merger-related Costs. On or immediately before the Effective Date, establish such additional accruals and reserves as may be necessary to conform JSB's accounting reserve practices and methods (including credit loss practices and methods) to those of USBANCORP (as such practices and methods are to be applied to JSB from and after the Closing Date) and USBANCORP's plans with respect to the conduct of JSB's business following the Merger and otherwise to reflect Merger-related expenses and costs incurred by JSB, provided, however, that JSB shall not be required to take such action (A) more than five days prior to the Effective Date; (B) unless USBANCORP agrees in writing that all conditions to closing set forth in Section 5.02 have been satisfied or waived; (C) unless JSB shall have received a written waiver by USBANCORP of its right to terminate this Agreement based on the failure of the representation contained in Section 2.15 hereof to be true, which failure is a result of circumstances existing on or prior to the date of such waiver, and (D) unless the shareholders of JSB and USBANCORP shall have previously approved the Merger; prior to the delivery by USBANCORP of the waiver referred to in the preceding clause, JSB shall provide to USBANCORP a written statement, certified without personal liability by the chief executive officer of JSB and dated the date of such waiver, that the representation made in Section
  2.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by JSB pursuant to this
  Section 4.11(a)(iii), or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement.

  (b) USBANCORP and JSB shall each:

    (i) Shareholders' Meeting. Submit this Agreement to its shareholders for approval at a special meeting to be held as soon as practicable;

    (ii) Filings and Approvals. Cooperate with the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) the Registration Statement and related filings under state securities laws covering the USBANCORP Common Stock to be issued pursuant to the Merger,
  (C) all other documents necessary to obtain any other approvals and consents required to effect consummation of the Merger and the Bank Merger, and (D) all other documents contemplated by this Agreement. USBANCORP shall file the Applications and the Registration Statement within twenty (20) calendar days following the expiration of the Marketing Period authorized in Section 4.06(a) hereof;

    (iii) Identification of JSB's Affiliates. Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of JSB;

    (iv) Public Announcements. Agree upon the form and substance of any press release related to this Agreement and the transactions contemplated hereby, and upon the form and substance of other public disclosures related thereto, including without limitation communications to shareholders, internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary;

    (v) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

    (vi) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with generally accepted accounting principles applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

    (vii) Delivery of Securities Documents. Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof;

    (viii) Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due;

    (ix) Timely Review. If requested by the other party, cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 36, and to issue their report on such financial statements as soon as is practicable thereafter; and

    (x) Delivery of Interim Financial Statements. Deliver as soon as practicable after the end of each month and each fiscal quarter prior to the Effective Date, commencing with the month ended October 31, 1993, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income and cash flows for the period then ended, which financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied and shall fairly reflect its consolidated financial condition and consolidated results of operations and cash flows for the periods then ended. Monthly financial statements shall be kept confidential in accordance with Section 4.02.

  Section 4.12 EMPLOYEE BENEFITS. On and after the Effective Date, the life insurance, vacation pay, sick leave, short-term disability, long-term disability, medical, pension, stock purchase, profit sharing, deferred compensation, supplemental executive retirement, and other employee benefit plans of USBANCORP and JSB, shall be initially unaffected by the Merger and the other transactions contemplated by this Agreement provided that, contingent upon IRS approval: (A) all such plans maintained by USBANCORP shall be amended to cover those former employees of JSB who become employees of USBANCORP or its Subsidiaries as if such employees had continued in their present employment, except that such employees shall receive credit for eligibility, participation and vesting purposes but not for benefit accrual purposes under such plans; (B) JSB employees shall receive benefits no less favorable, in the aggregate, than the benefits to which employees of USBANCORP are entitled. Subject to the foregoing, USBANCORP's Board of Directors may discontinue or amend any particular plan of JSB after the Effective Date and reduce the amount of benefits thereunder.

                                 ARTICLE V
                                 CONDITIONS

  Section 5.01 CONDITIONS TO JSB'S OBLIGATIONS UNDER THIS AGREEMENT. The obligations of JSB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by JSB pursuant to Section 7.03 hereof:

  (a) Corporate Proceedings. All action required to be taken by, or on the part of, USBANCORP and U.S. Bank to authorize the execution, delivery and performance of this Agreement, respectively, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by USBANCORP and U.S. Bank; and JSB shall have received certified copies of the resolutions evidencing such authorizations;

  (b) Covenants; Representations. The obligations of USBANCORP required by this Agreement to be performed by USBANCORP at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of USBANCORP set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which (i) specifically relates to an earlier date or (ii) where the facts which cause the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a material adverse change in the assets, business, financial condition or results of operation of USBANCORP and its Subsidiaries taken as a whole;

  (c) Approvals of Regulatory Authorities. USBANCORP shall have received all approvals of Regulatory Authorities of the Merger, and delivered copies thereof to JSB; and all notice and waiting periods required thereunder shall have expired or been terminated;

  (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

  (e) No Material Adverse Change. Since September 30, 1993, there shall not have occurred any Material Adverse Change with respect to USBANCORP;

  (f) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by the FDIC and by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, deemed necessary by USBANCORP's counsel, shall have been obtained;

  (g) Officer's Certificate. USBANCORP shall have delivered to JSB a certificate, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

  (h) Opinion of USBANCORP's Counsel. JSB shall have received an opinion of Stevens & Lee, counsel to USBANCORP, dated the Closing Date, as set forth in
Exhibit 4;

  (i) Tax Opinion. JSB shall have received an opinion of Stevens & Lee (or in the event Stevens & Lee is unwilling to deliver such opinion, the opinion of Elias, Matz, Tiernan & Herrick L.L.P. or other counsel acceptable to the parties), dated the Closing Date, with respect to certain tax matters and in form and substance reasonably satisfactory to JSB and its counsel;

  (j) Approval of JSB's Shareholders. This Agreement shall have been approved by the holders of at least 66-2/3% of the outstanding shares of JSB Common Stock entitled to vote thereon; and

  (k) Closing Price of USBANCORP Common Stock. The Average Closing Price shall not be less than $20.50 per share.

  Section 5.02 CONDITIONS TO USBANCORP'S OBLIGATIONS UNDER THIS AGREEMENT. The obligations of USBANCORP hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by USBANCORP pursuant to Section 7.03 hereof:

  (a) Corporate Proceedings. All action required to be taken by, or on the part of, JSB to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by JSB; and USBANCORP shall have received a certified copy of the resolutions evidencing such authorizations;

  (b) Covenants; Representations. The obligations of JSB, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of JSB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which (i) specifically relates to an earlier date or (ii) where the facts which cause the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a material adverse change in the assets, business, financial condition or results of operation of JSB and its Subsidiaries taken as a whole;

  (c) Approvals of Regulatory Authorities. USBANCORP shall have received all approvals of Regulatory Authorities for the Merger, without the imposition of any non-standard term or condition that would have a material adverse effect on USBANCORP and its Subsidiaries, taken as a whole, upon completion of the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

  (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

  (e) No Material Adverse Change. Since September 30, 1993, there shall not have occurred any Material Adverse Change with respect to JSB;

  (f) Officer's Certificate. JSB shall have delivered to USBANCORP a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

  (g) Opinions of JSB's Counsel. USBANCORP shall have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., counsel to JSB dated the Closing Date, as set forth in Exhibit 5;

  (h) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, deemed necessary by USBANCORP's counsel, shall have been obtained;

  (i) Tax Opinion. USBANCORP shall have received an opinion of Stevens & Lee (or in the event Stevens & Lee is unwilling to deliver such opinion, the opinion of Elias, Matz, Tiernan & Herrick L.L.P., or other counsel acceptable to the parties), dated the Closing Date, with respect to certain tax matters; and

  (j) Approval of USBANCORP's Shareholders. This Agreement shall have been approved by the shareholders of USBANCORP by such vote as is required under USBANCORP's articles of incorporation and bylaws and the listing requirements of the National Association of Securities Dealers.

                                 ARTICLE VI
                      TERMINATION, WAIVER AND AMENDMENT

  Section 6.01 TERMINATION. This Agreement may be terminated on or at any time prior to the Closing Date:

    (a) By the mutual written consent of the parties hereto;

    (b) By USBANCORP or JSB:

      (i) if there shall have been any material breach of any representation, warranty or covenant of USBANCORP, on the one hand, or JSB, on the other hand, and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied; or

      (ii) if the Closing Date shall not have occurred prior to September 30, 1994, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

      (iii) if either party has been informed in writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent is unlikely to be granted, unless the failure of such occurrence shall be due to the failure of the party (the "Breaching Party") seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date in which case the Breaching Party may not terminate this Agreement; or

      (iv) if there shall have been a Material Adverse Change since September 30, 1993 in USBANCORP or JSB.

    (c) By USBANCORP or JSB, if the other party shall communicate to the other its unwillingness to consummate this Agreement in accordance with the terms and conditions hereof (the "Non-Performing Party"), but then the Non-Performing Party may not terminate this Agreement.

  Section 6.02 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(c), Section 4.11(b)(iv) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of USBANCORP or JSB to the other, except for any liability of USBANCORP or JSB under such sections of this Agreement and except for any liability arising out of any uncured willful breach or asserted non-performance of any covenant or other agreement contained in this Agreement or any fraudulent breach of a representation or warranty.

                                ARTICLE VII
                                MISCELLANEOUS

  Section 7.01 EXPENSES. Except for the cost of printing and mailing the Prospectus/Proxy Statement which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

  Section 7.02 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and, except to the extent specifically provided otherwise herein, including without limitation Sections 1.02(d) and 4.05(b),
(c) and (d) herein, agreements and covenants contained in this Agreement shall terminate on the Closing Date.

  Section 7.03 AMENDMENT, EXTENSION AND WAIVER. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto,
(c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

  Section 7.04 ENTIRE AGREEMENT. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 4.05(b) and (d) with respect to indemnification and covenant not to sue.

  Section 7.05 NO ASSIGNMENT. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

  Section 7.06 NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy (with receipt thereof confirmed by telephone) addressed as follows:

    (a) If to USBANCORP, to:

          USBANCORP, Inc. Main and Franklin Streets Johnstown, Pennsylvania
          15907

          Attention: Terry K. Dunkle, Executive Vice President and Orlando B.
                  Hanselman, Chief Financial Officer

          Telecopy No.: (814) 533-5427

          with a copy to:

          Stevens & Lee Four Glenhardie Corporate Center 1255 Drummers Lane P.O. Box 236 Wayne, Pennsylvania 19087

          Attention: Jeffrey P. Waldron, Esquire

          Telecopy No.: (215) 687-1384

    (b) If to JSB, to:

          Johnstown Savings Bank Market at Main Streets Johnstown, Pennsylvania 15901

          Attention: Patrick J. Coyne, President and Chief Executive Officer

          Telecopy No.: (814) 535-8970

          with copies to:

          Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, N.W. Washington, D.C. 20005

          Attention: Raymond A. Tiernan, Esquire Daniel P. Weitzel, Esquire

          Telecopy No.: (202) 347-2172

  Section 7.07 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

  Section 7.08 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

  Section 7.09 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

  Section 7.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written and as amended on the 18th day of January, 1994.

                                                USBANCORP, INC.


 (CORPORATE SEAL)                               By: /s/ Terry K. Dunkle
                                                   -----------------------------
                                                    Terry K. Dunkle,
                                                    Executive Vice President


                                                Attest: /s/ Betty L. Jakell
                                                       -------------------------
                                                          Betty L. Jakell,
                                                          Assistant Secretary


                                                U.S. BANK

                                                By: /s/ Terry K. Dunkle
                                                   -----------------------------
                                                    Terry K. Dunkle,
                                                    President and Chief
                                                    Executive Officer


                                                JOHNSTOWN SAVINGS BANK

 (CORPORATE SEAL)                               By: /s/ Patrick J. Coyne
                                                   -----------------------------
                                                    Patrick J. Coyne, President
                                                    and Chief Executive Officer


                                                Attest: /s/ Walter F. Rusnak
                                                       -------------------------
                                                          Walter F. Rusnak,
                                                          Assistant Secretary

 EXHIBITS
 --------
 Exhibit 1   -- JSB Affiliate Agreement
 Exhibit 2   -- Stock Option Agreement
 Exhibit 3   -- Severance Plan
 Exhibit 4   -- Form of Opinion--Counsel to USBANCORP
 Exhibit 5   -- Form of Opinion--Counsel to JSB
 Exhibit 5A  -- Form of Tax Opinion--Counsel to USBANCORP
 Exhibit 6A-D-- Severance Agreements
 ANNEXES
 -------
 Annex 1     -- Fairness Opinion delivered to USBANCORP
 Annex 2A    -- Fairness Opinion of Alex. Brown delivered to JSB
 Annex 2B    -- Fairness Opinion of RP Financial, Inc. delivered to JSB
 Annex 3     -- Option Waiver Letter

                                                                       EXHIBIT 1

                          JSB AFFILIATE AGREEMENT

                                January 18, 1994

USBANCORP, Inc. Main and Franklin Streets Johnstown, Pennsylvania 19501

Ladies and Gentlemen:

  USBANCORP, Inc. ("USBANCORP") and Johnstown Savings Bank ("JSB") desire to enter into an Agreement and Plan of Merger dated November 10, 1993, as amended on January 18, 1994 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) JSB will merge with and into Johnstown Interim Bank, a Pennsylvania chartered commercial bank and wholly-owned subsidiary of USBANCORP ("JIB") with JIB surviving the merger and immediately following such merger JIB will merge with and into U.S. National Bank in Johnstown ("U.S. Bank") a wholly-owned subsidiary of USBANCORP with U.S. Bank surviving the merger, and (b) shareholders of JSB will receive cash and common stock of USBANCORP in exchange for common stock of JSB outstanding on the closing date (the foregoing, collectively, referred to herein as the "Merger").

  USBANCORP has required, as a condition to its execution and delivery to JSB of the Agreement, that the undersigned, being directors and executive officers of JSB, execute and deliver to USBANCORP this Letter Agreement. This Letter Agreement supersedes and replaces in its entirety the Letter Agreement executed by the undersigned on November 10, 1993.

  If JSB does not enter into a Sale Agreement as provided in Section 4.06(a) of the Agreement (in which case this Letter Agreement shall not be terminated), at the termination of the Marketing Period, each of the undersigned, in order to induce USBANCORP to execute and deliver to JSB the Agreement, hereby severally and irrevocably:

    (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of JSB called to vote for approval of the Merger so that all shares of common stock of JSB then beneficially owned by him will be counted for the purpose of determining the presence of a quorum at such meetings and to vote all such shares over which he has sole voting power and to use his best efforts to cause all such shares over which he has shared voting power to be voted (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of JSB), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving JSB, provided, however, that this obligation shall terminate concurrently with any consummation or termination of the Agreement;

    (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of JSB, to approve or adopt the Agreement, provided, however, that this obligation shall terminate concurrently with any consummation or termination of the Agreement;

    (c) Agrees to use his or her best efforts to cause the Merger to be consummated;

    (d) Agrees (i) not to sell, transfer or otherwise dispose of any JSB Common Stock to which he had sole disposition power prior to the record date for the special meeting of JSB shareholders to vote upon the Merger (the "Record Date"), (ii) to use his best efforts to prevent the sale, transfer or disposition of shares of JSB Common Stock to which he has shared disposition power prior to the Record Date, (iii) not to sell, transfer or otherwise dispose of any JSB Common Stock to which he had sole disposition power after the Record Date without the prior written consent of USBANCORP which shall not be unreasonably withheld and (iv) to use his best efforts to prevent the sale, transfer or disposition of shares of JSB Common Stock as to which he has shared disposition power after the Record Date without the prior written consent of USBANCORP which shall not be unreasonably withheld; provided, however, that these obligations shall terminate concurrently with any termination or consummation of the Agreement;

    (e) Subject to the provisions of Section 4.06(b) of the Agreement, agrees not to initiate or engage in any negotiations or discussions with any party other than USBANCORP with respect to any offer, sale, transfer or other disposition of, any shares of common stock of JSB now or hereafter owned by him, or to support any such offer, sale, transfer, or other disposition;

    (f) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of USBANCORP received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933 ("Securities Act") covering sales of such USBANCORP common stock is effective and a prospectus is made available under the Securities Act, (ii) within the limits, and in accordance with the applicable provisions of, Rule 145 under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to USBANCORP or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission ("SEC"), is not required to be registered under the Securities Act; and acknowledges and agrees that USBANCORP is under no obligation to register the sale, transfer or other disposition of USBANCORP common stock by him or on his behalf, or to take any other action necessary to make an exemption from registration available;

    (g) Agrees that USBANCORP shall not be bound by any attempted sale of any such shares of USBANCORP common stock, and USBANCORP's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing his shares of USBANCORP common stock may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

    (h) Acknowledges and agrees that the provisions of subparagraphs (f) and
  (g) hereof also apply to shares of USBANCORP common stock received in the Merger owned by (i) his spouse, (ii) any of his relatives or relatives of his spouse occupying his home, (iii) any trust or estate in which he, his spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which he, his spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest; and

    (i) Represents that he has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against him, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

                               ----------------
  This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

                               ----------------
  This Letter Agreement shall be effective upon execution by two or more persons listed below, and its validity and enforceability shall not be affected by the lack of its execution by any person listed below. Notwithstanding the foregoing, this Letter Agreement shall only be binding upon those persons that executed this Letter Agreement.

                               ----------------

  Except as otherwise set forth herein, this Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.

  The undersigned intend to be legally bound hereby.

                                          Very truly yours,

                                           /s/ Frank H. Blackington
                                          -------------------------------------
                                          Frank H. Blackington, III, Ph.D

                                           /s/ Paul A. Cooney
                                          -------------------------------------
                                          Paul A. Cooney

                                           /s/ Patrick J. Coyne
                                          -------------------------------------
                                          Patrick J. Coyne

                                           /s/ James C. Dewar
                                          -------------------------------------
                                          James C. Dewar

                                           /s/ James M. Edwards, Sr.
                                          -------------------------------------
                                          James M. Edwards, Sr.

                                           /s/ John B. Gunter
                                          -------------------------------------
                                          John B. Gunter

                                           /s/ John M. Kriak
                                          -------------------------------------
                                          John M. Kriak

                                           /s/ Kim W. Kunkle
                                          -------------------------------------
                                          Kim W. Kunkle

                                           /s/ Howard M. Picking, III
                                          -------------------------------------
                                          Howard M. Picking, III

                                           /s/ Carl R. Sax
                                          -------------------------------------
                                          Carl R. Sax

                                           /s/ John B. Stockton
                                          -------------------------------------
                                          John B. Stockton

                                           /s/ Kenneth W. Andres
                                          -------------------------------------
                                          Kenneth W. Andres

                                           /s/ R. Craig Pugh
                                          -------------------------------------
                                          R. Craig Pugh

                                           /s/ Walter F. Rusnak
                                          -------------------------------------
                                          Walter F. Rusnak

                                           /s/ Gerald R. Baxter
                                          -------------------------------------
                                          Gerald R. Baxter

                                                                       EXHIBIT 2

                             STOCK OPTION AGREEMENT

                                  SEE ANNEX F

                     TO THE PROXY STATEMENT/PROSPECTUS

                                                                       EXHIBIT 3

                                 SEVERANCE PLAN

  After the consummation of the Merger, certain officers and employees of JSB will be terminated. Any individual that is terminated, for other than cause, on or before the first anniversary date of the Merger will receive the following severance benefits:

  (1) SENIOR MANAGEMENT (includes all officers of JSB who held positions with the title of Vice President or Senior Vice President on November 10, 1993 ("Senior Management")) other than the four individuals covered by the letter agreements set forth as Exhibits 6A to 6D: A member of Senior Management that continues to remain in the employment of USBANCORP through the date determined by USBANCORP in its sole discretion shall receive upon termination of such officer's employment his or her current weekly salary for the lesser of: (i) number of weeks and any portion thereof equal to the sum of (A) the number of years such officer was employed by JSB multiplied by two (2), and (B) the number of full months such individual has worked since his employment anniversary date divided by twelve (12) or (ii) twenty-six (26) weeks (the "Senior Management Severance Period"). In addition, Senior Management shall continue to receive those benefits currently being offered by JSB to Senior Management, other than any right to receive shares of JSB Common Stock under the JSB Employee Stock Compensation Program for a period not to exceed the greater of: (i) three months or (ii) the Senior Management Severance Period.

  (2) MANAGEMENT (includes all officers or JSB Managers not provided for in (1) above who held such positions on November 10, 1993 ("Management")):
       A member of Management that continues to remain in the employment of USBANCORP through the date determined by USBANCORP in its sole discretion shall receive upon termination of such employment, his or her current weekly salary for the lesser of: (i) that number of weeks and any portion thereof equal to the sum of: (A) the number of years such officer was employed by JSB and (B) the number of months such individual has worked since his employment anniversary date divided by twelve (12) or (ii) twenty-six (26) weeks ("Management Severance Period"). In addition, Management shall continue to receive those benefits currently being offered by JSB to Management, other than any right to receive shares of JSB Common Stock under the JSB Employee Stock Compensation Program for a period not to exceed (i) three months or (ii) the Management Severance Period.

  (3) EMPLOYEES (includes all full time employees of JSB not provided for in (1) or (2) above): An employee that continues to remain in the employment of USBANCORP through the date determined by USBANCORP in its sole discretion shall receive upon termination of such person's employment, his or her current weekly salary or wages, as the case may be, for the lesser of: (i) that number of weeks and any portion thereof equal to the sum of: (A) the number of years such person was employed by JSB and (B) the number of full months such individual has worked since his employment anniversary date divided by twelve (12) or (ii) twenty-six (26) weeks (the "Employee Severance Period"). In addition, such persons shall continue to receive those benefits currently being offered by JSB to such employees during the Employee Severance Period.

  Notwithstanding the foregoing, if any officer or employee terminates his or her employment prior to the date determined by USBANCORP such officer or employee shall not be entitled to participate in the above severance package.

  To facilitate the consolidation of the operation of JSB with and into U.S. Bank, U.S. Bank desires to retain certain individuals designated by U.S. Bank for a period of time after the consummation of the Merger.

With respect to those individuals, U.S. Bank will, provided such individuals agree to remain in the employment of U.S. Bank for the period specified by U.S. Bank, with additional severance benefits upon their subsequent termination based upon the following classifications:

   (i) with respect to individuals classified by U.S. Bank as holding a "less critical position," U.S. Bank will provide such individuals with one month additional salary;

   (ii) with respect to individuals classified by U.S. Bank as holding "more critical positions," U.S. Bank will provide such individuals with two months additional salary; and

  (iii) with respect to individuals classified by U.S. Bank as holding "most critical positions," U.S. Bank will provide such individuals with three months additional salary.

                                                                       EXHIBIT 4

                FORM OF LEGAL OPINION--COUNSEL TO USBANCORP

                                       , 1994

USBANCORP, INC.
Main and Franklin Streets
Johnstown, PA 15901

Gentlemen:

  We have acted as Special Counsel for USBANCORP, INC. ("USBANCORP") in connection with the proposed acquisition by USBANCORP of Johnstown Savings Bank ("JSB") by means of the merger of JSB with and into a wholly-owned subsidiary of USBANCORP, Johnstown Interim Bank ("JIB"), and immediately thereafter the merger of JIB with and into United States National Bank in Johnstown ("U.S. Bank"), a wholly-owned subsidiary of USBANCORP with U.S. Bank surviving. The merger will be consummated pursuant to the terms and conditions of an Agreement and Plan of Merger between USBANCORP, U.S. Bank and JSB dated November 10, 1993, as amended on January 18, 1994 ("Merger Agreement") (all capitalized terms used herein and not defined shall have the meaning set forth in the Merger Agreement). Each share of JSB common stock issued and outstanding as of the effective date (except for shares for which dissenters' rights have been perfected) will be converted into the right to receive $10.13 in cash and shares of USBANCORP Common Stock as follows: (a) if the Average Closing Price on the Closing Date is less than or equal to $24.50 per share, then .5053 shares of USBANCORP Common Stock; (b) if the Average Closing Price on the Closing Date is greater than or equal to $25.50 per share, then .4853 shares of USBANCORP Common Stock; or (c) if the Average Closing Price on the Closing Date is greater than $24.50 per share but less than $25.50 per share, then the conversion ratio will be determined by dividing $22.50 by the Average Closing Price and multiplying the resulting figure by .55.

  This opinion is being furnished pursuant to Section 5.01(h) of the Merger Agreement.

  In connection therewith, we have reviewed the Articles of Incorporation and Bylaws of USBANCORP and JIB, the Articles of Association and Bylaws of U.S. Bank, the relevant corporate proceedings of USBANCORP, U.S. Bank and JIB, the Merger Agreement, the Joint Proxy Statement/Prospectus, the Registration Statement and such other documents and records as we deemed necessary.

  Based upon the foregoing, it is our opinion that:

  1. USBANCORP is a corporation duly incorporated, organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and a multi-bank holding company duly registered under the Bank Holding Company Act and the rules and regulations thereunder. USBANCORP has full corporate power and authority to carry on its business as now being conducted; to own, lease and operate its properties and assets; and, subject to the approval of the Merger by all required bank regulatory agencies and the related issuance of USBANCORP Common Stock by USBANCORP shareholders, to execute, deliver, and perform the Merger Agreement.

  2. U.S. Bank is a corporation duly incorporated, organized, validly existing and in good standing under the laws of the United States. U.S. Bank has full corporate power and authority to carry on its business as now being conducted; to own, lease and operate its properties and assets; and to execute, deliver and perform the Merger Agreement. The deposits of U.S. Bank are insured by the Bank Insurance Fund administered by the Federal Deposit Insurance Corporation to the fullest extent permitted by applicable law.

  3. JIB is a banking corporation duly incorporated, organized and validly existing under the laws of the Commonwealth of Pennsylvania. JIB has full corporate power and authority to own, lease and operate its properties and assets; to carry on its business as now being conducted; and to merge with JSB and is authorized to perform the Merger Agreement.

  4. The Merger Agreement has been duly authorized by all necessary corporate action on the part of USBANCORP and U.S. Bank, respectively, and has been duly executed and delivered by their respective duly authorized officers and has been approved and ratified by JIB. The Merger Agreement constitutes valid and binding obligations of USBANCORP and U.S. Bank, respectively, in accordance with their respective terms and provisions except to the extent enforcement is limited by bankruptcy, insolvency or similar laws of general application affecting creditors' rights or the application by a court of equitable principles.

  5. All consents, approvals or authorizations of any federal or state governmental authority or of any agency, authority, commission or counsel thereof required in connection with the consummation of the Merger Agreement by USBANCORP and U.S. Bank have been applied for and received and continue in full force and effect, and, to the best of our knowledge without independent verification, no proceeding has been instituted to rescind, modify or otherwise change any such consent, approval or authorization.

  6. There are no actions, claims, suits or judicial or administrative proceedings or, to the best of our knowledge, investigations pending, including proceedings initiated by or before federal or state banking regulatory authorities, that, either in any case or in the aggregate, might result in any material impairment of the right or ability of USBANCORP and U.S. Bank to carry on their respective operations as now conducted, and none that question the validity of the Merger Agreement or any of the actions provided for or contemplated thereby or of any action taken or to be taken in connection with the transactions contemplated thereby.

  7. Neither USBANCORP nor U.S. Bank is in violation of any terms of their respective articles of incorporation or association or other governing instrument, their respective bylaws, or any mortgage, indenture, contract, agreement, franchise, license, instrument, judgment, decree, order, statute, rule or regulation, in any respect that could materially adversely affect their performance of the Merger Agreement and performance of their obligations under the Merger Agreement will not result in any such violation of or constitute a default under or be in conflict with any such terms or result in the creation of any mortgage, lien, encumbrance or change upon any of the properties or assets of any such entity pursuant to any such terms.

  8. The shares of USBANCORP Common Stock to be issued pursuant to the Merger Agreement will be, when so issued, validly issued, fully paid and non-assessable and will be issued in accordance with all requirements of the Securities Act of 1933 and applicable rules and regulations promulgated thereunder. Each certificate representing shares of USBANCORP Common Stock will carry with it a Right to purchase one-tenth shares of USBANCORP Series B Preferred Stock for each share of USBANCORP Common Stock so issued pursuant to the USBANCORP Shareholders' Rights Plan.

  Because the primary purpose of our professional engagement was not to establish or confirm factual matters or financial, accounting or statistical matters and because of the wholly or partially non-legal character of many of the statements contained in the Joint Proxy Statement/Prospectus, we are not passing upon and do not assume hereby any responsibility for the accuracy, completeness or fairness of the statements included or incorporated by reference in the Joint Proxy Statement/Prospectus and we make no representation hereby that we have independently verified the accuracy, completeness or fairness of such statements. Without limiting the foregoing, we assume no responsibility for, and have not independently verified, the accuracy, completeness or fairness of the financial statements, notes to financial statements, tables and other financial and statistical data included or incorporated by reference in the Joint Proxy Statement/Prospectus, and we have not examined the accounting, financial or statistical records from which such financial statements, schedules and data are derived. We note that we are not experts within the meaning of the Securities Act of 1993 with respect to such financial statements or schedules or the other financial or statistical data included or incorporated by reference therein.

  However, during the course of the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement of USBANCORP of which it is a part, we participated in conferences and telephone conversations with your representatives, including certain of your officers, your financial advisors and your independent accountants, at which the contents of the Joint Proxy Statement/Prospectus and the Registration Statement and related matters were discussed.

  Based on our participation in the above-mentioned conferences and conversations, our review of the documents described above, and our understanding of applicable law and the experience we have gained in our practice thereunder and to the extent of our actual knowledge, we advise you that no information has come to our attention that causes us to believe that the information concerning USBANCORP in the Joint Proxy Statement/Prospectus (except we express no view as to financial statements, notes to financial statements, tables and other financial and statistical data included or incorporated by reference therein and information regarding or supplied by USBANCORP, U.S. Bank or their financial advisors included or incorporated by reference therein, including, without limitation, information set forth under the headings "The Merger," "Selected Pro Forma Financial Data," "Pro Forma Financial Information," "Business of USBANCORP," "Description of USBANCORP Common Stock," and "Comparison of Rights of Holders of USBANCORP Common Stock and JSB Common Stock") at the time it was declared effective by the Securities
and Exchange Commission on     , 1994 and on     , 1994, the date of the Annual
Meeting of shareholders of USBANCORP to consider the Merger, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  In giving this opinion, we have relied upon certificates of public officials and, as to matters of fact, upon certificates of officers of USBANCORP and its subsidiaries, and as to matters of law of any state other than the Commonwealth of Pennsylvania, upon opinions of counsel satisfactory to us.

                                          Very truly yours,

                                          STEVENS & LEE

                                                                       EXHIBIT 5

                   FORM OF LEGAL OPINION--COUNSEL TO JSB

                                       , 1994

USBANCORP, Inc. Main and Franklin Streets Johnstown, Pennsylvania 15907

Re: Agreement and Plan of Merger among USBANCORP, Inc., United States National
    Bank in Johnstown and Johnstown Savings Bank

Gentlemen:

  We have acted as special counsel to Johnstown Savings Bank, a Pennsylvania-chartered savings bank ("JSB"), in connection with the proposed merger (the "Merger") of JSB with and into Johnstown Interim Bank, a Pennsylvania-chartered commercial bank ("JIB") wholly owned by USBANCORP, Inc., a Pennsylvania corporation ("USBANCORP"), and created solely for the purpose of effecting the Merger, pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement") by and among JSB, USBANCORP and United States National Bank in Johnstown, a national banking association wholly-owned by USBANCORP ("U.S. Bank") dated as of November 10, 1993 and amended as of January 18, 1994. This opinion is being furnished to you pursuant to Section 5.02(g) of the Merger Agreement. Terms defined in the Merger Agreement have the same meaning herein unless otherwise defined herein or required by the context.

  For purposes of rendering this opinion, we have reviewed the following:

1. The Articles of Incorporation and Bylaws of JSB;

2. The Merger Agreement;

3. The Registration Statement on Form S-4 filed by USBANCORP with the
   Securities and Exchange Commission ("SEC") on or about March   , 1994, as
   subsequently amended and as declared effective by the SEC on     , 1994 (the
   "Registration Statement");

4. The Application FR Y-2 filed by USBANCORP with the Federal Reserve Bank of
   Philadelphia on or about     , 1994, as subsequently amended and as approved
   by the Board of Governors of the Federal Reserve System by letter dated
       , 1994;

5. The Application filed by USBANCORP with the Commonwealth of Pennsylvania
   Department of Banking ("Department") on or about February   , 1994, as
   subsequently amended and as approved by the Department by letter dated     ,
   1994;

6. The Application filed by USBANCORP with the Office of the Comptroller of the
   Currency ("OCC") on or about February   , 1994, as subsequently amended, and
   as approved by the OCC by letter dated     , 1994;

7. The Joint Proxy Statement/Prospectus dated     , 1994 (the "Proxy
   Statement");

8. The provisions of federal and Pennsylvania law which we deemed to be relevant for this purpose; and

9. Such minutes of the meetings of the Board of Directors of JSB, certificates of public officials and of officers of JSB, and such other documents, records and matters as we deemed to be relevant as a basis for the opinion hereinafter expressed. Without limiting the generality of the foregoing, the opinion as to the due incorporation and subsistence of JSB in clause (i) of the opinion is based solely upon certificates of officials of the appropriate government authorities.

  In our examination, we have assumed, without independent verification, (i) the genuineness of all signatures, the authenticity of all documents submitted to us as original copies, the conformity to original documents of all documents submitted to us as certified, conformed or reproduction copies, and the authenticity of such originals of such latter documents; (ii) the execution and acknowledgment as indicated thereon of all documents listed above or delivered in connection with the closing by all parties thereto other than JSB; (iii) that each party to the transactions contemplated by the Merger Agreement, other than JSB, has the full power, authority and legal right under its articles of incorporation, charter, bylaws or other governing documents and applicable laws and regulations to execute and to perform its obligations under all documents executed by it in connection with the transactions contemplated by the Merger Agreement; (iv) that the execution, delivery and performance of the Merger Agreement were duly and validly authorized by all necessary corporate action on the part of USBANCORP, JIB and U.S. Bank, that the Merger Agreement constitutes a valid, legally binding and enforceable obligation of USBANCORP and U.S. Bank, and that the execution and filing of the Articles of Merger by USBANCORP and JIB was duly and validly authorized by all necessary corporate action on the part of USBANCORP and JIB; (v) except as expressed below with respect to JSB, that USBANCORP and U.S. Bank have properly applied for and obtained all necessary consents, approvals, authorizations and orders of any governmental agency, court or other person or entity which are required for its execution, delivery and performance of the Merger Agreement; (vi) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact made available to us; (vii) as to matters of fact, the accuracy of the representations and warranties of JSB set forth in the Agreement; and (viii) that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinion as stated herein.

  The opinions which we render herein are limited to those matters governed by federal laws and the Pennsylvania Banking Code of 1965, as amended. We do not express any opinions herein as to matters governed by the laws of any other jurisdiction or choice of law provisions. We are members of the bar of the District of Columbia and do not hold ourselves out as being experts with respect to the laws of any jurisdiction other than the laws of the District of Columbia and of the United States of America.

  To the extent not inconsistent with the assumptions, qualifications and limitations set forth elsewhere herein, this opinion is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the American Bar Association Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion should be read in conjunction therewith. The term "Actual Knowledge" whenever used herein shall have the meaning set forth in the Accord.

  Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein and in the Accord, as of the date hereof, we are of the opinion that:

  (i) JSB is a savings bank incorporated and subsisting under the laws of the Commonwealth of Pennsylvania. JSB has the corporate power to own its assets and to transact the business in which it is engaged as described in JSB's 1992 Annual Report on Form 10-K, incorporated by reference in the Proxy Statement. JSB is a member of the Federal Home Loan Bank of Pittsburgh. The deposits of JSB are insured by the Bank Insurance Fund administered by the Federal Deposit Insurance Corporation to the fullest extent permitted by applicable law.

  (ii) The authorized capital stock of JSB consists as of the date hereof of
15,000,000 shares of JSB Common Stock, of which      shares are presently
issued and outstanding, and 5,000,000 shares of preferred stock, of which no shares have been issued. All of such issued and outstanding shares are validly authorized and issued, fully paid and nonassessable.

  (iii) JSB had, at the dates of execution, the corporate power to enter into the Merger Agreement, and the execution, delivery and performance by JSB of the Merger Agreement has been duly authorized by all necessary corporate proceedings on its part. The Merger Agreement has been validly executed and delivered by JSB and constitutes the valid and binding obligations of JSB, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, laws affecting depository institutions and other similar laws from time to time in effect affecting the rights and remedies of creditors generally, and (ii) general equitable principles, including the effect or availability (or lack thereof) of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).

  (iv) Neither the execution or delivery by JSB of the Merger Agreement, the consummation of the Merger nor compliance by JSB with any of the provisions of the Merger Agreement violated, as of the dates of its execution, or will violate, any provision of the Articles of Incorporation or Bylaws of JSB, any applicable federal or Pennsylvania banking laws or any applicable rule or regulation of any federal or Pennsylvania bank regulatory authority thereunder. All consents, approvals, authorizations and orders of all federal and Pennsylvania bank regulatory authorities required on the part of JSB in connection with the consummation of the transactions contemplated by the Merger Agreement have been obtained.

  (v) All corporate acts and proceedings required to be taken by or on the part of JSB, including without limitation the approval and adoption of the Merger Agreement by the Board of Directors and shareholders of JSB, to enable JSB to consummate the Merger with JIB have been properly taken. Articles of Merger for delivery to the Department of State of the Commonwealth of Pennsylvania have been validly authorized and executed by JSB and provide that the Merger will
become effective at the close of business on     , 1994.

  Because the primary purpose of our professional engagement was not to establish or confirm factual matters or financial, accounting or statistical matters and because of the wholly or partially non-legal character of many of the statements contained in the Proxy Statement, we are not passing upon and do not assume hereby any responsibility for the accuracy, completeness or fairness of the statements included or incorporated by reference in the Proxy Statement and we make no representation hereby that we have independently verified the accuracy, completeness or fairness of such statements. Without limiting the foregoing, we assume no responsibility for, and have not independently verified, the accuracy, completeness or fairness of the financial statements, notes to financial statements, tables and other financial and statistical data included or incorporated by reference in the Proxy Statement, and we have not examined the accounting, financial or statistical records from which such financial statements, schedules and data are derived. We note that we are not experts within the meaning of the Securities Act of 1933 with respect to such financial statements or schedules or the other financial or statistical data included or incorporated by reference therein.

  However, during the course of the preparation of the Proxy Statement and the Registration Statement of USBANCORP of which it is a part, we participated in conferences and telephone conversations with your representatives, including certain of your officers, your counsel and your independent accountants, and with representatives of JSB, including certain of its officers, its financial advisors and its independent accountants, at which the contents of the Proxy Statement and the Registration Statement and related matters were discussed.

  Based on our participation in the above-mentioned conferences and conversations, our review of the documents described above, and our understanding of applicable law and the experience we have gained in our practice thereunder and to the extent of our Actual Knowledge, we advise you that no information has come to our attention that causes us to believe that the information concerning JSB in the Proxy Statement (except we express no view as to financial statements, notes to financial statements, tables and other financial and statistical data included or incorporated by reference therein and information regarding or supplied by USBANCORP or U.S. Bank or their respective financial advisors included or incorporated by reference therein, including, without limitation, information set forth under the headings "The Merger," "Selected Pro Forma Financial Data," "Pro Forma Financial Information," "Business of USBANCORP," "Description of

USBANCORP Common Stock," and "Comparison of Rights of Holders of USBANCORP Common Stock and JSB Common Stock") at the time it was declared effective by
the SEC on     , 1994 and on     , 1994, the date of the Annual Meeting of
shareholders of JSB to consider the Merger, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  We assume no obligation to advise you of any events that occur subsequent to the date of this opinion. This opinion is being furnished to you at the request of our client solely for the limited purpose of satisfying the provisions of
Section 5.02(g) of the Merger Agreement, and this opinion may only be relied upon by you. This opinion is not to be used for any other purpose or relied upon by any other person or entity, and may not be quoted in whole or in part or otherwise referred to, nor filed with or provided to any governmental agency or other person or entity, in each case without our express prior written consent.

                                          Very truly yours,

                                          ELIAS, MATZ, TIERNAN & HERRICK
                                          L.L.P.

                                          By __________________________________
                                             Raymond A. Tiernan, a Partner

                                                                      EXHIBIT 5A

                 FORM OF TAX OPINION--COUNSEL TO USBANCORP

  The tax opinion will contain the following individual opinions (or opinions substantially similar thereto):

  1. The merger of JSB with and into JIB (the "Interim Merger") will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the IRC.

  2. USBANCORP, JIB and JSB will each be "a party to a reorganization" within the meaning of Section 368(b) of the IRC.

  3. Except for any loan loss reserve that may be required to be recaptured with respect to JSB, no gain or loss will be recognized by JSB upon the transfer of its assets to JIB in exchange for USBANCORP Common Stock (including fractional share interests), cash, and the assumption by JIB of the liabilities of JSB.

  4. No gain or loss will be recognized by either USBANCORP or JIB upon the receipt by JIB of the assets of JSB in exchange for USBANCORP Common Stock (including fractional share interests), cash, and the assumption of JSB's liabilities by JIB.

  5. The basis of the JSB assets in the hands of JIB will be the same as the basis of such assets in the hands of JSB immediately prior to the Interim Merger.

  6. The holding period of the assets of JSB to be received by JIB will include the period during which the assets were held by JSB.

  7. No gain or loss will be recognized by JSB shareholders who receive solely USBANCORP Common Stock (including a fractional share interest) in exchange for their JSB Common Stock.

  8. The basis of USBANCORP Common Stock received by JSB shareholders who receive solely USBANCORP Common Stock (including a fractional share interest) will be the same as the basis of the JSB Common Stock surrendered in exchange therefor.

  9. Gain, if any, will be recognized by JSB shareholders who receive both USBANCORP Common Stock (including a fractional share interest) and cash in exchange for their JSB Common Stock, and such gain will be recognized, but not in excess of the amount of cash received. If the exchange has the effect of the distribution of a dividend (determined with the application of Section 318(a) of the IRC), then the amount of the gain recognized that is not in excess of a shareholder's ratable share of undistributed earnings and profits will be treated as a dividend. The determination of whether the exchange has the effect of a dividend will be made in accordance with the principles set forth in Commissioner v. Clark, 489 U.S. 726 (1989). No loss will be recognized on the exchange of JSB Common Stock for USBANCORP Common Stock (including a fractional share interest) and cash.

  10. The basis of the USBANCORP Common Stock received by JSB shareholders who receive both USBANCORP Common Stock (including a fractional share interest) and cash will be the same as the basis of the JSB Common Stock exchanged therefor, decreased by the amount of cash received, and increased by the amount, if any, that was treated as a dividend and the amount of gain recognized by such shareholders on the exchange, if any (not including any portion of such gain that is treated as a dividend).

  11. The payment of cash in lieu of fractional share interests of USBANCORP Common Stock will be treated as if the fractional share interests were distributed as part of the Interim Merger and then redeemed by USBANCORP, subject to the provisions and limitations of Section 302 of the IRC.

  12. The holding period of USBANCORP Common Stock to be received by JSB shareholders will include the holding period of the JSB Common Stock exchanged therefor, provided that the JSB Common Stock is held as a capital asset on the date of the exchange.

  13. The Rights transferred with the shares of USBANCORP Common Stock will not constitute "other property" within the meaning of Section 356(a)(1)(B) of the IRC.

  14. JSB shareholders who receive solely cash in exchange for their JSB Common Stock will be treated as having received such cash as a distribution in redemption of their stock, subject to the provisions and limitations of Section 302 of the IRC.

  15. As provided in Section 381(c)(2) of the IRC and related Treasury regulations, JIB will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of JSB as of the date of the Interim Merger. Any deficit in the earnings and profits of JIB or JSB will be used only to offset the earnings and profits accumulated after such merger.

  16. Pursuant to Section 381(a) of the IRC and related Treasury regulations, JIB will succeed to and take into account the items of JSB described in Section 381(c) of the IRC. Such items will be taken into account by JIB subject to the conditions and limitations of Sections 381, 382, 383, and 384 of the IRC and the Treasury regulations thereunder.

  17. The merger of JIB with and into U.S. Bank (the "U.S. Bank Merger") will constitute a reorganization within the meaning of IRC Section 368(a)(1)(A).

  18. JIB and U.S. Bank will each be "a party to a reorganization" within the meaning of IRC Section 368(b).

  19. Neither JIB nor U.S. Bank will recognize any gain or loss upon the transfer of JIB's assets to U.S. Bank in constructive exchange solely for U.S. Bank Common Stock and the assumption by U.S. Bank of the liabilities of JIB.

  20. The basis of the JIB assets in the hands of U.S. Bank will be the same as the basis of such assets in the hands of JIB immediately prior to the U.S. Bank Merger.

  21. The holding period of the JIB assets in the hands of U.S. Bank will include the period during which such assets were held by JIB.

  22. No gain or loss will be recognized by USBANCORP, as the shareholder of JIB, upon the constructive receipt of shares of U.S. Bank Common Stock in exchange for the JIB Common Stock surrendered in exchange therefor in the U.S. Bank Merger.

  23. The basis of the U.S. Bank Common Stock to be held by USBANCORP after the U.S. Bank Merger will equal the basis of such stock immediately before the U.S. Bank Merger, increased by the basis of the JIB Common Stock surrendered in the constructive exchange.

  24. As provided in IRC Section 381(c)(2) and related Treasury regulations, U.S. Bank will succeed to and take into account the earnings and profits, or deficit in earnings or profits, of JIB as of the date of the U.S. Bank Merger. Any deficit in the earnings and profits of JIB or U.S. Bank will be used only to offset the earnings and profits accumulated after the U.S. Bank Merger.

  25. Pursuant to IRC Section 381(a) and related Treasury regulations, U.S. Bank will succeed to and take into account the items of JIB described in IRC
Section 381(c). Such items will be taken into account by U.S. Bank subject to the conditions and limitations of IRC Sections 381, 382, 383, and 384 and the Treasury regulations thereunder.

  The opinion may not be applicable to JSB's shareholders who received their JSB Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, or who are not citizens or residents of the United States.

                                                                      EXHIBIT 6A

                           SEVERENCE AGREEMENTS

                                       , 1994

Mr. Patrick J. Coyne
President and Chief Executive Officer
Johnstown Savings Bank
Market at Main Streets
Johnstown, Pennsylvania 15901

Dear Mr. Coyne:

  The purpose of this letter is to set forth the terms and conditions upon which you have agreed to resign from your employment at Johnstown Savings Bank ("JSB") in connection with and as a result of the merger of JSB with and into a wholly-owned subsidiary of USBANCORP, Inc., ("USBANCORP") with JSB thereafter ceasing to exist as a separate entity. All capitalized terms used herein but not defined herein shall have the meanings given to them in that certain Agreement and Plan of Merger dated November 10, 1993 and amended as of January 18, 1994, by and among USBANCORP, United States National Bank in Johnstown, and JSB (the "Merger Agreement").

  1. CESSATION OF EMPLOYMENT.

  Except as otherwise provided herein, in connection with your resignation as an employee of JSB, you, JSB, USBANCORP and U.S. Bank hereby agree that the Employment Agreement dated June 5, 1989, between JSB and you together with any other agreements, arrangements or understandings between or among you, JSB, USBANCORP and/or U.S. Bank or any of their respective subsidiaries or affiliates, if any, involving any obligation or responsibility on your part to USBANCORP, U.S. Bank or JSB or any of their respective subsidiaries or affiliates or on the part of USBANCORP, U.S. Bank or JSB or any of their respective subsidiaries or affiliates to you are hereby terminated effective as of the date this letter is signed by you (the "Resignation Date"), with the sole exception that your right to a pension and other benefits under the 401(k) plan of JSB or its successors which vested on or prior to the Resignation Date shall not be terminated, waived or diminished in any way by your resignation of employment or otherwise under this Agreement.

  2. RESIGNATIONS.

  Concurrently herewith, you are delivering to USBANCORP, U.S. Bank and JSB a letter (in the form attached hereto as Exhibit 1) stating that you have elected to resign as an employee of JSB and that you have resigned as a Director of JSB and as President and Chief Executive Officer of JSB and from all of your director and officer positions with any subsidiary of JSB all effective as of the Resignation Date.

  3. SEVERANCE PAYMENT.

  In lieu of receiving any severance or related payments or benefits in connection with your resignation in accordance with the terms and conditions of the Employment Agreement, JSB's Deferred Compensation Plan, JSB's Employee Stock Compensation Program, the Executive Annual Incentive Plan or any other plan or benefit made available to you by JSB or a direct or indirect subsidiary or affiliate of JSB except for the 401k plan of JSB (collectively the "JSB Compensation Plans"), except for the right to a pension and other benefits under the 401k plan of JSB or its successors which vested on or prior to the Resignation Date, you shall receive simultaneously with the execution hereof the following payments and such payments shall represent payment in full of any and all amounts due and owing to you from JSB, USBANCORP, U.S. Bank or any direct or indirect subsidiary or affiliate of the foregoing under the JSB Compensation Plans, or otherwise relating to your employment relationship with JSB. Nothing in or under this Agreement, however, shall terminate, waive or in any way diminish any right of yours to accept, receive and enjoy your full distribution under the 401k plan of JSB or its successors since those rights and benefits vested on or before the Resignation Date.

     (i) an amount equal to $379,682 pursuant to the terms and conditions of the Employment Agreement as in effect on November 10, 1993.

     (ii) $342,280 in lieu of payments due pursuant to JSB's Deferred Compensation Plan as in effect on November 10, 1993.

     (iii) $393,097 in consideration for the redemption of all JSB's incentive stock options held by you on November 10, 1993.

     (iv) $356,141 to permit you to pay any excise tax required to be paid by you pursuant to Section 4009 of the Internal Revenue Code, as amended.

     (v) USBANCORP, as the successor by merger to JSB, shall make available to you continuation coverage under the group health plan of USBANCORP for a period of 18 months subsequent to the Resignation Date provided you make timely payment of the premiums thereof in accordance with the Consolidated Omnibus Benefit Reconciliation Act of 1985, Public Law 99-272.

  4. RELEASE OF CLAIMS.

  You, for yourself and on behalf of your personal and legal representatives, executors, administrators, successors, heirs, distributees and legatees, intending to be legally bound, hereby forever release, waive and discharge JSB and its direct and indirect subsidiaries and USBANCORP and its direct and indirect subsidiaries and their respective present and former officers, directors, stockholders, attorneys, agents and employees, both in their official and individual capacities, from any right to reinstatement as an employee of JSB, and any other claims, causes of action, suits, proceedings, debts, judgments, damages, contracts, agreements, claims for attorneys' fees, costs and demands whatsoever, in law or in equity, which you now have or may have, arising from, or connected with, the Employment Agreement or your employment or any other relationship with JSB, USBANCORP or U.S. Bank, but excluding claims under this Agreement and claims described in the remainder of this paragraph. Nothing in this Agreement shall release, waive, discharge or diminish any of your rights to contest or litigate in any legal or administrative forum a breach of this Agreement by USBANCORP or U.S. Bank. Nothing in this Agreement shall release, waive, discharge or diminish any of your rights to obtain unemployment compensation from JSB or its successors subsequent to your Resignation Date because it is agreed that your resignation was required to be tendered on the Resignation Date by USBANCORP, U.S. Bank and JSB as part of their merger and it further is agreed that all of the payments set forth in Paragraph 3 above are severance payments due and payable in a lump sum on the Resignation Date which were earned by your work prior to that date. Further, nothing in this Agreement shall release, waive, discharge or diminish your right to receive a pension and other benefits under the 401k plan of JSB or its successors since those pension and other benefits vested on or prior to the Resignation Date. Moreover, nothing in this Agreement shall release, waive, discharge or diminish your right to purchase continuation coverage under the group health plan of USBANCORP for a period of 18 months subsequent to the Resignation Date in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, Public Law 99-272.

  5. WITHHOLDING.

  JSB is authorized to withhold such amounts from payments or benefits to you under this Agreement or otherwise as is required by law. You agree to sign such certificates with respect to withholding as may be necessary or required by law.

  6. MISCELLANEOUS.

  (a) PRIOR AGREEMENT AND MODIFICATION. This Agreement and Exhibit 1 hereto contain the entire understanding between or among you, on the one hand, and JSB, USBANCORP and U.S. Bank on the other hand, with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and practices with respect to such subject matter, including, without limitation, the Employment Agreement, and no change, alteration or modification hereof may be made except in writing signed by all parties hereto.

  (b) SEVERABILITY. If any one or more of the provisions contained in this Agreement shall be held illegal or unenforceable by a court, no other provisions shall be affected by such a holding.

  (c) CHOICE OF LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law principles.

  If the foregoing is acceptable to you, please acknowledge your agreement (and that your legal representative has previously reviewed this Agreement with you and advised you regarding its contents) by signing and dating three (3) copies of this letter and returning two (2) of them to me whereupon this letter will constitute our agreement with respect to the subject matter hereof.

                                          Very truly yours,

                                          USBANCORP, INC.

                                          By __________________________________
                                             Terry K. Dunkle, Executive Vice
                                             President

                                          UNITED STATES NATIONAL BANK IN
                                           JOHNSTOWN

                                          By __________________________________
                                             Terry K. Dunkle, President and
                                             Chief Executive Officer

                                          JOHNSTOWN SAVINGS BANK

                                          By __________________________________
                                                   , Chairman of the Board

AGREED TO AND ACCEPTED, INTENDING TO BE LEGALLY BOUND THIS    DAY OF     ,
1994:

- -------------------------------------
Patrick J. Coyne

                                                                       EXHIBIT 1

                                     , 1994

Board of Directors
Johnstown Savings Bank
Market At Main Streets
Johnstown, Pennsylvania 15901

Board of Directors
USBANCORP, Inc.
United States National Bank in Johnstown
Main And Franklin Streets
Johnstown, Pennsylvania 15907

Ladies and Gentlemen:

  Effective today, I have elected to resign as an employee of Johnstown Savings Bank. In connection with my resignation of employment, I hereby resign as a Director of Johnstown Savings Bank and as President and Chief Executive Officer of Johnstown Savings Bank. I also hereby resign from all of my director and officer positions with any of the subsidiaries of Johnstown Savings Bank.

                                          Very truly yours,

                                                                      EXHIBIT 6B

  The following severance benefits will be provided to Kenneth Andres pursuant to a letter agreement to be executed on the closing date in substantially the form set forth in Exhibit 6A.

   TOTAL GROSS PAYMENTS
   --------------------
   Severance Agreement................................................. $162,964
   Stock Options.......................................................  224,250
   Excise Tax Gross-up.................................................   72,654
                                                                        --------
                                                                        $459,868

                                                                      EXHIBIT 6C

  The following severance benefits will be provided to R. Craig Pugh pursuant to a letter agreement to be executed on the closing date in substantially the form set forth in Exhibit 6A.

   TOTAL GROSS PAYMENTS
   --------------------
   Severance Agreement................................................. $146,428
   Stock Options.......................................................  224,250
   Excise Tax Gross-up.................................................   73,592
                                                                        --------
                                                                        $444,270

                                                                      EXHIBIT 6D

  The following severance benefits will be provided to Walter F. Rusnak pursuant to a letter agreement to be executed on the closing date in substantially the form set forth in Exhibit 6A.

   TOTAL GROSS PAYMENTS
   --------------------
   Severance Agreement................................................. $179,488
   Stock Options.......................................................  224,250
                                                                        --------
                                                                        $402,738

                                                                         ANNEX 1

              OPINION OF LEGG MASON WOOD WALKER, INCORPORATED

               SEE ANNEX B TO THE PROXY STATEMENT/PROSPECTUS

                                                                        ANNEX 2A

                OPINION OF ALEX. BROWN & SONS INCORPORATED

               SEE ANNEX C TO THE PROXY STATEMENT/PROSPECTUS

                                                                        ANNEX 2B

                         OPINION OF RP FINANCIAL, INC.

               SEE ANNEX D TO THE PROXY STATEMENT/PROSPECTUS

                                                                         ANNEX 3

                          FORM OF OPTION WAIVER LETTER

                                January  , 1994

USBANCORP, Inc. Main & Franklin Streets Johnstown, Pennsylvania 15901

Gentlemen:

  In connection with the acquisition of Johnstown Savings Bank ("JSB") by USBANCORP, Inc. pursuant to the Merger Agreement dated November 10, 1993, as amended January 18, 1994 (the "Merger Agreement"), I hereby agree, during the term of the Merger Agreement not to exercise any option or options that I have been granted by JSB to acquire JSB common stock. I understand that as a result of the Merger, and in consideration for the cancellation of such option or options, I will receive on the closing date of the Merger, cash in an amount equal to the difference between $22.50 and the exercise price of the option, multiplied by the number of JSB shares covered by such option. For example, if I hold an option to acquire 1,000 shares at an exercise price of $10.00 per share, I would receive $12,500 on the closing date of the Merger.

  This Agreement will terminate if, for any reason, the Merger Agreement is terminated. Intending to be legally bound, I have executed this letter and delivered it to you. I understand that you intend to rely upon my commitment contained in this letter.

                                          Very truly yours,

                                  ANNEX B

              [LETTERHEAD OF LEGG MASON WOOD WALKER, INCORPORATED]

                                January 18, 1994

Board of Directors
USBANCORP, Inc.
Main and Franklin Streets
Johnstown, Pennsylvania 15901

Gentlemen:

  You have requested our opinion as to the fairness, from a financial point of view, to USBANCORP, Inc. ("USBANCORP") of the consideration to be paid by USBANCORP to the shareholders of Johnstown Savings Bank ("JSB") in connection with the merger of JSB into United States National Bank in Johnstown, the Johnstown-based banking subsidiary of USBANCORP, pursuant to the Agreement and Plan of Merger dated November 10, 1993, as proposed to be amended by the form of amendment agreement presented to USBANCORP's board of directors on January 18, 1994, among USBANCORP, United States National Bank in Johnstown and JSB (the "Agreement"). Under the Agreement, each share of JSB common stock will be converted into and become a right to receive (1) $10.13 in cash, and (2) a fraction of a share of USBANCORP common stock which will be not less than .4853 shares and not more than .5053 shares, subject to certain other election rights and limitations thereon contained in the Agreement.

  Legg Mason Wood Walker, Incorporated, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, and private placements. We are familiar with USBANCORP, having served as comanaging underwriter in connection with a recent equity offering by USBANCORP. In the ordinary course of our securities business, we make a market in the equity securities of USBANCORP and JSB and trade such securities for the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.

  In arriving at our opinion, we have, among other things: (i) reviewed the Agreement and the draft Registration Statement on Form S-4 with respect to the merger; (ii) reviewed Annual Reports to Stockholders and Annual Reports on Form 10-K or Form F-2 for the three years ended December 31, 1992 for USBANCORP and JSB; (iii) reviewed certain interim financial information for the three quarters ended September 30, 1993, including Form 10-Qs and Form F-4s for USBANCORP and JSB; (iv) analyzed certain other financial statements, data, reports and analyses for USBANCORP and JSB prepared by their respective managements, including preliminary financial statements with respect to the quarter and year ended December 31, 1993 for USBANCORP and JSB and the budget of JSB for fiscal 1994; (v) analyzed certain financial projections of USBANCORP, both on a stand-alone and combined basis, prepared by the management of USBANCORP; (vi) discussed the current operations, financial condition and prospects of USBANCORP and JSB with the managements of USBANCORP and JSB; (vii) reviewed with management of USBANCORP the results of their due diligence examination of JSB and the expected cost savings related to the merger contemplated by the Agreement; (viii) reviewed the reported market prices and historical trading activity of USBANCORP and JSB common stock; (ix) compared certain financial and stock market information for USBANCORP and JSB with similar information for certain other publicly traded companies; (x) reviewed the financial terms of certain recent business combinations involving financial institutions; (xi) considered the views of management of USBANCORP regarding the strategic importance of the merger; and (xii) analyzed the pro forma financial impact of the merger on USBANCORP.

  We have relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by us for purposes of this opinion. In that regard, we have assumed that the financial forecasts, including without limitation, projected cost savings and earnings enhancements, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of USBANCORP and JSB and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan portfolios or the allowances for loan losses with respect thereto and have assumed, without independent verification, that such allowances for JSB are in the aggregate adequate to cover such losses. In addition, we have not reviewed individual credit files nor have we made or obtained an independent evaluation or appraisal of the assets and liabilities of USBANCORP or JSB or any of their subsidiaries.

  Based upon and subject to the foregoing, it is our opinion that as of the date hereof the consideration to be paid by USBANCORP in the merger is fair, from a financial point of view, to USBANCORP.

                                          Very truly yours,

                                          LEGG MASON WOOD WALKER, INCORPORATED

                                  ANNEX C

                [LETTERHEAD OF ALEX. BROWN & SONS INCORPORATED]

                                January 18, 1994

The Board of Directors Johnstown Savings Bank Market at Main Streets Johnstown, Pennsylvania 15901

Dear Sirs:

  You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of the common stock, par value $1.00 per share (the "Shares"), of Johnstown Savings Bank (the "Company") pursuant to an Agreement and Plan of Merger dated as of November 10, 1993, and amended as of January 18, 1994 (the "Agreement"), entered into by and between the Company and USBANCORP, Inc. ("BANCORP") providing for the merger of the Company with and into United States National Bank in Johnstown, a wholly-owned subsidiary of BANCORP (the "Merger"). The Agreement provides, among other things, for each share of the Company's Shares to be converted in the Merger into $10.13 in cash and into a fraction of a share of BANCORP common stock, par value $2.50 per share ("BANCORP Common Stock"), as follows: (a) if the Average Closing Price (as defined in the Agreement) on the Closing Date (as defined in the Agreement) is less than or equal to $24.50 per share, then .5053 shares of BANCORP Common Stock; (b) if the Average Closing Price on the Closing Date is greater than or equal to $25.50 per share, then .4853 shares of BANCORP Common Stock; or (c) if the Average Closing Price on the Closing Date is greater than $24.50 per share but less than $25.50 per share, then the conversion ratio will be determined by dividing $22.50 by the Average Closing Price and multiplying the resulting figure by .55. The Agreement also provides the holders of the Shares the option to convert in the Merger each share of the Company's Shares solely into cash or BANCORP Common Stock in accordance with the procedures set forth in the Agreement, subject to certain adjustments and limitations set forth in the Agreement. The Agreement also authorizes the Company, its directors, officers, employees and representatives, for a period of thirty calendar days from the date of the Agreement (the "Marketing Period"), to take any and all actions deemed necessary and proper by the Company to solicit, market, initiate or engage in discussions regarding the sale or acquisition of the Company by any third party and to execute a definitive agreement for the sale with any third party for consideration which exceeds $22.50 per Share. Furthermore, the Company and BANCORP have entered into a Stock Option Agreement dated January 18, 1994 which shall become effective on the date immediately following the expiration of the Marketing Period without the execution of a Sale Agreement (as defined in the Agreement).

  Alex. Brown & Sons Incorporated, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with the transactions described above and will receive a fee for our services which is contingent upon the consummation of the transaction contemplated by the Agreement. Alex. Brown & Sons Incorporated regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry.

  In connection with this opinion, we have reviewed certain publicly available financial information concerning the Company and BANCORP and certain internal financial analyses and other information furnished to us by the Company and BANCORP. We have also held discussions with members of the senior management of the Company and BANCORP regarding the business and prospects of their respective financial institutions. In addition, we have (i) reviewed the reported price and trading activity for the Shares and BANCORP Common Stock, (ii) compared certain financial and stock market information for the Company and BANCORP, respectively, with similar information for certain comparable companies whose securities are publicly traded, (iii) reviewed the Agreement, (iv) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, (v) reviewed the potential pro forma impact of the Merger on BANCORP's financial condition, operating results and per share figures and (vi) performed such other studies and analyses and considered such other factors as we deemed appropriate.

  We have not independently verified the information above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of the Company and BANCORP, we have assumed that such information reflects the best currently available estimates and judgments of the respective managements of the Company and BANCORP as to the likely future financial performance of the Company and BANCORP. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of the Company or BANCORP, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

  Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the consideration to be received pursuant to the Agreement is fair, from a financial point of view, to the holders of Shares.

                                          Very truly yours,

                                          ALEX. BROWN & SONS INCORPORATED

                                          By:
                                             -----------------------------
                                                      Donald W. Delson
                                                      Managing Director

                                  ANNEX D

                        [RP FINANCIAL, INC. LETTERHEAD]

                                January 18, 1994

Board of Directors
Johnstown Savings Bank
Market at Main Street
Johnstown, Pennsylvania 15901

Gentlemen:

  You have requested RP Financial, Inc. ("RP Financial") to provide you with its opinion as to the fairness from a financial point of view to the shareholders of Johnstown Savings Bank, Johnstown, Pennsylvania ("JSB"), of the Agreement and Plan of Reorganization (the "Amended Merger Agreement"), dated January 18, 1994, by and between USBANCORP, Johnstown, Pennsylvania ("USBANCORP") and JSB.

Summary Description of Key Financial Terms

  Pursuant to the Merger Agreement as amended (incorporated herein by reference), in which JSB will merge with and into USBANCORP (the "Merger"), at the Effective Time of the Merger, each outstanding share of JSB Common Stock will be converted into and become a right to receive $10.13 in cash and shares of USBANCORP Common Stock pursuant to the following exchange rate (the "Exchange Rate"): (a) 0.5053 shares if the Average Closing Price on the Closing Date is less than or equal to $24.50 per share; (b) 0.4853 shares if the Average Closing Price on the Closing Date is greater than or equal to $25.50 per share; or (c) if the Average Closing Price on the Closing Date is greater than $24.50 per share but less than $25.50 per share, a ratio determined by dividing $22.50 by the Average Closing Price and multiplying the resulting figure by 0.55 times.

  A JSB shareholder may elect to convert each share of JSB Common Stock held by such person into either all USBANCORP Common Stock (the "Stock Election") or
(ii) an all cash consideration (the "Cash Election"). Pursuant to the Stock Election, JSB Common Stock will be convertible to USBANCORP Common Stock in accordance with the following Exchange Rate: (a) if the Average Closing Price on the Closing Date is less than or equal to $24.50 per share, then 0.9184 shares of USBANCORP Common Stock; (b) if the Average Closing Price on the Closing Date is greater than or equal to $25.50 per share, then 0.8824 shares of USBANCORP Common Stock; or (c) if the Average Closing Price on the Closing Date is greater than $24.50 per share but less than $25.50 per share, then the conversion ratio will be determined by dividing $22.50 by the Average Closing Price. Pursuant to the Cash Election, a JSB shareholder will receive $22.50 in cash. Notwithstanding the foregoing, in the aggregate, fifty-five percent of the shares of JSB Common Stock will be converted to USBANCORP Common Stock (the "Common Stock Limitation") and forty-five percent of the shares of JSB Common Stock will be converted into cash. In lieu of fractional shares, USBANCORP will pay cash in an amount equal to the fractional part of a share to which a JSB shareholder is entitled, multiplied by $22.50 (the assumed price of USBANCORP Common Stock by the parties hereto for purposes of establishing the Exchange
Rate).

  In connection with the Merger, (i) options to purchase up to 106,360 shares of JSB Common Stock granted under JSB's Employee Stock Compensation Program prior to the date of the Merger Agreement which remain unexercised prior to the Effective Date will be converted, on the Effective Date, into a right to receive cash in an amount equal to (a) the difference between $22.50 and the exercise price of each option multiplied by (b) the number of shares of JSB Common Stock covered by such option.

  At the time the Merger Consideration and the Amended Merger Agreement was negotiated, the parties agreed that USBANCORP would pay JSB shareholders approximately $22.50 per share or more for each share of JSB Common Stock surrendered, assuming a USBANCORP Common Stock price of at least $24.50 per share. The number of shares of USBANCORP Common Stock to be delivered to JSB shareholders bears the risk of change in the market value of USBANCORP Common Stock. Therefore, the actual consideration received by JSB shareholders may be greater or less than $22.50 per share if the Average Closing Price of USBANCORP Common Stock on the Effective Date is greater than $25.50 per share or less than $24.50 per share. However, pursuant to a condition of closing contained in the Merger Agreement, if the average of the closing price of USBANCORP Common Stock as quoted on the NASDAQ National Market System ("NASDAQ/NMS") for the ten trading days immediately preceding the Effective Date is below $20.50 per share, JSB may, in its discretion, terminate the Merger Agreement. As of January 14, 1994, the value of the Merger Consideration per share of JSB Common Stock was $22.26.

RP Financial Background and Experience

  RP Financial, as part of its financial institution valuation and consulting practice, is regularly engaged in the valuation of financial institution securities in connection with mergers and acquisitions of commercial banks, savings institutions and savings and loan holding companies, initial and secondary offerings, mutual-to-stock conversions of savings institutions, and business valuations for other corporate purposes for financial institutions. As specialists in the securities of financial institutions, RP Financial has experience in, and knowledge of, the Pennsylvania and surrounding regional markets for thrift and bank securities and institutions operating in Pennsylvania and the surrounding regional area.

Materials Reviewed

  In rendering this fairness opinion letter, RP Financial reviewed and analyzed the following material: (1) the Merger Agreement, dated November 10, 1993, inclusive of exhibits, and the Stock Option Agreement; (2) the following information for JSB--(a) audited financial statements for the fiscal years ended December 31, 1988 through 1992, included or incorporated in Annual Reports to Shareholders, or Annual Reports on Form 10-Ks or Form F-4s, and unaudited shareholder financial statements for the nine months ended September 30, 1993, and internal reports for the 12 months ended December 31, 1993, (b) proxy statements for the last two years, (c) the budget plan for calendar year ended December 31, 1994, and (d) unaudited internal and regulatory financial reports and analyses prepared by management and other related corporate records and documents regarding various aspects of JSB's assets and liabilities, particularly rates, volumes, maturities, market values, trends, credit risk, interest rate risk and liquidity risk of JSB's assets, liabilities, off-balance sheet assets, commitments and contingencies; (3) the following information for USBANCORP--(a) audited financial statements for the calendar years ended December 31, 1988 through 1992, included or incorporated in Annual Reports to Shareholders or Annual Reports on Form 10Ks and unaudited shareholder financial statements for the nine months ended September 30, 1993, and internal reports for the 12 months ended December 31, 1993, (b) proxy statements for the last two years, (c) 1994 budget, (d) unaudited internal and regulatory financial reports prepared by management and other related corporate records and documents regarding various aspects of USBANCORP's assets and liabilities, particularly rates, volumes, maturities, market values, trends, credit risk, interest rate risk and liquidity risk of USBANCORP's assets, liabilities, off-balance sheet assets, commitments and contingencies; (4) discussions with JSB's current management and USBANCORP's management regarding past and current business operations, financial condition, and future prospects of the respective institutions; (5) USBANCORP's results compared to the latest publicly-available published financial statements, operating results and market pricing of publicly-traded banks and bank holding companies, including those with comparable characteristics and those headquartered in Pennsylvania; (6) market value information and pricing ratios of USBANCORP Common Stock, such as market capitalization, volume, price history, price/earnings ratio, price/book ratio, price/tangible book ratio, price/assets ratio, dividend yield and dividend payout ratio, compared to other publicly-traded banks and bank holding companies, including those with comparable characteristics and those headquartered in Pennsylvania; (7) the trading market for the JSB Common Stock compared to similar information for savings institutions or savings and loan holding companies with comparable resources, financial condition, earnings, operations and markets as well as for publicly-traded savings institutions and savings and loan holding companies with comparable financial condition, earnings, operations and markets, including those operating in Pennsylvania; (8) JSB's financial, operational and market area characteristics compared to similar information for comparable savings institutions or savings and loan holding companies, including those operating in Pennsylvania; (9) USBANCORP's financial, operational and market area characteristics compared to similar information for comparable savings institutions or savings and loan holding companies, including those operating in Pennsylvania; (10) the potential for growth and profitability for JSB and USBANCORP in their respective markets, specifically regarding competition by other banks, savings institutions, mortgage banking companies and other financial services companies, economic projections in the local market area, and the impact of the regulatory, legislative and economic environments on operations of the thrift and banking industries; (11) the financial terms, financial and operating conditions and market areas of other recent business combinations of comparable savings institutions and savings and loan holding companies; and (12) the potential pro forma impact of the Merger on USBANCORP's financial condition, operating results and per share figures.

  In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning JSB and USBANCORP as furnished by the respective institutions to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding other financial institutions and economic data. With respect to the financial forecasts RP Financial reviewed for each institution, RP Financial assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of each respective institution. JSB and USBANCORP did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of JSB and USBANCORP. RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger as set forth in the Merger Agreement to be consummated.

  In rendering its opinion, RP Financial assumed that in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on USBANCORP that would have a material adverse effect on the contemplated benefits of the Merger. RP Financial also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of USBANCORP after the Merger.

Opinion

  It should be noted that this opinion is based on market conditions and other circumstances existing on the date hereof, and this opinion does not represent RP Financial's opinion as to what the value of the USBANCORP Common Stock necessarily will be when the USBANCORP Common Stock is issued to the stockholders of JSB upon consummation of the Merger or thereafter.

  It is understood that this opinion may be included in its entirety in any communication by JSB or its Board of Directors to the stockholders of JSB. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

  Based upon and subject to the foregoing, and other such matters as we consider relevant, it is RP Financial's opinion that, as of the date hereof, the Merger Consideration to be received by JSB shareholders is fair to such shareholders from a financial point of view.

                                          Respectfully submitted,

                                          RP FINANCIAL, INC.

/bjd

                                  ANNEX E

                           DISSENTERS' RIGHTS STATUTE

  SECTION 1571. APPLICATION AND EFFECT OF SUBCHAPTER

  (a) GENERAL RULE.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

    Section 1906(c) (relating to dissenters' rights upon special treatment).

    Section 1930 (relating to dissenters' rights).

    Section 1931(d) (relating to dissenters' rights in share exchanges).

    Section 1932(c) (relating to dissenters' rights in asset transfers).

    Section 1952(d) (relating to dissenters' rights in division).

    Section 1962(c) (relating to dissenters' rights in conversion).

    Section 2104(b) (relating to procedure).

    Section 2324 (relating to corporation options where a restriction on transfer of a security is held invalid).

    Section 2325(b) (relating to minimum vote requirement).

    Section 2704(c) (relating to dissenters' rights upon election).

    Section 2705(d) (relating to dissenters' rights upon renewal of election).

    Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

    Section 7104(b)(3) (relating to procedure).

  (b) EXCEPTIONS.--

    (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of Section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

      (i) listed on a national securities exchange; or

      (ii) held of record by more than 2,000 shareholders;

  shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

    (2) Paragraph (1) shall not apply to and dissenters' rights shall be available without regard to the exception provided in that paragraph in the case of:

      (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

      (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction, the affirmative vote of a majority of the votes cast by all shareholders of the class.

      (iii) Shares entitled to dissenters' rights under Section 1906(c) (relating to dissenters' rights upon special treatment).

    (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

  (c) GRANT OF OPTIONAL DISSENTERS' RIGHTS.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters' rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters' rights.

  (d) NOTICE OF DISSENTERS' RIGHTS.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters' rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

    (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

    (2) a copy of this subchapter.

  (e) OTHER STATUTES.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters' rights.

  (f) CERTAIN PROVISIONS OF ARTICLES INEFFECTIVE.--This subchapter may not be relaxed by any provision of the articles.

  (g) CROSS REFERENCES.--See Sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters' rights procedure).

1988, Dec. 21, P.L. 1444, No. 177, Section 103, effective Oct. 1, 1989. As amended 1990, Dec. 19, P.L. 834, No. 198, Section 102, imd. effective.

  SECTION 1572. DEFINITIONS

  The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

  "CORPORATION." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

  "DISSENTER." A shareholder or beneficial owner who is entitled to and does assert dissenters' rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

  "FAIR VALUE." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

  "INTEREST." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

1988, Dec. 21, P.L. 1444, No. 177, Section 103, effective Oct. 1, 1989. As amended 1990, Dec. 19, P.L. 834, No. 198, Section 102, imd. effective.

  SECTION 1573. RECORD AND BENEFICIAL HOLDERS AND OWNERS

  (a) RECORD HOLDERS OF SHARES.--A record holder of shares of a business corporation may assert dissenters' rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

  (b) BENEFICIAL OWNERS OF SHARES.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters' rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters' rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

1988, Dec. 21, P.L. 1444, No. 177, Section 103, effective Oct. 1, 1989. Amended
1992, Dec. 18, P.L.   , No. 169, Section 3, effective in 60 days.

  SECTION 1574. NOTICE OF INTENTION TO DISSENT

  If the proposed corporate action is submitted to vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

1988, Dec. 21, P.L. 1444, No. 177, Section 103, effective Oct. 1, 1989.

  SECTION 1575. NOTICE TO DEMAND PAYMENT

  (a) GENERAL RULE.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

    (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

    (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

    (3) Supply a form for demanding payment that includes a request for certification as of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

    (4) Be accompanied by a copy of this subchapter.

  (b) TIME FOR RECEIPT OF DEMAND FOR PAYMENT.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

1988, Dec. 21, P.L. 1444, No. 177, Section 103, effective Oct. 1, 1989.

  SECTION 1576. FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.

  (a) EFFECT OF FAILURE OF SHAREHOLDER TO ACT.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to Section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

  (b) RESTRICTION ON UNCERTIFICATED SHARES.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of Section 1577(a) (relating to failure to effectuate corporate action).

  (c) RIGHTS RETAINED BY SHAREHOLDER.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

1988, Dec. 21, P.L. 1444, No. 177, Section 103, effective Oct. 1, 1989. As amended 1990, Dec. 19, P.L. 834, No. 198, Section 102, imd. effective.

  SECTION 1577. RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES

  (a) FAILURE TO EFFECTUATE CORPORATE ACTION.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

  (b) RENEWAL OF NOTICE TO DEMAND PAYMENT.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirement of Section 1575 (relating to notice to demand payment), with like effect.

  (c) PAYMENT OF FAIR VALUE OF SHARES.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

    (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

    (2) A statement of the corporation's estimate of the fair value of the shares.

    (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

  (d) FAILURE TO MAKE PAYMENT.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued thereunder or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

1988 Dec. 21, P.L. 1444, No. 177, Section 103, effective Oct. 1, 1989. As amended 1990, Dec. 19, P.L. 834, No. 198, Section 102, imd. effective.

  SECTION 1578. ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES

  (a) GENERAL RULE.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

  (b) EFFECT OF FAILURE TO FILE ESTIMATE.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

1988, Dec. 21, P.L. 1444, No. 177, Section 103, effective Oct. 1, 1989. As amended 1990, Dec. 19, P.L. 834, No. 198, Section 102, imd. effective.

  SECTION 1579. VALUATION PROCEEDINGS GENERALLY

  (a) GENERAL RULE.--Within 60 days after the latest of:

    (1) effectuation of the proposed corporate action;

    (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

    (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

  (b) MANDATORY JOINDER OF DISSENTERS.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

  (c) JURISDICTION OF THE COURT.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

  (d) MEASURE OF RECOVERY.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

  (e) EFFECT OF CORPORATION'S FAILURE TO FILE APPLICATION.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

1988, Dec. 21, P.L. 1444, No. 177, Section 103, effective Oct. 1, 1989.

  SECTION 1580. COSTS AND EXPENSES OF VALUATION PROCEEDINGS

  (a) GENERAL RULE.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

  (b) ASSESSMENT OF COUNSEL FEES AND EXPERT FEES WHERE LACK OF GOOD FAITH APPEARS.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

  (c) AWARD OF FEES FOR BENEFITS TO OTHER DISSENTERS.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

1988, Dec. 21, P.L. 1444, No. 177, Section 103, effective Oct. 1, 1989.

  SECTION 1930. DISSENTERS' RIGHTS

  (a) GENERAL RULE.--If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters' rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters' rights upon special treatment).

  (b) PLANS ADOPTED BY DIRECTORS ONLY.--Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters' rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) (relating to adoption by board of directors).

  (c) CROSS REFERENCES.--See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

1988, Dec. 21, P.L. 1444, No. 177, Section 103, effective Oct. 1, 1989. Amended
1992, Dec. 18, P.L.   , No. 169, Section 3, effective in 60 days.

                                  ANNEX F

                             STOCK OPTION AGREEMENT

  THIS STOCK OPTION AGREEMENT ("Stock Option Agreement") dated January 18, 1994, is by and between USBANCORP, INC., a Pennsylvania corporation ("USBANCORP"), and JOHNSTOWN SAVINGS BANK, a Pennsylvania savings bank ("JSB").

                                   BACKGROUND

  A. USBANCORP and JSB entered into an agreement dated November 10, 1993 and amended as of January 18, 1994 (the "Agreement"), providing, among other things, for: (i) the merger of JSB with and into Johnstown Interim Bank ("JIB"), with JIB surviving the merger, and (ii) immediately thereafter, the merger by JIB with and into USBANCORP's wholly-owned subsidiary U.S. National Bank in Johnstown ("U.S. Bank"), with U.S. Bank surviving the merger (the "Merger").

  B. As a condition of USBANCORP entering into the Agreement at the exchange ratio specified in the Agreement, JSB is granting to USBANCORP an option, which shall become operative on the date immediately following the expiration of the Marketing Period without execution of a Sale Agreement as authorized by Section 4.06(a) of the Agreement, to purchase up to that number of shares of common stock of JSB as shall equal 19.9% of JSB's shares of common stock issued and outstanding immediately prior to such purchase, on the terms and conditions hereinafter set forth.

                                   AGREEMENT

  In consideration of the foregoing and the mutual covenants and agreements set forth herein, USBANCORP and JSB, intending to be legally bound hereby, agree:

  1. TERMINATION OF STOCK OPTION AGREEMENT. The Stock Option Agreement by and between USBANCORP and JSB dated November 10, 1993 is hereby terminated, cancelled, made null and void and of no effect.

  2. GRANT OF OPTION. Beginning on the date immediately following the expiration of the Marketing Period without the execution of a Sale Agreement (as defined in Section 4.06(a) of the Agreement), JSB hereby grants to USBANCORP, on the terms and conditions set forth herein, the option to purchase (the "Option") up to that number of shares (the "Option Shares") of common stock, par value $1.00 per share (the "Common Stock"), of JSB as shall equal 19.9% of the shares of Common Stock issued and outstanding immediately prior to such purchase, at a price per share (the "Option Price") equal to the lower of
(i) $16.50 or (ii) the lowest price per share that JSB accepts in a transaction constituting a Triggering Event under Section 2 hereof.

  3. EXERCISE OF OPTION. Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined) and until termination of this Stock Option Agreement in accordance with the provisions of Section 22, USBANCORP may exercise the Option, in whole or in part, at any time or one or more times, from time to time. As used herein, the term "Triggering Event" means the occurrence of any of the following events:

    (a) a person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than USBANCORP or an affiliate of USBANCORP, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 15% of the then outstanding shares of Common Stock;

    (b) a person or group, other than USBANCORP or an affiliate of USBANCORP, enters into an agreement or letter of intent with JSB pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with JSB,

  (ii) acquire all or substantially all of the assets or liabilities of JSB, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, more than 15% of the then outstanding shares of Common Stock; or

    (c) a person or group, other than USBANCORP or an affiliate of USBANCORP, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of JSB, or any other business combination involving JSB, or
  (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, more than 15% of the then outstanding shares of Common Stock (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of JSB called to vote on the Merger, JSB's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

    (d) a person or group, other than USBANCORP or an affiliate of USBANCORP, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, JSB willfully takes any action in a manner which would materially interfere with JSB's ability to consummate the Merger or materially reduce the value of the transaction to USBANCORP;

    (e) JSB violates the provisions of Section 4.06(b) of the Agreement; or

    (f) JSB breaches, in any material respect, any binding terms of the Agreement or any provision of this Stock Option Agreement after a Proposal is made and before it is Publicly Withdrawn or publicly announces an intention to authorize, recommend or accept any such Proposal.

  "Publicly Withdrawn" for purposes of this Section 3 shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over JSB or in soliciting or inducing any other person (other than USBANCORP or an affiliate of USBANCORP) to do so.

  Notwithstanding the foregoing, the obligation of JSB to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate) (i) until the receipt of all required governmental or regulatory approvals or consents necessary for JSB to issue the Option Shares, or USBANCORP to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any provision to the contrary set forth herein, the Option shall not expire or otherwise terminate.

  JSB shall notify USBANCORP promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by JSB shall not be a condition to the right of USBANCORP to exercise the Option. JSB will not take any action which would have the effect of preventing or disabling JSB from delivering the Option Shares to USBANCORP upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement. In the event USBANCORP wishes to exercise the Option, USBANCORP shall send a written notice to JSB (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

  4. PAYMENT AND DELIVERY OF CERTIFICATES. At any Closing hereunder, (a) USBANCORP will make payment to JSB of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by JSB, (b) JSB will deliver to USBANCORP a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of USBANCORP or its designee, in such denominations as were specified by USBANCORP in its notice of exercise, and (c) USBANCORP will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

  5. REGISTRATION RIGHTS. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from USBANCORP, JSB shall promptly prepare an offering circular in compliance, in all material respects, with the Federal Deposit Insurance Act, as amended, and the regulations promulgated thereunder and covering such number of Option Shares as USBANCORP shall specify in its request, provided that USBANCORP shall in no event have the right to have more than one offering circular prepared, and provided further that JSB shall not be required to prepare any offering circular in connection with any proposed sale with respect to which JSB's counsel delivers to JSB and to USBANCORP its unqualified opinion to the effect that, assuming the Common Stock was not an exempt security under Section 3 of the Securities Act of 1933, as amended, such sale or disposition would nevertheless be an exempt transaction under Section 4 of the Securities Act of 1933, as amended. In connection with such offering circular, JSB shall use its best efforts to cause to be delivered to USBANCORP such certificates, opinions, accountant's letters and other documents as USBANCORP shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. JSB shall provide to USBANCORP such number of copies of the preliminary offering circular and final offering circular and any amendments and supplements thereto as USBANCORP may reasonably request. All reasonable expenses incurred by JSB in complying with the provisions of this Section 5, including, without limitation, all registration and filing fees, reasonable printing expenses, reasonable fees and disbursements of counsel for JSB and blue sky fees and expenses, shall be paid by JSB. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to USBANCORP and any other expenses incurred by USBANCORP in connection with such offering circular shall be borne by USBANCORP. In connection with such offering circular, JSB shall indemnify and hold harmless USBANCORP against any losses, claims, damages or liabilities, joint or several, to which USBANCORP may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final offering circular or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and JSB will reimburse USBANCORP for any legal or other expense reasonably incurred by USBANCORP in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that JSB will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final offering circular or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of USBANCORP specifically for use in the preparation thereof. USBANCORP will indemnify and hold harmless JSB to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of USBANCORP for use in the preparation of such preliminary or final offering circular or such amendment or supplement thereto; and USBANCORP will reimburse JSB for any legal or other expense reasonably incurred by JSB in connection with investigating or defending any such loss, claim, damage, liability or action.

  6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

  7. REPURCHASE OF OPTION.

    (a) Upon the occurrence of a Triggering Event, at the request of USBANCORP, delivered within 60 days of such occurrence, JSB shall repurchase the Option from USBANCORP at a price (the "Option

  Repurchase Price") equal to (i) the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised, plus (ii) USBANCORP's Out-of-Pocket Expenses (as defined below) (to the extent not previously reimbursed). The term "Out-of-Pocket Expenses" shall mean USBANCORP's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Agreement, including, without limitation, legal, accounting and investment banking fees. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with JSB, or (iii) in the event of a sale of all or substantially all of JSB's assets, the sum of the price paid in such sale for such net assets and the current market value of the remaining assets of JSB as determined by an investment banking firm selected by USBANCORP, divided by the number of shares of Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm acceptable to both parties.

    (b) USBANCORP may exercise its right to require JSB to repurchase the Option pursuant hereto by surrendering for such purpose to JSB, at its principal office, a copy of this Option Agreement, accompanied by a written notice or notices stating that USBANCORP elects to require JSB to repurchase this Option in accordance with the provisions hereof. Subject to Paragraph 7(c) below, as promptly as practicable, and in any event within five business days after the surrender of the Option and the receipt of such notice or notices relating thereto, JSB shall deliver or cause to be delivered to USBANCORP the Option Repurchase Price therefor or the portion thereof that JSB is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that JSB is prohibited under applicable law or regulation, or as a result of administrative or judicial action from repurchasing the Option in full, JSB shall immediately so notify USBANCORP and thereafter deliver or cause to be delivered, from time to time, to USBANCORP, the portion of the Option Repurchase Price that it is no longer prohibited from delivering, within seven business days after the date on which JSB is no longer so prohibited; provided, however, that if JSB at any time after delivery of a notice of repurchase pursuant to paragraph 7(b) above is prohibited under applicable law or regulation, from delivering the Option Repurchase Price in full (and JSB hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), USBANCORP may revoke its notice of repurchase of the Option either in whole or to the extent of the prohibition, whereupon, in the latter case, JSB shall promptly (i) to the extent of USBANCORP's partial revocation notice, deliver to USBANCORP that portion of the Option Purchase Price that JSB is not prohibited from delivering; and, (ii) deliver, to USBANCORP, a new Stock Option Agreement evidencing the right of USBANCORP to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to USBANCORP and the denominator of which is the Option Repurchase Price.

  8. FILINGS AND CONSENTS. Each of USBANCORP and JSB will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Stock Option Agreement. Within 10 days from the date hereof, USBANCORP shall file a report of beneficial ownership on Form F-11 with the Federal Deposit Insurance Corporation under the Exchange Act which discloses the rights of USBANCORP hereunder.

  9. REPRESENTATIONS AND WARRANTIES OF JSB. JSB hereby represents and warrants to USBANCORP as follows:

    (a) Due Authorization. JSB has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by JSB. This Stock Option Agreement constitutes a legal, valid and binding obligation of JSB, enforceable against JSB in accordance with its terms.

    (b) Authorized Shares. JSB has taken all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

  10. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

  11. ENTIRE AGREEMENT. This Stock Option Agreement and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

  12. ASSIGNMENT OR TRANSFER. USBANCORP may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to a subsidiary of USBANCORP. USBANCORP represents that it is acquiring the Option for USBANCORP's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. USBANCORP is aware that neither the Option nor the Option Shares are the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act of 1933, as amended, but instead are being offered in reliance upon the exemption from the registration requirement provided by
Section 3 thereof.

  13. AMENDMENT OF STOCK OPTION AGREEMENT. By mutual consent of the parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

  14. VALIDITY. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

  15. NOTICES. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

    (i) If to USBANCORP, to:

USBANCORP, Inc. Main & Franklin Streets Johnstown, Pennsylvania 15907

Attention: Terry K. Dunkle, Executive Vice President and Orlando B. Hanselman

Telecopy No.: (814) 533-5427
with a copy to:

Stevens & Lee
Four Glenhardie Corporate Center
1255 Drummers Lane
P.O. Box 236
Wayne, Pennsylvania 19087

Attention: Jeffrey P. Waldron, Esquire
Telecopy No.: (215) 687-1384

    (ii) If to JSB, to:

Johnstown Savings Bank
Market & Main Streets
Johnstown, Pennsylvania 15907

Attention: Patrick J. Coyne, President and
Chief Executive Officer

Telecopy No.: (814) 535-8970

with copies to:

Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W.
Washington, D.C. 20005

Attention: Raymond A. Tiernan, Esquire
Telecopy No.: (202) 347-2172

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

  16. GOVERNING LAW. This Stock Option Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

  17. CAPTIONS. The captions in this Stock Option Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

  18. WAIVERS AND EXTENSIONS. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Stock Option Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

  19. PARTIES IN INTEREST. This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

  20. COUNTERPARTS. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  21. EXPENSES. Except as otherwise provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock Option Agreement or the Option shall be paid by the party incurring such cost or expense.

  22. TERMINATION. This Stock Option Agreement shall terminate and be of no further force or effect (i) upon the execution of a Sale Agreement by JSB pursuant to Section 4.06(a) of the Agreement; (ii) upon consummation of the transactions contemplated by the Agreement with respect to the Merger; (iii) except as set forth in subsection (iv) below, upon termination of the Agreement in accordance with the provisions thereof; or (iv) twelve (12) months after termination of the Agreement if such termination (whether by JSB or USBANCORP) resulted, directly or indirectly, in whole or in part, from a willful breach by JSB of any representation, warranty or covenant set forth in the Agreement; provided, however, that this subsection (iv) shall not apply to a termination of the Agreement pursuant to Section 6.01(a) of the Agreement. Notwithstanding the foregoing, the rights granted to USBANCORP in Section 5 of this Stock Option Agreement shall survive the termination of this Stock Option Agreement pursuant to Section 22(iv) of this Stock Option Agreement for a period of twelve (12) months following such termination.

  IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer and has caused its corporate seal to be affixed hereunto and to be duly attested, all as of the day and year first above written.

                                        USBANCORP, INC.

                                           By: /s/ TERRY K. DUNKLE
                                              ---------------------------------
                                           Terry K. Dunkle, Executive Vice
                                           President

(CORPORATE SEAL)

                                           Attest: /s/ BETTY L. JAKELL
                                                  -----------------------------
                                           Betty L. Jakell,
                                           Assistant Secretary

                                        JOHNSTOWN SAVINGS BANK

                                           By: /s/ PATRICK J. COYNE
                                              ---------------------------------
                                           Patrick J. Coyne,
                                           President

(CORPORATE SEAL)

                                           Attest: /s/ WALTER F. RUSNAK
                                                  -----------------------------
                                           Walter F. Rusnak,
                                           Assistant Secretary

          PROXY FOR ANNUAL MEETING OF SHAREHOLDERS OF USBANCORP, INC.

  The undersigned shareholder(s) of USBANCORP, Inc., Johnstown, Pennsylvania do(es) hereby appoint Earl F. Glock and James V. Saly, or either one of them my
(our) attorney(s) with full power of substitution, for me (us) and in my (our) name(s), to vote all the common stock of said Corporation standing in my (our) name(s) on its books on April 29, 1994, at the Annual Meeting of its Shareholders to be held at the Radisson Hotel, 101 Mall Boulevard, Monroeville, Pennsylvania 15146, on Wednesday, June 8, 1994, at 1:30 p.m., or any adjournment(s) thereof, as follows:

  Mark an "X" in the box below to indicate your vote.

1. Merger Proposal
   FOR approval of the Merger Proposal [_]
   AGAINST approval of the Merger Proposal [_]
   ABSTAIN [_]

2. Adjournment of USBANCORP Annual Meeting
   FOR approval of Adjournment [_]
   AGAINST approval of Adjournment [_]
   ABSTAIN [_]

3. Election of Directors
   FOR all nominees listed below            WITHHOLD AUTHORITY to vote for
   (except as marked to the                 all nominees listed below  [_]
   contrary below)  [_]

SPECIAL INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), DRAW A LINE THROUGH THE NOMINEE'S NAME(S) BELOW.

                   CLASS II DIRECTORS FOR TERMS EXPIRING 1997

    Clifford A. Barton         Frank J. Pasquerilla     W. Harrison Vail
    James F. O'Malley          Thomas C. Slater

4. Amendment to Articles of Incorporation
   FOR approval of the Amendment [_]
   AGAINST approval of the Amendment [_]
   ABSTAIN [_]

5. In their discretion, vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

                       (Proxy continued on reverse side)

IN ABSENCE OF A CONTRARY DIRECTION, THE SHARES REPRESENTED SHALL BE VOTED IN FAVOR OF ITEMS 1, 2, 3, AND 4, AND IN THE BEST JUDGMENT OF THE PERSONS NAMED IN THIS PROXY WITH RESPECT TO ITEM 5.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO EXERCISE.

This will ratify and confirm all that said attorney(s) may do or cause to be done by virtue hereof. Said attorney(s) is (are) hereby authorized to exercise all the power that I (we) would possess if present personally at said meeting or any adjournment(s) thereof. I (we) hereby revoke all proxies by me (us) heretofore given for any meeting of Shareholders of said Corporation.

Receipt is acknowledged of the Notice and Proxy Statement for said meeting, each dated May 5, 1994.

If you plan on attending the meeting in person, indicate in the box below.

WILL ATTEND  [_]





                                  -------------------------------------------
                                              Signature of Shareholder

                                  -------------------------------------------
                                              Signature of Shareholder

                                  Please date and sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, etc., you should indicate your full title. If stock is in joint name(s), each joint owner should sign.

                                  Date:  ________________________________, 1994

         PLEASE SIGN AND RETURN PROMPTLY IN ENCLOSED ADDRESSED ENVELOPE

                    REVOCABLE PROXY JOHNSTOWN SAVINGS BANK

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF JOHNSTOWN SAVINGS BANK ("JOHNSTOWN" OR THE "BANK") FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 9, 1994, AND AT ANY ADJOURNMENT THEREOF.

  The undersigned, being a stockholder of the Bank hereby appoints Messrs. Coyne, Gunter and Kriak, or any one of them, as proxies, each with power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of Common Stock of the Bank held of record by the undersigned on April 29, 1994, at the Annual Meeting of Stockholders of the Bank to be held at the Holiday Inn, located at 250 Market Street, Johnstown, Pennsylvania, on Thursday, June 9, 1994, at 10:00 a.m., and at any adjournment of said meeting.

1. PROPOSAL TO approve the Agreement and Plan of Merger (the "Merger Agreement"), dated November 10, 1993, and amended January 18, 1994, among USBANCORP, Inc., United States National Bank in Johnstown ("U.S. Bank") and Johnstown, providing for the merger of Johnstown with and into U.S. Bank.
              FOR [_]             AGAINST [_]          ABSTAIN [_]

2. PROPOSAL TO adjourn the Annual Meeting, if necessary, in order to give the Board of Directors more time to solicit additional proxies in favor of the Merger Agreement.
              FOR [_]             AGAINST [_]          ABSTAIN [_]

3. Election of Directors:
   FOR all nominees listed below               WITHHOLD AUTHORITY to vote for
   (except as marked to the contrary           all nominees listed below [_]
   below) [_]

           James C. Dewar; James M. Edwards, Sr.; Kim W. Kunkle;
                         and Howard M. Picking, III.

(Instructions: TO WITHHOLD authority to vote for any individual nominee, write that nominee's name in the space provided below.)

4. PROPOSAL TO ratify the appointment of KPMG Peat Marwick as the independent auditors of the Bank for the year ending December 31, 1994.
              FOR [_]             AGAINST [_]          ABSTAIN [_]

  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                       (Proxy continued on reverse side)

This proxy may be revoked at any time before it is exercised.

This proxy is solicited by the Board of Directors. Shares of Common Stock of the Bank will be voted as specified. If no specification is made above, shares will be voted FOR approval of the Merger Agreement in Proposal 1, FOR adjournment of the Annual Meeting if necessary in Proposal 2, FOR the election of the nominees in Proposal 3 and FOR ratification of the independent auditors in Proposal 4 and otherwise at the discretion of the proxies. This proxy cannot be voted for any person who is not a nominee of the Board of Directors of the Bank.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Bank called for Thursday, June 9, 1994, and a Joint Proxy Statement for the Annual Meeting prior to the signing of this proxy.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.





                                          Dated: _______________________, 1994


                                          ------------------------------------
                                                         Signature

                                          ------------------------------------
                                                         Signature

                                          Please sign exactly as your name(s)
                                          appear(s) on this proxy. When signing
                                          a representative capacity, please
                                          give title.

        PLEASE SIGN AND RETURN PROMPTLY IN ENCLOSED ADDRESSED ENVELOPE

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Sections 1741, 1742 and 1743 of the Pennsylvania Business Corporation Law of 1988, as amended, set forth circumstances under which directors and officers may be indemnified against liability. USBANCORP's Bylaws specifically provide that the directors, officers, agents and employees of USBANCORP may be indemnified against liability to the fullest extent permitted by law.

  USBANCORP has purchased a liability insurance policy which insures USBANCORP, under certain circumstances, in the event it indemnifies a director or officer of USBANCORP or a subsidiary pursuant to the provisions of the Bylaws of USBANCORP or otherwise or advances costs (including the cost of defending any action) incurred by directors or officers in their capacity as such.

ITEM 21. EXHIBITS.

  2.1 Agreement and Plan of Merger dated as of November 10, 1993 and amended
      January 18, 1994, among USBANCORP, Inc., United States National Bank in
      Johnstown, and Johnstown Savings Bank (See Annex A to the Proxy
      Statement/Prospectus).
  3.1 Articles of Incorporation of USBANCORP, Inc. (incorporated herein by reference to Exhibit 4.1 to Form S-2, 33-56684).
  3.2 Bylaws of USBANCORP, Inc. (incorporated herein by reference to Exhibit
      4.2 to Form S-2,33-56684).
  4.1 Shareholder Protection Rights Agreement, dated as of November 10, 1989, between USBANCORP, Inc. and United States National Bank in Johnstown, as
      Rights Agent (incorporated by reference to Exhibit 4.2 to Form S-2, 33-
      56684).
  5.  Opinion of Stevens & Lee re: legality.*
  8.  Opinion of Stevens & Lee re: certain federal income tax matters.
 10.1 Agreement, dated as of June 23, 1988 between USBANCORP, Inc. and W.
      Harrison Vail (incorporated herein by reference to Exhibit 10.3 to Form
      S-2, File No. 33-56684).
 10.2 Employment Agreement, dated as of November 19, 1991, between Community
      Bancorp, Inc. and Kenneth J. Tyson (incorporated herein by reference to
      Exhibit 10.4 to Form S-2, File No. 33-56684).
 10.4 Loan Agreement, dated March 26, 1992 between USBANCORP, Inc. and
      Pittsburgh National Bank (incorporated herein by reference to Exhibit
      10.6 to Form S-2, File No. 33-56684).
 10.5 Collective Bargaining Agreement, dated October 16, 1991 between United
      States National Bank in Johnstown and Steel Workers of America, AFL-CIO-
      CLC Local Union 8204 (incorporated herein by reference to Exhibit 10.7 to
      Form S-2 File No. 33-56684).
 10.6 Agreement, dated January 8, 1990, among USBANCORP, Inc.; Brookside
      Associates, Inc.;
      First Carolina Investors, Inc.; Foundation Lyric; Hoffin, Anstalt, John
      G. Ogilvie; Trust Alvant and Robert G. Wilmers (incorporated herein by reference to Exhibit 10.8 to Form S-2, File
      No. 33-56684).
 10.7 1991 Stock Option Plan, dated August 23, 1991 (incorporated herein by reference to Exhibit 10.9 to Form S-2, File No. 33-56684).
 21.  Subsidiaries of USBANCORP, Inc.*
 23.1 Consent of Stevens & Lee (included in Exhibit 5 herein).*
 23.3 Consent of Arthur Andersen & Co.
 23.4 Consent of Price Waterhouse.
 23.5 Consent of KPMG Peat Marwick.
 23.6 Consent of Ernst & Young.
 23.7 Consent of James M. Edwards, Sr.
 23.8 Consent of James C. Dewar.
 24.  Power of Attorney (included on signature page hereto).

- ------

* Previously filed.

ITEM 22. UNDERTAKINGS.

  1. RULE 415 OFFERING: The undersigned registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  2. FILING INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE: The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3. INCORPORATED ANNUAL AND QUARTERLY REPORTS: The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  4. REGISTRATION ON FORM S-4 OF SECURITIES OFFERED FOR RESALE:

    (a) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (b) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  5. INDEMNIFICATION: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  6. REQUEST FOR INFORMATION: The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  7. POST-EFFECTIVE AMENDMENTS: The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Johnstown, Commonwealth of Pennsylvania, April 27, 1994.

                                        USBANCORP, INC.


                                        By:    /s/ Terry K. Dunkle
                                          -------------------------------------
                                                 Terry K. Dunkle Chairman,
                                                 President and Chief Executive
                                                 Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of March 25, 1994. Each of the persons whose signature appears below hereby authorizes Terry K. Dunkle or Orlando B. Hanselman to execute in the name of each person, and to file, any amendment to this Registration Statement as the Registrant deems appropriate and appoints such persons as his or her attorney-in-fact to sign on his or her behalf individually and in each capacity stated below and file all amendments and file post-effective amendments to this Registration Statement.

          SIGNATURE                                       TITLE
          ---------                                       -----
             /s/ Terry K. Dunkle               Chairman, President and Chief
- --------------------------------------------   Executive Officer (Principal Executive Officer)
               Terry K. Dunkle

            Orlando B. Hanselman*              Executive Vice President,
- --------------------------------------------   Treasurer and Chief Financial Officer
             Orlando B. Hanselman              (Principal Financial and Accounting Officer)

               Jerome M. Adams*                Director
- --------------------------------------------
               Jerome M. Adams

               Robert A. Allen*                Director
- --------------------------------------------
               Robert A. Allen

             Clifford A. Barton*               Director
- --------------------------------------------
              Clifford A. Barton

              Michael F. Butler*               Director
- --------------------------------------------
              Michael F. Butler

                Louis Cynkar*                  Director
- --------------------------------------------
                 Louis Cynkar

              Richard W. Kappel*               Director
- --------------------------------------------
              Richard W. Kappel

             John H. Kunkle, Jr.*              Director
- --------------------------------------------
             John H. Kunkle, Jr.

              James F. O'Malley*               Director
- --------------------------------------------
              James F. O'Malley

            Frank J. Pasquerilla*              Director
- --------------------------------------------
             Frank J. Pasquerilla

                  Jack Sevy*                   Director
- --------------------------------------------
                  Jack Sevy

              Thomas C. Slater*                Director
- --------------------------------------------
               Thomas C. Slater

              SIGNATURE                                TITLE
              ---------                                -----
              James C. Spangler*               Director
- --------------------------------------------
              James C. Spangler

              Kenneth J. Tyson*                Director
- --------------------------------------------
               Kenneth J. Tyson

              W. Harrison Vail*                Director
- --------------------------------------------
               W. Harrison Vail

               Robert L. Wise*                 Director
- --------------------------------------------
                Robert L. Wise

*By:           /s/ Terry K. Dunkle
  -----------------------------------

 Terry K. Dunkle, Attorney-in-fact

                                 EXHIBIT INDEX

                                                              SEQUENTIAL
 EXHIBIT NO.                   DESCRIPTION                     PAGE NO.
 -----------                   -----------                    ----------
     8.      Opinion of Steven & Lee re: Federal income tax
             matters.
    23.3     Consent of Arthur Andersen & Co.
    23.4     Consent of Price Waterhouse.
    23.5     Consent of KPMG Peat Marwick.
    23.6     Consent of Ernst & Young.
    23.7     Consent of James M. Edwards, Sr.
    23.8     Consent of James C. Dewar

                           GRAPHIC APPENDIX LIST

  1. USBANCORP, Inc. and Johnstown Savings Bank Branch Network Maps

    a. The USBANCORP, Inc. Service Area Map shows the location, within Pennsylvania, of the counties in which branches of USBANCORP's subsidiaries are located. These counties are Clearfield, Cambria, Allegheny, Washington, Westmoreland and Somerset. Below the Pennsylvania map, the six counties served by USBANCORP's subsidiaries are enlarged to show the location within these counties of the bank branches.

    b. The U.S. Bank and Johnstown Savings Bank Cambria County Offices Map shows the location, within Cambria County, of the Johnstown Savings Bank branches and the U.S. Bank branches. For the Johnstown metropolitan area, the map includes a close-up view of the streets on which the bank branches are located.

  2. USBANCORP, Inc.--Shareholders Return Performance Graph


  See the Performance Table set forth under the heading "ELECTION OF USBANCORP DIRECTORS--Executive Compensation" in the Proxy Statement/Prospectus.

  3. Johnstown Savings Bank--Stock Performance Graph.

  See the Performance Table set forth under the heading "ELECTION OF JSB DIRECTORS--Executive Compensation." in the Proxy Statement/Prospectus.